Form 10-K, Exhibit 13
period 1993-12-31
FIRST COMMERCE CORP /LA/
filed 1994-03-25
CIK 36204

EXHIBIT 13


FINANCIAL HIGHLIGHTS

======================================================================================================
                                                               1993          1992       % Change
(dollars in thousands except per share data)                (Restated)<FN4>
- ------------------------------------------------------------------------------------------------------
INCOME DATA
   Net income                                              $   95,214   $    72,475       31%
   Net interest income (FTE)<FN1>                             256,049       241,873        6%
======================================================================================================
PER COMMON SHARE DATA<FN2>
   Net income - primary                                    $     3.48   $      2.88       21%
   Net income - fully diluted                                    3.18          2.70       18%
   Book value (end of period)                                   17.28         14.57       19%
   Tangible book value (end of period)                          16.66         13.83       20%
   Cash dividends                                                 .85           .70       21%
======================================================================================================
AVERAGE BALANCE SHEET DATA
   Securities                                              $3,110,544   $ 2,734,925       14%
   Loans and leases<FN3>                                    2,407,231     2,184,584       10%
   Earning assets                                           5,812,761     5,280,347       10%
   Total assets                                             6,335,669     5,741,399       10%
   Deposits                                                 5,176,873     4,953,572        5%
   Stockholders' equity                                       469,694       355,716       32%
======================================================================================================
RATIOS
   Return on average assets                                      1.50 %        1.26 %
   Return on average total equity                               20.27 %       20.37 %
   Return on average common equity                              22.18 %       22.85 %
   Net interest margin                                           4.40 %        4.58 %
   Efficiency ratio                                             61.60 %       60.25 %
   Overhead ratio                                                2.03 %        2.03 %
   Allowance for loan losses to loans and leases<FN3>            2.55 %        3.44 %
   Stockholders' equity to assets                                7.65 %        6.79 %
   Leverage ratio                                                7.63 %        6.76 %
======================================================================================================
  <FN1>  Based on a 34% tax rate for 1992 and 35% tax rate for 1993.
  <FN2>  On December 30, 1993, First Commerce Corporation paid a stock split effected in the
         form of a 25% stock dividend.   Per common share data have been adjusted to reflect
         this stock split.
  <FN3>  Net of unearned income.
  <FN4>  First Commerce Corporation's financial information for 1993 has been restated to include First Acadiana National Bancshares, Inc.


Earnings Per Share
fully diluted

The graph inserted shows net income divided by the weighted average number of common shares and all contingently issuable shares from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       $        1.20     0.94     1.56      2.7     3.18


Return on Total Equity

The graph inserted shows net income divided by average total equity from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       %       12.20     9.22    14.46    20.37    20.27


Return on Assets

The graph inserted shows net income divided by average total assets from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       %        0.67     0.49     0.73     1.26     1.50


Return on Common Equity

The graph inserted shows net income divided by average common equity from 1989 to 1993.
The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       %       12.37     9.11    14.46    22.85    22.18

FINANCIAL REVIEW

1993 IN REVIEW

     First Commerce Corporation's (FCC's) net income for 1993 was $95.21 million, a 31% increase from 1992's $72.48 million. Primary earnings per common share was $3.48 in 1993 and $2.88 in 1992. Fully diluted earnings per share was $3.18 and $2.70 in 1993 and 1992, respectively. Return on average assets and return on average equity were 1.50% and 20.27% for 1993. For 1992, return on average assets was 1.26%, and return on average equity was 20.37%.

     The primary reason for the improvement in net income was the negative provision for loan losses. Additionally, higher net interest income and the settlement of tax issues with the Internal Revenue Service (IRS) contributed to net income.

     Improving loan quality and lower net charge-offs resulted in a significant reduction in the provision for loan losses. For 1993, there was a negative provision of $4.50 million, compared to a provision of $22.04 million for 1992.

     Net interest income for 1993 was $250.01 million, 6% higher than 1992. Throughout 1993, FCC's net interest margin narrowed, the result of yields on securities and loans declining more than the cost of funds decreased. The margin declined 18 basis points during the year to 4.40% from 4.58% in 1992. During the year, a more favorable earning asset mix began to develop as loan growth accelerated. Average loans and securities increased 10% and 14% from the prior year, respectively.

     A favorable settlement of tax issues, primarily related to the deductibility of intangibles resulting from the 1985 acquisitions of two banks, with the IRS increased 1993's net income by $3.5 million, or $.11 per common share.

     FCC's results for 1993 have been restated to include earnings from First Acadiana National Bancshares, Inc. (FANB), a $208 million asset bank acquisition which was effective January 1, 1994. The FANB acquisition is being accounted for as a pooling-of-interests. Financial information for the periods prior to 1993 has not been restated, since FANB's results are not material to FCC's. For the full year, FANB had net income of $1.30 million, which had the effect of decreasing FCC's earnings per share by $.09 for the year. Discussion of FANB's impact on 1993's earnings and financial condition is contained in each section below. Note 2 contains selected information for FANB and its effect on FCC.

     FCC increased its common stock cash dividend 25% in the fourth quarter and ended the year with a five-for-four stock split effected in the form of a 25% stock dividend. Accordingly, all share and per share data have been restated for the effect of the stock dividend.

     A more detailed review of FCC's financial condition and earnings for 1993 follows, with comparisons to 1992 and 1991. This review should be read in conjunction with the Consolidated Financial Statements which follow this Financial Review.

EARNINGS ANALYSIS

Net Interest Income

     Net interest income, fully taxable equivalent (FTE), for 1993 was $256.05 million, 6% higher than 1992's $241.87 million. The increase was caused by a higher volume of earning assets and interest-free funds, partially offset by lower earning asset yields. Of the $14.18 million increase in net interest income (FTE) for the year, FANB contributed $9.89 million.

     Average earning assets of $5.81 billion were 10% higher in 1993, compared to 1992, with increases in both securities and loans. The growth in earning assets was funded by increases in short-term borrowings and interest-free funding sources. FANB had $197 million in average earning assets in 1993, which contributed 4% of the total 10% increase.

     Average interest-bearing liabilities increased 7% in 1993 to $4.68 billion and funded 81% of earning assets, compared to 83% in 1992. Interest-free funds increased $234.53 million, or 26%, from 1992, and short-term borrowings
increased $258.53 million, or 96%, from 1992.   Management increased the
financial leverage of FCC, using short-term borrowings to purchase short-term securities, contributing additional net interest income, but at a lower spread.

     The net interest spread narrowed 14 basis points from 1992 to 3.81% in 1993. The net interest margin was 4.40% for 1993, compared to 4.58% for 1992, a decline of 18 basis points. Excluding FANB, the net interest margin would have been 4.38% and the net interest spread would have been 3.80% in 1993. The margin and spread declined because yields on earning assets declined 81 basis points, while the cost of interest-bearing liabilities decreased only 67 basis points.

Net Income (millions)

The graph inserted shows net income from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   28.197   22.038   34.029   72.475   95.214


Net Interest Income (FTE) (millions)

The graph inserted shows net interest income
(FTE) from 1989 to 1993. Net interest income (FTE) is net income which has been adjusted by increasing tax-exempt income to a level that would yield the same after tax income had that income been subject to taxation.
The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS    164.5    176.4    199.6    241.9    256.0


TABLE 1. SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME(FTE)<FN1>
          AND INTEREST RATES

============================================================================================================================
                                                                      1993                                   1992
                                                                   (Restated)
- ----------------------------------------------------------------------------------------------------------------------------
                                                    Average                                  Average
(dollars in thousands)                              Balance       Interest     Rate          Balance     Interest  Rate
- ----------------------------------------------------------------------------------------------------------------------------
ASSETS
  EARNING ASSETS
  Loans and leases<FN2>                           $   2,407,231  $ 216,711       9.00 %  $  2,184,584 $   214,405  9.81 %
  Securities
    Taxable                                           3,002,802    159,635       5.32       2,619,640     159,811  6.10
    Tax-exempt                                          107,742     12,952      12.02         115,285      14,434 12.53
- ----------------------------------------------------------------------------------------------------------------------------
      Total securities                                3,110,544    172,587       5.55       2,734,925     174,245  6.37
- ----------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                                       86,519      2,906       3.36          86,807       3,661  4.22
    Foreign banks<FN3>                                  194,580      6,645       3.42         183,005       9,589  5.24
  Federal funds sold and securities purchased
    under resale agreements                              11,001        377       3.42          86,182       3,090  3.59
  Trading account securities                              2,886        147       5.09           4,844         231  4.77
- ----------------------------------------------------------------------------------------------------------------------------
      Total money market investments                    294,986     10,075       3.42         360,838      16,571  4.59
- ----------------------------------------------------------------------------------------------------------------------------
      Total earning assets                            5,812,761  $ 399,373       6.87 %     5,280,347 $   405,221  7.68 %
- ----------------------------------------------------------------------------------------------------------------------------
  NONEARNING ASSETS
  Other assets                                          598,382                               538,397
  Allowance for loan losses                             (75,474)                              (77,345)
- ----------------------------------------------------------------------------------------------------------------------------
      Total assets                                $   6,335,669                          $  5,741,399
============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits                          $     856,370  $  11,771       1.37 %  $    734,667 $    13,737  1.87 %
    Money market investment deposits                    787,003     16,996       2.16         831,610      22,922  2.76
    Savings and other consumer time deposits          2,069,367     75,501       3.65       2,099,727      91,929  4.38
    Time deposits $100,000 and over                     335,649     12,018       3.58         342,670      14,729  4.30
    Foreign branch time deposits                         10,097        263       2.60           8,532         281  3.29
- ----------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                 4,058,486    116,549       2.87       4,017,206     143,598  3.57
- ----------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                 527,838     15,047       2.85         269,313       7,897  2.93
  Long-term debt                                         95,238     11,728      12.31          97,154      11,853 12.20
- ----------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities              4,681,562  $ 143,324       3.06 %     4,383,673 $   163,348  3.73 %
- ----------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits                        1,118,387                               936,366
  Other liabilities                                      66,026                                65,644
  Stockholders' equity                                  469,694                               355,716
- ----------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity  $   6,335,669                          $  5,741,399
============================================================================================================================
      Net interest income (FTE) and margin                       $ 256,049       4.40 %               $   241,873  4.58 %
============================================================================================================================
      Net earning assets and spread               $   1,131,199                  3.81 %  $    896,674              3.95 %
============================================================================================================================

  <FN1>  Based on a 35% tax rate for 1993 and a 34% tax rate for 1992 and 1991.
  <FN2>  Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
  <FN3>  Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.







TABLE 1. SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME(FTE)<FN1>
               AND INTEREST RATES

=====================================================================================
                                                       1991
- -------------------------------------------------------------------------------------
                                                     Average
(dollars in thousands)                               Balance      Interest  Rate
- -------------------------------------------------------------------------------------
ASSETS
  EARNING ASSETS
   Loans and leases<FN2>                         $   2,323,018  $ 249,662    10.75 %
   Securities
     Taxable                                         1,383,112    107,325     7.76
     Tax-exempt                                        132,187     16,298    12.32
- -------------------------------------------------------------------------------------
        Total securities                             1,515,299    123,623     8.16
- -------------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                                       87,639      5,473     6.24
   Foreign banks<FN3>                                  244,887     17,885     7.30
 Federal funds sold and securities purchased
   under resale agreements                              82,836      4,756     5.74
 Trading account securities                              3,709        235     6.34
- -------------------------------------------------------------------------------------
        Total money market investments                 419,071     28,349     6.76
- -------------------------------------------------------------------------------------
        Total earning assets                         4,257,388  $ 401,634     9.44 %
- -------------------------------------------------------------------------------------
  NONEARNING ASSETS
   Other assets                                        478,789
   Allowance for loan losses                           (64,699)
- -------------------------------------------------------------------------------------
        Total assets                             $   4,671,478
=====================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits                          $     489,061  $  16,226     3.32 %
   Money market investment deposits                    669,649     30,557     4.56
   Savings and other consumer time deposits          1,508,036     93,602     6.21
   Time deposits $100,000 and over                     467,020     29,996     6.42
   Foreign branch time deposits                         12,823        746     5.82
- -------------------------------------------------------------------------------------
        Total interest-bearing deposits              3,146,589    171,127     5.44
- -------------------------------------------------------------------------------------
    Short-term borrowings                              349,283     18,673     5.34
    Long-term debt                                     101,246     12,260    12.11
- -------------------------------------------------------------------------------------
        Total interest-bearing liabilities           3,597,118  $ 202,060     5.62 %
- -------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
 Noninterest-bearing deposits                          785,023
 Other liabilities                                      53,952
 Stockholders' equity                                  235,385
- -------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity  $   4,671,478
=====================================================================================
     Net interest income (FTE) and margin                       $ 199,574     4.69 %
=====================================================================================
     Net earning assets and spread               $     660,270                3.82 %
=====================================================================================

  <FN1>  Based on a 35% tax rate for 1993 and a 34% tax rate for 1992 and 1991.
  <FN2>  Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
  <FN3>  Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.




TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)<FN1>



=============================================================================================================================
                                                    1993 Compared to 1992               1992 Compared to 1991
- -----------------------------------------------------------------------------------------------------------------------------
                                               Total      Due to      Due to           Total      Due to     Due to
                                             Increase    Change in  Change in        Increase   Change in   Change in
(dollars in thousands)                       (Decrease)   Volume       Rate          (Decrease)   Volume      Rate
- -----------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
 Loans and leases                           $   2,306  $  20,854  $   (18,548)     $  (35,257) $  (14,352) $(20,905)
 Securities
   Taxable                                       (176)    21,775      (21,951)         52,486      79,394   (26,908)
   Tax-exempt                                  (1,482)      (921)        (561)         (1,864)     (2,113)      249
- -----------------------------------------------------------------------------------------------------------------------------
     Total securities                          (1,658)    20,854      (22,512)         50,622      77,281   (26,659)
- -----------------------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                                (755)       (12)        (743)         (1,812)        (51)   (1,761)
   Foreign banks                               (2,944)       574       (3,518)         (8,296)     (3,917)   (4,379)
 Federal funds sold and securities purchased
     under resale agreements                   (2,713)    (2,582)        (131)         (1,666)        185    (1,851)
 Trading account securities                       (84)       (99)          15              (4)         62       (66)
- -----------------------------------------------------------------------------------------------------------------------------
     Total money market investments            (6,496)    (2,119)      (4,377)        (11,778)     (3,721)   (8,057)
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest income                  $  (5,848) $  39,589  $   (45,437)     $    3,587  $   59,208  $(55,621)
=============================================================================================================================
INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits                     $  (1,966) $   2,044  $    (4,010)     $   (2,489) $    6,246  $ (8,735)
   Money market investment deposits            (5,926)    (1,177)      (4,749)         (7,635)      6,281   (13,916)
   Savings and other consumer time deposits   (16,428)    (1,312)     (15,116)         (1,673)     30,546   (32,219)
   Time deposits $100,000 and over             (2,711)      (296)      (2,415)        (15,267)     (6,809)   (8,458)
   Foreign branch time deposits                   (18)        47          (65)           (465)       (202)     (263)
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits          (27,049)      (694)     (26,355)        (27,529)     36,062   (63,591)
- -----------------------------------------------------------------------------------------------------------------------------
 Short-term borrowings                          7,150      7,376         (226)        (10,776)     (3,626)   (7,150)
 Long-term debt                                  (125)      (235)         110            (407)       (499)       92
- -----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                 $ (20,024) $   6,447  $   (26,471)     $  (38,712) $   31,937  $(70,649)
- -----------------------------------------------------------------------------------------------------------------------------
     Change in net interest income (FTE)    $  14,176  $  33,142  $   (18,966)     $   42,299  $   27,271  $ 15,028
=============================================================================================================================
  <FN1>  Based on a 35% tax rate for 1993 and a 34% tax rate for 1992 and 1991.


     The reinvestment of $662 million of maturing and prepaying securities in similar short-term securities at lower yields was the primary cause of the decline in the earning asset yield during 1993. Although loan volume increased during the year, new loans had lower yields than maturing and prepaying loans, which also contributed to the decline in the earning asset yield.

     Recoveries of interest on nonaccrual loans totaled $3.56 million in 1993 and $2.02 million in 1992. These recoveries contributed 6 basis points to the net interest margin in 1993 and 3 basis points in 1992.

     Securities continue to be the largest component of earning assets. Securities were 54% of earning assets in 1993, compared to 52% in the prior year. Money market investments decreased from 7% of earning assets in 1992 to 5% in 1993. Loan demand increased during the last three quarters of 1993. For the full year, average loans were 10% higher in 1993 than in 1992. Increasing loan demand is a trend that is expected to continue into 1994 and contribute to a more favorable earning asset mix. Loans and leases remained stable at 41% of earning assets for both 1993 and 1992.

     Table 1 presents the average balance sheets, net interest income (FTE) and interest rates for 1993, 1992 and 1991.

     The yield on earning assets and the cost of funds both declined due to the combination of overall lower interest rates and the shifts in the mix of earning assets and funding sources. FCC was able to acquire and retain funds at lower interest rates. Table 2 provides the components of changes in net interest income.

     From 1991 to 1992, net interest income increased 21% due to growth of earning assets, a favorable interest rate environment and a wider net interest spread. FCC's cost of funds decreased 189 basis points to 3.73%, while the yield on earning assets decreased 176 basis points to 7.68%. The resulting net interest spread was 3.95%, a 13 basis point improvement over the prior year.

     The yield on earning assets and the cost of funds both declined from 1991 to 1992 due to the combination of overall lower interest rates and the acquisition of the deposits of the failed Pelican Homestead and Savings Association in 1992. The lower cost core deposits acquired from Pelican allowed higher cost funds to decline.

     In 1992, average earning assets were $5.28 billion, 24% higher than the prior year, and average interest-bearing liabilities were $4.38 billion, 22% higher than 1991. The increase of interest-bearing liabilities was mainly due to the acquisition of Pelican's deposits which were used to fund the purchase of securities. Interest-bearing core deposits increased 37%, while time deposits $100,000 and over decreased 27% and short-term borrowings declined 23%. The mix of earning assets shifted from loans to securities due to fewer opportunities to make quality commercial loans.

Provision For Loan Losses

     Fewer nonperforming assets and watch list loans and lower charge-offs resulted in the negative provision for loan losses in 1993. The provision was a negative $4.50 million in 1993, $22.04 million in 1992 and $43.73 million in 1991. FANB contributed an $800,000 provision for 1993. The decrease from 1991 to 1992 was also due to the lower levels of nonperforming assets, watch list loans and net charge-offs.

      A continuation of negative provisions in 1994 is unlikely if loan growth continues or accelerates. However, any provision in 1994 is expected to be low in comparison to historical levels.

     For discussion of the allowance for loan losses, net charge-offs and nonperforming assets, see the Credit Risk Management section of this Financial Review.

Provision for Loan Losses (millions)

The graph inserted shows provision from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   26.220   47.425   43.734   22.040   -4.504



Other Income

     Other income was $102.42 million, a 6% increase over 1992's $96.63 million. FCC's largest noninterest income increases, excluding FANB, were in deposit fees and service charges, trust fees and broker/dealer revenue. FANB's other income was $2.07 million for the year, of which deposit fees and service charges were $1.48 million.

     Deposit fees and service charges, including FANB, increased 7%, from $40.53 million in 1992 to $43.49 million in 1993, primarily due to higher volumes of overdraft charges and commercial account fees. Credit card income increased from $21.53 million in 1992 to $22.38 million, or 4%, primarily due to higher merchant volumes. Trust fees increased 20%, from $9.44 million in 1992 to $11.37 million in 1993, because of higher fee income from bond trusteeships and employee benefit plans. Broker/dealer revenue of $8.78 million was 21% higher in 1993 than in 1992 due to increased sales of mutual funds, annuities and government securities.

     Other operating revenue decreased from $17.65 million in 1992 to $16.83 million in 1993. This decrease was primarily due to a one-time payment in 1992 from the RTC related to the Pelican acquisition plus lower loan origination fees in 1993. FCC began to defer loan origination fees in January of 1993 as a result of retaining mortgage loans rather than reselling the loans originated. This deferral resulted in lower loan origination fees in 1993, even though there were more loans originated than in the prior year.

     Other income increased 15% from 1991 to 1992. The largest increases were in deposit fees and service charges, broker/dealer revenue and other operating revenue. The 18% increase in deposit fees and service charges was related to the new Pelican accounts acquired. Broker/dealer revenues were 51% higher than the prior year due to increased trading activity as customers looked for higher yielding investments. Other operating revenue increased 32%, with the largest increases related to ATM network income, official items income and a one-time payment from the RTC related to the Pelican acquisition.

Other Income (millions)
excluding securities transactions

The graph inserted shows other income
excluding securities transactions from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   64.215   73.213   83.419   96.369  102.844



Operating Expense

     Operating expense was $221.08 million in 1993, 8% higher than the prior year. The primary factors in the increase were personnel expense and professional fees, partially offset by an 82% decrease in nonperforming assets expense and by deferrals of loan origination costs. FANB had operating expenses for the year of $9.23 million, of which $3.89 million, or 42%, was personnel expense.

     Personnel expense, including FANB, increased 17% to $119.39 million from 1992, primarily due to an increase in staff of 374 and higher awards for above-plan performance. Of the 374 increase, 110 related to the FANB acquisition. The remainder of the staff increase was due to the hiring of new employees to improve service levels in light of increased volumes.

     Net occupancy expense was $15.67 million, an increase of 6% from the prior year. Equipment expense was 4% higher than 1992, at $12.87 million for 1993. The increases in both categories were due to increases in overall costs associated with the 11 additional FANB branches.

     Other operating expense decreased 4%, with an 82% decrease in nonperforming assets expense and the initiation of deferral of loan origination costs. These were offset by a 34% increase in professional fees and a 13% increase in FDIC insurance assessments. Nonperforming assets expense was $1.15 million in 1993, versus $6.33 million in 1992. The decrease was due to lower provisions for losses on foreclosed properties. FCC deferred loan origination costs of $7.95 million in 1993. Loan origination costs deferred are charged against interest income over the lives of the related loans. The effect of deferring loan origination costs was not material after considering the amortization of these costs in 1993. FDIC insurance assessments increased 13%, or $1.32 million, due to deposit growth. Professional fees increased $2.96 million, primarily due to increased market research and consultant fees related to corporate-wide revenue initiatives.

     From 1991 to 1992, operating expense increased 10% primarily due to increased personnel expense and FDIC insurance assessments, partially offset by a 53% decrease in nonperforming assets expense. Personnel expense increased 17% from 1991, primarily due to increased staff related to the Pelican acquisition, plus incentive compensation for above-plan performance. FDIC insurance assessments increased 31%, or $2.46 million, due to deposit growth. Nonperforming assets expense decreased due to lower provisions for losses and operating expenses and higher gains on sales of other real estate.

     Refer to Note 19 of the Notes to Consolidated Financial Statements for additional details.

Personnel Expense (millions)

The graph inserted shows personnel expense from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   74.597   78.095   87.557  102.111  119.387


Operating Expense (millions)
other than personnel expense

The graph inserted shows operating expense excluding personnel expense from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   80.800   87.230   98.406  101.670  101.693



Income Taxes

     Income tax expense was $40.64 million in 1993, $32.77 million for 1992 and $10.94 million for 1991. The increase from 1992 to 1993 was primarily due to an increase in pretax income, the expense associated with adopting a new method of accounting for income taxes and an increase in the marginal federal income tax rate. These increases were partially offset by a favorable tax settlement with the IRS. The increase from 1991 to 1992 was primarily due to an increase in pretax income from 1991 to 1992 of $60.32 million.

     FCC adopted a new standard for accounting for income taxes effective January 1, 1993. The Financial Accounting Standards Board (FASB) issued the new standard (SFAS 109) requiring the asset and liability method of accounting for income taxes. The effect of adopting SFAS 109 was an additional one-time expense of $590,000 in 1993.

     On August 10, 1993 the marginal federal income tax rate was increased to 35% from 34%. This increase was made retroactive to January 1, 1993.

     In connection with the acquisitions of two banks in 1985, FCC recorded intangible assets called "depositor relationships" and "borrower relationships". During 1993, FCC reached a final agreement with the IRS which allowed the deductibility of the amortization of these intangibles. Following a review of its tax liability position, FCC recognized a one-time adjustment of $3.50 million, which reduced income tax expense for the year.

     FCC's income tax expense as a percent of pretax income (30% for 1993, 31% in 1992 and 24% in 1991) is lower than the respective federal statutory tax rates (35% in 1993 and 34% in 1992 and 1991). In addition to the adjustment previously discussed, FCC's income tax was reduced because a portion of FCC's interest income is from the financing of state and local governments. Interest income from government financing is generally exempt from federal income tax. Louisiana does not assess income tax on commercial banks; rather, banks pay property tax based on the value of their capital stock.

     For additional information on FCC's effective tax rates and the composition of changes in income tax expense for all periods, see Note 20.

FINANCIAL CONDITION ANALYSIS

Investments

Securities Held For Investment

     Securities held for investment were $1.52 billion as of December 31, 1993, including FANB's $104.62 million. Average securities held for investment were $2.09 billion during 1993, compared to $2.73 billion in 1992. This decrease from the prior year was due to the reclassification in the second quarter of 1993 of $466.17 million of securities to the held for sale category. These reclassifications were due to the periodic review of all investments to ensure that, given current conditions and asset/liability management considerations, all securities are properly classified. Also, maturities and prepayments during 1993 in the held for investment portfolio were used to purchase securities held for sale. By having more securities held for sale, management provided more flexibility in the portfolio to allow for portfolio restructuring due to changes in the interest rate environment.

     The most significant decreases in the held for investment portfolio were in U.S. Treasury securities and U.S. government agencies securities. The average expected maturity of the portfolio was 3.29 years at the end of 1993, and the average yield was 5.48%. Table 3 presents detailed information on the yields and maturities of securities held for investment.

     At the end of 1993, there was a net unrealized gain of $23.45 million, including gross gains of $24.67 million and gross losses of $1.22 million, in the securities held for investment portfolio. As a result of calls, gross realized gains were $102,000, and gross realized losses were $48,000 in 1993.


TABLE 3.  SECURITIES HELD FOR INVESTMENT--MATURITIES AND YIELDS<FN1>


=================================================================================================================================
                                                                       December 31, 1993 (Restated)
- ---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                         Maturity
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Total Carrying
                             Within 1 Year         1-5 Years            5-10 Years          After 10 Years             Value
- ---------------------------------------------------------------------------------------------------------------------------------
                                         FTE                 FTE                  FTE                    FTE                  FTE
                           Amount       Yield    Amount     Yield     Amount     Yield     Amount       Yield     Amount     Yield
- ----------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities   $  757,790   5.27 %   $ 12,080    5.86 %   $  1,020    7.98 %   $       25    5.83 % $  770,915  5.28 %
Obligations of U.S. agencies
  and corporations              6,279   4.30       47,996    5.14       10,970    7.54        608,863    5.11      674,108  5.15
Obligations of states and
   political subdivisions      11,493   6.16       12,818   12.85        6,829   12.42         32,591   12.43       63,731 11.39
Other bonds, notes,
   debentures and stock             -      -          433    8.73            -       -         14,451    5.03       14,884  5.13
- ----------------------------------------------------------------------------------------------------------------------------------
     Total securities held
        for investment     $  775,562   5.28 %   $ 73,327    6.63 %   $ 18,819    9.33 %   $  655,930    5.47 % $1,523,638  5.48 %
==================================================================================================================================

<FN1>  Fully taxable equivalent based on a 35% tax rate.  Maturities are based on the contractual maturities of the securities.



Securities Held For Sale

     Securities held for sale were $1.78 billion as of December 31, 1993, 284% higher than the previous year-end. This increase was primarily due to the reclassification of securities from the held for investment category, and the reinvestment during 1993 of proceeds from the maturities and prepayments of held for investment securities into held for sale securities.

     The largest component of this category was $1.01 billion of mortgage-backed securities, of which $574.95 million were fixed rate and $431.41 million were floating rate. The average expected maturity of the portfolio was 2.76 years, and the average yield was 4.78% at the end of 1993. At year-end, the securities held for sale portfolio had a net unrealized gain of $3.38 million, with gross gains of $9.90 million and gross losses of $6.52 million. Gross realized gains were $473,000, and gross realized losses were $950,000 during 1993. Yields and contractual maturities of the held for sale portfolio are included in Table 4.


TABLE 4.  SECURITIES HELD FOR SALE--MATURITIES AND YIELDS<FN1>


==================================================================================================================================
                                                                  December 31, 1993 (Restated)
- ----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                     Maturity
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Total Carrying
                            Within 1 Year        1-5 Years          5-10 Years         After 10 Years              Value
- ----------------------------------------------------------------------------------------------------------------------------------
                                      FTE                 FTE                 FTE                 FTE                       FTE
                            Amount   Yield      Amount   Yield      Amount   Yield      Amount   Yield        Amount       Yield
- ----------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities   $ 2,142   3.10 %   $711,416   4.58 %   $      -      - %   $      -       - %   $  713,558      4.57 %
Obligations of U.S. agencies
  and corporations               -      -      120,042   5.33      306,262   4.97      579,054    4.54      1,005,358      4.76
Obligations of states and
   political subdivisions    3,775   7.11        8,603   8.39        5,191   8.46       23,442   10.38         41,011      9.42
Other bonds, notes,
   debentures and stock          -      -            -      -            -      -       20,000    3.51         20,000      3.51
- ----------------------------------------------------------------------------------------------------------------------------------
     Total securities held
        for sale           $ 5,917   5.66 %   $840,061   4.73 %   $311,453   5.03 %   $622,496    4.73 %   $1,779,927      4.78 %
==================================================================================================================================

<FN1>  Fully taxable equivalent based on a 35% tax rate.  Maturities are based on the contractual maturities of the securities.



Accounting for Certain Investments in Debt and Equity Securities

     In May, 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those securities classified as Available for Sale will be marked to market each reporting period, with the unrealized gain or loss reflected in the equity section of the consolidated balance sheets, net of tax effects. Adoption of the new standard is required for fiscal years beginning after December 15, 1993. FCC adopted this statement effective January 1, 1994. FCC's intention is to classify a substantial portion of its securities portfolio in the Available for Sale category, which will have the effect of increasing or decreasing stockholders' equity to the extent market value of the securities exceeds or is lower than book value, net of tax effects. As of December 31, 1993, such an adjustment would have resulted in a $13.65 million increase in stockholders' equity.

Money Market Investments

     Money market investments include interest-bearing deposits in other banks, federal funds sold, securities purchased under resale agreements and trading account securities. Money market investments are used to meet liquidity requirements, and as a temporary investment until longer-term investments can be made.

     At the end of 1993, money market investments were $84.50 million. Average money market investments were $294.99 million in 1993, compared to $360.84 million in the prior year. The reason for the decline from 1992 was the opportunity to invest in higher-yielding securities and loans. As a percent of average earning assets, money market investments declined from 7% in 1992 to 5% in 1993.

Loans

     Loans and leases, net of unearned income, were $2.67 billion as of December 31, 1993, including $86.45 million from FANB. Loans were 19% higher at the end of 1993 than at the end of 1992. Loans averaged $2.41 billion in 1993, versus $2.18 billion in 1992, a 10% increase. During the past several years, economic conditions in the markets traditionally served by FCC's banks have resulted in limited opportunities to make quality commercial loans. However, opportunities improved in 1993. Commercial loans increased during the fourth quarter. Residential mortgage loans and automobile loans grew significantly throughout 1993. The broad-based loan growth experienced in the fourth quarter is expected to continue in 1994.

     As shown in Table 5, the largest segment of the loan portfolio continues to be loans to individuals. All types of loans, except credit card, increased from year-end 1992 to year-end 1993. Note 6 contains additional information on loan concentrations.


TABLE 5.  LOANS AND LEASES OUTSTANDING BY TYPE

================================================================================================================================
                                                                                        December 31
- --------------------------------------------------------------------------------------------------------------------------------
                                                                1993          1992          1991          1990          1989
(in thousands)                                               (Restated)
- --------------------------------------------------------------------------------------------------------------------------------
Domestic
    Loans to individuals                                    $1,184,726  $     817,109   $   784,060   $   803,142   $   749,811
    Commercial, financial and agricultural                     482,677        473,411       590,780       631,890       661,844
    Real estate-commercial mortgages                           466,228        417,113       359,690       364,502       345,303
    Real estate-other                                           55,055         62,258        72,795       101,223       107,588
    Credit card loans                                          383,932        385,604       403,557       392,717       343,863
    Other                                                      106,465         95,463        85,130        97,448       143,882
- --------------------------------------------------------------------------------------------------------------------------------
      Total domestic loans and leases                        2,679,083      2,250,958     2,296,012     2,390,922     2,352,291
International
    In domestic offices                                          7,436          4,912         3,780         3,975         1,187
- --------------------------------------------------------------------------------------------------------------------------------
      Total loans and leases                                $2,686,519  $   2,255,870   $ 2,299,792   $ 2,394,897   $ 2,353,478
================================================================================================================================


     The pie chart on this page presents data on the loan portfolio by borrower's industry, excluding consumer loans. Table 6 provides information on maturities and rate sensitivities by loan type.

Loans and Leases (billions)

This graph inserted shows average loans and leases, net of unearned income, from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   BILLIONS    2.232    2.403    2.323    2.185    2.407


Loan Portfolio by Industry
(excluding consumer loans)

The pie chart inserted presents data on the loan portfolio by borrowers' industry, excluding consumer loans as of December 31, 1993. The plot points are (in percentages):

Borrower's Industry    Amount
- -------------------    ------
Health                  12.1%
Other Services          14.9%
Finance                 12.5%
Real Estate              8.7%
Construction             4.8%
Mining                   5.2%
Manufacturing            6.0%
Retail                   8.4%
Wholesale                7.7%
Transportation           8.7%
Other                    1.7%
Professional             9.3%


TABLE 6.  LOAN MATURITIES AND RATE SENSITIVITIES BY TYPE


======================================================================================================
                                                                  December 31, 1993 (Restated)
                                                                          Maturing
- ------------------------------------------------------------------------------------------------------
                                                        Within        One to      After
(in thousands)                                         One Year     Five Years  Five Years    Total
- ------------------------------------------------------------------------------------------------------
Fixed
   Loans to individuals - other                        $   71,632   $438,487    $  6,986   $  517,105
   Loans to individuals - residential (1-4 family)         27,941     96,303     285,216      409,460
   Commercial, financial and agricultural                  80,013     71,824      10,986      162,823
   Real estate-commercial mortgages                        47,593    157,198      48,202      252,993
   Real estate-other                                       23,076     11,943       3,770       38,789
   Credit card loans                                      313,906          -           -      313,906
   Other                                                   38,341     13,713      21,123       73,177
- ------------------------------------------------------------------------------------------------------
      Total fixed loans and leases                        602,502    789,468     376,283    1,768,253
- ------------------------------------------------------------------------------------------------------
Floating
   Loans to individuals - other                           165,980     17,181         661      183,822
   Loans to individuals - residential (1-4 family)         47,589      8,938      17,812       74,339
   Commercial, financial and agricultural                 215,744     88,130      15,980      319,854
   Real estate-commercial mortgages                        93,408     85,924      33,903      213,235
   Real estate-other                                        6,503      7,116       2,647       16,266
   Credit card loans                                       70,026          -           -       70,026
   Other                                                   38,511      1,961         252       40,724
- ------------------------------------------------------------------------------------------------------
      Total floating loans and leases                     637,761    209,250      71,255      918,266
- ------------------------------------------------------------------------------------------------------
      Total loans and leases                           $1,240,263   $998,718    $447,538   $2,686,519
======================================================================================================



     Consumer loans include loans to individuals and credit card loans. Loans to individuals were $1.18 billion at the end of 1993, including $48.63 million for FANB, and were 45% higher than the prior year-end. There were increases in all categories of consumer loans with the largest increases in residential mortgage loans and automobile loans. These increases were directly related to increased loan demand and refinancings in a lower interest rate environment. Loans to individuals were 44% of total loans, a significant increase from 36% at the end of 1992. As of December 31, 1993, credit card loans were $383.93 million, or 14% of total loans, including $1.85 million for FANB. Credit card loans were $1.67 million lower than at 1992's year-end, when they were 17% of total loans. Increased rate competition among credit card providers resulted in this decrease.

     Commercial loans were $482.68 million as of December 31, 1993, or 18% of total loans, including $9.87 million for FANB. This compares to $473.41 million at December 31, 1992, or 21% of total loans. The three largest industries were services, with $128.03 million, transportation, with $61.99 million, and wholesale trade, with $51.98 million. The remainder of commercial loans were diversified among a wide array of industries. The service industry had the largest increase during the year from $101.24 million to $128.03 million, or a 26% increase.

     Real estate loans are comprised of loans secured by commercial properties, construction and land development loans, loans secured by multi-family properties and farmland loans. Commercial real estate loans are the most significant type of real estate loans and were $466.23 million at year-end 1993, or 17% of total loans, including $23.42 million for FANB. This compares to $417.11 million, or 18% of total loans, at year-end 1992. Approximately 31% of these properties are owner-occupied, with the remainder held as investment properties. The majority of commercial real estate loans (86%) were used to finance the building or purchase of commercial property. Construction and land development loans were $33.00 million at year-end, 1% of total loans. Multi-family real estate loans and farmland loans were each less than 1% of total loans at the end of 1993.

Deposits

     At year-end, deposits were $5.31 billion. As shown in Table 7, average deposits were $5.18 billion in 1993, a 5% increase over 1992. Core deposits were 93% of average deposits for both 1993 and 1992. Since the Pelican acquisition in 1992, core deposits have grown steadily, particularly noninterest-bearing deposits. This trend was primarily responsible for the shift in funding mix, which contributed to the decline in the cost of funds. Table 8 shows the maturities of time deposits $100,000 and over.


TABLE 7. AVERAGE DEPOSITS


===============================================================================================================
                                                     1993                   1992                   1991
(dollars in thousands)                            (Restated)
- ---------------------------------------------------------------------------------------------------------------
Domestic
  Noninterest-bearing demand deposits        $1,099,471  21.24 %  $    922,519  18.62 %  $    770,784  19.60 %
  NOW account deposits                          856,370  16.54         734,667  14.83         489,061  12.44
  Money market investment deposits              787,003  15.20         831,610  16.79         669,649  17.03
  Savings deposits                              598,964  11.57         523,927  10.58         356,012   9.06
  Other consumer time deposits                1,488,508  28.75       1,588,597  32.07       1,165,666  29.65
- ---------------------------------------------------------------------------------------------------------------
    Total core deposits                       4,830,316  93.30       4,601,320  92.89       3,451,172  87.78
  Time deposits $100,000 and over               336,460   6.50         343,720   6.94         467,617  11.89
- ---------------------------------------------------------------------------------------------------------------
                                              5,166,776  99.80       4,945,040  99.83       3,918,789  99.67
International
  Foreign branch time deposits                   10,097    .20           8,532    .17          12,823    .33
- ---------------------------------------------------------------------------------------------------------------
    Total average deposits                   $5,176,873 100.00 %  $  4,953,572 100.00 %  $  3,931,612 100.00 %
===============================================================================================================


TABLE 8. MATURITIES OF DOMESTIC TIME DEPOSITS
         OF $100,000 AND OVER



=======================================================
                                December 31, 1993
(in thousands)                      (Restated)
- -------------------------------------------------------
Within three months                 $ 209,812
Three to six months                    94,223
Six to twelve months                   47,668
After twelve months                    42,258
- -------------------------------------------------------
    Total                           $ 393,961
=======================================================


Short-Term Borrowings

     During 1993, short-term borrowings averaged $527.84 million, compared to $269.31 million in 1992. As a percent of average interest-bearing liabilities, short-term borrowings were 11% this year and 6% for 1992. Management increased financial leverage using short-term borrowings to purchase short-term securities, contributing additional net interest income. Table 9 presents the detail of average short-term borrowings for 1993, 1992 and 1991.


TABLE 9. AVERAGE SHORT-TERM BORROWINGS


=============================================================================================================
                                                    1993                 1992                   1991
                                                 (Restated)
- -------------------------------------------------------------------------------------------------------------
(dollars in thousands)                       Balance    Rate       Balance    Rate       Balance      Rate
- -------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold
  under agreements to repurchase             $516,058   2.84 %     $265,873   2.93 %     $ 340,877    5.33 %
Commercial paper                                  225   2.67             26   3.85           4,093    6.16
Other short-term borrowings                    11,555   3.13          3,414   2.72           4,313    5.52
- -------------------------------------------------------------------------------------------------------------
    Total                                    $527,838   2.85 %     $269,313   2.93 %     $ 349,283    5.34 %
=============================================================================================================


Asset/Liability Management

     The objective of asset/liability management is to maximize net interest income while balancing liquidity and capital needs and minimizing interest rate risk. The Asset/Liability Management Committee (ALCO) develops and reviews strategies which assist in the achievement of FCC's performance goals. Strategies may include purchases and sales of securities to alter maturities and yields, changes in the mix of earning assets and funding sources, and the use of off-balance sheet interest rate risk products such as swaps, caps and floors.

Interest Rate Risk

     Interest rate risk is created by changes in interest rates and maturities and repricing of assets and liabilities. Interest rate risk is measured in three ways. A net interest income simulation model determines the impact an assumed change in interest rates will have on FCC's net interest income. Another method measures the fair value of assets and liabilities. A third method evaluates interest rate risk by measuring the interest rate sensitivity gap. Table 10 demonstrates FCC's gap position. However, gap analysis cannot be relied upon solely since conditions change on a daily basis, and gap is a static measurement. These and other methods are used concurrently to manage interest rate risk.


TABLE 10. INTEREST RATE SENSITIVITY


===========================================================================================================================
                                                   By Repricing Dates at December 31, 1993 (Restated)
- ---------------------------------------------------------------------------------------------------------------------------
                                            0-30        31-90      91-180    181-365     After       Noninterest-
(dollars in millions)                       Days         Days       Days       Days     1 Year         Bearing     Total
- ---------------------------------------------------------------------------------------------------------------------------
ASSETS
  Securities                                $   574     $  246     $ 491     $  659     $  1,333     $     -       $ 3,303
  Loans and leases, net of unearned income      930        108       137        179        1,320           -         2,674
  Money market investments                       59         25         1          -            -           -            85
  Other assets                                    -          -         -          -            -         598           598
- ---------------------------------------------------------------------------------------------------------------------------
    Total assets                            $ 1,563     $  379     $ 629     $  838     $  2,653     $   598       $ 6,660
- ---------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
  Money market deposits                     $ 1,089     $    -     $   -     $  541     $     41     $     -       $ 1,671
  Consumer time deposits                        435        235       344        214          814           -         2,042
  Time deposits $100,000 and over               142         74        93         49           42           -           400
  Short-term borrowings                         678          -         -          -            -           -           678
  Long-term debt                                  -          -         -          -           90           -            90
  Noninterest-bearing deposits                    -          -         -          -            -       1,196         1,196
  Other liabilities                               -          -         -          -            -          73            73
  Stockholders' equity                            -          -         -          -            -         510           510
- ---------------------------------------------------------------------------------------------------------------------------
    Total sources of funds                  $ 2,344     $  309     $ 437     $  804     $    987     $ 1,779       $ 6,660
- ---------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SWAPS                         $     -     $    -     $ 213     $   50     $   (263)    $     -
INTEREST RATE SENSITIVITY GAP               $  (781)    $   70     $ 192     $   34     $  1,666     $(1,181)
CUMULATIVE INTEREST RATE SENSITIVITY GAP    $  (781)    $ (711)    $(306)    $ (222)    $  1,181     $     -
CUMULATIVE INTEREST RATE SENSITIVITY GAP
  AS A PERCENT OF TOTAL ASSETS                (11.7)%    (10.7)%    (4.6)%     (3.3)%       17.7 %
===========================================================================================================================


Off-Balance Sheet Instruments

     FCC uses off-balance sheet instruments in order to manage various risks and generate fee income. Loan commitments, letters of credit, foreign exchange contracts and interest rate contracts are not carried on the balance sheet. However, income and expenses related to these instruments are reflected in the financial statements. Note 17 provides additional information on off-balance sheet instruments.

     FCC enters into interest rate contracts with the objective of mitigating its interest rate risk. FCC does not use interest rate contracts for speculative purposes. These interest rate contracts are intended to partially insulate net interest income from changes in interest rates. As of December 31, 1993, FCC had $1.02 billion notional amount of interest rate contracts, compared to $368 million as of December 31, 1992. The notional amount represents an agreed upon amount on which calculations of interest payments to be exchanged are based. The increase in the notional value of derivatives indicates FCC's increased use of these instruments to minimize the effect of interest rate fluctuation on net interest income. FCC will continue to use various factors in deciding the appropriate mix of derivatives including liquidity, capital requirements and yield. Table 11 summarizes the changes in FCC's derivative products by type during 1993.

TABLE 11. CHANGES IN DERIVATIVE PRODUCTS (NOTIONAL AMOUNTS)
==========================================================================
                                 OPTION   INTEREST AMORTIZING
                                 BASED      RATE    INTEREST
                               INSTRUMENTS SWAPS   RATE SWAPS    TOTAL
- --------------------------------------------------------------------------
Balance, December 31, 1992    $  355,000 $ 13,000 $    -     $   368,000
Purchases                        750,000   50,000    500,000   1,300,000
Sales                              -         -      (300,000)   (300,000)
Maturities                      (350,000)    -         -        (350,000)
- --------------------------------------------------------------------------
Balance, December 31, 1993    $  755,000 $ 63,000 $  200,000 $ 1,018,000
==========================================================================


     For 1993, derivative products increased net interest income by $1.64 million, compared to $3.11 million in 1992. Most of these interest rate contracts hedge specific assets or liabilities and qualify for deferral accounting. However, during 1993, FCC had amortizing interest rate swaps that were used as overall net interest income hedges but did not qualify for deferral accounting treatment; thus, they were marked to market at the end of each financial reporting period. The sale of these contracts resulted in a net realized gain of $252,000 for 1993. Table 12 summarizes the impact of FCC's derivative products on net interest income for the year.


TABLE 12. ANALYSIS OF DERIVATIVE PRODUCT INCOME (EXPENSE)
===========================================================================================
                                           OPTION      INTEREST    AMORTIZING
Year Ended December 31, 1993               BASED         RATE       INTEREST
(in thousands)                            INSTRUMENTS   SWAPS      RATE SWAPS       TOTAL
- -------------------------------------------------------------------------------------------
Interest Income (expense) accrued       $   1,851    $    (366)   $       984    $   2,469
Premium amortization                         (830)          -              -          (830)
- -------------------------------------------------------------------------------------------
Net income (expense)                    $   1,021    $    (366)   $       984    $   1,639
===========================================================================================

Liquidity

     Liquidity is needed to meet cash requirements for deposit withdrawals and the funding of loans. A stable base of funding sources and an adequate level of assets readily convertible into cash provide liquidity.

     FCC's core deposits, a stable source of funding, increased 5% from the prior year. An additional source of liquidity for FCC's Parent Company is commercial paper; however during 1993, it was an insignificant funding source. FCC also maintains lines of credit with major banks. These lines of credit totaled $20 million at the end of 1993.

Credit Risk Management

     FCC manages its credit risk by diversifying the loan portfolio, maintaining high credit underwriting standards which emphasize cash flow and repayment ability, providing an adequate allowance for loan losses and continually reviewing loans through the independent loan review process. Portfolio diversification reduces credit risk by minimizing the impact on the portfolio if weaknesses develop in certain segments of the economy. Credit underwriting standards ensure that loans are properly structured and collateralized. An adequate allowance for loan losses provides for losses inherent in the loan portfolio. The loan review process identifies and monitors potentially weak or deteriorating credits.

Nonperforming Assets

     Nonaccrual loans, restructured loans and foreclosed assets are included in nonperforming assets. Nonperforming assets declined $31.14 million during the year, to $32.71 million at December 31, 1993. As a percent of loans and foreclosed assets, nonperforming assets were 1.22% at year-end and 2.82% at December 31, 1992. Positive trends in nonperforming assets during 1992 continued into 1993, as shown in Table 13. Table 14 reconciles the changes in nonperforming assets during 1993. All categories of nonperforming loans decreased during the year. The largest decreases in nonperforming loans were in the categories of nonaccrual real estate-commercial mortgage and commercial, financial and agricultural loans, and were primarily due to repayments.

Nonperforming Assets (millions)

This graph inserted shows nonperforming
assets from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   65.153  102.509   90.432   63.848   32.709


TABLE 13. NONPERFORMING ASSETS

=================================================================================================================================
                                                                                              December 31
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                        1993        1992        1991        1990        1989
(dollars in thousands)                                                 (Restated)
- ---------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans by type
  Loans to individuals-residential mortgages                          $ 4,998    $   8,826    $ 9,574    $   8,972    $ 4,829
  Loans to individuals-other                                              866        1,027      1,604        1,671        962
  Commercial, financial and agricultural                                3,761        8,305     14,634       16,198      9,282
  Real estate-commercial mortgages                                     15,613       23,757     26,587       32,259      6,414
  Real estate-other                                                       223          585      2,992        8,314      5,913
  Other                                                                     -          608      1,163          427         96
Restructured loans                                                          -            -        637          893      3,681
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                       25,461       43,108     57,191       68,734     31,177
- ---------------------------------------------------------------------------------------------------------------------------------
Foreclosed assets
  Other real estate                                                    12,667       29,258     37,129       36,464     34,727
  Other foreclosed assets                                                  96           93        367          122        373
  Allowance for losses on foreclosed assets                            (5,515)      (8,611)    (4,255)      (2,811)    (1,124)
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                        7,248       20,740     33,241       33,775     33,976
- ---------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                                        $32,709    $  63,848    $90,432    $ 102,509    $65,153
=================================================================================================================================
Loans past due 90 days or more and not on nonaccrual status           $12,523    $  13,499    $10,182    $   8,716    $ 8,201
=================================================================================================================================
End of year ratios
  Nonperforming assets as a percent of loans and leases<FN1>
    plus foreclosed assets                                               1.22 %       2.82 %     3.91 %       4.26 %     2.76 %
  Allowance for loan losses as a percent of nonperforming loans        268.26 %     178.56 %   123.83 %      84.10 %   142.45 %
  Loans and leases past due 90 days or more and not on nonaccrual
    status as a percent of loans and leases<FN1>                          .47 %        .60 %      .45 %        .37 %      .35 %
=================================================================================================================================

<FN1>  Net of unearned income.



TABLE 14. CHANGES IN NONPERFORMING ASSETS

===============================================================
(in thousands)                                        (Restated)
- ---------------------------------------------------------------
Balance at January 1, 1993                            $ 66,574
  Additions                                             18,175
  Payments and sales                                   (40,314)
  Writedowns, charge-offs and foreclosed
   assets provisions                                    (4,628)
  Loans returned to accrual status                      (7,098)
- ---------------------------------------------------------------
    Net change                                         (33,865)
- ---------------------------------------------------------------
      Balance at December 31, 1993                    $ 32,709
===============================================================


     73% of nonperforming loans were contractually current or no more than 30 days past due at the end of 1993, compared to 70% at the end of 1992. During the year, FCC recovered interest on nonaccrual loans of $3.56 million, which were recorded as interest income.

     Foreclosed assets, net of the allowance, were $7.25 million as of December 31, 1993, a decline of $13.49 million from a year ago. The allowance for foreclosed assets was $5.52 million at year-end, a decline of $3.10 million from 1992. Sales of properties caused the decrease in foreclosed assets and in the allowance for foreclosed assets during the year.

     Loans and leases past due 90 days or more and not on nonaccrual status were $12.52 million at December 31, 1993, or .47% of loans. Included in this category were $8.49 million of student loans which were government-guaranteed and $3.67 million of credit card loans which are charged-off within 180 days of becoming past due.

Accounting by Creditors for Impairment of a Loan

     In May, 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires the measurement of certain impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate. Adoption of this new standard is required for fiscal years beginning after December 15, 1994. FCC will adopt this statement beginning January 1, 1995. The effect of SFAS 114 on FCC's consolidated financial statements has not yet been determined.

Watch List

     FCC's watch list includes loans which, for management purposes, have been identified as requiring a higher level of monitoring due to risk. FCC's watch list includes both performing and nonperforming loans, as well as foreclosed assets. The majority of watch list loans are classified as performing, because they do not have characteristics resulting in uncertainty about the borrower's ability to repay principal and interest in accordance with the original terms of the loans.

     The watch list consists of classifications, identified as Type 1 through Type 4. Types 1, 2 and 3 generally parallel the regulatory classifications of loss, doubtful and substandard, respectively. Type 4 generally parallels the regulatory classification of Other Assets Especially Mentioned (OAEM). These loans require monitoring due to conditions which, if not corrected, could increase credit risk.

     Watch list loans and foreclosed assets declined 28% during the year to $157.08 million as of December 31, 1993. Table 15 presents the trends in watch list loans and foreclosed assets for the past five years.


TABLE 15. WATCH LIST

==========================================================================================================
(dollars in thousands)                               Type 1   Type 2      Type 3     Type 4      Total
- ----------------------------------------------------------------------------------------------------------
December 31, 1993<FN1>                              $ -     $  2,233    $ 97,377    $57,472    $157,082
December 31, 1992                                   $ -     $  6,489    $150,093    $62,096    $218,678
December 31, 1991                                   $ -     $ 10,197    $212,286    $94,708    $317,191
December 31, 1990                                   $ -     $ 15,474    $191,942    $52,585    $260,001
December 31, 1989                                   $ -     $  5,260    $149,251    $32,328    $186,839

As A Percent Of Total Loans And Foreclosed Assets   Type 1    Type 2      Type 3     Type 4      Total
- ----------------------------------------------------------------------------------------------------------
December 31, 1993<FN1>                                - %        .09 %      3.74 %     2.20 %      6.03 %
December 31, 1992                                     - %        .29 %      6.59 %     2.73 %      9.61 %
December 31, 1991                                     - %        .44 %      9.10 %     4.06 %     13.60 %
December 31, 1990                                     - %        .64 %      7.90 %     2.17 %     10.71 %
December 31, 1989                                     - %        .22 %      6.25 %     1.35 %      7.82 %
==========================================================================================================

<FN1>  1993 information has not been restated for the FANB acquisition.


Allowance for Loan Losses

     The allowance for loan losses was $68.30 million as of December 31, 1993, an $8.67 million decline since December 31, 1992. As a percent of loans and leases, the allowance was 2.55% as of year-end, compared to 3.44% as of December 31, 1992. Management believes that the allowance is adequate to cover possible losses in the loan portfolio. Table 16 presents the activity in the allowance for loan losses for the past five years. The allocation of the allowance for loan losses is included in Table 17.

Allowance for Loan Losses
as a % of year-end loans and leases

This graph inserted shows the allowance for loan losses as a percentage of year-end loans and leases from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       %        1.91     2.44     3.11     3.44     2.55


Net Charge-offs (millions)

This graph inserted shows net charge-offs from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR   MILLIONS   25.480   33.967   30.724   15.884    7.113



TABLE 16. SUMMARY OF LOAN AND LEASE LOSS EXPERIENCE

========================================================================================================================
                                                                              Years Ended December 31
- ------------------------------------------------------------------------------------------------------------------------
                                                                  1993        1992        1991       1990       1989
(dollars in thousands)                                          (Restated)
- ------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                   $  79,919   $  70,817   $ 57,807   $ 44,412   $ 43,254
Allowances of purchased loans                                          -           -          -          -        418
Adjustment to allowance of purchased loans                             -           -          -        (63)         -
Provision charged to expense                                      (4,504)     22,040     43,734     47,425     26,220
Loans and leases charged to the allowance
    Loans to individuals-residential mortgages                       743       1,816      4,344      3,304      1,709
    Loans to individuals-other                                     2,267       3,371      5,381      4,921      3,927
    Commercial, financial and agricultural                         3,027       4,829     11,310     12,865     10,435
    Real estate-commercial mortgages                                 510       2,412      4,826      8,010      4,189
    Real estate-other                                                115         137        400        231      2,611
    Credit card loans                                              9,545      11,514     12,322     10,444      7,704
    Other                                                             26          21        444        168         19
- ------------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                           16,233      24,100     39,027     39,943     30,594
- ------------------------------------------------------------------------------------------------------------------------
Recoveries on loans and leases previously charged to the allowance
    Loans to individuals-residential mortgages                     1,024       1,011        662        119        105
    Loans to individuals-other                                     1,528       1,543      1,620      1,221      1,294
    Commercial, financial and agricultural                         2,860       2,635      3,903      1,865      2,146
    Real estate-commercial mortgages                                 881       1,005        553      1,552        474
    Real estate-other                                                288          99        227         96         28
    Credit card loans                                              2,144       1,748      1,305      1,105      1,065
    Other                                                            395         175         33         18          2
- ------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                             9,120       8,216      8,303      5,976      5,114
- ------------------------------------------------------------------------------------------------------------------------
        Net charge-offs                                            7,113      15,884     30,724     33,967     25,480
- ------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $  68,302   $  76,973   $ 70,817   $ 57,807   $ 44,412
========================================================================================================================
Gross charge-offs as a percent of average loans and leases<FN1>      .67 %      1.10 %     1.68 %     1.66 %     1.37 %
Recoveries as a percent of gross charge-offs                       56.18 %     34.09 %    21.28 %    14.96 %    16.72 %
Net charge-offs as a percent of average loans and leases<FN1>        .30 %       .73 %     1.32 %     1.41 %     1.14 %
Allowance for loan losses as a percent of loans and leases<FN1>
  at end of year                                                    2.55 %      3.44 %     3.11 %     2.44 %     1.91 %
========================================================================================================================
<FN1>  Net of unearned income.



TABLE 17. ALLOWANCE FOR LOAN LOSSES


==========================================================================================================================
                                                                   December 31
- --------------------------------------------------------------------------------------------------------------------------
                             1993                1992                1991                1990                 1989
                          (Restated)
- --------------------------------------------------------------------------------------------------------------------------
                       Allowance  Loans    Allowance  Loans    Allowance  Loans    Allowance  Loans    Allowance  Loans
- --------------------------------------------------------------------------------------------------------------------------
Loans to individuals    22.92 %   44.10 %   18.03 %   36.22 %   27.36 %   34.09 %   17.15 %   33.53 %   16.33 %   31.86 %
Commercial, financial
    and agricultural    18.50     17.97     24.71     20.99     15.34     24.63     24.20     26.38     42.08     28.12
Real estate             24.46     19.40     25.10     21.25     25.45     18.81     37.74     19.45     19.99     18.49
Credit card             18.57     14.29     16.27     17.09     14.35     17.55     12.21     16.40     10.68     14.61
Other                    2.41      4.24      5.57      4.45      4.28      4.92      1.70      4.24      3.01      6.92
Unallocated             13.14         -     10.32         -     13.22         -      7.00         -      7.91         -
- --------------------------------------------------------------------------------------------------------------------------
      Total            100.00 %  100.00 %  100.00 %  100.00 %  100.00 %  100.00 %  100.00 %  100.00 %  100.00 %  100.00 %
==========================================================================================================================


     Net charge-offs as a percent of average loans were .30% in 1993, compared to .73% in the prior year. The decrease in net charge-offs from 1992 was primarily in commercial loans.

     Positive loan quality trends continued during 1993, and resulted in a negative provision for loan losses. Improved asset quality also resulted in higher coverage of nonperforming loans by the allowance for loan losses, which rose to 268.26% of nonperforming loans. Any provision required in 1994 is expected to be low in comparison to historical levels.

Capital and Dividends

     As of December 31, 1993, total stockholders' equity was 7.65% of assets, and the regulatory leverage ratio was 7.63%, compared to stockholders' equity of 6.79% and a leverage ratio of 6.76% at December 31, 1992. Table 18 presents FCC's risk-based and other capital ratios for the past five years.

Stockholders' Equity
as a % of year-end assets

This graph inserted shows stockholders' equity as a percentage of year-end assets from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       %        5.15     5.03     5.01     6.79     7.65


Leverage Ratio

The graph inserted shows stockholders' equity plus minority interest plus qualifying long-term debt less intangible assets divided by the latest quarter's average total assets less intangible assets from 1989 to 1993. The plot points are:

  GRAPH   DENOMI-                   Years
  TYPE    NATIONS   1989     1990     1991     1992     1993
- ---------------------------------------------------------------
   BAR       %        5.06     4.66     4.87     6.76     7.63


TABLE 18. RISK-BASED CAPITAL AND CAPITAL RATIOS


===========================================================================================================================
                                                                             December 31
- ---------------------------------------------------------------------------------------------------------------------------
                                                1993            1992            1991            1990             1989
(dollars in thousands)                        (Restated)
- ---------------------------------------------------------------------------------------------------------------------------
Tier 1 capital                               $  493,529     $   397,700     $   236,898     $   208,188     $    218,512
Tier 2 capital                                  121,921         122,823         125,218         127,527          135,078
- ---------------------------------------------------------------------------------------------------------------------------
    Total capital                            $  615,450     $   520,523     $   362,116     $   335,715     $    353,590
===========================================================================================================================
Risk-weighted assets                         $3,005,545     $ 2,588,546     $ 2,605,998     $ 2,745,070     $  3,320,825
===========================================================================================================================
Ratios at end of year
  Tier 1 capital                                  16.42 %         15.36 %          9.09 %          7.58 %           6.58 %
  Total capital                                   20.48 %         20.11 %         13.90 %         12.23 %          10.65 %
  Stockholders' equity                             7.65 %          6.79 %          5.01 %          5.03 %           5.15 %
  Tangible stockholders' equity                    7.43 %          6.51 %          4.67 %          4.60 %           4.66 %
  Leverage ratio                                   7.63 %          6.76 %          4.87 %          4.66 %           5.06 %
===========================================================================================================================


     All risk-based and other capital ratios improved from year-end 1992 and remain well above regulatory minimums. At December 31, 1993, tier 1 capital was 16.42% of risk-based assets and total capital was 20.48%, compared to the regulatory minimums of 4.00% and 8.00%, respectively.

     The FDIC Improvement Act of 1991 (FDICIA) has increased the importance of the capital ratios. Under the present regulation, all five of FCC's Banks are classified as "well-capitalized", and would have to pay more than $184.80 million of dividends to the Parent Company to no longer be classified as "well capitalized". However, the Banks are subject to other dividend limitations.

     The Parent Company's sources of funds to pay dividends are its net working capital and the dividends it receives from the banks. At December 31, 1993, the Parent Company had net working capital of $55.99 million. The Parent Company could receive dividends, after December 31, 1993, without prior regulatory approval, of $148.88 million from the banks, plus an amount equal to the banks' adjusted net profits for 1994.

     FCC increased the common stock cash dividend by 25% in the fourth quarter, and declared a stock split effected in the form of a 25% stock dividend. The stock dividend was paid on December 30, 1993. All share and per share data in this Annual Report have been restated to reflect the stock dividend.

Fair Value of Financial Instruments

     SFAS 107 requires that the fair values of certain financial assets and liabilities as of December 31, 1993 and 1992 be disclosed. The disclosures are contained in the Notes corresponding to the related assets and liabilities. Fair values were determined based on market quotes where available or were calculated using discounted cash flows. The differences between fair values and book values were primarily caused by differences between contractual and market interest rates at the respective year-ends.

     Fluctuations in fair values occur as interest rates change. Since FCC's assets and liabilities are carried at historical cost, with the exception of securities held for sale and trading account securities, and FCC's policy is to maintain the repricing and maturities of its assets and liabilities relatively matched, changes in fair values are not expected to have a material impact on FCC's financial condition, results of operation, liquidity or capital resources.

FOURTH QUARTER RESULTS

     Lower income tax expense due to the settlement of a tax issue with the IRS and a negative loan loss provision contributed to the 13% increase in net income for the fourth quarter of 1993 when compared to the same period of 1992. FCC's net income for the fourth quarter of 1993 was $22.83 million, compared to $20.28 million in the same quarter of 1992. Primary earnings per common share was $.83 in the fourth quarter, versus $.78 in 1992's fourth quarter. On a fully diluted basis, earnings per share was $.76 this quarter and $.73 in the fourth quarter of 1992. FANB recorded a loss of $1.21 million in the fourth quarter, primarily related to certain increased provisions for losses.

     Net interest income was $61.88 million for the fourth quarter of 1993, less than 1% higher than the fourth quarter of 1992. This slight increase was the result of the addition of FANB's $2.19 million of net interest income, plus a favorable earning asset volume and mix, partially offset by lower earning asset yields.

     Earning assets increased 10% when comparing the fourth quarter 1993 to the comparable period in 1992. FANB's average earning assets added $197 million, or 3%, to FCC's consolidated average earning assets. A more favorable earning asset mix began to develop in the second half of 1993, with a shift from money market investments to higher-yielding loans. Average loans were 43% of earning assets in 1993's fourth quarter, versus 40% in 1992's fourth quarter. The net interest margin was 4.24%, and the net interest spread was 3.64% for the current quarter. In the fourth quarter of 1992, the net interest margin was 4.64%, and the net interest spread was 4.05%. The net interest margin and spread declines were primarily due to lower yields on securities and loans.

     The provision for loan losses was a negative $600,000 in the fourth quarter, compared to $1.78 million in 1992's fourth quarter. Fewer nonperforming assets, net charge-offs and watch list loans resulted in the lower provision. Nonperforming assets declined $5.40 million during the quarter. Net charge-offs were $1.39 million in the fourth quarter, or .22% of average loans, compared to .74% in the same quarter of 1992.

     Other income remained stable at $25.25 million in the fourth quarter when compared to 1992's fourth quarter. Fees and service charges rose 6% mainly due to the additional FANB deposit accounts. Other income also increased due to higher credit card income and trust fee income. Included in other income in the fourth quarter of 1993 were losses on securities transactions of $926,000.

     Operating expense was $59.37 million for the fourth quarter, 8% higher than 1992's fourth quarter. Personnel expense increased 16%, or $4.43 million, primarily due to additional employees related to increased business volumes, plus awards for above-plan performance. FANB's personnel expense was $1.56 million for the quarter, a factor in the overall increase in FCC's personnel expense. Nonperforming assets expense decreased 128% due to lower provisions for losses on other real estate.

     Selected Quarterly Data compares certain quarterly financial information for 1993 and 1992.

SELECTED FINANCIAL DATA (dollars in thousands except per share data)
                                                                      Years Ended December 31
===================================================================================================================
                                                                 1993         1992           1991           1990
                                                          (Restated)<FN1>
- -------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                           $  6,335,669    $  5,741,399   $  4,671,478   $ 4,482,019
  Earning assets                                            5,812,761       5,280,347      4,257,388     4,035,104
  Loans and leases <FN3>                                    2,407,231       2,184,584      2,323,018     2,402,541
  Securities                                                3,110,544       2,734,925      1,515,299     1,290,487
  Deposits                                                  5,176,873       4,953,572      3,931,612     3,552,578
  Long-term debt                                               95,238          97,154        101,246       103,033
  Stockholders' equity                                        469,694         355,716        235,385       239,011
- -------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                                  $    393,334    $    398,701   $    393,922   $   408,996
  Net interest income                                         250,010         235,353        191,862       168,021
  Net interest income (FTE)                                   256,049         241,873        199,574       176,447
  Provision for loan losses                                    (4,504)         22,040         43,734        47,425
  Other income (exclusive of securities transactions)         102,844          96,369         83,419        73,213
  Securities transactions                                        (423)            258            259            55
  Operating expense                                           221,080         203,781        185,963       165,325
  Net income                                                   95,214          72,475         34,029        22,038
- -------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                       1.50 %          1.26 %          .73 %         .49 %
  Return on average total equity                                20.27 %         20.37 %        14.46 %        9.22 %
  Return on average common equity                               22.18 %         22.85 %        14.46 %        9.11 %
  Net interest margin                                            4.40 %          4.58 %         4.69 %        4.37 %
  Overhead ratio                                                 2.03 %          2.03 %         2.41 %        2.28 %
  Allowance for loan losses to loans and leases <FN3>            2.55 %          3.44 %         3.11 %        2.44 %
  Nonperforming assets to loans and leases <FN3>
    plus foreclosed assets                                       1.22 %          2.82 %         3.91 %        4.26 %
  Allowance for loan losses to nonperforming loans             268.26 %        178.56 %       123.83 %       84.10 %
  Stockholders' equity to assets                                 7.65 %          6.79 %         5.01 %        5.03 %
  Leverage ratio                                                 7.63 %          6.76 %         4.87 %        4.66 %
- -------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA <FN2>

EARNINGS PER SHARE
   Net income-primary                                    $       3.48    $       2.88   $       1.56   $       .94
   Operating income-primary                              $       3.50    $       2.87   $       1.55   $       .94
   Net income-fully diluted                              $       3.18    $       2.70   $       1.56   $       .94
   Operating income-fully diluted                        $       3.20    $       2.69   $       1.55   $       .94

COMMON DIVIDENDS
   Cash dividends                                        $        .85    $        .70   $        .64   $       .64
   Dividend payout ratio                                        24.27 %         25.78 %        41.03 %       68.09 %

BOOK VALUES (End of period)
   Book value                                            $      17.28    $      14.57   $      11.38   $     10.45
   Tangible book value                                   $      16.66    $      13.83   $      10.57   $      9.50

COMMON STOCK DATA
   High stock price                                      $      32.20    $      27.86   $      18.14   $     12.54
   Low stock price                                       $      23.90    $      16.94   $       7.20   $      6.66
   Closing stock price                                   $      25.13    $      25.60   $      17.20   $      7.46
   Trading volume                                          19,562,420      26,741,915     10,667,309     5,968,360
   Number of stockholders                                       7,604           6,714          6,970         7,216

AVERAGE COMMON SHARES OUTSTANDING (in thousands) <FN2>
  Primary                                                      26,132          23,729         21,809        21,539
  Fully diluted                                                32,125          29,568         21,809        21,539

NUMBER OF EMPLOYEES                                             3,400           3,026          2,695         2,551
===================================================================================================================

  <FN1>  First Commerce Corporation's financial information for 1993 has been restated to include First Acadiana
         National Bancshares, Inc.
  <FN2>  On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25% stock dividend.  Share and per share data have been adjusted to reflect this stock split.
  <FN3>  Net of unearned income.


SELECTED FINANCIAL DATA (dollars in thousands except per share data)

                                                                           Years Ended December 31
=================================================================================================================
                                                                1989          1988          1987          1986
- -----------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                             $ 4,202,912   $ 3,857,968   $ 3,511,491   $ 3,583,941
  Earning assets                                             3,719,972     3,418,204     3,098,456     3,149,532
  Loans and leases <FN3>                                     2,232,213     2,005,940     1,802,858     1,829,660
  Securities                                                 1,061,206     1,008,022       849,335       834,454
  Deposits                                                   3,343,223     3,052,002     2,722,593     2,752,672
  Long-term debt                                               104,863       105,498       102,402       106,567
  Stockholders' equity                                         231,097       220,254       215,459       222,656
- -----------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                                    $   392,769   $   331,866   $   286,020   $   304,037
  Net interest income                                          156,005       142,550       130,188       126,277
  Net interest income (FTE)                                    164,495       151,294       142,090       144,100
  Provision for loan losses                                     26,220        24,651        22,674        38,365
  Other income (exclusive of securities transactions)           64,215        59,765        52,839        49,654
  Securities transactions                                         (866)         (857)        1,386           609
  Operating expense                                            155,397       145,506       137,388       145,347
  Net income                                                    28,197        24,056        19,732         4,089
- -----------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                         .67 %         .62 %         .56 %         .11 %
  Return on average total equity                                 12.20 %       10.92 %        9.16 %        1.84 %
  Return on average common equity                                12.37 %       10.94 %        8.94 %         .57 %
  Net interest margin                                             4.42 %        4.43 %        4.59 %        4.58 %
  Overhead ratio                                                  2.45 %        2.51 %        2.73 %        3.04 %
  Allowance for loan losses to loans and leases <FN3>             1.91 %        2.07 %        2.12 %        2.10 %
  Nonperforming assets to loans and leases <FN3>
    plus foreclosed assets                                        2.76 %        3.50 %        4.06 %        4.83 %
  Allowance for loan losses to nonperforming loans              142.45 %       80.98 %       63.23 %       48.27 %
  Stockholders' equity to assets                                  5.15 %        5.35 %        5.73 %        5.84 %
  Leverage ratio                                                  5.06 %        5.11 %        5.37 %        5.25 %
- -----------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA <FN2>

EARNINGS PER SHARE
   Net income-primary                                      $      1.20   $      1.02   $       .81   $       .06
   Operating income-primary                                $      1.23   $      1.05   $       .77   $       .03
   Net income-fully diluted                                $      1.20   $      1.02   $       .81   $       .06
   Operating income-fully diluted                          $      1.23   $      1.05   $       .77   $       .03

COMMON DIVIDENDS
   Cash dividends                                          $       .64   $       .64   $       .64   $       .64
   Dividend payout ratio                                         53.33 %       62.75 %       79.01 %    1,280.00 %

BOOK VALUES (End of period)
   Book value                                              $     10.14   $      9.54   $      9.16   $      9.02
   Tangible book value                                     $      9.01   $      8.41   $      7.76   $      7.34

COMMON STOCK DATA
   High stock price                                        $     12.74   $     10.54   $     10.80   $     13.60
   Low stock price                                         $      9.27   $      7.86   $      7.40   $      7.40
   Closing stock price                                     $     12.40   $      9.74   $      8.00   $      7.86
   Trading volume                                            3,651,604     4,173,330     4,674,623     8,045,740
   Number of stockholders                                        7,267         7,281         7,508         7,214

AVERAGE COMMON SHARES OUTSTANDING (in thousands) <FN2>
  Primary                                                       21,314        21,101        21,056        21,014
  Fully diluted                                                 21,314        21,101        21,056        21,014

NUMBER OF EMPLOYEES                                              2,553         2,341         2,314         2,358
=================================================================================================================

   <FN1>  First Commerce Corporation's financial information for 1993 has been restated to include First
          Acadiana National Bancshares, Inc.
   <FN2>  On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25%
          stock dividend.  Share and per share data have been adjusted to reflect this stock split.
   <FN3>  Net of unearned income.


SELECTED FINANCIAL DATA (dollars in thousands except per share data)
                                                                                                        Growth Rates
                                                            Years Ended December 31                ----------------------
============================================================================================       Five-Year    Ten-Year
                                                         1985          1984          1983           Compound    Compound
- ---------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                      $ 2,887,281   $ 2,440,978   $ 2,471,516            10.43 %      9.87 %
  Earning assets                                      2,509,433     2,087,143     2,125,410            11.20 %     10.58 %
  Loans and leases <FN3>                              1,449,411     1,058,611       920,344             3.71 %     10.09 %
  Securities                                            674,358       606,137       731,127            25.28 %     15.58 %
  Deposits                                            2,178,832     1,783,166     1,806,958            11.15 %     11.10 %
  Long-term debt                                         58,741        22,199        19,444            (2.03)%     17.22 %
  Stockholders' equity                                  204,919       180,603       165,953            16.35 %     10.96 %
- ---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                             $   273,863   $   251,344   $   236,973             3.46 %      5.20 %
  Net interest income                                   112,647        97,792        95,242            11.89 %     10.13 %
  Net interest income (FTE)                             131,080       115,694       112,592            11.10 %      8.56 %
  Provision for loan losses                              16,699         9,244         8,087              N/A         N/A
  Other income (exclusive of securities transactions)    40,917        33,619        30,336            11.47 %     12.99 %
  Securities transactions                                 1,287        (4,032)       (2,654)             N/A         N/A
  Operating expense                                     115,383        90,000        97,956             8.73 %      8.48 %
  Net income                                             22,872        26,214        18,465            31.67 %     17.82 %
- ---------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                  .78 %        1.06 %         .75 %
  Return on average total equity                          11.16 %       14.27 %       11.13 %
  Return on average common equity                         11.07 %       14.27 %       11.13 %
  Net interest margin                                      5.22 %        5.54 %        5.30 %
  Overhead ratio                                           2.97 %        2.70 %        3.18 %
  Allowance for loan losses to loans and leases <FN3>      1.99 %        1.66 %        2.00 %
  Nonperforming assets to loans and leases <FN3>
    plus foreclosed assets                                 3.87 %        1.36 %        1.58 %
  Allowance for loan losses to nonperforming loans       127.85 %       55.66 %      132.07 %
  Stockholders' equity to assets                           5.94 %        7.47 %        6.88 %
  Leverage Ratio                                           6.22 %        7.95 %        7.17 %
- ---------------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA <FN2>

EARNINGS PER SHARE
   Net income-primary                               $      1.03   $      1.26   $       .94            27.82 %     13.98 %
   Operating income-primary                         $       .99   $      1.37   $      1.02            27.23 %     13.12 %
   Net income-fully diluted                         $      1.03   $      1.24   $       .91            25.54 %     13.33 %
   Operating income-fully diluted                   $       .99   $      1.34   $       .98            24.97 %     12.56 %

COMMON DIVIDENDS
   Cash dividends                                   $       .64   $       .58   $       .43             5.84 %      7.05 %
   Dividend payout ratio                                  62.14 %       46.45 %       47.47 %

BOOK VALUES (End of period)
   Book value                                       $      9.63   $      9.26   $      8.58
   Tangible book value                              $      8.99   $      9.26   $      8.58

COMMON STOCK DATA
   High stock price                                 $     15.60   $     14.26   $     14.00
   Low stock price                                  $     11.06   $     10.87   $      9.90
   Closing stock price                              $     11.74   $     12.26   $     12.80
   Trading volume                                     4,676,329     2,413,604     2,712,348
   Number of stockholders                                 7,443         7,626         7,379

AVERAGE COMMON SHARES OUTSTANDING (in thousands) <FN2>
  Primary                                                20,991        20,704        19,570
  Fully diluted                                          20,991        21,075        20,603

NUMBER OF EMPLOYEES                                       2,692         1,867         1,860
===========================================================================================================================
   <FN1>  First Commerce Corporation's financial information for 1993 has been restated to include First
          Acadiana National Bancshares, Inc.
   <FN2>  On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25%
          stock dividend.  Share and per share data have been adjusted to reflect this stock split.
   <FN3>  Net of unearned income.



SELECTED QUARTERLY DATA (dollars in thousands except per share data)

                                                                1993 Quarters
==============================================================================================
                                                                   (Restated)
                                         -----------------------------------------------------
                                                4th           3rd        2nd              1st
- ----------------------------------------------------------------------------------------------
   Net interest income                  $   61,882    $    62,102    $   62,934    $   63,092
   Provision for loan losses                  (600)        (2,233)       (2,259)          588
   Other income                             25,245         25,316        27,070        24,790
   Operating expense                        59,370         54,589        54,585        52,536
   Income tax expense                        5,528         11,192        12,290        11,631
- ----------------------------------------------------------------------------------------------
   Net income                               22,829         23,870        25,388        23,127
   Preferred dividend requirements           1,087          1,087         1,087         1,087
- ----------------------------------------------------------------------------------------------
   Income applicable to common shares   $   21,742    $    22,783    $   24,301    $   22,040
==============================================================================================
                                                                  (Restated)
                                         -----------------------------------------------------
   Per common share data <FN1>
     Primary                            $      .83    $       .87    $      .93    $      .85
     Fully diluted                      $      .76    $       .80    $      .84    $      .78
     Dividends                          $      .25    $       .20    $      .20    $      .20
   Common stock data <FN1><FN2>
     High stock price                   $    31.80    $     31.80    $    32.20    $    31.00
     Low stock price                    $    23.90    $     28.40    $    25.40    $    25.33
     Closing stock price                $    25.13    $     30.00    $    29.60    $    30.00
     Trading volume                      8,516,265      2,935,716     4,424,135     3,686,304
==============================================================================================

                                                               1992 Quarters
==============================================================================================
                                             4th            3rd          2nd           1st
- ----------------------------------------------------------------------------------------------
   Net interest income                  $   61,601    $    59,121    $   57,901    $   56,730
   Provision for loan losses                 1,780          5,750         6,630         7,880
   Other income                             25,175         23,887        23,784        23,781
   Operating expense                        55,147         49,878        49,199        49,557
   Income tax expense                        9,567          8,343         7,879         6,977
   Earnings of minority interest               -              327           302           289
- ----------------------------------------------------------------------------------------------
   Net income                               20,282         18,710        17,675        15,808
   Preferred dividend requirements           1,089          1,086         1,088           813
- ----------------------------------------------------------------------------------------------
   Income applicable to common shares   $   19,193    $    17,624    $   16,587    $   14,995
==============================================================================================
   Per common share data <FN1>
     Primary                            $      .78    $       .71    $      .73    $      .66
     Fully diluted                      $      .73    $       .66    $      .67    $      .64
     Dividends                          $      .20    $       .17    $      .17    $      .16
   Common stock data <FN1><FN2>
     High stock price                   $    26.40    $     27.86    $    27.06    $    21.60
     Low stock price                    $    22.66    $     24.00    $    20.94    $    16.94
     Closing stock price                $    25.60    $     25.74    $    25.34    $    21.46
     Trading volume                      4,983,775      5,576,943     9,394,271     6,786,926
==============================================================================================

  <FN1>  On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25% stock dividend.  Share and per share data have been adjusted to reflect this stock split.
  <FN2>  Common and preferred stocks are traded in the over-the-counter market and are listed on the NASDAQ National Market System.  All closing stock prices represent closing sales prices as reported on the NASDAQ National Market System.



CONSOLIDATED BALANCE SHEETS (dollars in thousands)


                                                                                             December 31
=================================================================================================================
                                                                                         1993            1992
                                                                                      (Restated)
- -----------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                           $     387,548    $   355,491
  Interest-bearing deposits in other banks                                                 55,422        383,258
  Securities held for investment (market value $1,547,086,
     and $2,515,866, respectively)                                                      1,523,638      2,492,395
  Securities held for sale, at lower of aggregate amortized cost or market              1,779,927        463,357
  Trading account securities                                                                  482          2,376
  Federal funds sold and securities purchased under resale agreements                      28,600         15,326
  Loans and leases, net of unearned income of $11,822
      and $16,391, respectively                                                         2,674,697      2,239,479
    Allowance for loan losses                                                             (68,302)       (76,973)
- -----------------------------------------------------------------------------------------------------------------
        Net loans and leases                                                            2,606,395      2,162,506
=================================================================================================================
  Premises and equipment                                                                  102,230         91,474
  Accrued interest receivable                                                              55,197         54,913
  Other real estate                                                                         7,177         20,672
  Goodwill and other intangibles                                                           16,143         18,024
  Other assets                                                                             97,526         64,230
- -----------------------------------------------------------------------------------------------------------------
        Total assets                                                                $   6,660,285    $ 6,124,022
=================================================================================================================
LIABILITIES
  Domestic deposits
    Noninterest-bearing deposits                                                    $   1,196,259    $ 1,083,011
    Interest-bearing deposits                                                           4,107,813      3,981,746
  Foreign branch interest-bearing deposits                                                  5,787         14,119
- -----------------------------------------------------------------------------------------------------------------
        Total deposits                                                                  5,309,859      5,078,876
=================================================================================================================
  Short-term borrowings                                                                   678,316        479,637
  Accrued interest payable                                                                 16,844         14,989
  Accounts payable and other accrued liabilities                                           55,890         39,122
  Long-term debt                                                                           89,704         95,674
- -----------------------------------------------------------------------------------------------------------------
        Total liabilities                                                               6,150,613      5,708,298
=================================================================================================================
STOCKHOLDERS' EQUITY<FN1>
  Preferred stock, 5,000,000 shares authorized
    Series 1992, 7.25% cumulative convertible, $25 stated value
    Issued--2,399,170 and 2,399,640 shares, respectively                                   59,979         59,991
  Common stock, $5 par value
    Authorized--100,000,000 and 30,000,000 shares, respectively
    Issued--26,062,067 and 19,551,398 shares, respectively                                130,311         97,758
  Capital surplus                                                                         135,911        126,358
  Retained earnings                                                                       184,288        132,223
  Unearned restricted stock compensation                                                     (817)          (606)
- -----------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                        509,672        415,724
=================================================================================================================
        Total liabilities and stockholders' equity                                  $   6,660,285    $ 6,124,022
=================================================================================================================
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

<FN1> On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25% stock dividend. Share data and stockholders' equity as of December 31, 1993 have been adjusted to reflect this stock split.



CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands except per share data)

                                                                Years Ended December 31
==================================================================================================
                                                        1993           1992            1991
                                                     (Restated)
- --------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans and leases             $   214,670   $     212,294   $     247,018
  Interest on tax-exempt securities                       9,067          10,066          11,263
  Interest and dividends on other taxable securities    159,533         159,776         107,299
  Interest on money market investments                   10,064          16,565          28,342
- --------------------------------------------------------------------------------------------------
    Total interest income                               393,334         398,701         393,922
==================================================================================================
INTEREST EXPENSE
  Interest on deposits                                  116,549         143,598         171,127
  Interest on short-term borrowings                      15,047           7,897          18,673
  Interest on long-term debt                             11,728          11,853          12,260
- --------------------------------------------------------------------------------------------------
    Total interest expense                              143,324         163,348         202,060
==================================================================================================
NET INTEREST INCOME                                     250,010         235,353         191,862
PROVISION FOR LOAN LOSSES                                (4,504)         22,040          43,734
- --------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                      254,514         213,313         148,128
==================================================================================================
OTHER INCOME
  Deposit fees and service charges                       43,492          40,528          34,473
  Credit card income                                     22,380          21,529          22,340
  Trust fee income                                       11,371           9,439           8,413
  Broker/dealer revenue                                   8,775           7,225           4,800
  Other operating revenue                                16,826          17,648          13,393
  Securities transactions                                  (423)            258             259
- --------------------------------------------------------------------------------------------------
    Total other income                                  102,421          96,627          83,678
==================================================================================================
                                                        356,935         309,940         231,806
OPERATING EXPENSE
  Salary expense                                         97,651          85,065          71,818
  Employee benefits                                      21,736          17,046          15,739
- --------------------------------------------------------------------------------------------------
    Total personnel expense                             119,387         102,111          87,557
  Net occupancy expense                                  15,673          14,775          13,503
  Equipment expense                                      12,867          12,406          10,853
  FDIC insurance expense                                 11,706          10,384           7,923
  Other operating expense                                61,447          64,105          66,127
- --------------------------------------------------------------------------------------------------
    Total operating expense                             221,080         203,781         185,963
==================================================================================================
INCOME BEFORE INCOME TAX EXPENSE
   AND MINORITY INTEREST                                135,855         106,159          45,843
INCOME TAX EXPENSE                                       40,641          32,766          10,936
==================================================================================================
INCOME BEFORE MINORITY INTEREST                          95,214          73,393          34,907
EARNINGS OF MINORITY INTEREST                                 -             918             878
==================================================================================================
NET INCOME                                               95,214          72,475          34,029
PREFERRED DIVIDEND REQUIREMENTS                           4,348           4,076               -
==================================================================================================
INCOME APPLICABLE TO COMMON SHARES                  $    90,866   $      68,399   $      34,029
==================================================================================================
EARNINGS PER SHARE <FN1>
  Primary                                           $      3.48   $        2.88   $        1.56
  Fully diluted                                     $      3.18   $        2.70   $        1.56
WEIGHTED AVERAGE SHARES OUTSTANDING <FN1>
  Primary                                            26,132,211      23,728,540      21,808,941
  Fully diluted                                      32,125,003      29,568,365      21,808,941
==================================================================================================
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

<FN1> On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25% stock dividend. Share and per share data have been adjusted to reflect this stock split.



CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (dollars in thousands except per share data)

                                                                                                        Unearned
                                                          Preferred                                    Restricted
                                                            Stock      Common     Capital    Retained    Stock
                                                          Series 1992  Stock      Surplus    Earnings  Compensation   Total
===============================================================================================================================
Balance at December 31, 1990                               $       -   $ 57,528  $ 74,670  $   92,664    $      -     $224,862
  Net income                                                       -          -         -      34,029           -       34,029
  Cash dividends:
    Common stock ($.64 per share)<FN1>                             -          -         -     (13,986)          -      (13,986)
  Common stock issuances:
    Tax-Deferred Savings Plan - 36,613 shares                      -        183       792           -           -          975
    Dividend and Interest Reinvestment and
      Stock Purchase Plan - 37,713 shares                          -        188       695         (22)          -          861
    Stock options exercised, net of shares surrendered
       in payment - 141,409 shares                                 -        707     1,763           -           -        2,470
  Restricted stock issued - 53,307 shares                          -        267       993           -      (1,260)           -
  Amortization of unearned restricted stock compensation           -          -         -           -       1,196        1,196
  Change in estimated restricted stock value                       -          -     1,082           -      (1,082)           -
- -------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                                       -     58,873    79,995     112,685      (1,146)     250,407
===============================================================================================================================
  Net income                                                       -          -         -      72,475           -       72,475
  Cash dividends:
    Series 1992 preferred stock ($1.6986 per share)                -          -         -      (4,076)          -       (4,076)
    Common stock ($.70 per share)<FN1>                             -          -         -     (16,251)          -      (16,251)
  Stock split effected in the form of a 50% dividend               -     32,568         -     (32,610)          -          (42)
  Series 1992 preferred stock issued in public
    offering - 2,400,000 shares                               60,000          -    (2,403)          -           -       57,597
  Conversion of 360 shares of preferred stock
    into 223 shares of common stock                               (9)         1         8           -           -            -
  Common stock issuances:
    Public offering - 1,000,000 shares                             -      5,000    40,852           -           -       45,852
    Tax-Deferred Savings Plan - 24,393 shares                      -        122       976           -           -        1,098
    Dividend and Interest Reinvestment and
      Stock Purchase Plan - 38,036 shares                          -        190     1,285           -           -        1,475
    Stock options exercised, net of shares surrendered
      in payment - 233,679 shares                                  -      1,168     2,426           -           -        3,594
  Tax benefit of stock options                                     -          -     2,443           -           -        2,443
  Restricted stock issued- 3,000 shares                            -         15       134           -        (149)           -
  Restricted stock retired- 35,950 shares                          -       (179)     (259)          -         438            -
  Amortization of unearned restricted stock compensation           -          -         -           -       1,152        1,152
  Change in estimated restricted stock value                       -          -       901           -        (901)           -
- -------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                                  59,991     97,758   126,358     132,223        (606)     415,724
===============================================================================================================================
  Pooling of interests with FANB                                   -      6,124     3,400       8,092           -       17,616
- -------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1992 (Restated)                     59,991    103,882   129,758     140,315        (606)     433,340
  Net income                                                       -          -         -      95,214           -       95,214
  Cash dividends:
    Series 1992 preferred stock ($1.8125 per share)                -          -         -      (4,348)          -       (4,348)
    Common stock ($.85 per share)<FN1>                             -          -         -     (20,985)          -      (20,985)
    FANB common stock                                              -          -         -      (1,064)          -       (1,064)
  Stock split effected in the form of a 25% dividend<FN1>          -     24,780         -     (24,844)          -          (64)
  Conversion of 470 shares of preferred stock
      into 437 shares of common stock                            (12)         2        10           -           -            -
  Common stock issuances:
    FANB convertible debt - 65,877 shares                          -        329       301           -           -          630
    Tax-Deferred Savings Plan- 92,009 shares                       -        460     2,741           -           -        3,201
    Dividend and Interest Reinvestment and
      Stock Purchase Plan- 53,476 shares                           -        267     1,571           -           -        1,838
    Stock options exercised, net of shares surrendered
      in payment and tax benefit- 98,565 shares                    -        493       942           -           -        1,435
  Restricted stock issued- 38,255 shares                           -        191     1,157           -      (1,348)           -
  Restricted stock retired - 16,375 shares                         -        (82)     (330)          -           -         (412)
  Common stock retired - 2,280 shares                              -        (11)      (46)          -           -          (57)
  Amortization of unearned restricted stock compensation           -          -         -           -         944          944
  Change in estimated restricted stock value                       -          -      (193)          -         193            -
- -------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                               $  59,979   $130,311  $135,911  $  184,288    $   (817)    $509,672
===============================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

<FN1>  On December 30, 1993, First Commerce Corporation paid a stock split effected in the form of a 25% stock dividend. Per share data has been adjusted to reflect this stock split.


CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)


                                                                                      Years Ended December 31
========================================================================================================================
                                                                               1993           1992           1991
                                                                            (Restated)
- ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net Income                                                               $    95,214    $    72,475    $    34,029
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                 (4,504)        22,040         43,734
      Depreciation and amortization                                             11,145          9,963          9,360
      Amortization of intangibles                                                2,829          2,445          2,677
      Deferred income taxes                                                     (8,626)        (2,416)       (10,837)
      (Gains) losses on securities transactions                                    423           (258)          (259)
      (Increase) decrease in trading account securities                          1,894         (1,736)         3,119
      (Increase) decrease in accrued interest receivable                         1,898         (9,672)         4,992
      (Increase) in other assets                                               (22,914)       (16,536)        (7,031)
      Increase (decrease) in accrued interest payable                            1,002         (6,611)        (2,946)
      Increase in accounts payable and other accrued liabilities                15,775          3,435         13,503
      Other, net                                                                   875         11,350         13,042
- ------------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                               95,011         84,479        103,383
========================================================================================================================
INVESTING ACTIVITIES
  Net (increase) decrease in interest-bearing deposits in other banks          328,264        (84,449)       (58,853)
  Proceeds from sales and calls of securities                                  469,616        229,872         12,435
  Proceeds from maturities of securities                                     1,029,403      1,048,500        532,997
  Purchases of securities                                                   (1,743,533)    (2,410,087)    (1,049,717)
  Net (increase) decrease in federal funds sold and securities
    purchased under resale agreements                                           (7,774)        74,674        (39,938)
  Net (increase) decrease in loans                                            (352,158)        21,809         27,526
  Purchase of minority interest                                                      -         (8,288)             -
  Proceeds provided (used) by acquisition of Pelican deposits and selected marketable assets:
    Purchases of assets, net of cash acquired                                        -       (213,780)             -
    Proceeds from sale of selected acquired assets                                   -        204,222              -
    Assumption of deposits and other liabilities                                     -      1,416,415              -
    Repayment of deposits in branches not reopened                                   -       (275,434)             -
  Purchases of premises and equipment                                          (19,278)       (14,808)       (11,743)
  Proceeds from sales of foreclosed assets                                      15,920         18,265         24,187
  Other, net                                                                     1,818            564           (378)
- ------------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                      (277,722)         7,475       (563,484)
========================================================================================================================
FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts,
    money market accounts and savings accounts                                 108,767        225,661        556,914
  Net increase (decrease) in domestic and foreign time deposits                (75,784)      (636,219)        91,057
  Net increase (decrease) in short-term borrowings                             198,679        248,029       (154,850)
  Payments on long-term debt                                                    (5,970)        (4,399)        (1,888)
  Proceeds from common stock issued in public offering                               -         45,852              -
  Proceeds from sales of common stock                                            5,385          6,167          4,306
  Proceeds from Series 1992 preferred stock sold in public offering                  -         57,597              -
  Cash dividends                                                               (24,995)       (17,872)       (13,986)
- ------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                           206,082        (75,184)       481,553
========================================================================================================================
    INCREASE IN CASH AND CASH EQUIVALENTS                                       23,371         16,770         21,452
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             364,177        338,721        317,269
========================================================================================================================
    CASH AND CASH EQUIVALENTS AT END OF YEAR                               $   387,548    $   355,491    $   338,721
========================================================================================================================
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1
Summary of Significant Accounting Policies

     The accounting and reporting policies of First Commerce Corporation (FCC) and its subsidiaries conform with generally accepted accounting principles and with general practices within the financial services industry. The principles and policies followed by FCC and its subsidiaries and the methods of applying those principles and policies which materially affect the determination of the consolidated financial position, results of operations or cash flows are summarized below and in the following notes.

BASIS OF CONSOLIDATION
     The consolidated financial statements include the accounts of FCC and all of its subsidiaries, of which the banking subsidiaries are collectively "the Banks". All significant intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION
     Certain prior years' amounts have been reclassified to conform with current year financial statement presentation.

SECURITIES HELD FOR INVESTMENT
     Securities which FCC has the intent and ability to hold for the long-term or until maturity are classified as held for investment. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using either the interest method or the straight-line method, which produces approximately the same results. Realized gains or losses are recognized at the time of sale or call of a security and are shown as a separate component of other income in the consolidated statements of income.

SECURITIES HELD FOR SALE
     Securities which may be sold in response to changes in interest rates, liquidity needs or asset/liability management strategies are classified as held for sale. These securities are stated at the lower of aggregate cost or market. Adjustments to market and realized gains or losses are shown as a separate component of other income in the consolidated statements of income.

MONEY MARKET INVESTMENTS
     Money market investments include interest-bearing deposits in other banks, federal funds sold, securities purchased under resale agreements and trading account securities. They are stated at cost, which approximates market value, with the exception of trading account securities, which are carried at market value. Adjustments to market value and trading account gains and losses are included in other operating revenue in the consolidated statements of income. Interest and dividend income on trading account securities is included in interest income on money market investments.

LOANS AND LEASES
     Interest income on most loans is accrued based on the principal amounts outstanding. Unearned income on loans made on a discounted basis is recognized as interest income using either the rule of 78s (sum-of-the-month's digits) or the interest method, which result in approximately level rates of return over the terms of the loans.
     Loan origination fees and costs are deferred and amortized as an adjustment of the yield according to the interest method for commercial loans and the straight-line method for consumer and residential mortgage loans. The amortization period for commercial and consumer loans is the actual life of the loans; for residential mortgage loans the amortization period is the average life of the loan. Loan origination costs on credit card loans are not deferred due to the immaterial effect on FCC's financial statements. Annual credit card fees are recognized on a straight-line basis over the twelve-month period that cardholders may use the card.

NONPERFORMING LOANS
     Nonperforming loans and leases consist of nonaccrual loans and restructured loans. Loans and leases past due 90 days or more are considered to be performing loans and leases until placed on nonaccrual status. Loans and leases are placed on nonaccrual status when, in the opinion of management, there is sufficient uncertainty as to timely collection of interest or principal so as to preclude the recognition in reported earnings of some or all of the contractual interest. When a loan is placed on nonaccrual status, interest accrued but not collected is usually reversed against interest income. Generally, any payments received on nonaccrual loans and leases are first applied to reduce outstanding principal amounts. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured. Delinquent credit card loans are charged-off within 180 days. Student loans, which are 100% government guaranteed, are not placed on nonaccrual status.

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses represents management's best estimate of potential losses in the loan and lease portfolios. This estimate is based on an ongoing assessment of the portfolios. Factors which are considered include significant changes in the character of the portfolios, loan concentrations, current year charge-offs, historical ratios of charge-offs to average loans and leases, trends in portfolio volumes, delinquencies, nonaccruals and economic conditions. Ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

FORECLOSED ASSETS
     Property transferred to foreclosed assets is recorded at fair value at the time of transfer. Fair value is the anticipated sales price of the assets, based upon independent appraisals and other relevant factors. When a loan is reclassified as a foreclosed asset, the reduction of the carrying value to the fair value is charged to the allowance for loan losses. Subsequent to foreclosure, foreclosed assets are reflected at the lower of current fair value or the fair value at the date of transfer to foreclosed assets. Any subsequent reductions are charged to nonperforming assets expense. Revenues and expenses associated with operating or disposing of foreclosed assets are recorded during the period in which they are incurred.

PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using various methods, principally straight-line, over the estimated useful lives of each type of asset. Leasehold improvements are amortized using the straight-line method over the periods of the leases or the estimated useful lives, whichever is shorter. Additions to premises and equipment and major replacements or improvements are capitalized. Gains and losses on dispositions, maintenance, repairs and minor replacements are reflected in current operations.

INCOME TAXES
     FCC and its subsidiaries file a consolidated federal income tax return. Income tax expense or benefit is based on income reported for financial accounting purposes. Effective January 1, 1993, FCC changed its method of accounting for income taxes from the deferred method to the asset and liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the asset and liability method, deferred assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of FCC's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.
     Prior to 1993, FCC accounted for income taxes using APB 11. Using this standard, deferred taxes, which result from recognition of certain income and expense items in one period for financial accounting purposes and another period for income tax purposes, are a component of income tax expense.

FOREIGN EXCHANGE CONTRACTS
     Generally, sales or purchases of foreign exchange contracts are covered with offsetting transactions. FCC uses foreign exchange contracts as commercial service products and does not intend to speculate with open positions in the foreign exchange market. Unrealized gains or losses in the foreign exchange portfolio are recognized upon the maturity of the contracts.

INTEREST RATE CONTRACTS
     FCC enters into a variety of interest rate contracts such as caps, collars and floors in the management of its interest rate exposure. These instruments are typically entered into as hedges against interest rate risk on specific assets and liabilities. The premium paid or received for any of these instruments is amortized over the expected remaining term of the agreement. Cash flows relative to these instruments are recorded as adjustments to interest income or expense. Gains and losses on any contracts sold are deferred and amortized over the expected remaining term of the hedged asset or liability. If the asset or liability is disposed of, any unamortized gain or loss on the hedging instrument is included in the determination of the gain or loss from the disposition.

INTEREST RATE SWAP AGREEMENTS
     FCC enters into interest rate swap agreements primarily as a means to manage its interest rate exposure. Adjusted revenues or expenses related to interest rate swaps are recognized over the lives of the agreements. Fees related to swap agreements are amortized using the interest method over the life of the swap. If an interest rate swap which qualifies for deferral accounting is terminated, the gain or loss is deferred and amortized over the remaining life of the specific asset or liability it was hedging. If the instrument being hedged by a swap is disposed of, the swap agreement is marked to market with any resulting gain or loss included in the determination of the gain or loss from the disposition. Interest rate swap agreements not qualifying for deferral accounting are recorded at market value. Any changes in the market value are recognized in other income.

RETIREMENT PLAN
     FCC and its subsidiaries have established a retirement plan covering substantially all employees. Pension expense is charged to current operations and consists of service costs and interest costs reduced by the expected return on plan assets and amortization of initial unrecognized net assets. Current policy is to pay into the trust fund only that portion of the accrued liability which is currently tax deductible.

POSTRETIREMENT BENEFITS
     FCC accrues the expected costs of postretirement benefits during the years that an eligible employee renders service to the employer.

INTANGIBLE ASSETS
     Unamortized costs of purchased subsidiaries in excess of the fair value of the acquired net tangible assets are included in goodwill and other intangibles in the consolidated balance sheets. Also included in goodwill and other intangibles are premiums paid on the purchase of loan portfolios and deposit assumptions. Identifiable intangible assets, principally related to "depositor and borrower relationships," are being amortized using the straight-line method over the estimated periods benefited. The remaining costs (goodwill) are being amortized on the straight-line method ranging from 5 to 20 years.

EARNINGS PER COMMON SHARE
     Income for primary earnings per share is adjusted for preferred stock dividends. Primary earnings per share are computed based on the weighted average number of common shares outstanding and common stock equivalents arising from the assumed exercise of outstanding stock options, unless their effect would be antidilutive. Fully diluted earnings per share are computed using average common shares and equivalents. Common stock equivalents are increased by the assumed conversion of convertible debentures and preferred stock into common stock as if converted at the beginning of the period, unless their effect would be antidilutive. Income for fully diluted earnings per share is adjusted for interest expense related to the debentures, net of the related income tax effect, and preferred stock dividends.

STATEMENTS OF CASH FLOWS
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and noninterest-bearing amounts due from banks.

FAIR VALUE DISCLOSURE
     Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of their financial assets and liabilities. Approximately 97% of FCC's assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of FCC's financial instruments, however, lack a readily available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, significant estimations and present value calculations were used by FCC for the purposes of this disclosure.
     Estimated fair values have been determined by FCC using the best available data, and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used as well as the estimated fair values, and recorded book balances at December 31, 1993 and 1992 are included in the appropriate footnote.
     Fair value estimates are based on existing on and off-balance sheet financial instruments without considering the value of future business and the value of assets and liabilities that are not considered financial instruments. Also, the tax ramifications related to unrealized gains and losses have not been considered in any of the estimates.
     Reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

OTHER
     Assets held by the Banks in fiduciary capacities (assets under trust agreements) are not assets of the Banks and are not included in the consolidated balance sheets. Generally, certain minor sources of income are recorded when payment is received. Results of these activities on the cash basis do not differ materially from those that would be reported using the accrual basis of accounting.

NOTE 2
Aquisitions

   Effective January 1, 1994, First Acadiana National Bancshares, Inc. (FANB), the parent company of First Acadiana National Bank, was acquired by FCC for 1,290,145 shares of common stock. First Acadiana National Bank was merged with The First National Bank of Lafayette, a wholly owned subsidiary of FCC.
The acquisition was accounted for as a pooling-of-interests.

    All 1993 financial information reported reflects the pooling-of-interests with FANB. Financial information prior to 1993 was not restated, since the effect would be immaterial Selected separate company and combined financial information of FCC and FANB for the year ended December 31, 1993 are presented below (in thousands, except for per share amounts).

                                FCC         FANB       Combined
===============================================================
Year Ended December 31, 1993
  Net interest income       $ 240,173    $  9,837    $ 250,010
  Provision for loan losses $  (5,304)   $    800    $  (4,504)
  Other income              $ 100,352    $  2,069    $ 102,421
  Operating expense         $ 211,852    $  9,228    $ 221,080
  Net income                $  93,911    $  1,303    $  95,214
  Earnings per common share
      Primary               $    3.59    $   4.22    $    3.48
      Fully diluted         $    3.27    $   4.22    $    3.18
===============================================================

  On January 13, 1992, FCC's banks in New Orleans, Baton Rouge, and Alexandria acquired from the Resolution Trust Corporation approximately $1.5 billion of insured deposits and other marketable securities of Pelican Homestead and Savings Association ("Pelican"). $275 million of these deposits were immediately paid out.

NOTE 3
Restrictions on Cash and Due from Banks

     The Banks are required to maintain average reserve balances with the Federal Reserve bank based on a percentage of deposits. Average balances maintaind for such purposes were $93,470,000 and $81,324,000 during 1993 and 1992, respectively.

     For cash and due from banks and money market investments, the carrying amount is a reasonable estimate of fair value. The book value of cash and due from banks and money market investments was $472,052,000 as of December 31, 1993 and $756,451,000 at December 31, 1992.


NOTE 4
Securities Held for Investment

     An analysis of securities held for investment follows (in thousands):

                                     Carrying      Market
                                       Value       Value         Gains      (Losses)
=======================================================================================
December 31, 1993 (Restated)
- ---------------------------------------------------------------------------------------
U.S Treasury
  securities                         $    770,915  $    776,601  $   5,688  $       (2)
Obligations of U.S.
  agencies and
  corporations                            674,108       679,204      6,300      (1,204)
Obligations of states
  and political
  subdivisions                             63,731        76,376     12,645         -
Other bonds,
  notes, debentures
  and stock                                14,884        14,905         33         (12)
- ---------------------------------------------------------------------------------------
      Total securities held
        for investment               $  1,523,638  $  1,547,086  $  24,666  $   (1,218)
=======================================================================================
December 31, 1992
- ---------------------------------------------------------------------------------------
U.S Treasury
  securities                         $  1,334,406  $  1,352,866  $  18,683  $     (223)
Obligations of U.S.
  agencies and
  corporations                          1,053,050     1,046,905      2,781      (8,926)
Obligations of states
  and political
  subdivisions                             68,119        79,858     11,778         (39)
Other bonds,
  notes, debentures
  and stock                                36,820        36,237          3        (586)
- ---------------------------------------------------------------------------------------
      Total securities held
        for investment               $  2,492,395  $  2,515,866  $  33,245  $   (9,774)
=======================================================================================
December 31, 1991
- ---------------------------------------------------------------------------------------
U.S Treasury
  securities                         $    851,354  $    881,546  $  30,192  $      -
Obligations of U.S.
  agencies and
  corporations                            825,217       843,643     18,467         (41)
Obligations of states
  and political
  subdivisions                            125,944       140,717     14,880        (107)
Other bonds,
  notes, debentures
  and stock                                24,051        22,140         81      (1,992)
- ---------------------------------------------------------------------------------------
      Total securities held
        for investment               $  1,826,566  $  1,888,046  $  63,620  $   (2,140)
=======================================================================================

     During 1993, proceeds from the calls of securities were $34,914,000, resulting in gross realized gains of $102,000 and gross realized losses $48,000.

     An analysis of the carrying and the market values of securities held for investment by maturity periods follows (in thousands):

                                     Carrying      Market
                                       Value       Value         Gains      (Losses)
=======================================================================================
December 31, 1993 (Restated)
- ---------------------------------------------------------------------------------------
Within one year                      $    775,562  $    780,886  $   5,324  $      -
One to five years                          73,327        75,369      2,065         (23)
Five to ten years                          18,819        20,212      1,393         -
After ten years                           655,930       670,619     15,884      (1,195)
- ---------------------------------------------------------------------------------------
      Total securities held
        for investment               $  1,523,638  $  1,547,086  $  24,666  $   (1,218)
=======================================================================================

     Maturities of mortgage-backed securities are classified by contractual (stated) maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. During 1993, $103 million of mortgage-backed securities were paid out prior to maturity.

     Securities with carrying values of approximately $823,574,000, $584,573,000, and $433,088,000 at December 31, 1993, 1992 and 1991,
respectively, were pledged to secure public and trust deposits, and for other purposes as required by law.

     Excluding securities issued by the U.S. government or by U.S. government agencies or corporations, no securities of any issuer exceeded 10 percent of consolidated stockholders' equity as of December 31, 1993 or 1992, when both securities held for investment and held for sale were combined.

     The fair value of securities held for investment is the market value.
The market value was determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists.


NOTE 5
Securities Held for Sale

     An analysis of securities held for sale are as follows (in thousands):

                                  Carrying    Market
                                   Value      Value      Gains     (Losses)
============================================================================
December 31, 1993 (Restated)
- ----------------------------------------------------------------------------
U.S Treasury
  securities                    $  713,558 $  718,560 $    5,019 $      (17)
Obligations of U.S.
  agencies and
  corporations                   1,005,358  1,000,761      1,852     (6,449)
Obligations of states
  and political
  subdivisions                      41,011     43,985      3,024        (50)
Other bonds,
  notes, debentures
  and stock                         20,000     20,000        -          -
- ----------------------------------------------------------------------------
    Total securities held
      for sale                  $1,779,927 $1,783,306 $    9,895 $   (6,516)
============================================================================
December 31, 1992
- ----------------------------------------------------------------------------
U.S Treasury
  securities                    $  131,458 $  135,088 $    4,415 $     (785)
Obligations of U.S.
  agencies and
  corporations                     274,611    277,890      3,813       (534)
Obligations of states
  and political
  subdivisions                      38,688     40,791      2,123        (20)
Other bonds,
  notes, debentures
  and stock                         18,600     18,600        -          -
- ----------------------------------------------------------------------------
      Total securities held
        for sale                $  463,357 $  472,369 $   10,351 $   (1,339)
============================================================================

  During 1993, proceeds from the sales and calls of securities held for sale were $434,702,000, resulting in gross realized gains of $473,000 and gross realized losses of $950,000.

     An analysis of the carrying and market values of the securities held for sale by contractual maturity periods follows (in thousands):

                                Carrying      Market
                                Value         Value      Gains     (Losses)
============================================================================
December 31, 1993 (Restated)
- ----------------------------------------------------------------------------
Within one year                 $    5,917 $    5,944 $       27 $      -
One to five years                  840,061    845,115      5,839       (785)
Five to ten years                  311,453    309,501        177     (2,129)
After ten years                    622,496    622,746      3,852     (3,602)
- ----------------------------------------------------------------------------
      Total securities held
        for sale                $1,779,927 $1,783,306 $    9,895 $   (6,516)
============================================================================

     Maturities of mortgage-backed securities are classified by contractual (stated) maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. During 1993, $248 million of mortgage-backed securities were paid out prior to maturity.

     Excluding securities issued by the U.S. government or by U.S. government agencies and corporations, no securities of any issuer exceeded 10 percent of consolidated stockholders' equity as of December 31, 1993, when securities both held for investment and held for sale were combined.

     The fair value of securities held for sale is the market value. The market value was determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists.

     In May, 1993, the Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Adoption of the new standard is required for fiscal years beginning after December 15, 1993. FCC will adopt this statement effective January 1, 1994. FCC's intention is to classify a substantial portion of its investment portfolio in the Available for Sale category, which have the effect of increasing stockholders' equity to the extent market value of the securities exceeds book value on January 1, 1994, net of tax effects. As of December 31, 1993, such an adjustment would have resulted in a $13.65 million increase in stockholders' equity.



NOTE 6
Loans and Leases

     The composition of loans and leases was as follows (in thousands):

                                                       December 31
===========================================================================
                                                    1993         1992
                                                 (Restated)
- ---------------------------------------------------------------------------
Domestic
  Loans to individuals                          $1,184,726  $    817,109
  Commercial, financial and
    agricultural                                   482,677       473,411
  Real estate                                      521,283       479,371
  Credit card loans                                383,932       385,604
  Other loans                                      106,465        95,463
- ---------------------------------------------------------------------------
    Total domestic loans
      and leases                                 2,679,083     2,250,958
International
  In domestic offices                                7,436         4,912
- ---------------------------------------------------------------------------
    Total loans and leases                       2,686,519     2,255,870
Unearned income                                    (11,822)      (16,391)
- ---------------------------------------------------------------------------
  Loans and leases, net
    of unearned income                          $2,674,697  $  2,239,479
===========================================================================

     The following tables provide a further classification of certain categories of loans and leases as of December 31, 1993 (dollars in thousands):
===========================================================================

Loans to Individuals by Type as a
Percent of Total Loans and Leases
- ---------------------------------------------------------------------------
Residential (1-4 family) - first lien           $  448,054         16.68 %
Residential (1-4 family) - junior lien              73,308          2.73
Automobile                                         352,744         13.13
Education                                          146,516          5.45
Personal expenditures                              110,474          4.11
Other                                               53,630          2.00
- ---------------------------------------------------------------------------
                                                $1,184,726         44.10 %
===========================================================================

Commercial, Financial and Agricultural Loans by Industry
as a Percent of Total Loans and Leases
- ---------------------------------------------------------------------------
Services                                        $  128,026          4.77 %
Transportation                                      61,993          2.31
Wholesale trade                                     51,979          1.93
Financial                                           45,679          1.70
Manfacturing                                        43,925          1.64
Retail trade                                        40,030          1.49
Mining                                              28,486          1.06
Construction                                        27,317          1.02
Communications                                      18,859           .70
Other                                               36,383          1.35
- ---------------------------------------------------------------------------
                                                $  482,677         17.97 %
===========================================================================

===========================================================================
Real Estate Loans by Type as a Percent
  of Total Loans and Leases
- ---------------------------------------------------------------------------
Commercial                                      $  466,228         17.35 %
Construction and land development                   33,000          1.23
Multi-family                                        19,099           .71
Farmland                                             2,956           .11
- ---------------------------------------------------------------------------
                                                $  521,283         19.40 %
===========================================================================

     In the ordinary course of business, the Banks make loans to directors and executive officers of FCC and its subsidiaries and to their associates. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risks of collectibility. The amount of such related party loans was $47,736,000 and $77,548,000 at December 31, 1993 and 1992, respectively. An analysis of 1993 activity with respect to these loans follows (in thousands):

                                                                    1993
===========================================================================
Beginning balance                                           $     77,548
Additions                                                        135,521
Repayments                                                      (140,211)
Decrease due to change in related parties                        (25,122)
- ---------------------------------------------------------------------------
Ending balance                                              $     47,736
===========================================================================

     The fair value of loans, except for credit card loans, was calculated by discounting scheduled principal and interest payments to maturity using estimates of December 31, 1993 and 1992 rates. For credit card loans, cash flows and maturities were estimated based on historical experience and discounted using an average yield adjusted for servicing costs and credit losses.

     The estimated fair value of the loan portfolio at December 31, 1993 was $2,601,299,000 and the book value, net of the allowance for loan losses and unearned income, was $2,606,395,000. The estimated fair value of the loan portfolio at December 31, 1992 was $2,195,766,000 and the book value, net of the allowance for loan losses and unearned income, was $2,162,506,000.


NOTE 7
Allowance for Loan Losses

     A summary analysis of the transactions in the allowance for loan losses follows (dollars in thousands):

                                                   Years Ended December 31
==================================================================================
                                                   1993     1992        1991
                                              (Restated)
- ----------------------------------------------------------------------------------
Balance at beginning of year                 $ 79,919    $ 70,817    $  57,807
Provision charged to expense                   (4,504)     22,040       43,734
  Loans and leases charged to the allowance   (16,233)    (24,100)     (39,027)
  Recoveries on loans and leases previously
    charged to the allowance                    9,120       8,216        8,303
- ----------------------------------------------------------------------------------
    Net charge-offs                            (7,113)    (15,884)     (30,724)
- ----------------------------------------------------------------------------------
Balance at end of year                       $ 68,302    $ 76,973    $  70,817
==================================================================================
Net charge-offs as a percent of
  average loans and leases<FN1>                   .30 %       .73 %       1.32 %
Allowance for loan losses as a percent of
  loans and leases<FN1> at end of year           2.55 %      3.44 %       3.11 %
==================================================================================
<FN1> Net of unearned income.


NOTE 8
Nonperforming Assets

     Nonperforming assets include loans and leases on nonaccrual status, loans and leases that have been restructured with borrowers as to interest rates or repayment terms for credit reasons, real estate acquired through foreclosures, loans classified as in-substance foreclosures, unused bank premises and other foreclosed assets. Loans past due 90 days or more are considered to be performing assets until placed on nonaccrual status. Nonperforming assets included in the consolidated balance sheets were as follows (dollars in thousands):


                                 December 31
=====================================================
                                 1993      1992
                              (Restated)
- -----------------------------------------------------
Nonaccrual loans                 $25,461   $43,108
Foreclosed assets
  Other real estate               12,667    29,258
  Other foreclosed assets             96        93
  Allowance for losses
    on foreclosed assets          (5,515)   (8,611)
- -----------------------------------------------------
                                   7,248    20,740
- -----------------------------------------------------
      Total nonperforming
        assets                   $32,709   $63,848
=====================================================
  Loans past due 90 days
    or more and not
    on nonaccrual status         $12,523   $13,499
=====================================================
Ratios at end of year
  Nonperforming assets
    as a percent of loans
    and leases<FN1> plus
    foreclosed assets               1.22 %    2.82 %
  Allowance for loan losses
    as a percent of non-
    performing loans              268.26 %  178.56 %
  Loans and leases past
    due 90 days or more
    and not on nonaccrual
    status as a percent of
    loans and leases<FN1>            .47 %     .60 %
=====================================================
<FN1>Net of unearned income.


     The loss of income associated with nonperforming loans and leases and the cost of carrying foreclosed assets were (in thousands except per share amounts):


                                                   Years Ended December 31
===============================================================================
                                                 1993      1992       1991
                                               (Restated)
- -------------------------------------------------------------------------------
Effect on pretax income
  Nonperforming loans
    Contractual interest income               $ 4,156   $ 5,599    $   9,969
    Interest reversed on new
      nonaccrual loans                            216       337        1,019
    Income actually received and recorded
      on loans on nonaccrual status
      during the year                            (242)      (62)        (724)
- -------------------------------------------------------------------------------
      Loss of interest income on loans          4,130     5,874       10,264
- -------------------------------------------------------------------------------
  Foreclosed assets
    Cost of operations                          1,429     1,616        2,620
    Interest cost (average purchased
      funds rate)                                 477       783        1,704
    Net (gains) losses on foreclosed assets    (1,933)   (1,736)       9,458
    Provision for losses on foreclosed assets   1,656     6,449        1,444
- -------------------------------------------------------------------------------
      Cost to carry foreclosed assets           1,629     7,112       15,226
- -------------------------------------------------------------------------------
        Total effect on pretax income         $ 5,759   $12,986    $  25,490
===============================================================================
Cost per common share after tax               $   .12   $   .36    $     .78
===============================================================================
Interest payments applied to principal        $ 3,232   $ 4,864    $   6,737
===============================================================================

     Additionally, interest of $3,321,000 was recovered on loans previously on nonaccrual, but not on nonaccrual status in 1993.

     The activity in the allowance for foreclosed assets was as follows (in thousands):


                                              Year Ended December 31
===============================================================================
                                                 1993      1992
                                               (Restated)
- -------------------------------------------------------------------------------
Balance at beginning
  of year                                     $ 8,611   $ 4,255
Allowance provisions                            1,656     6,449
Sales and dispositions                         (4,752)   (2,093)
- -------------------------------------------------------------------------------
  Net change                                   (3,096)    4,356
- -------------------------------------------------------------------------------
Balance at end of year                        $ 5,515   $ 8,611
===============================================================================


     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". This standard refines the measurement of certain impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate. Adoption of this new standard is required for fiscal years beginning after December 15, 1994. FCC will adopt this statement beginning January 1, 1995. The effect of SFAS 114 on FCC's consolidated financial statements has not yet been determined.


NOTE 9
Premises and Equipment

     An analysis of premises and equipment by asset classification follows (in thousands):

                                       December 31
=========================================================
                                       1993       1992
                                     (Restated)
- ---------------------------------------------------------
Land                                $ 20,687   $  18,276
Buildings                             64,636      59,254
Leasehold Improvements                18,765      17,720
Furniture, fixtures and equipment     76,045      63,877
Capitalized leased equipment             390         390
Construction in progress               7,746       6,280
- ---------------------------------------------------------
                                     188,269     165,797
Accumulated depreciation
    and amortization                 (86,039)    (74,323)
- ---------------------------------------------------------
                                    $102,230   $  91,474
=========================================================

     Provisions for depreciation and amortization charged to operating expense were $11,146,000, $9,963,000 and $9,360,000 for 1993, 1992 and 1991,
respectively.

     At December 31, 1993, the Banks and a service subsidiary were obligated under a number of noncancelable leases for land and buildings used for continuing operations and for equipment, primarily computer equipment, on a short-term basis. Future minimum rental payments under operating leases having an initial or remaining noncancelable lease term in excess of one year were as follows (in thousands):


                           Premises  Equipment    Total
=========================================================
1994                       $  6,395 $     97   $   6,492
1995                          6,237       61       6,298
1996                          3,936       60       3,996
1997                          2,188        7       2,195
1998                          1,884        -       1,884
Later years                  16,942        -      16,942
- ---------------------------------------------------------
                           $ 37,582 $    225   $  37,807
=========================================================

     Generally, operating leases contain renewal options on essentially the same basis as current rental terms. Total rental expense, net of immaterial sublease rentals, was $6,080,000, $5,858,000 and $5,544,000 for 1993, 1992 and
1991, respectively.


NOTE 10
Goodwill and Other Intangibles

     Tangible and identifiable intangible assets and liabilities of acquisitions accounted for as purchases were recorded at their fair values at the dates of acquisition. The excess of purchase price over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Also included in goodwill and other intangibles are premiums which were paid on the purchase of loan portfolios and deposits from the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. Selected information concerning intangibles follows (in thousands):


                                                          December 31
================================================================================
                                                        1993      1992
                                                      (Restated)
- --------------------------------------------------------------------------------
Favorable leasehold interests                        $   737   $   771
Borrower relationships                                   415       735
Depositor relationships                                3,724     4,535
Goodwill                                              11,267    11,983
- --------------------------------------------------------------------------------
    Total                                            $16,143   $18,024
================================================================================

                                                 Pretax Amortization
                                               Years Ended December 31
================================================================================
                                              1993      1992      1991
                                           (Restated)
- --------------------------------------------------------------------------------
Favorable leasehold interests             $     34   $    40   $    45
Borrower relationships                         389       581       859
Depositor relationships                      1,386       961       902
Other identifiable intangibles                   -         -        12
Goodwill                                     1,020       863       859
- --------------------------------------------------------------------------------
    Total                                 $  2,829   $ 2,445   $ 2,677
================================================================================


NOTE 11
Deposits

     The composition of deposits follows (in thousands):

                                                     December 31
==================================================================================
                                                  1993         1992
                                               (Restated)
- ----------------------------------------------------------------------------------
  Demand deposits                            $  1,182,557 $  1,060,575
  NOW account deposits                            911,268      834,746
  Money market investment deposits                760,998      794,458
  Savings deposits                                615,239      562,233
  Other consumer time deposits                  1,440,049    1,500,939
- ----------------------------------------------------------------------------------
    Total core deposits                         4,910,111    4,752,951
  Time deposits $100,000 and over                 393,961      311,806
  Foreign branch time deposits<FN1>                 5,787       14,119
- ----------------------------------------------------------------------------------
    Total                                    $  5,309,859 $  5,078,876
==================================================================================
<FN1> Primarily deposits of $100,000 and over.

     Deposits with stated maturities were valued using a present value of contractual cash flows with a discount rate approximating current market rates for deposits of similar remaining maturities. The estimated fair value of such deposits at December 31, 1993 was $1,855,680,000 and the book value was $1,839,797,000. The estimated fair value at December 31, 1992 was $1,813,468,000 and the book value was $1,804,428,000.

     SFAS No. 107 requires that deposits without stated maturities have a fair value equal to book value. The book value of such deposits was $3,470,062,000 and $3,274,448,000 at December 31, 1993 and 1992, respectively. However, these deposits do have an inherent value due to the nature of the relationships with these long-term depositors, which are reflected by the premiums that purchasers of deposits have been willing to pay to sellers historically.



NOTE 12
Short-Term Borrowings

     An analysis of short-term borrowings follows (in thousands):

                                                December 31
=======================================================================
                                      1993         1992         1991
                                   (Restated)
- -----------------------------------------------------------------------
Federal funds purchased
  and securities sold under
  agreements to repurchase        $  636,145   $  467,433   $  226,946
Commercial paper                           -          500            -
Other short-term
    borrowings                        42,171       11,704        4,662
- -----------------------------------------------------------------------
    Total                         $  678,316   $  479,637   $  231,608
=======================================================================


     Information regarding federal funds purchased and securities sold under agreements to repurchase follows (dollars in thousands):

=======================================================================
                                      1993         1992         1991
                                   (Restated)
- -----------------------------------------------------------------------
Average interest rate
  on December 31                        2.66 %       2.51 %       3.67 %
- -----------------------------------------------------------------------
Year-to-date averages
  Interest rate                         2.85 %       2.93 %       5.33 %
  Balance                         $  516,058   $  265,873   $  340,877
- -----------------------------------------------------------------------
Maximum amount
  outstanding at any
  month-end during
  the year                        $  775,178   $  467,433   $  455,640
=======================================================================

     Federal funds purchased arise principally from transactions with other banks, generally with 3 to 10 day maturities. Securities sold under agreements to repurchase had maturities ranging from 3 to 20 days at December 31, 1993, and were investment transactions with other national banks, public entities, corporate customers and securities dealers. To the extent that the proceeds of these transactions exceed funding requirements of the Banks, the excess funds are sold in the money markets.

     FCC had no commercial paper at December 31, 1993.   FCC maintains
lines of credit totaling $20 million with various large banks to support the issuance of commercial paper and pays fees to maintain these lines. No lines of credit were in use at December 31, 1993, 1992 or 1991.

     The fair value of short-term borrowings is the book value.



NOTE 13
Long-Term Debt

     Long-term debt consisted of (in thousands):

                                          December 31
====================================================================

                                          1993     1992
                                        (Restated)
- --------------------------------------------------------------------
First Commerce Corporation
  8% debentures                        $     -   $ 5,695
  12 3/4% convertible debentures,
    due in December, 2000;
    unsecured <FN1>
      Series A                          26,846    26,853
      Series B                          57,122    57,262
- --------------------------------------------------------------------
                                        83,968    89,810
- --------------------------------------------------------------------
Subsidiaries
  9% mortgage note payable on
    other real estate                        -        38
  9% mortgage note payable,
    due in installments, balance
    due in November, 1996                5,370     5,439
  10% mortgage note payable,
    due in installments through
    July, 2003                              49        52
  Obligations under capitalized
    leases, due in installments
    through August, 2003                   317       335
- --------------------------------------------------------------------
        Total long-term debt           $89,704   $95,674
====================================================================

<FN1>  Approximately $15,514,000 held by directors and executive officers of FCC.

     Annual principal repayment requirements for the years 1994 through 1998 are as follows (in thousands):


                                       Subsidiaries
====================================================================
1994                                   $    98
- --------------------------------------------------------------------
1995                                       109
- --------------------------------------------------------------------
1996                                     5,233
- --------------------------------------------------------------------
1997                                        31
- --------------------------------------------------------------------
1998                                        35
- --------------------------------------------------------------------


     The 12 3/4% Convertible Debentures due 2000, Series A and B, were issued in exchange for all of the capital stock held by stockholders of The First National Bank of Lake Charles and Rapides Bank & Trust Company in Alexandria, respectively. FCC is required to redeem Series B Debentures at the principal amount upon the death of the original holder; Series A Debentures allow redemption upon the death of the original holder at the option of the holder's estate. At the option of the holder, each of the Series A or B Debentures may be converted into FCC common stock at the conversion price of $26.66 principal amount for one share of stock.

     Total cash payments for interest expense on long-term debt, short-term borrowings and deposits were $142,322,000, $164,244,000 and $205,006,000 for
1993, 1992 and 1991, respectively.

     The fair value of the long-term debt was estimated by dealer quotes. The fair value at December 31, 1993 was $140,736,000, compared to the $89,704,000 book value. The fair value at December 31, 1992 was $127,559,000, compared to the $95,674,000 book value.

     FANB had $630,000 mandatory convertible capital notes outstanding during 1993. These notes were converted into FANB common stock immediately preceding the completion of the acquisition.



NOTE 14
Employee Benefit Plans

     Retirement Plans--FCC has a defined benefit plan covering substantially all employees who have attained age 21 and completed one year of employment. Benefits are based on years of service and the employees' highest average monthly compensation for any 60-month period during the last 120-month period of service. FCC's funding policy is to contribute annually the maximum that can be deducted for federal income tax purposes.

     The following table sets forth the plan's funded status at December 31, 1993 and 1992 (in thousands):


                                               December 31
=================================================================
                                              1993       1992
- -----------------------------------------------------------------
Projected benefit obligation
    Vested benefits                        $(52,031)  $(46,493)
    Nonvested benefits                       (1,021)      (806)
- -----------------------------------------------------------------
    Accumulated benefit obligation          (53,052)   (47,299)
    Effect of projected future
      compensation levels                   (16,005)   (12,543)
- -----------------------------------------------------------------
Projected benefit obligation                (69,057)   (59,842)
Plan assets at fair value                    68,233     65,657
- -----------------------------------------------------------------
Plan assets in excess of projected benefit
    obligation                                 (824)     5,815
Unrecognized net (gain) loss due to
    past experience different from
    assumptions made                            841     (3,928)
Unrecognized prior service cost              (1,082)    (1,617)
Unrecognized net assets being recognized
    over 15 years                            (4,511)    (5,155)
- -----------------------------------------------------------------
Unfunded accrued pension cost included
    in other accrued liabilities           $ (5,576)  $ (4,885)
=================================================================

     The plan's assets consist primarily of U.S. government securities, corporate bonds, common stocks and mutual funds. At December 31, 1993 and 1992, the plan's assets included $201,157 and $1,197,000 of FCC common stock, at market value.

     Net periodic pension cost for 1993, 1992 and 1991 included the following (in thousands):


                                               Years Ended December 31
==========================================================================
                                              1993       1992       1991
- --------------------------------------------------------------------------
Service cost-benefits earned during
    the period                             $  2,524   $  2,289   $  1,889
Interest cost on projected benefit
    obligation                                4,380      4,093      3,856
Return on plan assets                        (5,657)    (2,937)   (11,660)
Net total of other components                  (556)    (3,296)     6,170
- --------------------------------------------------------------------------
    Net periodic pension cost              $    691   $    149   $    255
==========================================================================

     In determining the plan's funded status, the weighted average discount rate assumed was 7% in 1993 and 7 1/2% in 1992 and 1991. The rate of increase in future salary levels was 5 1/2% in each of the three years. The expected long-term rate of return on assets was 8 1/2% in 1993, 1992 and 1991.

     Tax-Deferred Savings Plan--FCC has a Tax-Deferred Savings Plan covering substantially all full-time employees. Employees may voluntarily contribute up to maximum of 15%, with the limit depending on the salary level. Employees receive matching contributions of 50% of voluntary contributions up to a maximum of 2 1/2% of gross pay. Vesting in matching employer contributions occurs at 25% per year after one year's participation with full vesting after four years. Employer contribution $1,637,000, $1,198,000 and $1,054,000 in 1993, 1992 and 1991, respectively, on a restated basis. FANB had an Employee Stock Ownership Plan (ESOP) and a 401(k) Plan during all of 1993. The plans will be merged into FCC's Tax-Deferred Savings Plan in 1994. FANB's contributions to these two plans were included in FCC's contribution.

     Postretirement Benefits--Certain of FCC's subsidiaries provide postretirement medical and life insurance coverage for specified groups of employees who retired in prior years. The expected costs of postretirement benefits are accrued during the years that an eligible employee renders service to the employer, including a portion of the accumulated postretirement benefit at January 1, 1993, amortized over a 20 year period. The total present value of FCC's future obligation (EPBO) was $3,227,000 as of December 31, 1993. The estimated current accumulated postretirement benefit obligation (APBO) was $1,972,000. The APBO and annual expense calculations assume a 7.5% discount rate. The health care cost trend rate assumed in the current calculation begins at 11.0% and declines in future periods, with an underlying inflation rate of 4.0%. An increase in the health care cost trend rate of 1% would result in an increase in the APBO of approximately 10.1% from $1,972,000 to $2,171,000.
FCC's accumulated postretirement benefit expense was $371,000 in 1993, including the 20 year amortization of the transition obligation. Retiree medical insurance and life insurance expense was $47,000, $13,000, and $50,000 in 1993, 1992, and 1991, respectively.

     Postemployment Benefits--In November, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." The Statement, which will become effective in 1994, requires the accrual of expected costs of postemployment benefits during the years that an eligible employee renders services to an employer. Based on preliminary reviews of FCC's postemployment plans, the effect of SFAS 112 on FCC's consolidated financial statements is not expected to be material. FCC will adopt this standard on January 1, 1994, and estimates that its current accumulated postemployment benefit obligation is approximately $1,660,000, which will be expensed over a 20-year period beginning January 1, 1994.



NOTE 15
Stockholders' Equity

     FCC issued 1,290,145 shares of common stock in connection with the acquisition of First Acadiana National Bancshares, Inc. on January 1, 1994.

     On December 30, 1993, FCC paid a five-for-four stock split effected in the form of a 25% stock dividend to stockholders of record on December 17, 1993.
On January 11, 1993, FCC paid a three-for-two stock split effected in the form of a 50% stock dividend to stockholders of record on December 11, 1992. Fractional shares were paid in cash based on the closing price on the payment date adjusted for the stock split. All average number of shares outstanding and per share amounts have been restated to reflect both stock splits.

     On January 23, 1992, FCC issued 2,400,000 shares of 7.25% preferred stock, $25 stated value in a public offering. The preferred stock is non-voting and cummulative as to dividends. Each share of preferred stock is convertible into
1.1646 shares of common stock.

     On June 23, 1992, FCC issued an additional one million common shares which were sold in a public offering.

     FCC's 1985 Stock Option Plan (the 1985 Plan) and Tandem Stock Appreciation Rights Plan (the SAR Plan) were replaced with a new plan in 1992. The FCC
1992 Stock Incentive Plan (the 1992 Plan) covers up to 10% of the outstanding shares of common stock. During 1993, 76,736 options were granted in a price range of $28.20 to $30.80 per share under the 1992 Plan. The exercise price of the shares subject to each option granted under the 1985 Plan is the higher of the fair market value of the stock on the date of grant or the book value. Under the 1992 Plan the exercise price may not be less than the fair market value of the common stock on the date of grant.

     Options are exercisable in 25% increments beginning one year after the date of grant and each year thereafter on a cumulative basis under the 1985
Plan.   Under the 1992 Plan, no option may be exercised during the six-month period immediately following the date of grant. The Stock Option Committee has the discretion to determine the term of each option and the time or times during its term when such option becomes exercisable. The income tax effect of any difference between the market price at the exercise date and the option price is credited to additional paid-in capital as the options are exercised. Both plans allow the issuance of restricted stock; restriction terms are determined at the the time of grant. Under the SAR plan, rights may be granted in conjunction with options granted under the option plan. There are no rights outstanding at this time. A summary of changes in stock options follows (dollars in thousands):


========================================================================
                                             Option Price
- ------------------------------------------------------------------------
                         Number of
                           Shares              Per Share       Aggregate
- ------------------------------------------------------------------------
Outstanding
    January 1, 1991      1,087,219           $9.13-$11.74      $ 10,617
Granted                    125,190              $10.44            1,308
Exercised                 (265,142)          $9.13-$11.74        (2,470)
Canceled                    (6,653)          $9.13-$10.40           (63)
- ------------------------------------------------------------------------
Outstanding
    December 31, 1991      940,614           $9.13-$11.74      $  9,392
Granted                    122,607              $21.07            2,583
Exercised                 (475,231)          $9.13-$11.74        (4,553)
Canceled                   (11,876)          $10.40-$21.07         (174)
- ------------------------------------------------------------------------
Outstanding
    December 31, 1992      576,114           $ 9.13-$21.07     $  7,248
Granted                     76,736           $28.20-$30.80        2,184
Exercised                 (168,555)          $ 9.13-$21.07       (1,684)
Canceled                    (4,245)          $10.44-$28.20          (64)
- ------------------------------------------------------------------------
Outstanding
    December 31, 1993      480,050           $ 9.27-$30.80     $  7,684
========================================================================

     Options for 215,553 shares were exercisable at December 31, 1993.

     On December 31, 1988, restricted stock was issued to those officers with stock options granted in 1986. Options covering 114,136 shares of common stock were canceled and exchanged for 28,191 shares of restricted common stock. Restricted stock was also issued on February 20, 1989. Restrictions on the 1988 and 1989 resticted stock lapsed on Januray 31, 1992, based upon the level of cumulative earnings per share for the years 1989 to 1991. On February 19, 1991, restricted stock was issued; the restrictions on 100% of these shares lapsed on December 31, 1993, based upon the level of cumulative earnings per share for the years 1991 through 1993. On February 16, 1993, restricted stock was issued; the restrictions will lapse in full or in part in 1996, depending on the level of cumulative earnings per share for the years 1993 through 1995. Those officers holding restricted stock receive dividends and have the right to vote the shares based on the assumption that all restrictions will lapse. A summary of changes in restricted stock follows:



================================================================
                                              Number of Shares
================================================================
Outstanding, January 1, 1991                            134,468
Granted                                                  99,946
- ----------------------------------------------------------------
Outstanding, December 31, 1991                          234,414
Granted                                                   5,625
Earned and issued unrestricted                          (73,963)
Retired                                                 (60,507)
Canceled                                                 (6,901)
- ----------------------------------------------------------------
Outstanding, December 31, 1992                           98,668
Granted                                                  47,814
Earned and issued unrestricted                          (82,293)
Retired                                                 (16,375)
- ----------------------------------------------------------------
Outstanding, December 31, 1993                           47,814
================================================================


     FCC recorded $944,000, $1,152,000 and $1,196,000 of amortization expense in 1993, 1992, and 1991, respectively, related to these resticted shares.

     At December 31, 1993, 216,985 shares of common stock were reserved for issuance under the FCC Tax-Deferred and Supplemental Tax-Deferred Savings Plans, in which participants can choose to invest in FCC common stock. FCC's contributions to the plan are made in either cash or FCC common stock, with cash contributions used to purchase FCC common stock. The plan trustee purchased 115,011 shares in 1993, 45,736 shares in 1992, and 68,648 shares in 1991 of FCC common stock directly from FCC.

     At December 31, 1993, 1,487,902 shares of common stock were reserved for issuance under the FCC Dividend and Interest Reinvestment and Stock Purchase Plan, which allows participants to reinvest their dividends (from both common and preferred stock), interest (on the 12 3/4% Debentures, Series A and B) and certain optional cash contributions in FCC common stock. The plan allows FCC, at its discretion, to either issue new shares or purchase shares in the open market on the reinvestment dates for the plan's participants. FCC issued 66,845 shares in 1993, 71,318 shares in 1992 and 70,711 shares in 1991 of common stock directly to the plan for participants.


NOTE 16
Dividend and Loan Restrictions

     The primary source of funds for the dividends paid by FCC to its stockholders is dividends from the Banks. The payment of dividends by national banks is regulated by the Comptroller of the Currency. The payment of dividends by state banks in Louisiana that are members of the Federal Reserve system is regulated by the Louisiana Commissioner of Financial
Institutions and the Federal Reserve Board. All banking subsidiaries can pay dividends to FCC without prior approval. The amount of retained earnings that could be paid to FCC after December 31, 1993 without prior approval was approximately $148,881,000 plus an amount equal to the Banks' net income for 1994. The parent company's net working capital is another source for the payment of dividends. Net working capital was $55,993,000 as of December 31, 1993.

     Under current Federal Reserve regulations, the Banks are limited to the amounts they may loan to their affiliates, including FCC. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of an individual bank's net assets plus its allowance for loan losses. Such loans must be collateralized by assets with market values of 100% to 130% of loan amounts, depending upon the nature of the collateral.



NOTE 17
Off-Balance Sheet Instruments

     In the normal course of business, FCC is a party to financial instruments which are not recorded in the consolidated financial statements. These financial instruments include commitments to extend credit, letters of credit, interest rate contracts and foreign exchange contracts.

     Loan commitments and lines of credit represent commitments to lend funds at specific rates, with fixed expiration or review dates and for specific purposes. These commitments are agreements to fund loans if the conditions in the agreements are met. For their credit card customers, the Banks have the right to change or terminate any terms or conditions of the credit card accounts at any time. Since many commitments and unused credit card lines are never actually drawn upon, the unfunded amounts do not necessarily represent future funding requirements. The Banks evaluate each customer's creditworthiness on an individual basis. The amount of collateral obtained, if any, upon extension of credit is based on the creditworthiness of the customer.

     Standby letters of credit obligate the Banks to pay third parties if the Banks' customers fail to perform under the agreements with those third parties. Commercial letters of credit are used to finance contracts for the shipment of goods from seller to buyer. Letters of credit are subject to credit review, collateral requirements and debt covenants similar to those in loan agreements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     Foreign exchange contracts are commitments to purchase or deliver foreign currency at a specified exchange rate. These contracts are used as commercial service products and guarantee that at a future date, the customer will receive the foreign currency at a specified rate. The market risk from unfavorable movements in currency exchange rates is minimized by offsetting transactions.

     In order to manage interest rate risk on certain assets and liabilities, the Banks may enter into interest rate contracts, including swaps, cap corridors, caps, swaptions and floors. These agreements obligate one or both parties to make interest rate payments based on designated or calculated interest rates times the notional amounts of the contracts. The notional amounts do not represent an amount at risk because they are only used as the basis for determining the actual cash flows related to the interest rate contracts. Normal credit reviews of the parties to these agreements are performed to minimize the risk of default. A swaption is an option to either enter into an interest rate swap at some future date or cancel an existing swap. A cap corridor is the simultaneous purchase and sale of a cap; the cap sold is for a higher rate than the one purchased.

     There are no financial instruments which present an unusual risk to the Banks, and no material losses are anticipated as a result of these transactions.

     A summary of obligations under financial instruments which are not reflected in the consolidated financial statements follows (in thousands):



                                                           December 31
=======================================================================================
                                                        1993          1992
                                                     (Restated)
- ---------------------------------------------------------------------------------------
Commitments to extend credit for loans and
  leases (excluding credit card plans)               $ 627,540   $    604,117
Commitments to extend credit for credit
  card plans                                         $ 983,711   $    904,990
Commercial letters of credit                         $   2,140   $      4,261
Financial letters of credit                          $  46,268   $     45,316
Performance letters of credit                        $  16,681   $     12,490
Foreign exchange contracts
  Commitments to purchase                            $   1,228   $        270
  Commitments to sell                                $   1,326   $      7,872
When-issued securities
  Commitments to purchase                            $     470   $      1,755
  Commitments to sell                                $     470   $      1,420
Interest rate contracts<FN1>
  Swaps, including amortizing interest rate swaps    $ 263,000   $     13,000
  Swaptions                                          $ 200,000   $     50,000
  Caps                                               $   5,000   $      5,000
  Floors                                             $       -   $    300,000
  Cap corridors                                      $ 550,000   $          -
=======================================================================================
<FN1>  Notional principal amounts.


     The fair values of interest rate contracts were obtained from dealer quotes. The notional amount of interest rate contracts and the fair values are not related. The fair value is related to the potential cash flows on these contracts and will fluctuate based on the level of interest rates. The aggregate fair value of interest rate contracts was $(1,109,000) and $(277,000) at December 31, 1993 and 1992, respectively. The negative fair values were related to the swaps and were due to low interest rates.

     The fair value of the foreign exchange contracts is related to the cash flows arising from these contracts and will fluctuate based on currency values. The fair values were $98,000 and $562,000 December 31, 1993 and 1992, respectively.

     The fair values of commitments to extend credit and all types of letters of credit were established using the fees currently charged to enter into similar agreements. The aggregate fair value of these commitments and letters of credit was immaterial.

     The fair value of when-issued securities is the par value.



NOTE 18
Contingencies

     FCC and its subsidiaries have been named as defendants in various legal actions arising from normal business activities in which damages in various amounts are claimed. The amount, if any, of ultimate liability with respect to such matters cannot be determined. However, after consulting with legal counsel, management believes any such liability will not have a material effect on FCC's consolidated financial condition or results of operations.



NOTE 19
Other Operating Expense

    The composition of other operating expense follows (in thousands):

                                           December 31
==========================================================================
                                     1993       1992       1991
                                  (Restated)
- --------------------------------------------------------------------------
Professional fees                 $ 11,532   $  8,574   $  7,260
Advertising and marketing            8,203      7,482      5,881
Stationery and supplies              6,439      5,798      5,020
Computer-related services            5,886      5,300      4,439
Taxes, licenses and other fees       5,462      4,048      4,623
Postage                              5,000      5,071      4,660
Communications                       3,865      3,370      3,018
Amortization of intangibles          2,829      2,445      2,677
Credit card expense                  2,714      1,806      1,700
Travel and entertainment             2,507      1,938      1,643
Armored car, courier and freight     2,250      2,223      2,056
Federal Reserve Bank service charges 1,713      1,481      1,372
Branch, excess facilites and
  other loses                        1,158      2,073      2,941
Nonperforming assets expense         1,152      6,329     13,522
Other                                  737      6,167      5,315
- --------------------------------------------------------------------------
  Total                           $ 61,447   $ 64,105   $ 66,127
==========================================================================


NOTE 20
Income Taxes

   The effect of adopting SFAS 109 was an additional expense of $590,000 in 1993.

   On August 10, 1993 the marginal federal income tax rate was increased to 35% from 34%. This increase was made retroactive to January 1, 1993.

   During 1993, FCC reached a final agreement with the Internal Revenue Service
for federal income tax returns filed for the years through 1990.   The
principal issue related to the deductibility of intangible assets resulting from the 1985 acquisitions of two banks. Following a review of its tax liability position, FCC recognized a one-time adjustment of $3.50 million, which reduced income tax expense.

   The current income tax payable was $9.95 million on December 31, 1993. Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There was a net deferred tax asset of $24.23 million on December 31, 1993. The major temporary differences which created deferred tax assets and liabilities as of December 31, 1993 were as follows (in thousands, restated):

                                                 Deferred Tax      Deferred Tax
                                                   Assets            Liabilities
- ----------------------------------------------------------------------------------
Allowance for loan losses                      $  24,508         $      -
Amortization of intangibles                        3,703                -
Allowance for losses on forclosed assets           2,705                -
Interest on nonaccrual loans                       2,431                -
Employee benefits                                  1,731                -
Accumulated depreciation                               -            4,242
Bond accretion                                         -            3,968
Accrued liabilities                                    -            3,943
Other                                              3,430            2,128
- ----------------------------------------------------------------------------------
  Total deferred taxes                         $  38,508         $ 14,281
==================================================================================

     The components of income tax expense in the consolidated statements of income for the years ended December 31, 1993, 1992 and 1991 were as follows (in thousands):

                                                 Liability                     Deferred
                                                  Method                        Method
================================================================================================
                                                   1993              1992             1991
                                                 (Restated)
- ------------------------------------------------------------------------------------------------
Current                                        $  49,267         $ 35,182         $ 21,773
Deferred                                          (8,626)          (2,416)         (10,837)
- ------------------------------------------------------------------------------------------------
  Total                                        $  40,641         $ 32,766         $ 10,936
================================================================================================

     State and foreign income taxes are included above and were insignificant in all years presented. Income tax expense (benefit) related to securities transactions was $(148,000) in 1993, $87,000 in 1992 and $88,000 in 1991.

     Deferred income tax benefit under the deferred method included the following components (in thousands):

                                                         Years ended December 31
===========================================================================================
                                                           1992             1991
- -------------------------------------------------------------------------------------------
Provision for loan losses                              $  (1,818)       $  (4,079)
Provision for other losses                                  (566)          (4,525)
Interest on nonaccrual loans                              (1,303)          (1,848)
Depreciation                                                (546)            (587)
Direct lease financing income                                 (1)            (264)
Bond accretion                                               (45)             243
Other items, net                                           1,863              223
- -------------------------------------------------------------------------------------------
  Total deferred tax benefit                           $  (2,416)       $ (10,837)
===========================================================================================

       Total income tax expense for 1993, 1992 and 1991 was different from the amount computed by applying the statutory federal income tax rates to pretax income as follows (in percentages):

                                                              Years ended December 31
=============================================================================================
                                                         Liability              Deferred
                                                          Method                 Method
- ---------------------------------------------------------------------------------------------
                                                           1993             1992     1991
                                                         (Restated)
- ---------------------------------------------------------------------------------------------
Federal income tax expense                                 35.00 %          34.00 %  34.00 %
Increase (decrease) resulting from:
  Benefits attributable to
      tax-exempt interest                                  (2.85)           (4.03)  (11.07)
  Deferred taxes no longer needed                          (2.86)               -        -
  Nondeductible expenses                                     .46              .71      .70
  Effect of adopting SFAS 109                                .43                -        -
  Effect of change in tax rate
     on beginning deferred items                           (.33)                -        -
  Other items, net                                           .06              .18      .22
- ---------------------------------------------------------------------------------------------
Actual income tax expense                                  29.91 %          30.86 %  23.85 %
=============================================================================================

        FCC's cash payments for federal income tax liabilities were $37.73 million, $31.20 million and $14.50 million in 1993, 1992 and 1991, respectively.

NOTE 21
Condensed Parent Company Only - Financial Information

Condensed Balance Sheets (in thousands)

                                                 December 31
=============================================================================
                                                  1993         1992
                                               (Restated)
- -----------------------------------------------------------------------------
ASSETS
  Interest-bearing deposits in
    subsidiary banks<FN1>
    Cash and due from banks                      $    43,412   $  46,756
    Time deposits                                        618         931
  Investments in subsidiaries at equity<FN1>
    Banks                                            530,581     444,960
    Nonbanks                                           4,388       5,044
- -----------------------------------------------------------------------------
                                                     534,969     450,004
  Other assets                                        31,982      29,819
- -----------------------------------------------------------------------------
    Total assets                                 $   610,981   $ 527,510
=============================================================================
LIABILITIES
  Commercial paper                               $         -   $     500
  Payable to subsidiaries<FN1>                         7,583       2,401
  Long-term debt                                      83,968      89,810
  Other liabilities                                    9,758      19,075
- -----------------------------------------------------------------------------
    Total liabilities                                101,309     111,786
STOCKHOLDERS' EQUITY                                 509,672     415,724
- -----------------------------------------------------------------------------
    Total liabilities and stockholders' equity   $   610,981   $ 527,510
=============================================================================
<FN1>  Eliminated in consolidation, except for goodwill and other intangibles.


Condensed Statements of Income (in thousands)

                                                        Years Ended December 31
====================================================================================
                                                      1993         1992       1991
                                                   (Restated)
- ------------------------------------------------------------------------------------
INCOME
  Interest and dividends on
    securities                                   $       274   $     104   $     47
  Interest on receivables from
    subsidiaries<FN1>                                  1,798       2,546      1,410
  Dividends from subsidiaries<FN1>                    22,123       3,386     23,211
  Other income                                           234           5         13
- ------------------------------------------------------------------------------------
                                                      24,429       6,041     24,681
- ------------------------------------------------------------------------------------
EXPENSES
  Interest on debt to nonbank subsidiaries               183           -          -
  Interest on debt to nonaffiliates                   11,204      11,313     11,963
  Other                                                1,074       1,624      1,424
- ------------------------------------------------------------------------------------
                                                      12,461      12,937     13,387
- ------------------------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                     11,968      (6,896)    11,294
Income tax benefit                                   (13,514)     (3,062)    (3,928)
- ------------------------------------------------------------------------------------
                                                      25,482      (3,834)    15,222

Equity in undistributed earnings
  of subsidiaries<FN1>                                69,732      76,309     18,807
- ------------------------------------------------------------------------------------
NET INCOME                                            95,214      72,475     34,029
PREFERRED DIVIDEND
  REQUIREMENTS                                         4,348       4,076          -
- ------------------------------------------------------------------------------------
INCOME APPLICABLE TO
  COMMON SHARES                                  $    90,866   $  68,399   $ 34,029
====================================================================================
<FN1> Eliminated in consolidation.



Statements of Cash Flows (in thousands)


                                                    Years Ended December 31
===========================================================================================
                                                  1993        1992         1991
                                               (Restated)
- -------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                   $   95,214 $      72,475 $    34,029
Adjustments to reconcile net income to
  net cash provided by operating activities
      Equity in undistributed earnings
         of subsidiaries<FN1>                   (69,732)      (76,309)    (18,807)
      Deferred income taxes                     (13,394)          304         829
      (Decrease) in interest payable                (21)          (33)        (20)
      (Increase) decrease in other assets         1,682           106         (44)
      Increase (decrease) in other liabilities       27        (9,688)        990
      Other                                         944         1,277         454
- -------------------------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY
          OPERATING ACTIVITIES                   14,720       (11,868)     17,431
- -------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Investment in subsidiaries<FN1>                 3,000       (38,288)       (289)
  Purchase of interest-bearing
    time deposits<FN1>                              -          (2,020)     (2,656)
  Proceeds from maturity of interest-
    bearing time deposits<FN1>                      313         2,335       1,410
  Purchase of securities                        (85,000)      (22,300)        -
  Proceeds from sales of securities              83,975         3,700         -
  Principal collected on advances<FN1>           86,002        73,161      63,382
  Advances originated or acquired<FN1>          (81,289)      (73,366)    (61,443)
- -------------------------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY
          INVESTING ACTIVITIES                    7,001       (56,778)        404
- -------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in commercial paper      (500)          500     (17,086)
  Payments on long-term debt                     (5,842)       (4,308)     (1,806)
  Proceeds from issuance of stock:
    Common                                        5,385        52,019       4,306
    Preferred                                       -          57,597         -
  Cash dividends                                (24,995)      (17,872)    (13,986)
- -------------------------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY
          FINANCING ACTIVITIES                  (25,952)       87,936     (28,572)
- -------------------------------------------------------------------------------------------
    INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                           (4,231)       19,290     (10,737)
    CASH AND CASH EQUIVALENTS
      AT BEGINNING OF YEAR                       47,643        27,466      38,203
- -------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                         $   43,412 $      46,756 $    27,466
===========================================================================================
<FN1>   Eliminated in consolidation.


       MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of First Commerce Corporation is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with generally accepted accounting principles and include some amounts that are necessarily based on management's informed estimates and judgements, with consideration given to materiality. All financial information contained in this annual report is consistent with that in the financial statements.

     Management fulfills its responsibility for the integrity, objectivity, consistency and fair presentation of the financial statements and financial information through an accounting system and related internal accounting controls that are designed to provide reasonable assurance that assets are safeguarded and that transactions are authorized and recorded in accordance with established policies and procedures. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls should not exceed the related benefits. As an integral part of the system of internal accounting controls, First Commerce Corporation has a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the system of internal accounting controls and coordinate audit coverage with the independent public accountants.

     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with management, the internal auditors and the independent public accountants to review matters relating to financial reporting, internal accounting control and the nature, extent and results of the audit effort. The independent public accountants and internal auditors have direct access to the Audit Committee with or without management present.

     The financial statements have been examined by Arthur Andersen & Co., independent public accountants, who render an independent professional opinion on the financial statements prepared by management. Their appointment was recommended by the Audit Committee and approved by the Board of Directors.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
and Board of Directors of
First Commerce Corporation:

     We have audited the consolidated balance sheets of FIRST COMMERCE CORPORATION (a Louisiana corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commerce Corporation and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                         ARTHUR ANDERSEN & CO.
New Orleans, Louisiana,
January 12, 1994