Form 10-K, Exhibit 13
period 1994-07-02
FIRST COMMERCE CORP /LA/
filed 1995-03-20
CIK 36204

EXHIBIT 13

FINANCIAL HIGHLIGHTS

=============================================================================================
(dollars in thousands except per share data)               1994           1993    % Change
- ---------------------------------------------------------------------------------------------
INCOME DATA
   Net income                                         $     63,684   $     95,214      (33)%
   Operating income                                         91,990         95,489       (4)%
   Net interest income (FTE)                               261,913        256,049        2 %
- ---------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net income - primary                               $       2.25   $       3.48      (35)%
   Net income - fully diluted                                 2.19           3.18      (31)%
   Operating income - primary                                 3.33           3.50       (5)%
   Operating income - fully diluted                           3.07           3.20       (4)%
   Book value (end of period)                                15.71          17.28       (9)%
   Tangible book value (end of period)                       15.13          16.66       (9)%
   Cash dividends                                             1.10           0.85       29 %
- ---------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
   Securities                                         $  3,038,747   $  3,110,544       (2)%
   Loans and leases <FN1>                                2,823,061      2,407,231       17 %
   Earning assets                                        5,924,892      5,812,761        2 %
   Total assets                                          6,453,841      6,335,669        2 %
   Deposits                                              5,220,425      5,176,873        1 %
   Stockholders' equity                                    500,240        469,694        7 %
- ---------------------------------------------------------------------------------------------
KEY RATIOS
   Return on average assets
     Net income                                               0.99 %         1.50 %
     Operating income                                         1.43 %         1.51 %
   Return on average total equity
     Net income                                              12.73 %        20.27 %
     Operating income                                        18.39 %        20.33 %
   Return on average common equity
     Net income                                              13.48 %        22.18 %
     Operating income                                        19.91 %        22.25 %
    Net interest margin                                       4.42 %         4.40 %
    Efficiency ratio <FN2>                                   64.82 %        61.60 %
    Overhead ratio <FN2>                                      2.21 %         2.03 %
    Allowance for loan losses to loans and leases <FN1>       1.66 %         2.55 %
    Equity to assets                                          7.18 %         7.65 %
    Leverage ratio                                            8.04 %         7.63 %
=============================================================================================
<FN1> Net of unearned income.
<FN2> Exclusive of securities transactions.


Earnings Per Share
operating income - fully diluted

The graph inserted shows operating income divided by the weighted average number of common shares and all contigently issuable shares from 1990 - 1994.
The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     $           0.94    1.55    2.69    3.2     3.07

Operating Return on Total Equity

The graph inserted shows operating income divided by average total equity from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     %           9.21    14.38   20.33   20.33   18.39

Operating Return on Assets

The graph inserted shows operating income divided by average total assets from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     %           0.49    0.72    1.26    1.51    1.43

Operating Return on Common Equity

The graph inserted shows operating income divided by average common equity from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     %           9.09    14.38   22.79   22.25   19.91

FINANCIAL REVIEW

1994 IN REVIEW
     First Commerce Corporation's (FCC's) net income for
1994 was $63.7 million, compared to $95.2 million in 1993. The most significant factor contributing to the decrease from 1993 was a $28.3 million loss, after tax, on securities transactions in 1994. Excluding securities transactions, operating income was $92.0 million in 1994, a 4% decrease from 1993's $95.5 million.
     Primary earnings per common share were $2.25 in 1994 and $3.48 in 1993. Fully diluted earnings per share were $2.19 and $3.18 in 1994 and 1993, respectively.
Excluding the effect of securities transactions, primary and fully diluted earnings per share were $3.33 and $3.07, respectively, for 1994, and $3.50 and $3.20, respectively, for 1993.
     Return on average assets and return on average equity were .99% and 12.73% for 1994. For 1993, return on average assets was 1.50% and return on average equity was 20.27%. Operating income as a percent of average assets was 1.43% in 1994 compared to 1.51% in 1993. For
1994, operating income as a percent of average equity was 18.39% versus 20.33% in 1993.
     The Federal Reserve Board's actions to push up interest rates in 1994 caused depreciation of the market value of FCC's securities portfolio. In order to improve its securities portfolio income stream during a period of rising interest rates, FCC acted to replace a portion of the securities portfolio during 1994. Sales of $1.8 billion of securities resulted in a $28.3 million after tax realized loss in 1994. The proceeds were primarily used to reinvest in higher-yielding securities. FCC's ongoing earnings level was improved by these transactions; the losses on the sales of securities in 1994 will be more than recovered in future years through higher interest income from both the higher-yielding securities purchased and from the investment of the tax savings resulting from the losses on securities sales.

Operating Income (millions)

The graph inserted shows operating income from 1990 to 1994.
The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    22.002  33.858  72.304  95.489  91.99


     Several factors impacted operating income in 1994, which declined $3.5 million from 1993. Revenue grew in 1994 with increases in both net interest income and other income, excluding securities transactions. The negative provision for loan losses was $11.6 million in 1994, compared to a negative $4.5 million in 1993. These positive factors were offset by expense growth of 9% and a $3.0 million increase from the prior year's income tax expense due to one-time adjustments in 1993. The increase in operating expense was primarily related to strategic and customer service initiatives.
     Revenue growth in 1994 came from several sources.
Loan growth of 17% over 1993 was the primary contributor to a 2% increase in net interest income and a two basis point improvement in the net interest margin.
Additionally, yields on securities increased in the latter part of 1994 as a result of the securities transactions previously discussed. Higher volumes of transactions and accounts were the principal causes of 1994's 7% increase in fee income.
     During 1994, FCC announced three pending acquisitions in its Lafayette, Lake Charles and New
Orleans markets, which would increase assets by approximately $500 million. Mergers with First
Bancshares, Inc., Slidell, Louisiana, and City Bancorp,
Inc., New Iberia, Louisiana, were completed on February
17, 1995.  FCC's proposed merger with Lakeside
Bancshares, Inc. , Lake Charles, Louisiana, is expected to be completed in the first half of 1995.

     FCC's financial results for 1993 include the earnings of First Acadiana National Bancshares, Inc.
(FANB), a $208 million bank acquisition accounted for as a pooling-of-interests. Financial information prior to 1993 does not include FANB, since FANB's results were not material to FCC's.
     A more detailed review of FCC's financial condition and earnings for 1994 follows, with comparisons to 1993 and 1992. This review should be read in conjunction with the Consolidated Financial Statements and Notes which follow this Financial Review.

EARNINGS ANALYSIS

Net Interest Income
     Net interest income, fully taxable equivalent (FTE), for 1994 was $261.9 million, 2% higher than 1993's $256.1 million. The net interest margin was 4.42% for 1994, two basis points higher than 1993. These improvements primarily reflected broad-based growth in loans and higher levels of interest-free funds, partially offset by the negative effects of a rising interest rate environment on FCC's liability-sensitive balance sheet.
     Average earning assets of $5.9 billion were 2% higher in 1994 than in 1993. The growth in earning assets was primarily funded by an increase in interest-free funds. Average interest-free funds grew 9% in 1994 and funded 21% of average earning assets, compared to 19% in the prior year. Average interest-bearing liabilities of $4.7 billion in 1994 were virtually unchanged from the 1993 level. A 1% decline in interest-bearing deposits was offset by increased short-term borrowings.
     Average loans increased $415.8 million, or 17%, during 1994. As a percent of earning assets, average loans increased from 41% in 1993 to 48% in 1994.
Increasing loan demand, which contributes to a more favorable earning asset mix, is a trend that is expected to continue in 1995. Securities were 51% of average earning assets, compared to 54% in the prior year. Money market investments decreased from 5% of average earning assets to 1% in 1994.
     The negative effects of the changes in the interest rate environment are shown by the decline in the net interest spread from 3.81% in 1993 to 3.74% in 1994. The seven basis point decline reflected an 11 basis point increase in the earning asset yield, while the cost of interest-bearing liabilities rose 18 basis points. The increase in the yield on earning assets was due to an improved earning asset mix.
     The yields on both loans and securities declined in 1994. Although loan yields dropped 36 basis points, with new loans having lower yields than maturing and prepaying loans, they began to rise in the third quarter of 1994 reflecting the rising interest rate environment. The securities yield decreased six basis points in 1994;
however, FCC's active management of the portfolio has resulted in three consecutive quarters of improvement.
FCC sold $1.8 billion in securities of 1994, primarily reinvesting the proceeds and tax savings in higher-yielding securities. For the fourth quarter of 1994, the yield on the total securities portfolio was 6.11%, a 91 basis point increase from 1993's fourth quarter. For further information concerning FCC's securities portfolio management, see the Securities section of this Financial
Review.
     The cost of both short-term borrowings and interest-bearing deposits rose in 1994. The rate on short-term borrowings increased 119 basis points due to the rising interest rate environment. However, FCC's efforts to manage deposit costs in that environment held the increase in the cost of interest-bearing deposits to only five basis points.
     From 1992 to 1993, net interest income increased 6% due to a higher volume of earning assets and interest-free funds, partially offset by lower earning asset yields. Of the $14.2 million increase in net interest income (FTE) for the year, FANB contributed $9.9 million.
Average earning assets were $5.8 billion in 1993, 10% higher than in 1992, with increases in both securities and loans. The growth in earning assets was funded by increases in short-term borrowings and interest-free funding sources. Interest-bearing liabilities averaged
$4.7 billion in 1993, 7% higher than in 1992. Interest-free funds increased 26% and short-term borrowings increased $258.5 million, or 96%, from 1992.



TABLE 1. SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME(FTE) <FN1>
               AND INTEREST RATES
====================================================================================================
                                          1994                                1993
- ----------------------------------------------------------------------------------------------------
                                    Average                          Average
(dollars in thousands)              Balance     Interest Rate        Balance     Interest  Rate
- ----------------------------------------------------------------------------------------------------
ASSETS
  EARNING ASSETS
  Loans and leases <FN2>         $ 2,823,061  $ 244,035  8.64 %  $  2,407,231 $   216,711  9.00 %
  Securities
    Taxable                        2,942,148    156,512  5.32       3,002,802     159,635  5.32
    Tax-exempt                        96,599     10,467 10.83         107,742      12,952 12.02
- ----------------------------------------------------------------------------------------------------
      Total securities             3,038,747    166,979  5.49       3,110,544     172,587  5.55
- ----------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                     8,007        279  3.48          86,519       2,906  3.36
    Foreign banks <FN3>               28,262        972  3.44         194,580       6,645  3.42
  Federal funds sold and
    securities purchased
    under resale agreements           24,312      1,218  5.02          11,001         377  3.42
  Trading account securities           2,503        173  6.92           2,886         147  5.09
- ----------------------------------------------------------------------------------------------------
      Total money market investments  63,084      2,642  4.17         294,986      10,075  3.42
- ----------------------------------------------------------------------------------------------------
      Total earning assets         5,924,892  $ 413,656  6.98 %     5,812,761 $   399,373  6.87 %
- ----------------------------------------------------------------------------------------------------
  NONEARNING ASSETS
  Other assets <FN4>                 589,288                          598,382
  Allowance for loan losses          (60,339)                         (75,474)
- ----------------------------------------------------------------------------------------------------
      Total assets               $ 6,453,841                     $  6,335,669
====================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits         $   841,644  $  12,335  1.47 %  $    856,370 $    11,771  1.37 %
    Money market investment
      deposits                       718,621     14,237  1.98         787,003      16,996  2.16
    Savings and other consumer
      time deposits                2,059,011     75,000  3.64       2,069,367      75,501  3.65
    Time deposits $100,000
      and over                       402,909     15,700  3.90         345,746      12,281  3.55
- ----------------------------------------------------------------------------------------------------
      Total interest-bearing
        deposits                   4,022,185    117,272  2.92       4,058,486     116,549  2.87
- ----------------------------------------------------------------------------------------------------
  Short-term borrowings              576,829     23,283  4.04         527,838      15,047  2.85
  Long-term debt                      89,266     11,188 12.53          95,238      11,728 12.31
- ----------------------------------------------------------------------------------------------------
      Total interest-bearing
        liabilities                4,688,280  $ 151,743  3.24 %     4,681,562 $   143,324  3.06 %
- ----------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits     1,198,240                        1,118,387
  Other liabilities                   67,081                           66,026
  Stockholders' equity               500,240                          469,694
- ----------------------------------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity     $ 6,453,841                     $  6,335,669
====================================================================================================
      Net interest income
        (FTE) <FN1> and margin                $ 261,913  4.42 %               $   256,049  4.40 %
====================================================================================================
      Net earning assets and
        spread                   $ 1,236,612             3.74 %  $  1,131,199              3.81 %
====================================================================================================
      Total cost of funds                                2.56 %                            2.47 %
====================================================================================================
<FN1>Based on a 35% tax rate for 1994 and 1993, and a 34% tax rate for 1992.
<FN2>Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
<FN3>Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.
<FN4>1994 presentation includes mark-to-market adjustment on securities available for sale.






TABLE 1. SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME(FTE)<FN1>
               AND INTEREST RATES
======================================================================================
                                                      1992
- --------------------------------------------------------------------------------------
                                          Average
(dollars in thousands)                    Balance          Interest   Rate
- --------------------------------------------------------------------------------------
ASSETS
  EARNING ASSETS
  Loans and leases <FN2>               $2,184,584        $  214,405     9.81 %
  Securities
    Taxable                             2,619,640           159,811     6.10
    Tax-exempt                            115,285            14,434    12.53
- --------------------------------------------------------------------------------------
      Total securities                  2,734,925           174,245     6.37
- --------------------------------------------------------------------------------------
  Interest-bearing deposits in
    Domestic banks                         86,807             3,661     4.22
    Foreign banks <FN3>                   183,005             9,589     5.24
  Federal funds sold and securities
    purchased under resale agreements      86,182             3,090     3.59
  Trading account securities                4,844               231     4.77
- --------------------------------------------------------------------------------------
      Total money market investments      360,838            16,571     4.59
- --------------------------------------------------------------------------------------
      Total earning assets              5,280,347        $  405,221     7.68 %
- --------------------------------------------------------------------------------------
  NONEARNING ASSETS
  Other assets <FN4>                      538,397
  Allowance for loan losses               (77,345)
- --------------------------------------------------------------------------------------
      Total assets                     $5,741,399
======================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
    NOW account deposits               $  734,667        $   13,737     1.87 %
    Money market investment deposits      831,610            22,922     2.76
    Savings and other consumer time
      deposits                          2,099,727            91,929     4.38
    Time deposits $100,000 and over       351,202            15,010     4.27
- --------------------------------------------------------------------------------------
      Total interest-bearing deposits   4,017,206           143,598     3.57
- --------------------------------------------------------------------------------------
  Short-term borrowings                   269,313             7,897     2.93
  Long-term debt                           97,154            11,853    12.20
- --------------------------------------------------------------------------------------
      Total interest-bearing
        liabilities                     4,383,673        $  163,348     3.73 %
- --------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
  Noninterest-bearing deposits            936,366
  Other liabilities                        65,644
  Stockholders' equity                    355,716
- --------------------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity           $5,741,399
======================================================================================
      Net interest income
        (FTE) <FN1> and margin                           $  241,873     4.58 %
======================================================================================
      Net earning assets and
        spread                         $  896,674                       3.95 %
======================================================================================
      Total cost of funds                                               3.10 %
======================================================================================
<FN1> Based on a 35% tax rate for 1994 and 1993, and a 34% tax rate for 1992.
<FN2>Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.
<FN3>Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.
<FN4>1994 presentation includes mark-to-market adjustment on securities available for sale.




TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE) <FN1>
===============================================================================================

                                          1994 Compared to 1993            1993 Compared to 1992
- ---------------------------------------------------------------------------------------------------
                                       Total     Due to    Due to     Total     Due to     Due to
                                     Increase  Change in  Change in  Increase  Change in  Change in
(in thousands)                      (Decrease)   Volume     Rate    (Decrease)  Volume      Rate
- ---------------------------------------------------------------------------------------------------
EARNING ASSETS
 Loans and leases                     $27,324  $ 36,225    (8,901) $  2,306    $20,854  $(18,548)
 Securities
   Taxable                             (3,123)   (3,227)      104      (176)    21,775   (21,951)
   Tax-exempt                          (2,485)   (1,272)   (1,213)   (1,482)      (921)     (561)
- ---------------------------------------------------------------------------------------------------
     Total securities                  (5,608)   (4,499)   (1,109)   (1,658)    20,854   (22,512)
- ---------------------------------------------------------------------------------------------------
 Interest-bearing deposits in
   Domestic banks                      (2,627)   (2,732)      105      (755)       (12)     (743)
   Foreign banks                       (5,673)   (5,720)       47    (2,944)       574    (3,518)
 Federal funds sold and securities
     purchased under resale
     agreements                           841      609        232    (2,713)    (2,582)     (131)
 Trading account securities                26      (21)        47       (84)       (99)       15
- ---------------------------------------------------------------------------------------------------
     Total money market investments    (7,433)  (7,864)       431    (6,496)    (2,119)   (4,377)
- ---------------------------------------------------------------------------------------------------
     Total interest income            $14,283  $23,862    $(9,579) $ (5,848)   $39,589  $(45,437)
===================================================================================================
INTEREST-BEARING LIABILITIES
 Interest-bearing deposits
   NOW account deposits               $   564     (205)       769  $ (1,966)   $ 2,044  $ (4,010)
   Money market investment deposits    (2,759)  (1,414)    (1,345)   (5,926)    (1,177)   (4,749)
   Savings and other consumer time
     deposits                            (501)    (377)      (124)  (16,428)    (1,312)  (15,116)
   Time deposits $100,000 and over      3,419    2,155      1,264    (2,729)      (249)   (2,480)
- ---------------------------------------------------------------------------------------------------
     Total interest-bearing deposits      723      159        564   (27,049)      (694)  (26,355)
- ---------------------------------------------------------------------------------------------------
 Short-term borrowings                  8,236    1,503      6,733     7,150      7,376      (226)
 Long-term debt                          (540)    (746)       206      (125)      (235)      110
- ---------------------------------------------------------------------------------------------------
     Total interest expense           $ 8,419      916      7,503  $(20,024)   $ 6,447  $(26,471)
- ---------------------------------------------------------------------------------------------------
     Change in net interest income
       (FTE)                          $ 5,864  $22,946    (17,082) $ 14,176    $33,142  $(18,966)
===================================================================================================
 <FN1>Based on a 35% tax rate for 1994 and 1993, and a 34% tax rate for 1992.



     The net interest spread narrowed 14 basis points from 1992 to 3.81% in 1993. The net interest margin was 4.40% in 1993, a decline of 18 basis points from 1992.
The margin and spread declined because yields on earning assets fell 81 basis points, while the cost of interest-bearing liabilities decreased only 67 basis points. The reinvestment of maturing and prepaying securities at lower yields was the primary cause of the decline in the earning asset yield during 1993. Additionally, although loan volume increased 10% during 1993, new loans had lower yields than maturing and prepaying loans.
     Table 1 presents the average balance sheets, net interest income (FTE) and interest rates for 1994, 1993 and 1992. The effect of marking to market securities available for sale has been eliminated from all average securities and earning asset totals and the calculation of the following ratios: securities yield, earning asset yield, net interest margin and net interest spread.
Table 2 provides the components of changes in net interest income.

Net Interest Income (FTE) (millions)

The graph inserted shows net interest income (FTE) from 1990 to 1994. Net interest income (FTE) is net income which has been adjusted by increasing tax - exempt income to a level that would yield the same after tax income had that income been subject to taxation. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    176.4   199.6   241.9   256.0   261.9

Provision for Loan Losses
     Loan quality improvements continued in 1994 and led to another negative provision for loan losses and a corresponding reduction in the allowance for loan losses.
Fewer nonperforming assets and watch list loans and lower net charge-offs, primarily due to net recoveries on commercial loans, resulted in a negative $11.6 million provision for loan losses in 1994. The provision was a negative $4.5 million in 1993 and a positive $22.0 million in 1992. The $26.5 million decrease from 1992 to 1993 was also due to lower levels of nonperforming assets, watch list loans and net charge-offs.
     A return to positive provisions in 1995 is likely, since, among other things, loan growth is expected to continue. However, the provision in 1995 is expected to be low in comparison to historical levels.
     For discussion of the allowance for loan losses, net charge-offs and nonperforming assets, see the Credit Risk
Management section of this Financial Review.

Provision for Loan Losses (millions)

The graph inserted shows provision from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    47.425  43.734  22.040  -4.504  -11.568


Other Income
     Other income, excluding securities transactions, was $110.4 million in 1994, compared to $102.8 million in 1993, an increase of 7%. This improvement can be attributed largely to increases in automated teller machines (ATM) fee income, credit card income and trust fees.
     ATM fee income rose $3.3 million to $5.4 million in 1994, primarily due to a new ATM usage charge for non-customers implemented in the fourth quarter of 1993, plus income from higher volumes associated with the addition of 58 ATMs during 1994. Credit card income increased 11% from $22.4 million in 1993 to $24.8 million in 1994, reflecting higher merchant volumes and late charge fee income combined with income related to new products.
Trust fees of $13.7 million were 21% higher in 1994 than in 1993 due to new trust business. Broker/dealer revenue declined $1.4 million, or 16%, from 1993, reflecting decreased sales volume of mutual funds.
     Other income, excluding securities transactions, increased $6.5 million from 1992 to 1993. FANB's other income was $2.1 million in 1993, of which deposit fees and service charges were $1.5 million, or 71%.
     The 7% rise in deposit fees and service charges, including FANB, was primarily due to higher volumes of overdraft charges and commercial account fees. Trust fees rose 20% because of higher fee income from bond trusteeships and employee benefit plans. Broker/dealer revenues increased 21% from the prior year due to increased trading activity as customers looked for higher-yielding investments. Other operating revenue decreased 10% from 1992, primarily due to a one-time payment in 1992 from the Resolution Trust Corporation related to the Pelican acquisition plus lower loan origination fees in 1993.
     Securities transactions resulted in pretax net losses of $43.5 million and $423,000 in 1994 and 1993, respectively, and pretax net gains of $258,000 in 1992.
These transactions are more fully described in the Securities section of this Financial Review.

Other Income (millions)
Excluding securities transactions

The graph inserted shows other income excluding securities transactions from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    73.213  83.419  96.369  102.844 110.434


Operating Expense
     Operating expense was $241.4 million in 1994, 9% higher than the prior year. The primary factors in the increase were personnel expense, equipment expense and professional fees.
     Personnel expense increased 11%, to $132.0 million, from 1993, primarily due to annual raises and a 5%

increase in employees was to improve service levels and to staff future revenue-producing initiatives.
Additionally, 1994's personnel expense was impacted by a $2.3 million charge for severance expense related to delivery system redesign and other strategic initiatives.
     Equipment expense was $16.1 million, an increase of 25% from the prior year. Professional fees were 20% higher than 1993, at $13.8 million for 1994. The increases in both categories were primarily related to strategic and customer service initiatives, including branch automation.
     From 1992 to 1993, operating expense rose 8%, primarily due to increased personnel expense and professional fees, partially offset by an 82% decrease in nonperforming assets expense and by deferrals of loan origination costs. FANB had operating expense for 1993 of $9.2 million, of which $3.9 million, or 42%, was personnel expense. Personnel expense, including FANB, increased 17% primarily reflecting increased staff and incentive compensation for above-plan performance. The increase in staff was related to the FANB acquisition and the hiring of new employees in response to increased volumes. The 34% increase in professional fees was principally due to strategic initiatives. Nonperforming assets expense decreased due to lower provisions for losses on foreclosed property. The initiation of the deferral of loan origination costs in 1993 reduced operating expense $8.0 million.
       1995's operating expense is expected to be impacted by charges related to the ongoing delivery system redesign and other strategic initiatives.
Additionally, one-time charges of $1.0 to $3.0 million are anticipated in connection with acquisitions completed in February 1995. Excluding these two items, the growth in ongoing operating expense should moderate in 1995, versus the growth in 1994, reflecting the implementation of strategic initiatives undertaken by FCC and an increased emphasis on expense control.
          Refer to Note 21 of the Notes to Consolidated
Financial Statements for additional details.

Personnel Expense (millions)

The graph inserted shows personnel expense from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    78.095  87.557  102.111 119.387 132.016

Operating Expense  (millions)
Other than personnel expense

The graph inserted shows operating expense excluding personnel expense from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    87.230  98.406  101.670 101.693 109.346


Income Taxes
     Income tax expense was $29.7 million in 1994, $40.6
million in 1993 and $32.8 million for 1992. The $10.9 million decrease from 1993 to 1994 was primarily due to a decrease in pretax income of $42.5 million, partially offset by one-time adjustments in 1993. Income tax expense in 1993 was reduced $3.5 million due to a favorable tax settlement with the Internal Revenue
Service related to the deductibility of the amortization of intangible assets called "depositor relationships" or "borrower relationships" recorded in connection with certain acquisitions. The reduction due to the IRS settlement was partially offset by an increase in income tax expense in 1993 of $590,000 from the effect of adopting a new standard requiring the asset and liability method of accounting for income taxes (SFAS No. 109).
The increase from 1992 to 1993 was primarily due to an increase in pretax income, an increase in the marginal federal income tax rate to 35% from 34% and the increase from adopting the new standard of accounting for income taxes, partially offset by the one-time adjustment for the IRS settlement.

     FCC's income tax expense as a percent of pretax income (32% for 1994, 30% in 1993 and 31% in 1992) is lower than the respective federal statutory tax rates
(35% in 1994 and 1993 and 34% in 1992) primarily because a portion of FCC's net income is from the financing of state and local governments. Interest income from government financing is generally exempt from federal income tax. Louisiana does not assess income tax on commercial banks; rather, banks pay property tax based on the value of their capital stock.
     For additional information on FCC's effective tax rates and the composition of changes in income tax expense for all periods, see Note 22.

FINANCIAL CONDITION ANALYSIS

Securities
     The securities portfolio totaled $2.5 billion at December 31, 1994, compared to $3.3 billion at December
31, 1993. Average securities were $3.0 billion for 1994 and $3.1 billion for 1993. The lower level of securities as of December 31, 1994, compared to one year ago was related to significant loan growth in 1994 and the reduction of short-term borrowings.

Accounting Change
     FCC adopted SFAS No. 115, "Accounting for Certain
Investments in Debt and Equity Securities", effective
January 1, 1994. This standard requires that all securities be classified as available for sale, held to maturity or trading. Upon adoption, FCC classified 85% of its securities portfolio as available for sale, which are marked to market each month with an after-tax adjustment to equity for net unrealized gains or losses.
The majority of the securities initially classified as held to maturity, which are carried at amortized cost, had remaining maturities of less than one year.
     As of December 31, 1994, 99.6% of FCC's $2.5 billion securities portfolio was classified as available for sale. Management's decision to classify virtually all of the securities portfolio as available for sale provides the most flexibility to actively manage the portfolio, which represented 43% of earning assets as of December
31, 1994 and 54% as of December 31, 1993. Classifying securities as held to maturity restricts management's ability to sell those securities in response to changing conditions. Notes 5 and 6 contain additional information on securities held to maturity and available for sale.
     FCC's approach to the adoption of SFAS No. 115 was significantly different from most of its peers in that very few other financial institutions classified substantially all of their securities as available for sale. A significant factor in FCC's approach to the new accounting standard was the desire to maintain the flexibility to actively manage the portfolio, particularly in periods of rising interest rates. The size of the portfolio doubled when FCC's deposits grew by $1.5 billion between June 30, 1991 and February 1, 1992 due to transfers from other institutions by depositors concerned about the safety of their deposits and the acquisition of deposits of the failed Pelican Homestead.
With little loan demand at that time and interest rates hitting cyclical lows, these new deposits were invested in the securities portfolio, primarily two to three year
Treasury notes, causing securities as a percent of earning assets to rise as high as 54% in 1992.

Portfolio Management
     During 1994, the interest rate environment changed
significantly from the prior year as the Federal Reserve
Board pushed up interest rates 250 basis points.  This
resulted in a decline in the market value of all fixed
income securities.  The adoption SFAS No. 115 resulted in
a reduction in stockholders' equity to reflect the
depreciation of FCC's available for sale securities
portfolio, net of the tax effect.
     FCC actively managed the portfolio, rather than
holding the securities to maturity and maintaining an
earnings stream significantly below the current market
yield.   FCC was able to improve the income stream on its
securities, moving the yield closer to the market yield and mitigating the impact on the spread between the securities yield and the cost of funds.
     Securities classified as available for sale were sold in all four quarters of 1994. The loss realized for the year was $28.3 million after tax on the sale of $1.8 billion of securities. The proceeds from $1.3 billion of these sales were reinvested in higher-yielding securities. The remaining $500 million of proceeds were used to reduce the level of short-term borrowings in both the first and fourth quarters.
     The loss on the sales of securities in 1994 will be more than offset in future years by additional interest income from the higher-yielding securities purchased and from the investment of the tax savings resulting from the loss on the sale. For banks, losses on securities transactions are treated as ordinary losses not capital losses.
     Several events in 1994, including the securities transactions, lengthened the average maturity of the total securities portfolio from 3.03 years as of December
31, 1993 to 3.83 years at December 31, 1994. The average duration increased from 2.23 years to 2.86 years. Tables
3 and 4 provide information on the maturities and yields of securities held on December 31, 1994. Other events causing the portfolio maturity to lengthen were the decrease in the size of the portfolio, particularly in shorter-term Treasury securities, and rising interest rates, which lengthened the average expected maturities of mortgage-backed securities.
     In 1995, FCC is likely to continue selling securities, incurring losses, in order to improve the portfolio's income stream, fund loan growth, or reduce short-term borrowings. The maturities and types of new securities purchased are likely to change in subsequent purchases depending upon further changes in the interest rate environment. Additionally, some of the new purchases may be classified as held to maturity. The timing and amount of future sales is uncertain, with many factors to consider, including market conditions, tax and accounting issues, and available investment opportunities.



TABLE 3.  SECURITIES AVAILABLE FOR SALE--MATURITIES AND YIELDS <FN1>
==================================================================================================================================
                                                                    December 31, 1994
- ----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    Maturity
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Total Carrying
                                  Within 1 Year      1-5 Years           5-10 Years          After 10 Years           Value
- ----------------------------------------------------------------------------------------------------------------------------------
                                             FTE                 FTE                 FTE                 FTE                 FTE
                                  Amount    Yield    Amount     Yield    Amount     Yield    Amount     Yield     Amount    Yield
- ----------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities          $26,688   7.30 %  $1,199,816   6.33 %  $     -      - %  $      -       - %  $1,226,504   6.36 %
U.S. agency securities
  U.S. agency notes - fixed           977   4.72       113,784   8.05          -      -       1,089    7.15       115,850   8.01
  U.S. agency notes - floating          -      -            43   6.44          -      -       1,787    6.36         1,830   6.36
  Mortgage-backed agencies - fixed      -      -       155,684   5.21     20,923   6.32     337,375    5.90       513,982   5.72
  Mortgage-backed agencies - floating   -      -             -      -          -      -     483,748    5.52       483,748   5.52
Obligations of states and
 political subdivisions             3,777   7.79        15,234  10.08     16,922  10.26      66,253   10.88       102,186  10.54
Other debt securities                   -      -           308   8.78          -      -       2,207    6.14         2,515   6.46
Equity securities                       -      -             -      -          -      -      11,828    3.16        11,828   3.16
- ----------------------------------------------------------------------------------------------------------------------------------
     Total securities avaiable
        for sale                  $31,442   7.28 %  $1,484,869   6.38 %  $ 37,845   8.00 % $904,287    5.98 %  $2,458,443   6.26 %
==================================================================================================================================
<FN1> Fully taxable equivalent based on a 35% tax rate.  Maturities are based on the contractual maturities of the securities.



TABLE 4.  SECURITIES HELD TO MATURITY--MATURITIES AND YIELDS <FN1>
================================================================================================================================
                                                             December 31, 1994
- --------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                            Maturity
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Total Carrying
                           Within 1 Year       1-5 Years           5-10 Years          After 10 Years          Value
- --------------------------------------------------------------------------------------------------------------------------------
                                       FTE                FTE                 FTE                 FTE                    FTE
                           Amount     Yield    Amount    Yield     Amount    Yield     Amount    Yield     Amount       Yield
- --------------------------------------------------------------------------------------------------------------------------------
Obligations of states and
   political subdivisions  $     61  12.38 %   $    91   12.69 %   $     -       - %   $     -       - %   $      152   12.56 %
Other debt securities             -      -         250    6.75         250    6.75           -       -            500    6.75
Equity securities                 -      -           -       -           -       -       8,148    5.54          8,148    5.54
- --------------------------------------------------------------------------------------------------------------------------------
     Total securities held
        to maturity        $     61  12.38 %   $   341    8.33 %   $   250    6.75 %   $ 8,148    5.54 %   $    8,800    5.73 %
================================================================================================================================
<FN1> Fully taxable equivalent based on a 35% tax rate.  Maturities are based on the contractual maturities of the securities.



Securities Available for Sale
     As of December 31, 1994, securities available for
sale were $2.5 billion.  The unrealized loss, net of tax,
reflected as a reduction of stockholders' equity was
$71.8 million at year-end.  This unrealized loss resulted
almost wholly from interest rate fluctuations and does
not represent a permanent impairment of value.  Gross
unrealized losses were $117.5 million and gross realized
gains were $7.1 million.  Almost all of FCC's mortgage-
backed securities are U. S. agency securities.   At
December 31, 1994, the weighted average stated maturity of these securities was 22 years, compared to an average expected maturity of five years.
During 1994, $202.0 million of mortgage-backed securities were paid out prior to maturity. Changes in interest rates affect the rate of prepayment on mortgage-backed securities. If market interest rates fall below coupon rates, the likelihood of prepayment is increased. Market interest rates above coupon rates decrease the likelihood of prepayments, increasing the expected maturity of these securities.

Securities Held to Maturity
     As of December 31, 1994, securities held to maturity totaled $8.8 million. Gross unrealized gains were $1,000; there were no gross unrealized losses.


Money Market Investments
     Money market investments include interest-bearing deposits in other banks, federal funds sold, securities purchased under resale agreements and trading account securities. Money market investments are used to meet liquidity needs and as a temporary investment until longer-term investments can be made.
     As of December 31, 1994, money market investments totaled $47.3 million, and averaged $63.1 million for 1994. This was a decrease from the $84.5 million at December 31, 1993 and the $295.0 million average for 1993. The decrease in money market investments was the result of the reduction of short-term borrowings early in 1994. As a percent of average earning assets, money market investments declined from 5% in 1993 to 1% in 1994.


TABLE 5.  LOANS AND LEASES OUTSTANDING BY TYPE
============================================================================================================================
                                                              December 31
- ----------------------------------------------------------------------------------------------------------------------------
(in thousands)                                            1994          1993          1992          1991          1990
- ----------------------------------------------------------------------------------------------------------------------------
    Loans to individuals - residential mortgages      $  597,060  $     521,362   $   323,641   $   313,810   $   338,056
    Loans to individuals - other                         860,490        663,364       493,468       470,250       465,086
    Commercial, financial and agricultural               709,529        482,677       473,411       590,780       631,890
    Real estate-commercial mortgages                     489,527        466,228       417,113       359,690       364,502
    Real estate-other                                     72,448         55,055        62,258        72,795       101,223
    Credit card loans                                    426,224        383,932       385,604       403,557       392,717
    Other                                                 86,432        113,901       100,375        88,910       101,423
- ----------------------------------------------------------------------------------------------------------------------------
      Total loans and leases                           3,241,710      2,686,519     2,255,870     2,299,792     2,394,897
============================================================================================================================



Loans
     Loans and leases, net of unearned income, were $3.2
billion as of December 31, 1994, a 21% increase from
1993's year-end amount of $2.7 billion.  Loans averaged
$2.8 billion in 1994, a 17% increase from 1993.  Loan
growth was across all sectors of the portfolio and is
expected to continue in 1995.
     As shown in Table 5, the largest segment of the loan
portfolio continues to be loans to individuals.  All
types of loans, except other loans, increased from year-
end 1993 to year-end 1994.  The strongest loan growth was
in loans to individuals and commercial loans.  Note 7
contains additional information on loan concentrations.
     The pie chart on this page presents data on the loan
portfolio by borrowers' industry, excluding consumer
loans.  Table 6 provides information on maturities and
rate sensitivities by loan type.
     Consumer loans include loans to individuals and
credit card loans.  Loans to individuals were $1.5
billion at the end of 1994 and were 23% higher than the
prior year-end.  There were increases in most categories
of loans to individuals with the most significant
increases in automobile, primarily indirect, and first
lien residential mortgage loans.  The increase in
automobile loans was primarily due to increased consumer
demand while the rise in residential mortgage loans
reflected consumers' anticipation of higher interest
rates.  Loans to individuals were 45% of total loans, a
slight increase from 44% at the end of 1993.  As of
December 31, 1994, credit card loans were $426.2 million,
or 13% of total loans, and were 11% higher than at 1993's
year-end.   Credit card loans were relatively flat during
most of 1994, but increased significantly during the fourth quarter, consistent with seasonal consumer spending patterns.
     In December 1994, FCC announced a nationwide expansion of its credit card services to the military.
FCC was awarded, on a competitive bid basis, an exclusive contract to administer the U.S. Air Force's Commercial and Proprietary Club Card Program throughout the United
States. The expanded contract has the potential to generate approximately $230.0 million in additional average credit card outstandings within 15 to 18 months.


TABLE 6.  LOAN MATURITIES AND RATE SENSITIVITIES BY TYPE
==================================================================================================
                                                                  December 31, 1994
                                                                       Maturing

                                                    Within      One to        After
(in thousands)                                     One Year    Five Years   Five Years     Total
- --------------------------------------------------------------------------------------------------
Fixed
   Loans to individuals - residential mortgages   $  28,109   $ 241,386    $ 278,759    $ 548,254
   Loans to individuals - other                      67,053     568,938       11,580      647,571
   Commercial, financial and agricultural            78,231     115,140       11,676      205,047
   Real estate-commercial mortgage                   38,454     189,633       67,202      295,289
   Real estate-other                                 24,425      23,957        3,848       52,230
   Credit card loans                                303,422           0            0      303,422
   Other                                             16,712      18,838       12,477       48,027
- --------------------------------------------------------------------------------------------------
      Total fixed loans and leases                  556,406   1,157,892      385,542    2,099,840
- --------------------------------------------------------------------------------------------------
Floating
   Loans to individuals - residential mortgages      37,281       8,854        2,671       48,806
   Loans to individuals - other                      87,435      46,216       79,268      212,919
   Commercial, financial and agricultural           360,547     110,055       33,880      504,482
   Real estate-commercial mortgage                   79,465      83,590       31,183      194,238
   Real estate-other                                 13,016       5,211        1,991       20,218
   Credit card loans                                122,802           0            0      122,802
   Other                                             29,914       8,241          250       38,405
- --------------------------------------------------------------------------------------------------
      Total floating loans and leases               730,460     262,167      149,243    1,141,870
- --------------------------------------------------------------------------------------------------
      Total loans and leases                     $1,286,866  $1,420,059   $ 534,785    $3,241,710
==================================================================================================




     Commercial loans were $709.5 million as of December
31, 1994, or 22% of total loans, compared to $482.7 million at the end of 1993, or 18% of total loans. The three largest industries were services with $197.5 million, mining with $89.7 million and transportation with $70.1 million. The remainder of commercial loans were diversified among a wide array of industries. The growth in commercial loans was in virtually all industry segments. The most significant increases were in the services and mining industries. At year-end 1994, loans related to the gaming industry were $64.9 million, or 2% of total loans.
     Real estate loans are comprised of loans secured by commercial properties, construction and land development loans, loans secured by multi-family properties and farmland loans. Commercial real estate loans are the most significant component of real estate loans and were $489.5 million at year-end 1994, or 15% of total loans.
This compares to $466.2 million, or 17% of total loans, at year-end 1993. Approximately 28% of the properties are owner-occupied, with the remainder held as investment properties. Construction and land development loans were $47.6 million at year-end, 1% of total loans.

Loans and Leases (billions)
Average loans and leases, net of unearned income

The graph inserted shows average loans and leases, net of unearned income, from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     BILLIONS    2.403   2.323   2.185   2.407   2.823

Loan portifolio by Industry
(excluding consumer loans)

The pie chart inserted presents data on the loan portifolio by borrowers' industry, excluding consumer loans as of December 31, 1994. The plot points are (in percentages):

BORROWERS INDUSTRY                         AMOUNT
- ------------------                         ------

Health                                        9.6%
Other Services                               15.1%
Finance                                       8.7%
Real Estate                                   9.9%
Construction                                  5.2%
Mining                                        7.3%
Manufacturing                                 7.3%
Retail                                        7.0%
Wholesale                                     6.6%
Transportation                               15.5%
Other                                         2.7%
Professional                                  5.1%



TABLE 7. AVERAGE DEPOSITS
===========================================================================================================
(dollars in thousands)                                1994               1993                 1992
- -----------------------------------------------------------------------------------------------------------
  Noninterest-bearing demand deposits        $1,187,538  22.75 %  $1,099,471  21.24 %  $  922,519  18.62 %
  NOW account deposits                          841,644  16.12       856,370  16.54       734,667  14.83
  Money market investment deposits              718,621  13.77       787,003  15.20       831,610  16.79
  Savings deposits                              605,854  11.61       598,964  11.57       523,927  10.58
  Other consumer time deposits                1,463,606  28.03     1,488,508  28.75     1,588,597  32.07
- -----------------------------------------------------------------------------------------------------------
    Total core deposits                       4,817,263  92.28     4,830,316  93.30     4,601,320  92.89
  Time deposits $100,000 and over <FN1>         403,162   7.72       346,557   6.70       352,252   7.11
- -----------------------------------------------------------------------------------------------------------
    Total average deposits                   $5,220,425 100.00 %  $5,176,873 100.00 %  $4,953,572 100.00 %
===========================================================================================================
<FN1> Foreign branch time deposits included are immaterial in all periods presented.



TABLE 8. MATURITIES OF TIME DEPOSITS
               $100,000 AND OVER
================================================
(in thousands)                 December 31, 1994
- ------------------------------------------------
Within three months                 $ 286,988
Three to six months                    95,171
Six to twelve months                   94,081
After twelve months                    90,681
- ------------------------------------------------
    Total                           $ 566,921
================================================



Deposits
     Deposits were $5.5 billion as of December 31, 1994.
As shown in Table 7, average deposits were $5.2 billion in 1994, a 1% increase over 1993. Noninterest-bearing deposits rose 8% over 1993, positively impacting FCC's cost of funds. Money market investment deposits declined
9%; customers had more incentive to move into longer maturity instruments, such as certificates of deposit and Treasury notes, in order to improve returns. This trend is expected to continue in 1995, as FCC continues to be very selective in raising deposit rates and aggressive in managing liability costs. Core deposits were 92% of average deposits for 1994, compared to 93% in 1993.
Noninterest-bearing deposits were 20% of average earning assets in 1994 and 19% in 1993.
     Table 8 includes the maturities of time deposits of $100,000 and over.

Short-Term Borrowings
     Average short-term borrowings were $576.8 million for 1994, a 9% increase over 1993. As a percent of average interest-bearing liabilities, short-term borrowings were 12% in 1994 and 11% in 1993. As of December 31, 1994, short-term borrowings had declined to $470.4 million, 31% lower than at December 31, 1993.
Late in 1994's fourth quarter, the proceeds from the sale of approximately $240 million of securities were used to reduce the level of short-term borrowings. This lessened the reliance upon relatively high cost short-term borrowings for funding. Table 9 presents the detail of average short-term borrowings for 1994, 1993, and 1992.



TABLE 9. AVERAGE SHORT-TERM BORROWINGS
=============================================================================================================
                                                  1994                   1993                   1992
- -------------------------------------------------------------------------------------------------------------
(dollars in thousands)                       Balance    Rate       Balance    Rate       Balance      Rate
- -------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold
  under agreements to repurchase             $571,325   4.03 %     $516,058   2.84 %     $ 265,873    2.93 %
Commercial paper                                    -      -            225   2.67              26    3.85
Other short-term borrowings                     5,504   4.85         11,555   3.13           3,414    2.72
- -------------------------------------------------------------------------------------------------------------
    Total                                    $576,829   4.04 %     $527,838   2.85 %     $ 269,313    2.93 %
=============================================================================================================


Asset/Liability Management
     The objective of FCC's asset/liability management is to provide an optimum level of net interest income in a reasonably expected interest rate environment with an acceptable level of risk, while balancing liquidity and capital needs. FCC uses ongoing technical analysis of opportunities and risks so that appropriate actions can be taken by management to meet this objective. Actions considered usually include purchases and sales of securities to alter maturities and yields of the portfolio, changes in the mix and level of earning assets and funding sources, and the use of off-balance sheet interest rate risk products such as swaps, caps and floors.


TABLE 10. INTEREST RATE SENSITIVITY
==========================================================================================================================
                                                               By Repricing Dates at December 31, 1994
- --------------------------------------------------------------------------------------------------------------------------
                                               0-30       31-90      91-180    181-365    After      Noninterest-
(dollars in millions)                          Days       Days       Days      Days       1 Year     Bearing       Total
- --------------------------------------------------------------------------------------------------------------------------
ASSETS
  Securities                                   $  111     $   25     $ 247     $  286     $1,798     $     -       $2,467
  Loans and leases, net of unearned income      1,082        117       135        205      1,698           -        3,237
  Money market investments                         47          -         -          -          -           -           47
  Other assets                                      -          -         -          -          -         808          808
- --------------------------------------------------------------------------------------------------------------------------
    Total assets                               $1,240     $  142     $ 382     $  491     $3,496     $   808       $6,559
- --------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
  Money market deposits                        $  979     $    -     $   -     $  540     $   42     $     -       $1,561
  Consumer time deposits                          385        175       242        253      1,048           -        2,103
  Time deposits $100,000 and over                 192         95        95         94         91           -          567
  Short-term borrowings                           471          -         -          -          -           -          471
  Long-term debt                                    -          -         -          -         89           -           89
  Noninterest-bearing deposits                      -          -         -          -          -       1,227        1,227
  Other liabilities                                 -          -         -          -          -          70           70
  Stockholders' equity                              -          -         -          -          -         471          471
- --------------------------------------------------------------------------------------------------------------------------
    Total sources of funds                     $2,027     $  270     $ 337     $  887     $1,270     $ 1,768       $6,559
- --------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SWAPS                            $   10     $  300     $  50     $  (10)    $ (350)    $     -
INTEREST RATE SENSITIVITY GAP                  $ (777)    $  172     $  95     $ (406)    $1,876     $  (960)
CUMULATIVE INTEREST RATE SENSITIVITY GAP       $ (777)    $ (605)    $(510)    $ (916)    $  960     $     -
CUMULATIVE INTEREST RATE SENSITIVITY GAP
  AS A PERCENT OF TOTAL ASSETS                  (11.8)%     (9.2)%    (7.8)%    (14.0)%     14.6 %
==========================================================================================================================


Interest Rate Risk
     Interest rate risk is created by changes in the interest rate environment and the impact those changes have on the maturities and repricing of assets and liabilities. FCC relies on three methods to measure interest rate risk. The most important method is the simulation model, which determines the impact on net interest income of assumed changes in interest rates and the mix and volume of earning assets and interest-bearing liabilities. The simulation model is also used to measure the effect of rate shocks, which are sudden movements of interest rates. If the result of these simulations identify potentially adverse performance situations, FCC's management may alter the balance sheet or enter into off-balance sheet financial instruments to minimize the impact. The second method measures the fair value of assets and liabilities. The third method measures the interest rate sensitivity gap using a static balance sheet. This method has several limitations since conditions change on a daily basis and assumptions on repricing of deposits without stated maturities may not reflect future behavior of customers. Table 10 demonstrates FCC's static gap position as of December 31, 1994.
     FCC took several steps to manage interest rate risk during the rising rate environment of 1994. Securities were sold and the proceeds were reinvested in higher-yielding securities in order to improve the income stream. Additionally, deposit rates were increased selectively in order to lengthen maturities, thereby reducing liability sensitivity. At year-end, short-term borrowings were reduced, which also reduced liability sensitivity.


Off-Balance Sheet Instruments
     FCC uses off-balance sheet instruments to manage various risks and generate fee income. Loan commitments, letters of credit, foreign exchange contracts and interest rate contracts are not carried on the balance sheet. However, income and expenses related to these instruments are reflected in the financial statements.
Note 18 provides additional information for off-balance sheet instruments.


TABLE 11.  INTEREST RATE SWAPS
======================================================================================================================
                                                 Weighted  Average Rate
                                       Weighted  ______________________
                                       Average    Receive     Pay       Floating
                             Notional  Maturity    Fixed    Floating      Rate       Reset          Liability
(dollars in thousands)        Amount   (years)     Rate       Rate       Index     Frequency         Hedged
- ----------------------------------------------------------------------------------------------------------------------
Generic Swaps               $110,000      1.6      6.13 %     5.70 %     LIBOR     Quarterly      Certificates of Deposit

Callable Swaps                50,000      1.9      4.84       6.31       LIBOR     Semi-annually  Certificates of Deposit

Amortizing interest
  rate swaps                 200,000      1.9      4.35       5.73       LIBOR     Quarterly      Certificates of Deposit
- ----------------------------------------------------------------------------------------------------------------------

Total Swaps at
  December 31, 1994         $360,000      1.8      4.96 %     5.80 %
======================================================================================================================


     FCC enters into interest rate contracts with the objective of partially insulating net interest income from changes in interest rates. FCC does not use interest rate contracts for speculative purposes.
     FCC's interest rate swaps' total notional amount was $360 million as of December 31, 1994, as shown in Table
11. The swap contracts were purchased to hedge the cost of certificates of deposit when interest rates were declining. The contracts converted deposits which were fixed rate into floating rate. However, as rates began to rise in 1994, these swaps began to increase FCC's deposit costs and are expected to continue to do so until these contracts mature. If rates had declined, the amortizing interest rate swaps notional amount would have begun to amortize, shortening the maturity of the contract.
     At December 31, 1994, FCC had $350 million of caps which mature between August and November of 1996. These caps hedge against future increases in the cost of short-term borrowings. The weighted average strike price is currently 6.27%, which graduates over the life of the contract; the index is LIBOR, which resets quarterly. An additional $100 million contract is a cap corridor, with a maturity of July 1995. The contract's index is LIBOR with a quarterly reset, and the cost of money market deposits is hedged. These contracts are expected to reduce the effects of rising rates on the cost of interest-bearing liabilities. Deferred gains related to terminated interest rate contracts were $16,000 and $10,000 at December 31, 1994 and 1993, respectively.

Liquidity
     Liquidity is provided by a stable base of funding sources, especially core deposits, and an adequate level of assets readily convertible into cash. These sources of liquidity are needed to meet cash requirements for deposit withdrawals and the funding of loans.
     FCC's core deposits, money market investments, short term borrowings and securities available for sale provided a more than adequate level of liquidity in 1994.
Other potential sources of liquidity are commercial paper issued by the Parent Company and lines of credit maintained with major banks. No commercial paper was issued in 1994, and the lines of credit totaled $30.0 million as of December 31, 1994.


TABLE 12.  ANALYSIS OF DERIVATIVE PRODUCT INTEREST INCOME (EXPENSE)
=======================================================================================
                                     Option       Interest      Amortizing
Year Ended December 31,1994           Based         Rate        Interest/
(in thousands)                      Instruments     Swaps       Callable Swaps  Total
- ---------------------------------------------------------------------------------------
Interest income                   $      639    $      285    $      102    $    1,026
Premium amortization                    (306)            -             -          (306)
- ---------------------------------------------------------------------------------------
Interest income                   $      333    $      285    $      102    $      720
=======================================================================================


Capital and Dividends
     As of December 31, 1994, total stockholders' equity was 7.18% of total assets, compared to 7.65% one year ago. FCC adopted SFAS No. 115 effective January 1, 1994, which requires a reduction of stockholders' equity for the unrealized loss on securities available for sale, net of the tax effect. The unrealized loss was $71.8 million as of December 31, 1994. Excluding the SFAS No. 115 adjustment, stockholders' equity was 8.19% of total assets as of December 31, 1994.

Stockholders' Equity
as a percentage of year - end assets

The graph inserted shows stockholders' equity as a percentage of year - end assets from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     %           5.03    5.01    6.79    7.65    7.18

Leverage Ratio
as a % of year-end assets

The graph inserted shows stockholders' equity plus minority interest plus qualifying long-term debt less intangible assets divided by the latest quarter's average total assets less intangible assets from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     %           4.66    4.87    6.76    7.63    8.04


     Regulatory ratios, including leverage, tier 1 and tier 2, are calculated excluding the effect of the SFAS
No. 115 adjustment. The regulatory leverage ratio was 8.04% as of December 31, 1994, and 7.63% at December 31,
1993. Table 13 presents FCC's risk-based and other capital ratios for the past five years. All ratios remain well above regulatory minimums. Under present regulations, all five of FCC's banks are classified as "well-capitalized".
     FCC increased its common stock cash dividend 20% during 1994 and paid $1.10 per share for the full year.
The Parent Company's sources of funds to pay cash dividends on its common and preferred stock are its net working capital and the dividends it receives from the banks. As of December 31, 1994, the Parent Company had
$104.9 million of net working capital. Additionally, the Parent Company could receive dividends from the banks without prior regulatory approval of $57.3 million after December 31, 1994, plus the banks' adjusted net profits for 1995.
     On December 19, 1994 FCC announced its intention to repurchase up to two million shares of its common stock for the purpose of funding up to two of three pending acquisitions. As of December 31, 1994, no shares had been repurchased.

Credit Risk Management
     FCC manages its credit risk by diversifying its loan portfolio, maintaining credit underwriting standards which emphasize cash flows and repayment ability, providing an adequate allowance for loan losses and continually reviewing loans through the independent loan review process. Portfolio diversification reduces credit risk by minimizing the impact on the portfolio if weaknesses develop in certain segments of the economy.
Credit underwriting standards ensure that loans are properly structured and collateralized. An adequate allowance for loan losses provides for losses inherent in the loan portfolio. The loan review process identifies and monitors potentially weak or deteriorating credits.



TABLE 13. RISK-BASED CAPITAL AND CAPITAL RATIOS
===========================================================================================================================
                                                                             December 31
- ---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                           1994           1993             1992            1991            1990
- ---------------------------------------------------------------------------------------------------------------------------
Tier 1 capital                               $  527,686     $   493,529     $   397,700     $   236,898     $    208,188
Tier 2 capital                                  127,893         121,921         122,823         125,218          127,527
- ---------------------------------------------------------------------------------------------------------------------------
    Total capital                            $  655,579     $   615,450     $   520,523     $   362,116     $    335,715
===========================================================================================================================
Risk-weighted assets                         $3,551,665     $ 3,005,545     $ 2,588,546     $ 2,605,998     $  2,745,070
===========================================================================================================================
Ratios at end of year
  Tier 1 capital                                  14.86 %         16.42 %         15.36 %          9.09 %           7.58 %
  Total capital                                   18.46 %         20.48 %         20.11 %         13.90 %          12.23 %
  Equity ratio                                     7.18 %          7.65 %          6.79 %          5.01 %           5.03 %
  Tangible equity ratio                            6.97 %          7.43 %          6.51 %          4.67 %           4.60 %
  Leverage ratio                                   8.04 %          7.63 %          6.76 %          4.87 %           4.66 %
===========================================================================================================================


Nonperforming Assets
     Nonaccrual loans, restructured loans and foreclosed assets are included in nonperforming assets.
Nonperforming assets declined $15.0 million, or 46%, during the year, to $17.7 million at December 31, 1994.
As a percent of loans and foreclosed assets, nonperforming assets were .55% at year-end, compared to 1.22% one year ago. As shown in Table 14, positive trends in nonperforming assets began in 1992 and continued through 1994. Table 15 reconciles the changes in nonperforming assets during 1994. All categories of nonperforming loans decreased in 1994. 62% of nonperforming loans were contractually current or no more than 30 days past due at the end of 1994. During the year, FCC recovered interest on nonaccrual loans of $2.7 million, which was recorded as interest income.
     Foreclosed assets, net of the allowance, were $4.3
million as of December 31, 1994, a decline of $3.0 million from a year ago. The allowance for foreclosed assets was $3.6 million at year-end, a decline of $1.9 million from 1993. Sales of property caused the decreases in both foreclosed assets and the allowance for foreclosed assets during the year.
     Loans and leases past due 90 days or more and not on nonaccrual status were $10.3 million at December 31, 1994, or .32% of total loans. Included in this category were $5.6 million in government-guaranteed student loans and $4.4 million of credit card loans, which are charged-off within 180 days of becoming past due.

Nonperforming Assets (millions)

This graph inserted shows nonperforming assets from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    102.509 90.432  63.848  32.709   17.684



TABLE 14. NONPERFORMING ASSETS
=================================================================================================================================
                                                                       December 31
- ---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1994        1993        1992        1991        1990
- ---------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans by type
  Loans to individuals-residential mortgages                          $ 4,207    $   4,998    $ 8,826    $   9,574    $ 8,972
  Loans to individuals-other                                              602          866      1,027        1,604      1,671
  Commercial, financial and agricultural                                  879        3,761      8,305       14,634     16,198
  Real estate-commercial mortgages                                      7,555       15,613     23,757       26,587     32,259
  Real estate-other                                                       156          223        585        2,992      8,314
  Other                                                                     -            -        608        1,163        427
Restructured loans                                                          -            -          -          637        893
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                       13,399       25,461     43,108       57,191     68,734
- ---------------------------------------------------------------------------------------------------------------------------------
Foreclosed assets
  Other real estate                                                     7,847       12,667     29,258       37,129     36,464
  Other foreclosed assets                                                  86           96         93          367        122
  Allowance for losses on foreclosed assets                            (3,648)      (5,515)    (8,611)      (4,255)    (2,811)
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                        4,285        7,248     20,740       33,241     33,775
- ---------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                                        $17,684    $  32,709    $63,848    $  90,432   $102,509
=================================================================================================================================
Loans past due 90 days or more and not on nonaccrual status           $10,304    $  12,523    $13,499    $  10,182    $ 8,716
=================================================================================================================================
End of year ratios
  Nonperforming assets as a percent of loans and leases <FN1>
    plus foreclosed assets                                               0.55 %       1.22 %     2.82 %       3.91 %     4.26 %
  Allowance for loan losses as a percent of nonperforming loans        400.45 %     268.26 %   178.56 %     123.83 %    84.10 %
  Loans and leases past due 90 days or more and not on nonaccrual
    status as a percent of loans and leases <FN1>                        0.32 %       0.47 %     0.60 %       0.45 %     0.37 %
=================================================================================================================================
<FN1>  Net of unearned income.




TABLE 15. CHANGES IN NONPERFORMING ASSETS
=======================================================================================
(in thousands)                         1994         1993          1992          1991
- ---------------------------------------------------------------------------------------
Balance at beginning of year        $ 32,709    $   66,574    $   90,432    $  102,509
   Additions                          11,485        18,175        32,916        75,121
   Payments and sales                (23,276)      (40,314)      (38,988)      (52,942)
   Writedowns, charge-offs and
      foreclosed assets provisions    (1,376)       (4,628)      (13,345)      (27,977)
   Loans returned to accrual status   (1,858)       (7,098)       (7,167)       (6,279)
- ---------------------------------------------------------------------------------------
  Net change                         (15,025)      (33,865)      (26,584)      (12,077)
- ---------------------------------------------------------------------------------------
Balance at end of year              $ 17,684    $   32,709    $   63,848    $   90,432
=======================================================================================



Accounting Change
     The Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for
Impairment of a Loan" in May, 1993. In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" which amends SFAS No. 114. These standards require the measurement of certain impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rates.
Adoption of SFAS Nos. 114 and 118 is required for fiscal years beginning after December 15, 1994. FCC will adopt these statements beginning January 1, 1995; adoption will not have a material impact on FCC's consolidated financial statements.

Watch List
     FCC's watch list includes loans which, for management purposes, have been identified as requiring a higher level of monitoring due to risk. FCC's watch list includes both performing and nonperforming loans, as well as foreclosed assets. The majority of watch list loans are classified as performing, because they do not have characteristics resulting in uncertainty about the borrower's ability to repay principal and interest in accordance with the original terms of the loans.
     The watch list consists of classifications, identified as Type 1 through Type 4. Types 1, 2 and 3 generally parallel the regulatory classifications of loss, doubtful and substandard, respectively. Type 4 generally parallels the regulatory classification of Other Assets Especially Mentioned (OAEM). These loans require monitoring due to conditions which, if not corrected, could increase credit risk. Total watch list loans and foreclosed assets declined 32% during the year to $107.5 million at December 31, 1994.


TABLE 16. SUMMARY OF LOAN AND LEASE LOSS EXPERIENCE
=================================================================================================================================
(dollars in thousands)                                                     1994        1993        1992       1991       1990
- ---------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                            $  68,302   $  79,919   $ 70,817   $ 57,807   $ 44,412
Allowance of purchased loans                                                    -           -          -          -        (63)
Provision charged to expense                                              (11,568)     (4,504)    22,040     43,734     47,425
Loans and leases charged to the allowance
    Loans to individuals-residential mortgages                                227         743      1,816      4,344      3,304
    Loans to individuals-other                                              2,519       2,267      3,371      5,381      4,921
    Commercial, financial and agricultural                                    765       3,027      4,829     11,310     12,865
    Real estate-commercial mortgages                                          165         510      2,412      4,826      8,010
    Real estate-other                                                           7         115        137        400        231
    Credit card loans                                                       9,388       9,545     11,514     12,322     10,444
    Other                                                                       -          26         21        444        168
- ---------------------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                                    13,071      16,233     24,100     39,027     39,943
- ---------------------------------------------------------------------------------------------------------------------------------
Recoveries on loans and leases previously charged to the allowance
    Loans to individuals-residential mortgages                              1,052       1,024      1,011        662        119
    Loans to individuals-other                                              1,347       1,528      1,543      1,620      1,221
    Commercial, financial and agricultural                                  3,703       2,860      2,635      3,903      1,865
    Real estate-commercial mortgages                                          745         881      1,005        553      1,552
    Real estate-other                                                         553         288         99        227         96
    Credit card loans                                                       2,571       2,144      1,748      1,305      1,105
    Other                                                                      22         395        175         33         18
- ---------------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                      9,993       9,120      8,216      8,303      5,976
- ---------------------------------------------------------------------------------------------------------------------------------
        Net charge-offs                                                     3,078       7,113     15,884     30,724     33,967
- ---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                  $  53,656   $  68,302   $ 76,973   $ 70,817   $ 57,807
=================================================================================================================================
Gross charge-offs as a percent of average loans and leases <FN1>             0.46 %       .67 %     1.10 %     1.68 %     1.66 %
Recoveries as a percent of gross charge-offs                                76.45 %     56.18 %    34.09 %    21.28 %    14.96 %
Net charge-offs as a percent of average loans and leases <FN1>               0.11 %       .30 %     0.73 %     1.32 %     1.41 %
Allowance for loan losses as a percent of loans and leases <FN1>
  at end of year                                                             1.66 %      2.55 %     3.44 %     3.11 %     2.44 %
=================================================================================================================================
<FN1> Net of unearned income.


Allowance for Loan Losses
     The allowance for loan losses was $53.7 million as of December 31, 1994, a $14.6 million decline since
December 31, 1993. This decline reflects 1994's negative provision for loan losses. As a percent of loans and leases, the allowance was 1.66% at the end of 1994, compared to 2.55% at December 31, 1993. Management believes that the allowance is adequate to cover possible losses in the loan portfolio. Table 16 presents the activity in the allowance for loan losses for the past five years. The allocation of the allowance for loan losses is included in Table 17.
     Net charge-offs as a percent of average loans were .11% in 1994, compared to .30% in the prior year. The decrease in net charge-offs from 1993 primarily reflects net recoveries on commercial loans. Net charge-offs on credit card loans remained stable at slightly less than 2% of average credit card loans.

Allowance for Loan Losses
as a % of year - end net loans and leases

The graph inserted shows the allowance for loan losses as a percentage of year end net loans and leases from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     %           2.44    3.11    3.44    2.55    1.66

Net Charge - offs (millions)

This graph inserted shows net charge - offs from 1990 to 1994. The plot points are:

Graph   Denom-
Type    nations     1990    1991    1992    1993    1994
- --------------------------------------------------------
BAR     MILLIONS    33.967  30.724  15.884  7.113   3.078



TABLE 17. ALLOWANCE FOR LOAN LOSSES
==================================================================================================================================
                                                                                December 31
- ----------------------------------------------------------------------------------------------------------------------------------
                               1994                  1993                 1992                  1991                1990
- ----------------------------------------------------------------------------------------------------------------------------------
                        Allowance   Loans    Allowance    Loans    Allowance    Loans    Allowance   Loans    Allowance   Loans
- ----------------------------------------------------------------------------------------------------------------------------------
Loans to individuals     29.32 %    44.96 %    22.92 %    44.10 %   18.03 %    36.22 %    27.36 %   34.09 %   17.15 %    33.53 %
Commercial, financial
   and agricultural      19.32      21.89      18.50      17.97     24.71      20.99      15.34     24.63     24.20      26.38
Real estate              13.12      17.35      24.46      19.40     25.10      21.25      25.45     18.81     37.74      19.45
Credit card              19.10      13.15      18.57      14.29     16.27      17.09      14.35     17.55     12.21      16.40
Other                     0.61       2.65       2.41       4.24      5.57       4.45       4.28      4.92      1.70       4.24
Unallocated              18.53       0.00      13.14       0.00     10.32       0.00      13.22      0.00      7.00       0.00
- ----------------------------------------------------------------------------------------------------------------------------------
   Total                100.00 %   100.00 %   100.00 %   100.00 %  100.00 %   100.00 %   100.00 %  100.00 %  100.00 %   100.00 %
==================================================================================================================================


Fair Value of Financial Instruments
     SFAS No. 107, "Disclosures About Fair Value of
Financial Instruments", as amended by SFAS No. 119,
"Disclosure About  Derivative Financial Instruments and
Fair Value of Financial Instruments," requires disclosure of fair value information about certain financial instruments, whether or not recognized in the balance sheet, when it is practicable to estimate that value.
These disclosures as of December 31, 1994 and December
31, 1993 are contained in Note 19.
     Fair values were determined based on market quotes where available or were calculated using discounted cash flows. The differences between fair values and book values were primarily caused by differences between contractual and market interest rates at the respective year-ends. Fluctuations in fair values will occur as interest rates change. Rising interest rates will generally result in declines in the fair value of fixed rate loans and securities; alternatively, rising interest rates increase the value of fixed rate deposits with stated maturities. FCC's management of changes in interest rates and fair values is discussed in the Asset/Liability Management and Portfolio Management sections of this Financial Review.

Fourth Quarter Results
     FCC's net income for the fourth quarter of 1994 was
$9.1 million, compared to $22.8 million in 1993's fourth
quarter.  1994's lower level of earnings primarily
reflected $11.3 million in after tax losses on securities
transactions.  Operating income was $20.4 million in the
fourth quarter, compared to $23.4 million in 1993's
fourth quarter.
     Net interest income was $67.0 million for the fourth
quarter of 1994, 8% higher than the fourth quarter of
1993.  FCC's net interest margin was 4.52%, a 28 basis
point increase from last year.  The net interest spread
was 3.76% in the current quarter, an increase of 12 basis
points from 1993's fourth quarter.   These improvements
were primarily the result of a 20% increase in average
loans and higher yields on loans and securities,
partially offset by the repricing of interest-bearing
liabilities in a rising rate environment.  Loans were 51%
of earning assets in the fourth quarter of 1994, compared
to 43% in the same period of last year.      Improving
loan quality resulted in a negative provision for loan losses. The provision for loan losses was a negative
$354,000, compared to a negative $600,000 in 1993's fourth quarter.
     Other income, excluding securities transactions, was $28.8 million for the fourth quarter, 10% higher than 1993's fourth quarter. Increases in credit card fees and ATM fee income were the primary causes of this increase.
     Operating expense was $65.9 million for the fourth quarter of 1994, 11% higher than the same period of last year. Higher personnel and equipment expenses were the most significant factors in the increase. Increased personnel expense reflected a $2.3 million charge for severance expense, plus 1994 merit increases and a 2% increase in the average number of employees. The rise in equipment expense was due to increased depreciation primarily related to customer service initiatives.
     Additionally, income tax expense rose in 1994 due to a $3.5 million one-time favorable adjustment to income tax expense in 1993's fourth quarter related to the settlement of a tax issue with the IRS.
     Selected Quarterly Data compares certain quarterly financial information for 1994 and 1993.


SELECTED FINANCIAL DATA (dollars in thousands except per share data)


                                                                              Years Ended December 31
============================================================================================================================
                                                          1994           1993          1992          1991          1990
- ----------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                        $6,453,841    $ 6,335,669   $ 5,741,399   $ 4,671,478   $ 4,482,019
  Earning assets                                       5,924,892      5,812,761     5,280,347     4,257,388     4,035,104
  Loans and leases <FN1>                               2,823,061      2,407,231     2,184,584     2,323,018     2,402,541
  Securities                                           3,038,747      3,110,544     2,734,925     1,515,299     1,290,487
  Deposits                                             5,220,425      5,176,873     4,953,572     3,931,612     3,552,578
  Long-term debt                                          89,266         95,238        97,154       101,246       103,033
  Stockholders' equity                                   500,240        469,694       355,716       235,385       239,011
- ----------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                               $  408,004    $   393,334   $   398,701   $   393,922   $   408,996
  Net interest income                                    256,261        250,010       235,353       191,862       168,021
  Net interest income (FTE)                              261,913        256,049       241,873       199,574       176,447
  Provision for loan losses                              (11,568)        (4,504)       22,040        43,734        47,425
  Other income (exclusive of securities transactions)    110,434        102,844        96,369        83,419        73,213
  Securities transactions                                (43,549)          (423)          258           259            55
  Operating expense                                      241,362        221,080       203,781       185,963       165,325
  Operating income                                        91,990         95,489        72,304        33,858        22,002
  Net income                                              63,684         95,214        72,475        34,029        22,038
- ----------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                  0.99 %         1.50 %        1.26 %        0.73 %        0.49 %
  Return on average total equity                           12.73 %        20.27 %       20.37 %       14.46 %        9.22 %
  Return on average common equity                          13.48 %        22.18 %       22.85 %       14.46 %        9.11 %
  Net interest margin                                       4.42 %         4.40 %        4.58 %        4.69 %        4.37 %
  Efficiency ratio                                         64.82 %        61.60 %       60.25 %       65.71 %       66.22 %
  Overhead ratio                                            2.21 %         2.03 %        2.03 %        2.41 %        2.28 %
  Allowance for loan losses to loans and leases <FN1>       1.66 %         2.55 %        3.44 %        3.11 %        2.44 %
  Nonperforming assets to loans and leases <FN1>
    plus foreclosed assets                                  0.55 %         1.22 %        2.82 %        3.91 %        4.26 %
  Allowance for loan losses to nonperforming loans        400.45 %       268.26 %      178.56 %      123.83 %       84.10 %
  Equity ratio                                              7.18 %         7.65 %        6.79 %        5.01 %        5.03 %
  Leverage ratio                                            8.04 %         7.63 %        6.76 %        4.87 %        4.66 %
- ----------------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA

EARNINGS PER SHARE
   Net income-primary                                 $     2.25    $      3.48   $      2.88   $      1.56   $      0.94
   Operating income-primary                           $     3.33    $      3.50   $      2.87   $      1.55   $      0.94
   Net income-fully diluted                           $     2.19    $      3.18   $      2.70   $      1.56   $      0.94
   Operating income-fully diluted                     $     3.07    $      3.20   $      2.69   $      1.55   $      0.94

COMMON DIVIDENDS
   Cash dividends                                     $     1.10    $      0.85   $      0.70   $      0.64   $      0.64
   Dividend payout ratio                                   48.89 %        24.27 %       25.78 %       41.03 %       68.09 %

BOOK VALUES (end of period)
   Book value                                         $    15.71    $     17.28   $     14.57   $     11.38   $     10.45
   Tangible book value                                $    15.13    $     16.66   $     13.83   $     10.57   $      9.50

COMMON STOCK DATA
   High stock price                                   $    30.00    $     32.20   $     27.86   $     18.14   $     12.54
   Low stock price                                    $    21.75    $     23.90   $     16.94   $      7.20   $      6.66
   Closing stock price                                $    22.00    $     25.13   $     25.60   $     17.20   $      7.46
   Trading volume                                     30,234,732     19,562,420    26,741,915    10,667,309     5,968,360
   Number of stockholders (end of period)                  7,603          7,604         6,714         6,970         7,216

AVERAGE COMMON SHARES OUTSTANDING (in thousands)
  Primary                                                 26,317         26,132        23,729        21,809        21,539
  Fully diluted                                           29,112         32,125        29,568        21,809        21,539

NUMBER OF EMPLOYEES (end of period)                        3,407          3,400         3,026         2,695         2,551
============================================================================================================================
<FN1>Net of unearned income.



SELECTED FINANCIAL DATA (dollars in thousands except per share data)


                                                                    Years Ended December 31
==================================================================================================================
                                                        1989             1988             1987            1986
- ------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                    $   4,202,912   $    3,857,968   $    3,511,491   $   3,583,941
  Earning assets                                      3,719,972        3,418,204        3,098,456       3,149,532
  Loans and leases <FN1>                              2,232,213        2,005,940        1,802,858       1,829,660
  Securities                                          1,061,206        1,008,022          849,335         834,454
  Deposits                                            3,343,223        3,052,002        2,722,593       2,752,672
  Long-term debt                                        104,863          105,498          102,402         106,567
  Stockholders' equity                                  231,097          220,254          215,459         222,656
- ------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                           $     392,769   $      331,866   $      286,020   $     304,037
  Net interest income                                   156,005          142,550          130,188         126,277
  Net interest income (FTE)                             164,495          151,294          142,090         144,100
  Provision for loan losses                              26,220           24,651           22,674          38,365
  Other income (exclusive of securities transactions)    64,215           59,765           52,839          49,654
  Securities transactions                                  -866             -857            1,386             609
  Operating expense                                     155,397          145,506          137,388         145,347
  Operating income                                       28,768           24,622           18,900           3,760
  Net income                                             28,197           24,056           19,732           4,089
- ------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                 0.67 %           0.62 %           0.56 %          0.11%
  Return on average total equity                          12.20 %          10.92 %           9.16 %          1.84%
  Return on average common equity                         12.37 %          10.94 %           8.94 %          0.57%
  Net interest margin                                      4.42 %           4.43 %           4.59 %          4.58%
  Efficiency ratio                                        67.94 %          68.94 %          70.48 %         75.02%
  Overhead ratio                                           2.45 %           2.51 %           2.73 %          3.04%
  Allowance for loan losses to loans and leases <FN1>      1.91 %           2.07 %           2.12 %          2.10%
  Nonperforming assets to loans and leases <FN1>
    plus foreclosed assets                                 2.76 %           3.50 %           4.06 %          4.83%
  Allowance for loan losses to nonperforming loans       142.45 %          80.98 %          63.23 %         48.27%
  Equity ratio                                             5.15 %           5.35 %           5.73 %          5.84%
  Leverage ratio                                           5.06 %           5.11 %           5.37 %          5.25%
- ------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA

EARNINGS PER SHARE
   Net income-primary                             $        1.20   $         1.02   $         0.81   $        0.06
   Operating income-primary                       $        1.23   $         1.05   $         0.77   $        0.03
   Net income-fully diluted                       $        1.20   $         1.02   $         0.81   $        0.06
   Operating income-fully diluted                 $        1.23   $         1.05   $         0.77   $        0.03

COMMON DIVIDENDS
   Cash dividends                                 $        0.64   $         0.64   $         0.64   $        0.64
   Dividend payout ratio                                  53.33 %          62.75 %          79.01 %      1,280.00%

BOOK VALUES (end of period)
   Book value                                     $       10.14   $         9.54   $         9.16   $        9.02
   Tangible book value                            $        9.01   $         8.41   $         7.76   $        7.34

COMMON STOCK DATA
   High stock price                               $       12.74   $        10.54   $        10.80   $       13.60
   Low stock price                                $        9.27   $         7.86   $         7.40   $        7.40
   Closing stock price                            $       12.40   $         9.74   $         8.00   $        7.86
   Trading volume                                     3,651,604        4,173,330        4,674,623       8,045,740
   Number of stockholders (end of period)                 7,267            7,281            7,508           7,214

AVERAGE COMMON SHARES OUTSTANDING (in thousands)
  Primary                                                21,314           21,101           21,056          21,014
  Fully diluted                                          21,314           21,101           21,056          21,014

NUMBER OF EMPLOYEES (end of period)                       2,553            2,341            2,314           2,358
==================================================================================================================
<FN1> Net of unearned income.




SELECTED FINANCIAL DATA (dollars in thousands except per share data)

                                                                                                   Compound
                                                                                                 Growth Rates
=====================================================================================      ------------------------
                                                            1985         1984               Five-Year    Ten-Year
- -------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET DATA
  Total assets                                           $ 2,887,281   $  2,440,978          8.96 %      10.21 %
  Earning assets                                           2,509,433      2,087,143          9.76 %      11.00 %
  Loans and leases <FN1>                                   1,449,411      1,058,611          4.81 %      10.31 %
  Securities                                                 674,358        606,137         23.42 %      17.49 %
  Deposits                                                 2,178,832      1,783,166          9.32 %      11.34 %
  Long-term debt                                              58,741         22,199         (3.17)%      14.93 %
  Stockholders' equity                                       204,919        180,603         16.70 %      10.72 %
- --------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  Total interest income                                  $   273,863   $    251,344          0.76 %       4.96 %
  Net interest income                                        112,647         97,792         10.44 %      10.11 %
  Net interest income (FTE)                                  131,080        115,694          9.75 %       8.51 %
  Provision for loan losses                                   16,699          9,244          N/A          N/A
  Other income (exclusive of securities transactions)         40,917         33,619         11.45 %      12.63 %
  Securities transactions                                      1,287         -4,032          N/A          N/A
  Operating expense                                          115,383         90,000          9.21 %      10.37 %
  Operating income                                            22,177         28,391         26.17 %      12.47 %
  Net income                                                  22,872         26,214         17.70 %       9.28 %
- --------------------------------------------------------------------------------------------------------------------
KEY RATIOS
  Return on average assets                                      0.78 %         1.06 %
  Return on average total equity                               11.16 %        14.27 %
  Return on average common equity                              11.07 %        14.27 %
  Net interest margin                                           5.22 %         5.54 %
  Efficiency ratio                                             67.08 %        60.28 %
  Overhead ratio                                                2.97 %         2.70 %
  Allowance for loan losses to loans and leases <FN1>           1.99 %         1.66 %
  Nonperforming assets to loans and leases <FN1>
  plus foreclosed assets                                        3.87 %         1.36 %
  Allowance for loan losses to nonperforming loans            127.85 %        55.66 %
  Equity ratio                                                  5.94 %         7.47 %
  Leverage ratio                                                6.22 %         7.95 %
- ---------------------------------------------------------------------------------------------------------------------
SELECTED PER SHARE DATA

EARNINGS PER SHARE
   Net income-primary                                    $      1.03   $       1.26         13.40 %       5.97 %
   Operating income-primary                              $      0.99   $       1.37         22.04 %       9.29 %
   Net income-fully diluted                              $      1.03   $       1.24         12.79 %       5.85 %
   Operating income-fully diluted                        $      0.99   $       1.34         20.07 %       8.64 %

COMMON DIVIDENDS
   Cash dividends                                        $      0.64   $       0.58         11.44 %       6.61 %
   Dividend payout ratio                                       62.14 %        46.45 %

BOOK VALUES (end of period)
   Book value                                            $      9.63   $       9.26
   Tangible book value                                   $      8.99   $       9.26

COMMON STOCK DATA
   High stock price                                      $     15.60   $      14.26
   Low stock price                                       $     11.06   $      10.87
   Closing stock price                                   $     11.74   $      12.26
   Trading volume                                          4,676,329      2,413,604
   Number of stockholders (end of period)                      7,443          7,626

AVERAGE COMMON SHARES OUTSTANDING (in thousands)
  Primary                                                     20,991         20,704
  Fully diluted                                               20,991         21,075

NUMBER OF EMPLOYEES (end of period)                            2,692          1,867
====================================================================================================================
<FN1> Net of unearned income.



SELECTED QUARTERLY DATA   (dollars in thousands except per share data)

                                                            1994 Quarters
==============================================================================================
                                          4th            3rd             2nd            1st
- ----------------------------------------------------------------------------------------------
   Net interest income              $    67,009    $     64,516    $    61,990    $    62,746
   Provision for loan losses               (354)         (2,550)        (4,832)        (3,832)
   Other income                          11,433           6,403         20,548         28,501
   Operating expense                     65,865          60,014         59,011         56,472
   Income tax expense                     3,881           4,032          9,280         12,475
- ----------------------------------------------------------------------------------------------
   Net income                             9,050           9,423         19,079         26,132
   Perferred dividend requirements        1,087           1,086          1,087          1,087
- ----------------------------------------------------------------------------------------------
   Income applicable to common
     shares                         $     7,963    $      8,337    $    17,992    $    25,045
==============================================================================================
   Per common share data
     Primary                        $      0.30    $       0.32    $      0.68    $      0.95
     Fully diluted                  $      0.30    $       0.32    $      0.65    $      0.86
     Dividends                      $      0.30    $       0.30    $      0.25    $      0.25
   Common stock data <FN1>
     High stock price               $     26.76    $      28.75    $     30.00    $     28.50
     Low stock price                $     21.75    $      25.75    $     23.50    $     24.00
     Closing stock price            $     22.00    $      26.75    $     28.25    $     24.00
     Trading volume                   5,723,897       4,857,105      7,313,633     12,340,097
==============================================================================================
                                                             1993 Quarters
==============================================================================================
                                          4th            3rd            2nd            1st
- ----------------------------------------------------------------------------------------------
   Net interest income              $    61,882    $     62,102    $    62,934    $    63,092
   Provision for loan losses               (600)         (2,233)        (2,259)           588
   Other income                          25,245          25,316         27,070         24,790
   Operating expense                     59,370          54,589         54,585         52,536
   Income tax expense                     5,528          11,192         12,290         11,631
- ----------------------------------------------------------------------------------------------
   Net income                            22,829          23,870         25,388         23,127
   Preferred dividend requirements        1,087           1,087          1,087          1,087
- ----------------------------------------------------------------------------------------------
   Income applicable to common
     shares                         $    21,742    $     22,783    $    24,301    $    22,040
==============================================================================================
   Per common share data
     Primary                        $      0.83    $       0.87    $      0.93    $      0.85
     Fully diluted                  $      0.76    $       0.80    $      0.84    $      0.78
     Dividends                      $      0.25    $       0.20    $      0.20    $      0.20
   Common stock data <FN1>
     High stock price               $     31.80    $      31.80    $     32.20    $     31.00
     Low stock price                $     23.90    $      28.40    $     25.40    $     25.33
     Closing stock price            $     25.13    $      30.00    $     29.60    $     30.00
     Trading volume                   8,516,265       2,935,716      4,424,135      3,686,304
==============================================================================================
<FN1> Common and preferred stocks are traded in the over-the-counter market and are listed on the NASDAQ Stock
       Market.  All closing stock prices represent closing sales prices as reported on the NASDAQ Stock Market.



CONSOLIDATED BALANCE SHEETS (dollars in thousands)


                                                                                                  December 31
====================================================================================================================
                                                                                              1994          1993
- --------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                                 $  397,376    $   387,548
  Interest-bearing deposits in other banks                                                       138         55,422
  Securities:
     Held to maturity (market value $8,801 and $1,547,086, respectively)                       8,800      1,523,638
     Available for sale, at market                                                         2,458,443              -
     Held for sale, at lower of aggregate amortized cost or market                                 -      1,779,927
  Trading account securities                                                                   8,970            482
  Federal funds sold and securities purchased under resale agreements                         38,200         28,600
  Loans and leases, net of unearned income of $5,057 and $11,822, respectively             3,236,653      2,674,697
     Allowance for loan losses                                                               (53,656)       (68,302)
- --------------------------------------------------------------------------------------------------------------------
        Net loans and leases                                                               3,182,997      2,606,395
====================================================================================================================
  Premises and equipment                                                                     117,441        102,230
  Accrued interest receivable                                                                 61,415         55,197
  Other real estate                                                                            4,224          7,177
  Goodwill and other intangibles                                                              15,118         16,143
  Other assets                                                                               265,568         97,526
- --------------------------------------------------------------------------------------------------------------------
        Total assets                                                                      $6,558,690    $ 6,660,285
====================================================================================================================
LIABILITIES
    Noninterest-bearing deposits                                                          $1,226,752    $ 1,196,259
    Interest-bearing deposits                                                              4,231,318      4,113,600
- --------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                     5,458,070      5,309,859
====================================================================================================================
  Short-term borrowings                                                                      470,483        678,316
  Accrued interest payable                                                                    22,527         16,844
  Accounts payable and other accrued liabilities                                              47,608         55,890
  Long-term debt                                                                              88,956         89,704
- --------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                  6,087,644      6,150,613
====================================================================================================================
STOCKHOLDERS' EQUITY
  Preferred stock, 5,000,000 shares authorized
    Series 1992, 7.25% cumulative convertible, $25 stated value
    Issued--2,398,170 and 2,399,170 shares, respectively                                      59,954         59,979
  Common stock, $5 par value
    Authorized--100,000,000 shares
    Issued--26,192,514 and 26,062,067 shares, respectively                                   130,963        130,311
  Capital surplus                                                                            137,671        135,911
  Retained earnings                                                                          214,808        184,288
  Unearned restricted stock compensation                                                        (592)          (817)
  Net unrealized (loss) on securities available for sale                                     (71,758)             -
- --------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                           471,046        509,672
====================================================================================================================
        Total liabilities and stockholders' equity                                        $6,558,690    $ 6,660,285
====================================================================================================================
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.



CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands except per share data)


                                                                  Years Ended December 31
==================================================================================================
                                                          1994            1993           1992
- --------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans and leases             $   241,899   $     214,670   $     212,294
  Interest on tax-exempt securities                       7,298           9,067          10,066
  Interest and dividends on taxable securities          156,175         159,533         159,776
  Interest on money market investments                    2,632          10,064          16,565
- --------------------------------------------------------------------------------------------------
    Total interest income                               408,004         393,334         398,701
==================================================================================================
INTEREST EXPENSE
  Interest on deposits                                  117,272         116,549         143,598
  Interest on short-term borrowings                      23,283          15,047           7,897
  Interest on long-term debt                             11,188          11,728          11,853
- --------------------------------------------------------------------------------------------------
    Total interest expense                              151,743         143,324         163,348
==================================================================================================
NET INTEREST INCOME                                     256,261         250,010         235,353
PROVISION FOR LOAN LOSSES                               (11,568)         (4,504)         22,040
- --------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     267,829         254,514         213,313
==================================================================================================
OTHER INCOME
  Deposit fees and service charges                       44,175          43,492          40,528
  Credit card fee income                                 24,816          22,380          21,529
  Trust fee income                                       13,738          11,371           9,439
  Broker/dealer revenue                                   7,377           8,775           7,225
  ATM fee income                                          5,374           2,046           1,295
  Other operating revenue                                14,954          14,780          16,353
  Securities transactions                               (43,549)           (423)            258
- --------------------------------------------------------------------------------------------------
    Total other income                                   66,885         102,421          96,627
==================================================================================================
                                                        334,714         356,935         309,940
OPERATING EXPENSE
  Salary expense                                        109,444          97,651          85,065
  Employee benefits                                      22,572          21,736          17,046
- --------------------------------------------------------------------------------------------------
    Total personnel expense                             132,016         119,387         102,111
  Net occupancy expense                                  16,717          15,673          14,775
  Equipment expense                                      16,055          12,867          12,406
  Professional fees                                      13,810          11,532           8,574
  FDIC insurance expense                                 11,599          11,706          10,384
  Other operating expense                                51,165          49,915          55,531
- --------------------------------------------------------------------------------------------------
    Total operating expense                             241,362         221,080         203,781
==================================================================================================
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST   93,352         135,855         106,159
INCOME TAX EXPENSE                                       29,668          40,641          32,766
==================================================================================================
INCOME BEFORE MINORITY INTEREST                          63,684          95,214          73,393
EARNINGS OF MINORITY INTEREST                                 -               -             918
==================================================================================================
NET INCOME                                               63,684          95,214          72,475
PREFERRED DIVIDEND REQUIREMENTS                           4,347           4,348           4,076
==================================================================================================
INCOME APPLICABLE TO COMMON SHARES                  $    59,337   $      90,866   $      68,399
==================================================================================================
EARNINGS PER COMMON SHARE
  Primary                                           $      2.25   $        3.48   $        2.88
  Fully diluted                                     $      2.19   $        3.18   $        2.70
WEIGHTED AVERAGE SHARES OUTSTANDING
  Primary                                            26,317,242      26,132,211      23,728,540
  Fully diluted                                      29,111,621      32,125,003      29,568,365
==================================================================================================
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.



CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (dollars in thousands except per share data)
                                                                                                   Net
                                                                                                Unrealized
                                                                                     Unearned   (Loss) on
                                       Preferred                                    Restricted  Securities
                                         Stock      Common    Capital   Retained      Stock     Available
                                      Series 1992    Stock    Surplus   Earnings   Compensation  for Sale      Total
=====================================================================================================================
Balance at January 1, 1992             $      -   $  58,873  $ 79,995  $112,685    $ (1,146)          -    $ 250,407
  Net income                                  -           -         -    72,475           -           -       72,475
  Cash dividends
    Series 1992 preferred stock
      ($1.6986 per share)                     -           -         -    (4,076)          -           -       (4,076)
    Common stock ($.70 per share)             -           -         -   (16,251)          -           -      (16,251)
  Stock split effected in the form
    of a 50% dividend                         -      32,568         -   (32,610)          -           -          (42)
  Series 1992 preferred stock
    issued in public offering
    - 2,400,000 shares                   60,000           -    (2,403)        -           -           -       57,597
  Conversion of 360 shares of
    preferred stock into 223
    shares of common stock                   (9)          1         8         -           -           -            -
  Public offering of common
    stock - 1,000 shares                      -       5,000    40,852         -           -           -       45,852
  Common stock issuances to plans
    - 62,429 shares                           -         312     2,261         -           -           -        2,573
  Stock options exercised, net
    of shares surrendered in payment
    and tax benefit - 233,679 shares          -       1,168     4,869         -           -           -        6,037
  Restricted stock activity                   -        (164)      776         -         540           -        1,152
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992             59,991      97,758   126,358   132,223        (606)          -      415,724
=====================================================================================================================
  Pooling of interests with FANB              -       6,124     3,400     8,092           -           -       17,616
- ---------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1992
    (Restated)                           59,991     103,882   129,758   140,315        (606)          -      433,340
  Net income                                  -           -         -    95,214           -           -       95,214
  Cash dividends
    Series 1992 preferred stock
      ($1.8125 per share)                       -           -         -    (4,348)          -           -       (4,348)
    Common stock ($.85 per share)             -           -         -   (20,985)          -           -      (20,985)
    FANB common stock                         -           -         -    (1,064)          -           -       (1,064)
  Stock split effected in the form
    of a 25% dividend                         -      24,780         -   (24,844)          -           -          (64)
  Conversion of 470 shares of
    preferred stock into 437
    shares of common stock                  (12)          2        10         -           -           -            -
  Common stock issued in exchange
    for FANB convertible debt
    - 65,877 shares                           -         329       301         -           -           -          630
  Common stock issuances to plans
    - 145,485 shares                          -         727     4,312         -           -           -        5,039
  Stock options exercised, net of
    shares surrendered in payment
    and tax benefit - 98,565 shares           -         493       942         -           -           -        1,435
  Restricted stock activity                   -          98       588         -        (211)          -          475
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993             59,979     130,311   135,911   184,288        (817)          -      509,672
=====================================================================================================================
  Net income                                  -           -         -    63,684           -           -       63,684
  Cash dividends:
    Series 1992 preferred stock
      ($1.8125 per share)                     -           -         -    (4,347)          -           -       (4,347)
    Common stock ($1.10 per share)            -           -         -   (28,782)          -           -      (28,782)
  Conversion of 1,000 shares of
    preferred stock into 1,164
    shares of common stock                  (25)          6        19         -           -           -            -
  Common stock issuances to plans
    - 58,718 shares                           -         292     1,124       (35)          -           -        1,381
  Stock options exercised, net of
    shares surrendered in payment
    and tax benefit - 64,537 shares           -         323       558         -           -           -          881
  Restricted stock activity                   -          31        59         -         225           -          315
  Net unrealized (loss) on
    securities available for sale             -           -         -         -           -     (71,758)     (71,758)
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994           $ 59,954   $ 130,963  $137,671  $214,808    $   (592)   $(71,758)   $ 471,046
=====================================================================================================================
The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)


                                                                                 Years Ended December 31
=========================================================================================================================
                                                                                      1994          1993         1992
- -------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                   $     63,684  $    95,214  $    72,475
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                                     (11,568)      (4,504)      22,040
      Depreciation and amortization                                                  14,508       11,145        9,963
      Amortization of intangibles                                                     2,195        2,829        2,445
      Deferred income tax (benefit) expense                                           6,834       (8,626)      (2,416)
      Net (gain) loss from securities transactions                                   43,549          423         (258)
      Net (gain) on loan sales                                                         (546)
      (Increase) decrease in trading account securities                              (8,488)       1,894       (1,736)
      (Increase) decrease in accrued interest receivable                             (6,218)       1,898       (9,672)
      (Increase) in other assets                                                     (1,171)     (22,914)     (16,536)
      Increase (decrease) in accrued interest payable                                 5,683        1,002       (6,611)
      Increase (decrease) in accounts payable and other accrued liabilities          (9,959)      15,775        3,435
      Other, net                                                                        759          875       11,350
- -------------------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                                    99,262       95,011       84,479
=========================================================================================================================
INVESTING ACTIVITIES
  Net (increase) decrease in interest-bearing deposits in other banks                55,284      328,264      (84,449)
  Proceeds from sales and calls of securities held to maturity and held for sale         65      469,616      229,872
  Proceeds from maturities of securities held to maturity and held for sale         759,664    1,029,403    1,048,500
  Purchases of securities held to maturity and held for sale                            (22)  (1,743,533)  (2,410,087)
  Proceeds from sales and calls of securities available for sale                  1,652,634            -            -
  Proceeds from maturities of securities available for sale                         237,612            -            -
  Purchases of securities available for sale                                     (2,102,912)           -            -
  Net (increase) decrease in federal funds sold and securities purchased
    under resale agreements                                                          (9,600)      (7,774)      74,674
  Proceeds from sales of loans                                                       97,315
  Net (increase) decrease in loans                                                 (663,404)    (352,158)      21,809
  Purchase of minority interest                                                           -            -       (8,288)
  Purchase of Wolcott Mortgage Group, Inc., net of cash acquired                     (1,194)
  Proceeds provided (used) by acquisition of Pelican deposits and selected marketable assets:
    Purchases of assets, net of cash acquired                                             -            -     (213,780)
    Proceeds from sale of selected acquired assets                                        -            -      204,222
    Assumption of deposits and other liabilities                                          -            -    1,416,415
    Repayment of deposits in branches not reopened                                        -            -     (275,434)
  Purchases of premises and equipment                                               (30,305)     (19,278)     (14,808)
  Proceeds from sales of foreclosed assets                                            5,836       15,920       18,265
  Other, net                                                                            530        1,818          564
- -------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                  1,503     (277,722)       7,475
=========================================================================================================================
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW accounts,
    money market accounts and savings accounts                                     (108,557)     108,767      225,661
  Net increase (decrease) in time deposits                                          256,760      (75,784)    (636,219)
  Net increase (decrease) in short-term borrowings                                 (208,761)     198,679      248,029
  Payments on long-term debt                                                           (748)      (5,970)      (4,399)
  Proceeds from common stock issued in public offering                                    -            -       45,852
  Proceeds from sales of common stock                                                 1,840        5,385        6,167
  Proceeds from Series 1992 preferred stock sold in public offering                       -            -       57,597
  Cash dividends                                                                    (31,471)     (24,995)     (17,872)
- -------------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                                (90,937)     206,082      (75,184)
=========================================================================================================================
    INCREASE IN CASH AND CASH EQUIVALENTS                                             9,828       23,371       16,770
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  387,548      364,177      338,721
=========================================================================================================================
    CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $    397,376  $   387,548  $   355,491
=========================================================================================================================
   The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.


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

SECURITIES
     Effective January 1, 1994, FCC adopted Statement of Financial
Accounting Standards No. 115 (SFAS No. 115) "Accounting for Certain Investments in Debt and Equity Securities" which requires the classification of securities as trading, available for sale or held to maturity. Management determines the classification of its securities when they are purchased. FCC's trading account securities are classified in the money market investment portfolio, and are carried at market value.
     Securities which FCC has the intent and ability to hold until maturity are classified as held to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using either the interest method or the straight-line method, which produces approximately the same results.
     Securities which may be sold in response to changes in interest rates, liquidity needs or asset/liability management strategies are classified as available for sale. These securities are reflected at market value, and net unrealized gains or losses are shown as a separate component of stockholders' equity, net of the tax effect. Realized gains or losses are recognized, using the specific identification method, at the time of sale or call of a security, and are shown as a separate component of other income in the consolidated statements of income.
     Prior to adoption of SFAS No. 115, certain securities were classified as held for sale, and were stated at the lower of aggregate amortized cost or market and adjustment to market and realized gains or losses were shown as a separate component of other income in the consolidated statements of income.

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

LOANS AND LEASES
     Interest income on most loans is accrued based on the principal amounts outstanding. Unearned income on loans made on a discounted basis is recognized as interest income using either the rule of 78s (sum-of-the-month's digits) or the interest method, which result in approximately level rates of return over the terms of the loans.
     Most loans and leases are held to maturity and are stated at cost. Loans which are held for sale, principally residential mortgage loans, are reflected at the lower of cost or market value in the consolidated balance sheets.
     Loan origination fees and costs are deferred and amortized as an adjustment of the yield using the interest method for commercial loans and the straight-line method for consumer and residential mortgage loans. The amortization period for commercial and consumer loans is the actual life of the loans; for residential mortgage loans, the amortization period is the average life of the loan. Loan origination costs on credit card loans are not deferred due to the immaterial effect on FCC's financial statements. Annual credit card fees are recognized on a straight-line basis over the twelve-month period that cardholders may use the card.

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

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses represents management's best estimate of potential losses in the loan and lease portfolios. This estimate is based on an ongoing assessment of the portfolios. Factors which are considered include significant changes in the character of the portfolios, loan concentrations, current year charge-offs, historic ratios of charge-offs to average loans and leases, trends in portfolio volumes, delinquencies, nonaccruals and economic conditions. Ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

FORECLOSED ASSETS
     Property transferred to foreclosed assets is recorded at fair value at the time of transfer. Fair value is the anticipated sales price of the assets, less estimated costs to sell, based upon independent appraisals and other relevant factors. When a loan is reclassified as a foreclosed asset, the reduction of the carrying value to the fair value is charged to the allowance for loan losses. Subsequent to foreclosure, foreclosed assets are reflected at the lower of current fair value or the fair value at the date of transfer to foreclosed assets. Any subsequent reductions are charged to nonperforming assets expense. Revenues and expenses associated with operating or disposing of foreclosed assets are recorded during the period in which they are incurred.

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

INCOME TAXES
     FCC and its subsidiaries file a consolidated federal income tax return. Income tax expense or benefit is based on income reported for financial accounting purposes. FCC accounts for income taxes under the asset and liability method. Deferred assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of FCC's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

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

INTANGIBLE ASSETS
     Unamortized costs of purchased subsidiaries in excess of the fair value of the acquired net tangible assets are included in goodwill and other intangibles in the consolidated balance sheets. Also included in goodwill and other intangibles are premiums paid on the purchase of loan portfolios and deposit assumptions. Identifiable intangible assets, principally related to "depositor and borrower relationships," are being amortized using the straight-line method over the estimated periods benefited. The remaining costs (goodwill) are being amortized using the straight-line method over periods ranging from 5 to 20 years.

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

===========================================================================

NOTE 2
SUBSEQUENT EVENTS

     Effective February 17, 1995, First Bancshares, Inc. (First), the parent company of First Bank, Slidell, Louisiana, merged with FCC in exchange for approximately 2,705,220 shares of FCC common stock. First Bank was merged with First National Bank of Commerce (FNBC), a wholly owned subsidiary of FCC. The acquisition was accounted for as a pooling-of-interests; accordingly, prior period financial information will be restated to include this acquisition.  On
December 31, 1994, First Bancshares, Inc. had $246 million in
assets.   Selected separate and combined financial information of
FCC and First for the year ended December 31, 1994 are presented below (in thousands, except per share amounts).



                                       FCC         First      Combined
________________________________________________________________________
Year Ended December 31, 1994
     Net interest income           $  256,261   $   14,231   $  270,492
     Other income, excluding
        securities transactions    $  110,434   $    3,513   $  113,947
     Net income                    $   63,684   $    3,267   $   66,951
     Earnings per common share
       Primary                     $     2.25   $     3.85   $     2.16
       Fully diluted               $     2.19   $     3.85   $     2.10
________________________________________________________________________


     On February 17, 1995, FCC acquired City Bancorp, Inc. (City), the parent company of City Bank & Trust Company (City Bank), New Iberia, Louisiana, for approximately 516,252 shares of FCC common stock. City Bank was merged with The First National Bank of Lafayette, a wholly owned subsidiary of FCC. The acquisition was accounted for as a purchase. FCC intends to repurchase in the open market the number of shares of common stock issued for the City Bank acquisition. Related intangibles will be amortized over periods not to exceed fifteen years. On December 31, 1994, City had $79 million in assets. Proforma results of City have been excluded due to the immaterial impact on FCC's consolidated results of operations.


===========================================================================

NOTE 3
ACQUISITIONS

     Pending at December 31, 1994, was FCC's proposed acquisition of Lakeside Bancshares, Inc. (Lakeside), the parent company of Lakeside National Bank of Lake Charles (LNB). It is the intent of FCC to acquire Lakeside and merge LNB into The First National Bank of Lake Charles, a wholly owned subsidiary of FCC. At December 31,
1994, Lakeside had $177 million in assets. The acquisition is subject to various approvals and conditions, including regulatory approval. The acquisition of Lakeside is expected to be completed in the first half of 1995 and to be accounted for as a purchase.
     On October 5, 1994, FNBC acquired Wolcott Mortgage Group, Inc. (Wolcott), a mortgage company which originates and sells residential mortgages. Wolcott's shareholders received $1.39 million in cash. A contingent payment may be made in October 1995, based on certain conditions. The acquisition was accounted for as a purchase.
Goodwill related to this transaction is amortized using the straight-line method over 15 years. The results of operations of Wolcott since the date of acquisition have been included in FCC's consolidated statements. Proforma results of operations have been excluded due to the immaterial impact on FCC's consolidated results of operations.
     Effective January 1, 1994, First Acadiana National Bancshares,
Inc. (FANB), the parent company of First Acadiana National Bank, Opelousas, Louisiana, merged with FCC in exchange for 1,290,145 shares of common stock. First Acadiana National Bank was merged with The First National Bank of Lafayette, a wholly owned subsidiary of FCC. The acquisition was accounted for as a pooling-of-interests. All 1993 financial information reported reflects the pooling-of-interests with FANB. Financial information prior to 1993 was not restated, since the effect would be immaterial.
      On January 13, 1992, FCC's banks in New Orleans, Baton Rouge and Alexandria acquired from the Resolution Trust Corporation approximately $1.5 billion of insured deposits and other marketable securities of Pelican Homestead and Savings Association
(Pelican). $275 million of these deposits were immediately paid out.

===========================================================================

NOTE 4
RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Banks are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. Average balances maintained for such purposes were $63,609,000 and $93,470,000 during 1994 and 1993, respectively.

===========================================================================

NOTE 5
SECURITIES HELD TO MATURITY

     An analysis of securities held to maturity follows (in thousands):



                                  Amortized  Unrealized  Unrealized   Fair
                                    Cost       Gains      (Losses)    Value
==============================================================================
December 31, 1994
- ------------------------------------------------------------------------------
Obligations of states
  and political
  subdivisions                    $    152  $      1  $       -    $      153
Other debt securities                  500         -          -           500
Equity securities                    8,148         -          -         8,148
- ------------------------------------------------------------------------------
      Total securities held
        to maturity               $  8,800  $      1  $       -    $    8,801
==============================================================================
December 31, 1993
- ------------------------------------------------------------------------------
U.S. Treasury securities          $770,915  $  5,688  $      (2)   $  776,601
Obligations of U.S.
  agencies and
  corporations                     674,108     6,300     (1,204)      679,204
Obligations of states
  and political
  subdivisions                      63,731    12,645          -        76,376
Other bonds, notes,
  debentures and stock              14,884        33        (12)       14,905
- ------------------------------------------------------------------------------
      Total securities held
        to maturity             $1,523,638  $ 24,666  $  (1,218)   $1,547,086
==============================================================================
December 31, 1992
- ------------------------------------------------------------------------------
U.S. Treasury securities        $1,334,406  $ 18,683  $    (223)   $1,352,866
Obligations of U.S.
  agencies and
  corporations                   1,053,050     2,781     (8,926)    1,046,905
Obligations of states
  and political
  subdivisions                      68,119    11,778        (39)       79,858
Other bonds, notes,
  debentures and stock              36,820         3       (586)       36,237
- ------------------------------------------------------------------------------
      Total securities held
        to maturity             $2,492,395  $ 33,245  $  (9,774)   $2,515,866
==============================================================================


     Upon adoption of SFAS No. 115 on January 1, 1994, $757 million of securities previously classified as held to maturity were reclassified as available for sale.

     An analysis of the amortized cost and fair values of securities held to maturity by maturity periods follows (in thousands):


                                 Amortized  Unrealized  Unrealized    Fair
                                    Cost      Gains      (Losses)    Value
===========================================================================
December 31, 1994
- ---------------------------------------------------------------------------
Within one year                   $     26  $      -  $       -  $     26
One to five years                      626         1          -       627
Five to ten years                        -         -          -         -
After ten years                      8,148         -          -     8,148
- ---------------------------------------------------------------------------
      Total securities held
        to maturity               $  8,800  $      1  $       -  $  8,801
- ---------------------------------------------------------------------------


     Securities with carrying values of approximately $961,706,000, $823,574,000, and $584,573,000 at December 31, 1994, 1993 and 1992,
respectively, were required to be pledged to secure public and trust deposits, and for other purposes.
     Excluding securities issued by the U. S. government or by U. S. government agencies and corporations, no securities of any issuer exceeded 10 percent of consolidated stockholders' equity as of December 31, 1994 and 1993, when securities held to maturity and available for sale were combined for 1994, and held to maturity and held for sale were combined for 1993.

===========================================================================

NOTE 6
SECURITIES AVAILABLE FOR SALE

     An analysis of securities available for sale follows (in thousands):


                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains      (Losses)     Value
======================================================================================
December 31, 1994
- --------------------------------------------------------------------------------------
U. S. Treasury securities           $ 1,257,160 $        160 $   (30,816) $1,226,504
Obligations of U. S. agencies
  and corporations
   Mortgage-backed securities         1,081,605           51     (83,926)    997,730
   Notes                                118,063            4        (387)    117,680
Obligations of states
  and political
  subdivisions                           97,082        6,896      (1,792)    102,186
Other debt securities                     2,520            -          (5)      2,515
Equity securities                        12,410            -        (582)     11,828
- --------------------------------------------------------------------------------------
    Total securities
      available for sale            $ 2,568,840 $      7,111 $  (117,508) $2,458,443
======================================================================================


     During 1994, proceeds from the sales and calls of securities available for sale were $1,652,634,000, resulting in gross realized gains of $2,662,000 and gross realized losses of $46,183,000.

     An analysis of the amortized cost and fair values of the securities available for sale by maturity periods follows (in thousands):


                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains      (Losses)     Value
======================================================================================
December 31, 1994
- --------------------------------------------------------------------------------------
Within one year                     $    31,739 $        141 $       (26) $   31,854
One to five years                     1,530,605          754     (41,940)  1,489,419
Five to ten years                        42,586          947      (2,918)     40,615
After ten years                         963,910        5,269     (72,624)    896,555
- --------------------------------------------------------------------------------------
      Total securities
        available for sale          $ 2,568,840 $      7,111 $  (117,508) $2,458,443
======================================================================================


     Maturities of mortgage-backed securities are classified by contractual maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or
without penalties.    At December 31, 1994, the weighted average contractual
maturity of the U.S. agency mortgage-backed securities was 22 years, compared to an average expected maturity of approximately 5 years. During 1994, $202 million of mortgage-backed securities were paid out prior to maturity.

     Prior to the adoption of SFAS No. 115, FCC had classified certain securities as held for sale. An analysis of securities held for sale as of December 31, 1993 and 1992 follows (in thousands):

                                  Carrying    Unrealized  Unrealized    Market
                                    Value       Gains      (Losses)     Value
======================================================================================
December 31, 1993
- --------------------------------------------------------------------------------------
U.S. Treasury securities        $   713,558 $      5,019 $       (17)$  718,560
Obligations of U.S.
  agencies and
  corporations                    1,005,358        1,852      (6,449) 1,000,761
Obligations of states
  and political
  subdivisions                       41,011        3,024         (50)    43,985
Other bonds, notes,
  debentures and stock               20,000            -           -     20,000
- --------------------------------------------------------------------------------------
    Total securities held
      for sale                  $ 1,779,927 $      9,895 $    (6,516)$1,783,306
======================================================================================
December 31, 1992
- --------------------------------------------------------------------------------------
U.S. Treasury securities        $   131,458 $      4,415 $      (785)$  135,088
Obligations of U.S.
  agencies and
  corporations                      274,611        3,813        (534)   277,890
Obligations of states
  and political
  subdivisions                       38,688        2,123         (20)    40,791
Other bonds, notes,
  debentures and stock               18,600            -           -     18,600
- --------------------------------------------------------------------------------------
      Total securities held
        for sale                $   463,357 $     10,351 $    (1,339)$  472,369
======================================================================================

===========================================================================

NOTE 7
LOANS AND LEASES

     The composition of loans and leases follows (in thousands):


                                                       December 31
===========================================================================
                                                    1994         1993
- ---------------------------------------------------------------------------
Loans to individuals                            $1,457,550  $  1,184,726
Commercial, financial and
    agricultural                                   709,529       482,677
Real estate                                        561,975       521,283
Credit card loans                                  426,224       383,932
Other loans                                         86,432       113,901
- ---------------------------------------------------------------------------
    Total loans and leases                       3,241,710     2,686,519
  Unearned income                                   (5,057)      (11,822)
- ---------------------------------------------------------------------------
    Loans and leases, net
    of unearned income                          $3,236,653  $  2,674,697
===========================================================================


     The following tables provide a further classification of certain categories of loans and leases (dollars in thousands):

                                                                         December 31
============================================================================================================
Loans to Individuals by Type as a
Percent of Total Loans and Leases                           1994                           1993
- ------------------------------------------------------------------------------------------------------------
Residential (1-4 family) - first lien           $  524,223         16.17 %      $  448,054         16.68 %
Residential (1-4 family) - junior lien              72,837          2.25            73,308          2.73
Automobile                                         477,720         14.74           352,744         13.13
Education                                          186,039          5.74           146,516          5.45
Personal expenditures                              151,798          4.68           110,474          4.11
Other                                               44,933          1.38            53,630          2.00
- -------------------------------------------------------------------------------------------------------------

                                                $1,457,550         44.96 %      $1,184,726         44.10 %
============================================================================================================

                                                                         December 31
============================================================================================================
Commercial, Financial and Agricultural Loans by Industry
as a Percent of Total Loans and Leases                      1994                           1993
- ------------------------------------------------------------------------------------------------------------
Services                                        $  197,546          6.09 %      $  128,026          4.77 %
Mining                                              89,714          2.77            28,486          1.06
Transportation                                      70,126          2.16            61,993          2.31
Wholesale trade                                     69,035          2.13            51,979          1.93
Manufacturing                                       65,550          2.02            43,925          1.64
Financial                                           55,033          1.70            45,679          1.70
Retail trade                                        43,206          1.33            40,030          1.49
Construction                                        40,241          1.24            27,317          1.02
Communications                                      25,603          0.79            18,859          0.70
Other                                               53,475          1.66            36,383          1.35
- ------------------------------------------------------------------------------------------------------------
                                                $  709,529         21.89 %      $  482,677         17.97 %
============================================================================================================


                                                                         December 31
============================================================================================================
Real Estate Loans by Type as a Percent
  of Total Loans and Leases                                 1994                           1993
- ------------------------------------------------------------------------------------------------------------
Commercial                                      $  489,527         15.11 %      $  466,228         17.35 %
Construction and land development                   47,563          1.47            33,000          1.23
Multi-family                                        21,005          0.65            19,099          0.71
Farmland                                             3,880          0.12             2,956          0.11
- ------------------------------------------------------------------------------------------------------------
                                                $  561,975         17.35 %      $  521,283         19.40 %
============================================================================================================


     In the ordinary course of business, the Banks make loans to directors and executive officers of FCC and its subsidiaries and to their associates. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risks of collectibility. The amount of such related party loans was $105,853,000 and $47,736,000 at December 31, 1994 and 1993, respectively. An analysis of 1994 activity with respect to these loans follows (in thousands):

                                                                 1994
===========================================================================
Beginning balance                                           $     47,736
Additions                                                        196,732
Repayments                                                      (141,193)
Increase due to change in related parties                          2,578
- ---------------------------------------------------------------------------
Ending balance                                              $    105,853
===========================================================================


===========================================================================

NOTE 8
ALLOWANCE FOR LOAN LOSSES

     A summary analysis of the transactions in the allowance for loan losses follows (dollars in thousands):



                                                     Years Ended December 31
====================================================================================
                                                  1994        1993        1992
- ------------------------------------------------------------------------------------
Balance at beginning of year                   $ 68,302    $ 79,919    $  70,817
Provision charged to expense                    (11,568)     (4,504)      22,040
  Loans and leases charged to the allowance     (13,071)    (16,233)     (24,100)
  Recoveries on loans and leases previously
    charged to the allowance                      9,993       9,120        8,216
- ------------------------------------------------------------------------------------
    Net charge-offs                              (3,078)     (7,113)     (15,884)
- ------------------------------------------------------------------------------------
Balance at end of year                         $ 53,656    $ 68,302    $  76,973
====================================================================================
Net charge-offs as a percent of
  average loans and leases <FN1>                   0.11 %       .30 %        .73 %
Allowance for loan losses as a percent of
  loans and leases <FN1> at end of year            1.66 %      2.55 %       3.44 %
====================================================================================

<FN1> Net of unearned income.


===========================================================================

NOTE 9
NONPERFORMING ASSETS

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



                                    December 31
======================================================
                                   1994      1993
- ------------------------------------------------------
Nonaccrual loans                 $13,399   $25,461
Foreclosed assets
  Other real estate                7,847    12,667
  Other foreclosed assets             86        96
  Allowance for losses
    on foreclosed assets          (3,648)   (5,515)
- ------------------------------------------------------
                                   4,285     7,248
- ------------------------------------------------------
      Total nonperforming assets $17,684   $32,709
======================================================
  Loans past due 90 days
    or more and not
    on nonaccrual status         $10,304   $12,523
======================================================

Ratios at end of year
  Nonperforming assets
    as a percent of loans
    and leases <FN1> plus
    foreclosed assets               0.55 %    1.22 %
  Allowance for loan losses
    as a percent of non-
    performing loans              400.45 %  268.26 %
  Loans and leases past
    due 90 days or more
    and not on nonaccrual
    status as a percent of
    loans and leases <FN1>          0.32 %    0.47 %
======================================================

<FN1> Net of unearned income.




     The loss of income associated with nonperforming loans and leases, and the cost of carrying foreclosed assets were (in thousands except per share amounts):

                                                  Years Ended December 31
===============================================================================
                                               1994        1993         1992
- -------------------------------------------------------------------------------
Effect on pretax income
  Nonperforming loans
    Contractual interest income             $   1,754   $   4,372    $   5,936
    Income actually received and recorded
     on loans on nonaccrual status
     during the year                             (306)       (242)         (62)
- --------------------------------------------------------------------------------
      Loss of interest income on loans          1,448       4,130        5,874
- --------------------------------------------------------------------------------
  Foreclosed assets
    Cost of operations                          1,400       1,429        1,616
    Interest cost (average funds
      sold rate)                                  268         477          783
    Net (gains) on foreclosed assets           (1,133)     (1,933)      (1,736)
    Provision for losses on foreclosed assets     496       1,656        6,449
===============================================================================
      Cost to carry foreclosed assets           1,031       1,629        7,112
===============================================================================
        Total effect on pretax income       $   2,479   $   5,759    $  12,986
===============================================================================
Cost per common share after tax             $    0.06   $    0.12    $    0.36
===============================================================================


    Additionally, interest of $2,367,000 was recovered on loans previously on nonaccrual, but not on nonaccrual status in 1994.
     The activity in the allowance for foreclosed assets was as follows
(in thousands):


                                                   Years Ended December 31
===============================================================================
                                                 1994        1993       1992
- --------------------------------------------------------------------------------
Balance at beginning
  of year                                   $   5,515   $   8,611    $   4,255
Allowance provisions                              496       1,656        6,449
Sales and dispositions                         (2,363)     (4,752)      (2,093)
- --------------------------------------------------------------------------------
  Net change                                   (1,867)     (3,096)       4,356
- --------------------------------------------------------------------------------
Balance at end of year                      $   3,648   $   5,515    $   8,611
===============================================================================



     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan". In October 1994,
FASB issued Statement of Financial Accounting Standards No. 118 (SFAS
No. 118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which amends SFAS No. 114. These standards require the measurement of impairment on certain loans based on the present value of expected future cash flows discounted at the loan's effective interest rate. Adoption of SFAS Nos. 114 and 118 is required for fiscal years beginning after December 15, 1994. FCC will adopt these statements beginning January 1, 1995. Adoption will not have a material impact on FCC's consolidated financial statements.

===========================================================================

NOTE 10
PREMISES AND EQUIPMENT

     An analysis of premises and equipment by asset classification follows (in thousands):


                                             December 31
=================================================================
                                          1994           1993
- -----------------------------------------------------------------
Land                                  $   20,836   $    20,687
Buildings                                 69,307        64,636
Leasehold improvements                    19,573        18,765
Furniture, fixtures and equipment         95,637        76,045
Capitalized leased equipment                 390           390
Construction in progress                   6,824         7,746
- -----------------------------------------------------------------
                                         212,567       188,269
Accumulated depreciation
    and amortization                     (95,126)      (86,039)
- -----------------------------------------------------------------
                                      $  117,441   $   102,230
=================================================================


     Provisions for depreciation and amortization charged to operating expense were $14,508,000, $11,145,000 and $9,963,000 for 1994, 1993 and
1992, respectively.

     At December 31, 1994, the Banks and a service subsidiary were obligated under a number of noncancelable leases for land and buildings used for continuing operations and for automobiles and equipment on a short-term basis. Future minimum rental payments under operating leases having an initial or remaining noncancelable lease term in excess of one year were as follows (in thousands):


                             Premises    Equipment     Total
=================================================================
 1995                      $    7,140 $      183   $     7,323
 1996                           6,419        173         6,592
 1997                           5,505         38         5,543
 1998                           5,175          -         5,175
 1999                           5,021          -         5,021
Later years                    52,626          -        52,626
- -----------------------------------------------------------------
                           $   81,886 $      394   $    82,280
=================================================================


     Generally, operating leases contain various renewal options and some contain a provision for increased rentals under cost of living escalation clauses. Total rental expense, net of immaterial sublease rentals, was $6,608,000, $6,080,000 and $5,858,000 for 1994, 1993 and 1992, respectively.

===========================================================================

NOTE 11
GOODWILL AND OTHER INTANGIBLES

     Tangible and identifiable intangible assets and liabilities of acquisitions accounted for as purchases were recorded at their fair values at the dates of acquisition. The excess of purchase price over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. Also included in goodwill and other intangibles are premiums which were paid on the purchase of loan portfolios and deposits purchased from the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. Selected information concerning intangibles follows (in thousands):


                                                     December 31
- ------------------------------------------------------------------------
                                                   1994         1993
- ------------------------------------------------------------------------
Favorable leasehold interests                  $     704   $     737
Borrower relationships                               238         415
Depositor relationships                            2,776       3,724
Goodwill                                          11,400      11,267
- ------------------------------------------------------------------------
    Total                                      $  15,118   $  16,143
========================================================================



                                           Pretax Amortization
                                         Years Ended December 31
========================================================================
                                       1994       1993        1992
- ------------------------------------------------------------------------
Favorable leasehold interests     $       34   $      34   $      40
Borrower relationships                   179         389         581
Depositor relationships                  945       1,386         961
Goodwill                               1,037       1,020         863
- ------------------------------------------------------------------------
    Total                         $    2,195   $   2,829   $   2,445
========================================================================


===========================================================================

NOTE 12
DEPOSITS

     The composition of deposits was as follows (in thousands):


                                                      December 31
========================================================================
                                                  1994          1993
- ------------------------------------------------------------------------
  Demand deposits                          $    1,218,765 $   1,182,557
  NOW account deposits                            911,699       911,268
  Money market investment deposits                649,186       760,998
  Savings deposits                                581,863       615,239
  Other consumer time deposits                  1,529,636     1,440,049
- ------------------------------------------------------------------------
    Total core deposits                         4,891,149     4,910,111
  Time deposits $100,000 and over <FN1>           566,921       399,748
- ------------------------------------------------------------------------
    Total                                  $    5,458,070 $   5,309,859
========================================================================
<FN1>  Foreign branch time deposits included are immaterial in each period presented.


===========================================================================

NOTE 13
SHORT-TERM BORROWINGS

     An analysis of short-term borrowings follows (in thousands):


                                                December 31
=========================================================================
                                     1994          1993         1992
- -------------------------------------------------------------------------
Federal funds purchased
  and securities sold under
  agreements to repurchase      $    461,255   $  636,145   $  467,433
Commercial paper                           -            -          500
Other short-term borrowings            9,228       42,171       11,704
- -------------------------------------------------------------------------
    Total                       $    470,483   $  678,316   $  479,637
=========================================================================



     Information regarding federal funds purchased and securities sold under agreements to repurchase follows (dollars in thousands):



=========================================================================
                                     1994          1993          1992
- -------------------------------------------------------------------------
Average interest rate
  on December 31                        5.32 %       2.66 %       2.51 %
- -------------------------------------------------------------------------
Year-to-date averages
  Interest rate                         4.03 %       2.85 %       2.93 %
  Balance                       $    571,325   $  516,058   $  265,873
- -------------------------------------------------------------------------
Maximum amount
  outstanding at any
  month-end during
  the year                      $    650,015   $  775,178   $  467,433
=========================================================================

     Federal funds purchased arise principally from transactions with other banks. At December 31, 1994, federal funds purchased had maturities ranging from three to four days. Securities sold under agreements to repurchase had maturities up to twenty-two days as of December 31, 1994, and were investment transactions with other national banks, public entities, corporate customers and securities dealers.
To the extent that the proceeds of these transactions exceed funding requirements of the Banks, the excess funds are sold in the money markets.

     FCC maintains lines of credit with several large banks, totaling $30 million at December 31, 1994 to support the issuance of commercial paper and pays fees to maintain these lines. No lines of credit were in use at December 31, 1994, 1993 or 1992.

=================================================================

NOTE 14
LONG-TERM DEBT

     Long-term debt consisted of (in thousands):


                                               December 31
=================================================================
                                             1994       1993
- -----------------------------------------------------------------
First Commerce Corporation
  12 3/4% convertible debentures,
    due in December 2000; unsecured <FN1>
      Series A                          $   26,846   $  26,846
      Series B                              56,492      57,122
- -----------------------------------------------------------------
                                            83,338      83,968
- -----------------------------------------------------------------
Subsidiaries
  9% mortgage note payable,
    due in installments, balance
    due in November 1996                     5,295       5,370
  10% mortgage note payable,
    due in installments through
    July 2003                                   25          49
  Obligations under capitalized
    leases, due in installments
    through August 2003                        298         317
- -----------------------------------------------------------------
        Total long-term debt            $   88,956   $  89,704
=================================================================
<FN1>  At December 31, 1994, approximately $15,434,000 was held by directors and executive officers of FCC.


     Annual principal repayment requirements for the years 1995 through 1999 are as follows (in thousands):


                                          Subsidiaries
==========================================================
1995                                    $      109
- ----------------------------------------------------------
1996                                         5,240
- ----------------------------------------------------------
1997                                            31
- ----------------------------------------------------------
1998                                            35
- ----------------------------------------------------------
1999                                            38
- ----------------------------------------------------------

     The 12 3/4% Convertible Debentures due 2000, Series A and B, were issued in exchange for all of the capital stock held by stockholders of The First National Bank of Lake Charles and Rapides Bank & Trust
Company in Alexandria, respectively.  FCC is required to redeem Series
B Debentures at the principal amount upon the death of the original holder; Series A Debentures allow redemption upon the death of their original holder at the option of the holder's estate. At the option of the holder, each of the Series A or B Debentures may be converted into FCC common stock at the conversion price of $26.66 principal amount for one share of stock.
     Total cash payments for interest expense on long-term debt, short-term borrowings and deposits were $146,060,000, $142,322,000 and $164,244,000 in 1994, 1993 and 1992, respectively.

===========================================================================

NOTE 15
EMPLOYEE BENEFIT PLANS

     Retirement Plans--The Retirement Plan for Employees of First
Commerce Corporation (Retirement Plan) is a defined benefit plan covering substantially all employees who have attained age 21 and completed one year of employment. Benefits are based on years of service and the employees' highest average monthly compensation for any 60-month period during the last 120-month period of service.
FCC's funding policy is to contribute annually the maximum that can be deducted for federal income tax purposes.
     The following table sets forth the plan's funded status at December 31, 1994 and 1993 (in thousands):


                                                 December 31
======================================================================
                                              1994         1993
- ----------------------------------------------------------------------
Projected benefit obligation
    Vested benefits                        $ (52,261)  $  (52,031)
    Nonvested benefits                        (1,001)      (1,021)
- ----------------------------------------------------------------------
    Accumulated benefit obligation           (53,262)     (53,052)
    Effect of projected future
      compensation levels                    (15,627)     (16,005)
- ----------------------------------------------------------------------
Projected benefit obligation                 (68,889)     (69,057)
Plan assets at fair value                     63,810       68,233
- ----------------------------------------------------------------------
Projected benefit obligation in excess of
    plan assets                               (5,079)        (824)
Unrecognized net loss due to past experience
    different from assumptions made            2,839          841
Unrecognized prior service cost                 (962)      (1,082)
Unrecognized net assets being recognized
    over 15 years                             (3,866)      (4,511)
- ----------------------------------------------------------------------
Unfunded accrued pension cost included
    in other accrued liabilities           $  (7,068)  $   (5,576)
======================================================================


     The plan's assets at December 31, 1994 consisted primarily of U. S. government securities, corporate bonds, and common stocks. At
December 31, 1994 and 1993 the plan's assets included $176,132 and $201,157 of FCC common stock, at market value. As of December 31, 1994, the plan's assets included 8,006 shares of FCC common stock with a market value of $22.00 per share. During 1994, dividends of $8,400 were paid on FCC common shares held by the plan.
     Net periodic pension cost for 1994, 1993 and 1992 included the following (in thousands):


                                                 Years Ended December 31
==============================================================================
                                              1994         1993       1992
- ------------------------------------------------------------------------------
Service cost-benefits earned during
    the period                             $   3,198   $    2,524   $  2,289
Interest cost on projected benefit
    obligation                                 4,738        4,380      4,093
Loss (return) on plan assets                   1,368       (5,657)    (2,937)
Other components, net                         (7,812)        (556)    (3,296)
- ------------------------------------------------------------------------------
    Net periodic pension cost              $   1,492   $      691   $    149
==============================================================================


     In determining the plan's funded status, the weighted average discount rate assumed was 7 1/2% at December 31, 1994 and 1992, and 7% at December 31, 1993. The rate of increase in future salary levels was 5 1/2% in each of the three years. The expected long-term rate of return on assets was 8 1/2% in 1994, 1993 and 1992.
     Tax-Deferred Savings Plan--FCC has a Tax-Deferred Savings Plan covering substantially all full-time employees. Employees may voluntarily contribute up to a maximum of 15%, with the limit depending on the salary level. Employees receive matching contributions of 50% of voluntary contributions up to a maximum of 2 1/2% of gross pay. Vesting in matching employer contributions occurs at 25% per year after one year's participation with full vesting after four years. Employer contributions were $1,682,000, $1,637,000 and $1,198,000, in 1994, 1993 and 1992 respectively.
     Postretirement Benefits--Certain of FCC's subsidiaries provide postretirement medical and life insurance coverage for specified groups of employees who retired in prior years. The expected costs of postretirement benefits are accrued during the years that an eligible employee renders service to the employer, including a portion of the accumulated postretirement benefit at January 1, 1993, amortized over a 20-year period. The estimated current accumulated postretirement benefit obligation (APBO) was $1,242,000 and $1,972,000 at December 31, 1994 and 1993, respectively.
The APBO calculation assumes a discount rate of 7 1/2% at December 31, 1994 and 1993. The health care cost trend rate assumed in the current calculation begins at 9% and declines in future periods, with an underlying inflation rate of 4%. An increase in the health care cost trend rate of 1% would result in an increase in the postretirement medical obligation portion of the APBO of approximately 9.1% from $940,000 to $1,026,000. FCC's accumulated postretirement benefit expense was $151,000 in 1994 and $371,000 in 1993, including the 20-year amortization of the transition obligation. Retiree medical insurance and life insurance expense was $30,000, $47,000 and $13,000 in 1994, 1993 and 1992, respectively.
     Postemployment Benefits - In November 1992, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" was issued. FCC adopted this standard on January 1, 1994. The Statement requires the accrual of the expected costs of postemployment benefits during the years in which an eligible employee renders service to an employer. FCC's postemployment benefit obligation is immaterial.

===========================================================================

NOTE 16
STOCKHOLDERS' EQUITY

     In December 1994, FCC announced its intention to repurchase up to two million shares of FCC's common stock for use in connection with one or more pending acquisitions. The timing and number of shares purchased will depend on the number of shares needed for the acquisitions, the completion dates of the acquisitions, as well as the prices at which the shares can be purchased.
     FCC issued 1,290,145 shares of common stock in connection with the acquisition of First Acadiana National Bancshares, Inc. on January 1, 1994.
     On December 30, 1993, FCC paid a five-for-four stock split effected in the form of a 25% stock dividend to stockholders of record on December 17, 1993. On January 11, 1993, FCC paid a three-for-two stock split effected in the form of a 50% stock dividend to stockholders of record on December 11, 1992. Fractional shares were paid in cash based on the closing price on the payment date adjusted for the stock split. All average number of shares outstanding and per share amounts were restated to reflect both splits.
     On June 23, 1992, FCC issued an additional one million common shares, which were sold in a public offering.
     On January 23, 1992, FCC issued 2,400,000 shares of 7.25% preferred stock, $25 stated value in a public offering. The preferred stock is non-voting and cumulative as to dividends. Each share of preferred stock is convertible into 1.1646 shares of common stock.
     FCC's 1985 Stock Option Plan (the 1985 Plan) and Tandem Stock Appreciation Rights Plan (the SAR Plan) were replaced with a new plan in 1992. The FCC 1992 Stock Incentive Plan (the 1992 Plan) covers up to 10% of the outstanding shares of common stock. During 1994, 79,978 options were granted at a price of $27.50 per share under the 1992 Plan. The exercise price of the shares subject to each option granted under the 1985 Plan is the higher of the fair market value of the stock on the date of grant or the book value. Under the 1992 Plan the exercise price may not be less than the fair market value of the common stock on the date of grant.

     Options are exercisable in 25% increments beginning one year after the date of grant and each year thereafter on a cumulative basis under
the 1985 Plan.   Under the 1992 Plan, no option may be exercised during
the six-month period  immediately following the date of grant.
The Compensation Committee has the discretion to determine the term of each option, and the time or times during its term when such option becomes exercisable. The income tax effect of any difference between the market price at the exercise date and the option price is credited to additional paid-in capital as the options are exercised. Both plans allow the issuance of restricted stock; restriction terms are determined at the time of grant. Under the SAR plan, rights may be granted in conjunction with options granted under the option plan. In 1994, 239,935 rights were granted at a price of $27.50 per share under the 1992 plan. Compensation expense is recognized in connection with stock appreciation rights based on the current market value of the common stock. No compensation expense was recognized in 1994 related to these rights.
A summary of changes in stock options follows (dollars in thousands except per share data):


=====================================================================

                                    Option Price
- ---------------------------------------------------------------------
                         Number of
                          Shares       Per Share       Aggregate
- ---------------------------------------------------------------------
[S]                       [C]        [C]             [C]
Outstanding
   January 1, 1992         940,614    $9.13-$11.74   $     9,392
Granted                    122,607       $21.07            2,583
Exercised                 (475,231)   $9.13-$11.74        (4,553)
Canceled                   (11,876)  $10.40-$21.07          (174)
- ---------------------------------------------------------------------
Outstanding
   December 31, 1992       576,114    $9.13-$21.07   $     7,248
Granted                     76,736   $28.20-$30.80         2,184
Exercised                 (168,555)   $9.13-21.07         (1,684)
Canceled                    (4,245)   $10.44-28.20           (64)
- ---------------------------------------------------------------------
Outstanding
    December 31, 1993      480,050    $9.27-$30.80   $     7,684
Granted
   Options                  79,978       $27.50            2,199
   Rights                  239,935       $27.50            6,598
Exercised
   Options                 (81,067)  $ 9.27-$28.20          (893)
Canceled
   Options                 (19,390)  $ 9.27-$28.20          (335)
   Rights                   (7,569)      $27.50             (208)
- ---------------------------------------------------------------------
Outstanding
   December 31, 1994       691,937   $ 9.27-$30.80   $    15,045
=====================================================================



     Options for 245,602 shares were exercisable at December 31, 1994. Restricted stock issued in 1988 and 1989 vested at 55% on January 31,
1992, based upon the level of cumulative  earnings per share for the years
1989 to 1991. The restrictions on 100% of the 1991 grants lapsed on December 31, 1993, based upon the level of cumulative earnings per share for the years 1991 through 1993. The restrictions on the 1993 grants will lapse in full or in part in 1996, depending on the level of cumulative earnings per share for the years 1993 through 1995. The restrictions on the 1994 grants will lapse in full or in part in 1997, depending on the level of cumulative earnings per share for the years 1994 through 1996 and FCC's average annual return on equity for this same three year period. Additionally, a performance share award, not to exceed 50% of the shares awarded, may be earned based on certain peer group rankings. Those officers holding restricted stock receive dividends and have the right to vote the shares based on the assumption that all restrictions will lapse. A summary of changes in restricted stock follows:


=========================================================
                                      Number of Shares
=========================================================
Outstanding, January 1, 1992                234,414
Granted                                       5,625
Earned and issued unrestricted              (73,963)
Canceled                                    (67,408)
- ---------------------------------------------------------
Outstanding, December 31, 1992               98,668
Granted                                      47,814
Earned and issued unrestricted              (82,293)
Canceled                                    (16,375)
- ---------------------------------------------------------
Outstanding, December 31, 1993               47,814
Granted                                       9,792
Canceled                                     (3,554)
- ---------------------------------------------------------
Outstanding, December 31, 1994               54,052
=========================================================

     FCC recorded $315,000, $944,000 and $1,152,000 of amortization expense in 1994, 1993, and 1992, respectively related to these resticted shares.

     At December 31, 1994, 910,618 shares of common stock were reserved for issuance under the FCC Tax-Deferred and Supplemental Tax-Deferred Savings Plans, in which participants can choose to invest in FCC common stock. FCC's contributions to the plan are made in either cash or FCC common stock, with cash contributions used to purchase FCC common stock. The plan trustee purchased 19,839 shares in 1994, 115,001 shares in 1993 and 45,736 shares in 1992 of FCC common stock directly from FCC.
     At December 31, 1994, 1,449,023 shares of common stock were reserved for issuance under the FCC Dividend and Interest Reinvestment and Stock Purchase Plan, which allows participants to reinvest their dividends (from both common and preferred stock), interest (on the 12 3/4% Debentures, Series A and B) and certain optional cash contributions in FCC common stock. The plan allows FCC, at its discretion, to either issue new shares or purchase shares in the open market on the reinvestment dates for the plan's participants. FCC issued 38,879 shares of common stock in 1994, 66,845 shares in 1993 and 71,318 shares in 1992, directly to the plan for participants.

===========================================================================

NOTE 17
DIVIDEND AND LOAN RESTRICTIONS

     The primary source of funds for the dividends paid by FCC to its stockholders is dividends from the Banks. The payment of dividends by national banks is regulated by the Comptroller of the Currency. The payment of dividends by state banks in Louisiana that are members of the Federal Reserve system is regulated by the Louisiana
Commissioner of Financial Institutions and the Federal Reserve Board.
The amount of retained earnings that could be paid to FCC after December 31, 1994 without prior approval was approximately
$57,306,000, plus an amount equal to the Banks' net income for 1995.
The parent company's net working capital is another source for the payment of dividends. Net working capital was $104,862,000 as of December 31, 1994.
     Under current Federal Reserve regulations, the Banks are limited in the amounts they may loan to their affiliates, including FCC. Loans to a single affiliate may not exceed 10% and loans to all affiliates may not exceed 20% of an individual bank's net assets plus its allowance for loan losses. Such loans must be collateralized by assets with market values of 100% to 130% of loan amounts, depending upon the nature of the collateral.

===========================================================================

NOTE 18
OFF-BALANCE SHEET INSTRUMENTS

     In the normal course of business, FCC is a party to financial instruments which are not recorded in the consolidated financial statements. These financial instruments include commitments to extend credit, letters of credit, interest rate contracts and foreign exchange contracts.
     Loan commitments and lines of credit represent commitments to lend funds at specific rates, with fixed expiration or review dates and for specific purposes. These commitments are agreements to fund loans if the conditions in the agreements are met. For their credit card customers, the Banks have the right to change or terminate any terms or conditions of the credit card accounts at any time. Since many commitments and unused credit card lines are never actually drawn upon, the unfunded amounts do not necessarily represent future funding requirements. The Banks evaluate each customer's creditworthiness on an individual basis. The amount of collateral obtained, if any, upon extension of credit is based on the credit-worthiness of the customer.
     Standby letters of credit obligate the Banks to pay third parties if the Banks' customers fail to perform under the agreements with those third parties. Commercial letters of credit are used to finance contracts for the shipment of goods from seller to buyer. Letters of credit are subject to credit review, collateral requirements and debt covenants similar to those in loan agreements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
     Foreign exchange contracts are commitments to purchase or deliver foreign currency at a specified exchange rate. These contracts are used as commercial service products and guarantee that at a future date, the customer will receive the foreign currency at a specified rate. The market risk from unfavorable movements in currency exchange rates is minimized by offsetting transactions.
     In order to manage interest rate risk on certain assets and liabilities, the Banks may enter into interest rate contracts, including swaps, cap corridors, caps, swaptions and floors. These agreements obligate one or both parties to make interest rate payments based on designated or calculated interest rates times the notional amounts of the contracts. The notional amounts do not represent an amount at risk because they are only used as the basis for determining the actual cash flows related to the interest rate contracts. Normal credit reviews of the parties to these agreements are performed to minimize the risk of default. A swaption is an option to either enter into an interest rate swap at some future date or cancel an existing swap. A cap corridor is the simultaneous purchase and sale of a cap; the cap sold is for a higher rate than the one purchased.

     A summary of obligations under financial instruments which are not reflected in the consolidated financial statements follows (in thousands):



                                                           December 31
===============================================================================
                                                        1994           1993
- -------------------------------------------------------------------------------
Commitments to extend credit for loans and
  leases (excluding credit card plans)              $   927,593   $    627,540
Commitments to extend credit for credit
  card plans                                        $ 1,437,709   $    983,711
Commercial letters of credit                        $     1,744   $      2,140
Financial letters of credit                         $    53,615   $     46,268
Performance letters of credit                       $    16,669   $     16,681
Foreign exchange contracts
  Commitments to purchase                           $       580   $      1,228
  Commitments to sell                               $       660   $      1,326
When-issued securities
  Commitments to purchase                           $        50   $        470
  Commitments to sell                               $        50   $        470
Interest rate contracts <FN1>
  Swaps, including amortizing interest rate swaps   $   360,000   $    263,000
  Swaptions                                         $         0   $    200,000
  Caps                                              $   350,000   $      5,000
  Cap corridors                                     $   100,000   $    550,000
===============================================================================
<FN1> Notional principal amounts.


===========================================================================

NOTE 19
FAIR VALUE OF FINANCIAL INSTRUMENTS

    In December, 1991, the FASB issued Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments". In October, 1994, FASB issued Statement of Financial Accounting Standards No. 119 (SFAS No. 119), "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," which amends SFAS No.
107. These standards require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Approximately 92% of FCC's assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of FCC's financial instruments, however, lack a readily available trading market as characterized by a willing buyer and willing seller engaging in an exhange transaction. Therefore, significant estimations and present value calculations were used by FCC for the purpose of this disclosure. Estimated fair values have been determined by FCC using the best available data and an estimation methodology suitable for each category of financial instrument.
     Fair value estimates are based on existing on and off-balance sheet financial instruments without considering the value of future business and the value of assets and liabilities that are not considered financial instruments. Also, the tax ramifications related to unrealized gains and losses have not been considered in any of the estimates.
     Reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.
     Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements of SFAS No. 107 and 119.
Accordingly, the aggregate fair value amounts presented do not represent the underlying value of FCC.
     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

On-balance sheet financial instruments:
   Cash and short-term investments - For cash and due from banks and money market investments, the carrying amount is a reasonable estimate of fair value.

   Securities - The fair value of securities held to maturity, available for sale and held for sale is the market value. The market value was determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists.

   Loans - The fair value of loans, except for credit card loans, was calculated by discounting the scheduled principal and interest payments to maturity using estimates of December 31, 1994 and 1993 rates. For credit card loans, cash flows and maturities were estimated based on historical experience and discounted using an average yield adjusted for servicing costs and credit losses.

   Deposits - Deposits with stated maturities were valued using a present value of contractual cash flows with a discount rate approximating current market rates for deposits of similar remaining maturities. SFAS No. 107 requires that deposits without stated maturities, such as noninterest-bearing demand deposits, money market accounts and savings accounts, have a fair value equal to the amount payable on demand as of December 31, 1994, which is also their book value. However, these deposits do have an inherent value due to the nature of the relationships with these long-term depositors, which are reflected by the premiums that purchasers of deposits have been willing to pay to sellers historically.

   Short-term borrowings - The fair value of short-term borrowings is the book value.

   Long-term debt - The fair value of the long-term debt was estimated from dealer quotes.

Off-balance sheet financial instruments:
   Interest rate contracts - The fair values of interest rate contracts were obtained from dealer quotes. The fair value of interest rate contracts is not related to the notional amount. These values represent the estimated amount that FCC would receive or pay to terminate the contracts, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

   Foreign exchange contracts - The fair value of foreign exchange contracts is related to the cash flows arising from these contracts and will fluctuate based on currency values. The fair value of foreign exchange contracts was immaterial.

   Commitments to extend credit and letters of credit - The fair value of commitments to extend credit and all types of letters of credit were established using the fees currently charged to enter into similar agreements. The aggregate fair value of these committments and letters of credit was immaterial.

   When-issued securities - The fair value of when-issued securities is the par value. The fair value of when-issued securities was immaterial.

     The estimated fair values of FCC's financial instruments follows (in thousands).



                                December 31, 1994         December 31, 1993
- -------------------------------------------------------------------------------
                              Carrying       Fair       Carrying        Fair
                               Amount       Value        Amount         Value
- -------------------------------------------------------------------------------
On-balance sheet
  financial assets:
  Cash and short-term
     investments             $  444,684  $   444,684   $  472,052    $  472,052
  Securities available
    for sale/held for sale   $2,458,443  $ 2,458,443   $1,779,927    $1,783,306
  Securities held to
    maturity                 $    8,800  $     8,801   $1,523,638    $1,547,086
  Loans, net of unearned
    income and the
    allowance for loan
    losses                   $3,182,997  $ 3,143,661   $2,606,395    $2,601,299

On-balance sheet financial
  liabilities:
  Deposits                   $5,458,070  $ 5,437,943   $5,309,859    $5,325,742
  Short-term borrowings      $  470,483  $   470,483   $  678,316    $  678,316
  Long-term debt             $   88,956  $   107,618   $   89,704    $  140,736

Off-balance sheet financial
  instruments:
  Interest rate contracts    $    2,586  $   (12,977)  $      773    $   (1,109)


===========================================================================

NOTE 20
CONTINGENCIES

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

===========================================================================

NOTE 21
OTHER OPERATING EXPENSE

    The composition of other operating expense follows (in thousands):





                                       Years Ended December 31
====================================================================
                                     1994       1993       1992
- --------------------------------------------------------------------
Advertising and marketing         $  8,985   $  8,203   $  7,482
Stationery and supplies              6,643      6,439      5,798
Taxes, licenses and other fees       6,641      5,462      4,048
Computer-related services            6,495      5,886      5,300
Postage                              4,937      5,000      5,071
Communications                       3,960      3,865      3,370
Travel and entertainment             2,707      2,507      1,938
Credit card expense                  2,689      2,714      1,806
Armored car, courier and freight     2,584      2,250      2,223
Nonperforming assets expense           763      1,152      6,329
Other                                4,761      6,437     12,166
- --------------------------------------------------------------------
  Total                           $ 51,165   $ 49,915   $ 55,531
====================================================================


===========================================================================

NOTE 22
INCOME TAXES


     The components of income tax expense in the consolidated statements of income for the years ended December 31, 1994, 1993, and 1992 were as follows (in thousands):


                           Liability Method                  Deferred Method
- ------------------------------------------------------------------------------
                                 1994             1993          1992
- ------------------------------------------------------------------------------
Current                  $           22,834    $ 49,267    $     35,182
Deferred                              6,834      (8,626)         (2,416)
- ------------------------------------------------------------------------------
   Total                 $           29,668    $ 40,641    $     32,766
==============================================================================

     Income tax expense related to state and foreign income taxes is included above and was insignificant in all years presented. Income tax benefit related to securities transactions was $15,243,000 in 1994, $148,000 in 1993 and $87,000 in 1992.

Total income tax expense for 1994, 1993 and 1992 was different from the amount computed by applying the statutory federal income tax rates to pretax income as follows (in percentages):



                                                             Years Ended December 31
===========================================================================================
                                                 Liability Method       Deferred Method
- -------------------------------------------------------------------------------------------
                                                  1994            1993       1992
- -------------------------------------------------------------------------------------------
Federal income tax expense                        35.00 %         35.00 %      34.00 %
Increase (decrease) resulting from:
  Benefits attributable to tax-exempt interest    (3.70)          (2.85)       (4.03)
  Deferred taxes no longer needed                     -           (2.86)        0.00
  Effect of change in tax rate on beginning
     deferred items                                   -           (0.33)        0.00
  Effect of adopting SFAS 109                         -            0.43         0.00
  Nondeductible expenses                           0.98            0.46         0.71
Other items, net                                  (0.50)           0.06         0.18
- -------------------------------------------------------------------------------------------
Actual income tax expense                         31.78 %         29.91 %      30.86 %
===========================================================================================


     The current income tax (receivable) payable was $(1.89) million and $9.95 million on December 31, 1994 and 1993, respectively.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There were net deferred tax assets of $54.56 million and $24.23 million on Dec. 31, 1994 and 1993, respectively. The major temporary differences which created deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows (in thousands):



                                                    December 31, 1994                   December 31, 1993
=====================================================================================================================
                                                 Deferred     Deferred                Deferred          Deferred
                                                   Tax           Tax                    Tax               Tax
                                                 Assets      Liabilities               Assets         Liabilities
- ---------------------------------------------------------------------------------------------------------------------
Unrealized loss on securities             $      38,638    $          0            $         0     $             0
Allowance for loan losses                        19,309               0                 24,508                   0
Amortization of intangibles                       3,039               0                  3,703                   0
Employee benefits                                 2,253               0                  1,731                   0
Interest on nonaccrual loans                      1,310               0                  2,431                   0
Alowance for losses on foreclosed assets            630               0                  2,705                   0
Accumulated depreciation                              0           4,165                      0               4,242
Accrued liabilities                                   0           4,061                      0               3,943
Bond accretion                                        0           3,190                      0               3,968
Other                                             1,424             630                  3,430               2,128
- ---------------------------------------------------------------------------------------------------------------------
  Total deferred taxes                    $      66,603    $     12,046            $    38,508     $        14,281
=====================================================================================================================


Deferred income tax benefit for the year ended December 31, 1992 included the following components (in thousands):

================================================
Provision for loan losses     $      (1,818)
Provision for other losses             (566)
Interest on nonaccrual loan          (1,303)
Depreciation                           (546)
Direct lease financing inco              (1)
Bond accretion                          (45)
Other items, net                      1,863
- ------------------------------------------------
  Total deferred tax benefit  $      (2,416)
================================================

FCC's cash payments for federal income tax liabilities were $32.62 million, $37.73 million and $31.20 million for 1994, 1993 and 1992, respectively.

===========================================================================

NOTE 23
CONDENSED PARENT COMPANY ONLY
FINANCIAL INFORMATION

Condensed Balance Sheets (in thousands)


                                                       December 31
=========================================================================
                                                      1994       1993
- -------------------------------------------------------------------------
ASSETS
  Interest-bearing deposits in
    subsidiary banks <FN1>
    Cash and due from banks                      $  96,883   $   43,412
    Time deposits                                      381          618
  Loan receivable, net of unearned income              975            -
  Investments in subsidiaries at equity <FN1>
    Banks                                          440,245      530,581
    Nonbanks                                         7,181        4,388
- -------------------------------------------------------------------------
                                                   447,426      534,969
  Other assets                                      22,889       31,982
- -------------------------------------------------------------------------
    Total assets                                 $ 568,554   $  610,981
=========================================================================
LIABILITIES
  Payables to subsidiaries <FN1>                 $   3,751   $    7,583
  Long-term debt                                    83,338       83,968
  Other liabilities                                 10,419        9,758
- -------------------------------------------------------------------------
    Total liabilities                               97,508      101,309
STOCKHOLDERS' EQUITY                               471,046      509,672
- -------------------------------------------------------------------------
    Total liabilities and stockholders' equity   $ 568,554   $  610,981
=========================================================================
<FN1> Eliminated in consolidation, except for goodwill and other intangibles.




Condensed Statements of Income (in thousands)


                                                        Years Ended December 31
======================================================================================
                                                     1994        1993         1992
- --------------------------------------------------------------------------------------
INCOME
  Interest and dividends on
    securities                                   $     860   $      274   $      104
  Interest on receivables from
    subsidiaries <FN1>                               1,667        1,798        2,546
  Dividends from subsidiaries <FN1>                 90,030       22,123        3,386
  Other income                                          25          234            5
- --------------------------------------------------------------------------------------
                                                    92,582       24,429        6,041
- --------------------------------------------------------------------------------------
EXPENSES
  Interest on debt to nonbank subsidiaries             165          183            -
  Interest on debt to nonaffiliates                 10,670       11,204       11,313
  Other                                                546        1,074        1,624
- --------------------------------------------------------------------------------------
                                                    11,381       12,461       12,937
- --------------------------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                                   81,201       11,968       (6,896)
Income tax benefit                                  (3,665)     (13,514)      (3,062)
- --------------------------------------------------------------------------------------
                                                    84,866       25,482       (3,834)
Equity in undistributed earnings
  of subsidiaries <FN1>                            (21,182)      69,732       76,309
- --------------------------------------------------------------------------------------
NET INCOME                                          63,684       95,214       72,475
PREFERRED DIVIDEND
  REQUIREMENTS                                       4,347        4,348        4,076
- --------------------------------------------------------------------------------------
INCOME APPLICABLE TO
  COMMON SHARES                                  $  59,337   $   90,866   $   68,399
======================================================================================
<FN1>  Eliminated in consolidation.




Parent Company
Statements of Cash Flows (in thousands)



                                              Years Ended December 31
==========================================================================
                                              1994      1993      1992
- --------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                               $   63,684 $  95,214 $  72,475
Adjustments to reconcile net income to
  net cash provided by operating activities
      Equity in undistributed earnings
         of subsidiaries (a)                 21,182   (69,732)  (76,309)
      Deferred income tax (benefit) expense    (183)  (13,394)      304
      Increase (decrease) in interest
        payable                                  23       (21)      (33)
      Decrease in other assets                  849     1,682       106
      Increase (decrease) in other
        liabilities                          (1,020)       27    (9,688)
      Other                                     296       944     1,277
- --------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY
          OPERATING ACTIVITIES               84,831    14,720   (11,868)
- --------------------------------------------------------------------------
INVESTING ACTIVITIES
  Investment in subsidiaries <FN1>           (5,000)    3,000   (38,288)
  Purchase of interest-bearing
    time deposits <FN1>                           -         -    (2,020)
  Proceeds from maturity of interest-
    bearing time deposits <FN1>                 237       313     2,335
  (Increase) in loans                          (975)        -         -
  Purchase of securities                    (11,998)  (85,000)  (22,300)
  Proceeds from sales of securities          20,000    83,975     3,700
  Principal collected on advances <FN1>      77,392    86,002    73,161
  Advances originated or acquired <FN1>     (80,755)  (81,289)  (73,366)
- --------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY
          INVESTING ACTIVITIES               (1,099)    7,001   (56,778)
- --------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in commercial
    paper                                         -      (500)      500
  Payments on long-term debt                   (630)   (5,842)   (4,308)
  Proceeds from issuance of stock
    Common                                    1,840     5,385    52,019
    Preferred                                     -         -    57,597
  Cash dividends                            (31,471)  (24,995)  (17,872)
- --------------------------------------------------------------------------
        NET CASH PROVIDED (USED) BY
          FINANCING ACTIVITIES              (30,261)  (25,952)   87,936
- --------------------------------------------------------------------------
    INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                       53,471    (4,231)   19,290
    CASH AND CASH EQUIVALENTS
      AT BEGINNING OF YEAR                   43,412    47,643    27,466
- --------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                     $   96,883    43,412    46,756
==========================================================================
<FN1> Eliminated in consolidation.


          MANAGEMENTS RESPONSIBILITY FOR FINANCIAL REPORTING


               The  management of First Commerce Corporation is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with generally accepted accounting principles and include some amounts that are necessarily based on management's informed estimates and judgements, with consideration given to materiality . All financial information contained in this annual report is consistent with that in the financial statements.
               Management fulfills its  responsibility  for  the integrity, objectivity, consistency and fair presentation of the financial statements and financial information through an accounting system and related internal accounting controls that are designed to provide reasonable assurance that assets are safeguarded and that transactions are authorized and recorded in accordance with established policies and procedures. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls should not exceed the related benefits. As an integral part of the system of internal accounting controls, First Commerce Corporation has a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the system of internal accounting controls and coordinate audit coverage with the independent public accountants.
               The  Audit  Committee  of  the  Board of Directors, composed solely of outside directors, meets periodically with management, the internal auditors and the independent public accountants to review matters related to financial reporting, internal accounting control and the nature, extent and results of the audit effort. The independent public accountants and the internal auditors have direct access to the Audit Committee with or without management present.
               The  financial  statements  have  been  examined  by  Arthur
          Andersen LLP, independent public accountants, who render and independent professional opinion on the financial statements prepared by management. Their appointment was recommended by the Audit Committee and approved by the Board of Directors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders
and Board of Directors of
First Commerce Corporation:

     We have audited the consolidated balance sheets of FIRST COMMERCE CORPORATION (a Louisiana corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commerce Corporation and subsidiaries as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 1, effective January 1, 1994 the Company changed its method of accounting for investment securities.


                                   /s/ Arthur Anderson LLP
                                   ARTHUR ANDERSEN LLP


New Orleans, Louisiana
January 11, 1995
(except with respect to the
 matters discussed in Note 2,
 as to which the date is
 February 17, 1995)