Form 10-K, Exhibit 13
period 1995-12-31
FIRST COMMERCE CORP /LA/
filed 1996-03-21
CIK 36204


Financial Highlights

(dollars in thousands except per share data)                       1995         1994        % Change

INCOME DATA
 Net income                                                    $   75,951    $   80,227        (5)%
 Operating income                                                  83,369       108,477       (23)%
 Net interest income (FTE)                                        349,317       330,056          6%

PER COMMON SHARE DATA
 Net income - primary                                          $     1.89    $     2.01        (6)%
 Net income - fully diluted                                          1.87          1.98        (6)%
 Operating income - primary                                          2.09          2.76       (24)%
 Operating income - fully diluted                                    2.05          2.64       (22)%
 Book value (end of period)                                         17.86         14.19        26 %
 Tangible book value (end of period)                                17.32         13.75        26 %
 Cash dividends                                                      1.25          1.10        14 %

AVERAGE BALANCE SHEET DATA
 Securities                                                    $2,831,943    $3,356,825       (16)%
 Loans and leases (a)                                           4,542,678     3,678,298        23 %
 Earning assets                                                 7,464,065     7,189,322         4 %
 Total assets                                                   8,141,194     7,827,303         4 %
 Deposits                                                       6,703,077     6,447,897         4 %
 Stockholders' equity                                             687,533       623,169        10 %

KEY RATIOS
 Return on average assets
   -Net income                                                        .93%         1.02%
   -Operating income                                                 1.02%         1.39%
 Return on average total equity
    Net income                                                      11.05%        12.87%
    Operating income                                                12.13%        17.41%
 Return on average common equity
    Net income                                                      11.41%        13.47%
    Operating income                                                12.59%        18.49%
 Net interest margin                                                 4.68%         4.59%
 Efficiency ratio                                                   67.36%        65.92%
 Overhead ratio                                                      2.49%         2.39%
 Allowance for loan losses to loans and leases (a)                   1.48%         1.72%
 Equity ratio                                                        8.59%         7.45%
 Leverage ratio                                                      8.16%         8.20%

(a) Net of unearned income.

Prior period financial information presented in this Annual Report has been restated for 1995 acquisitions accounted for as poolings-of-interests.



                                       GRAPHS

(1) Net Interest Income (FTE) (millions)

    The graph inserted shows net interest income (FTE) from 1991 to 1995. Net interest income (FTE) is net interest income which has been adjusted by increasing tax-exempt income to a level that would yield the same after tax income had that income been subject to taxation. The plot points are:

    Graph
    Type     Denominations      1991   1992    1993    1994    1995
    -----------------------------------------------------------------
    Bar       Millions         254.3   305.5   322.9   330.1   349.3


(2) Noninterest Income (millions)
      Excluding Nonrecurring Items

    The graph inserted shows noninterest income excluding nonrecurring items from 1991 to 1995. The plot points are:

    Graph
    Type     Denominations      1991   1992    1993    1994    1995
    -----------------------------------------------------------------
    Bar       Millions          103    118     126      135     148


(3) Operating Expense (millions)
    Excluding Nonrecurring Items

    The graph inserted shows operating expense excluding nonrecurring items from 1991 to 1995. The plot points are:

    Graph
    Type     Denominations      1991   1992    1993    1994    1995
    -----------------------------------------------------------------
    Bar       Millions          239    260     280      301     312



(4) Loans as a Percent of Deposits (At End of Period)

    The graph inserted shows loans as a percent of deposits (at end of period) from 1991 to 1995. The plot points are:

    Graph
    Type     Denominations      1991   1992    1993    1994    1995
    -----------------------------------------------------------------
    Bar          %             60.35   48.02   50.34   57.05   67.77


                                FINANCIAL REVIEW

                                    GLOSSARY

TERMS

BASIS POINT--The equivalent of one one-hundredth of one percent (.01%). This unit is generally used to measure movements in interest yields and rates.

CORE DEPOSITS--All domestic deposits, excluding time deposits of $100,000 and over. The most important and traditionally stable source of funds for the company.

EARNING ASSETS--Assets that generate interest and related fee income, such as loans and investments.

EARNINGS PER SHARE-PRIMARY--Net income, less preferred dividends, divided by the weighted average number of common shares and equivalent shares outstanding.

FULLY DILUTED--Earnings per share reflecting the dilutive effect of all contingently issuable shares.

INTEREST-FREE FUNDS--Noninterest-bearing liabilities plus stockholders' equity, net of nonearning assets. This represents the portion of earning assets being funded by noninterest-bearing funds.

INTEREST RATE SENSITIVITY--The sensitivity of net interest income to changes in the level of market interest rates. The sensitivity results from differences between the times at which assets and liabilities can be repriced when market rates change.

LIQUIDITY--The ability of an entity to meet its cash flow requirements, including withdrawals of deposits and funding of loan commitments. It is measured by the ability to quickly convert assets into cash with minimal exposure to interest rate risk, by the size and stability of the core deposit base and by additional borrowing capacity within the money markets.

NET CHARGE-OFFS--The amount of loans written off as uncollectible, net of any recoveries on loans previously written off.

NET INTEREST INCOME--The excess of interest income and fees on earning assets over interest expense on interest-bearing liabilities.

NET INTEREST INCOME (FTE)--Net interest income which has been adjusted by increasing tax-exempt income to a level that would yield the same after tax income had that income been subject to taxation.

RISK-WEIGHTED ASSETS--The total of assets and off-balance sheet items which have been weighted to reflect the credit risk of the asset.

TIER 1 CAPITAL--The sum of stockholders' equity and minority interest, less goodwill and other intangibles, excluding net unrealized gains or losses on available for sale securities.

TOTAL CAPITAL--Tier 1 capital plus the allowance for loan losses and subordinated debt, subject to limitations.

RATIOS

COST OF FUNDS--Interest expense as a percent of average interest-bearing liabilities plus interest-free funds.

DIVIDEND PAYOUT RATIO--Cash dividends per common share paid as a percent of net income per share.

EFFICIENCY RATIO--Operating expense as a percent of net interest income
(FTE) plus other income, exclusive of securities transactions.

EQUITY RATIO--Stockholders' equity as a percent of total assets.

LEVERAGE RATIO--Tier 1 capital as a percent of average adjusted assets.

NET INTEREST MARGIN--Net interest income (FTE) as a percent of average earning assets.

NET INTEREST SPREAD--The yield on earning assets less the cost of interest-bearing liabilities.

OVERHEAD RATIO--Operating expense less other income, exclusive of securities transactions, as a percent of average earning assets.

RETURN ON ASSETS--Net income as a percent of average total assets.

RETURN ON EQUITY--Net income as a percent of average total equity.

RISK-BASED CAPITAL RATIOS--Equity measurements used by regulatory agencies to gauge capital adequacy. The ratios are tier 1 capital as a percent of risk-weighted assets (minimum 4.0%) and total capital as a percent of risk-weighted assets (minimum 8.0%).

YIELD ON EARNING ASSETS--Interest income (FTE) as a percent of average earning assets.

1995 IN REVIEW

        First Commerce Corporation's (FCC's) net income for 1995 was $76.0 million, versus $80.2 million in 1994. Excluding after tax losses on securities transactions, operating income was $83.4 million in 1995 and $108.5 million in 1994. The primary reasons for the decline in operating income were $23.3 million in net merger-related and process innovation charges and a $41.0 million increase in the provision for loan losses. Fully diluted earnings per share were $1.87 in 1995 and $1.98 in 1994.

(5) Operating Income (millions)

    The graph inserted shows operating income from 1991 to 1995. The plot points are:

    Graph
    Type     Denominations       1991      1992       1993      1994    1995
    --------------------------------------------------------------------------
    Bar        Millions        42.694     84.8     113.291    108.477   83.369

 During 1995, FCC acquired five Louisiana financial institutions, adding
$1.5 billion of assets and 34 banking offices. The acquisitions of First Bancshares, Inc. (First), Lakeside Bancshares, Inc. (Lakeside), Peoples Bancshares, Inc. (Peoples) and Central Corporation (Central) were accounted for as poolings-of-interests. Accordingly, all prior period financial information has been restated to reflect the effect of these mergers. The acquisition of City Bancorp, Inc. (City) was accounted for as a purchase. The acquisition of Central marked FCC's entry into the north Louisiana market; the remaining acquisitions expanded FCC's presence in its current markets.

        Charges related to these mergers, net of a gain on required divestitures, totaled $19.1 million in 1995. The majority of these charges related to elimination of excess facilities and equipment, severance for employees whose jobs were eliminated, expenses incurred to complete the mergers, and conversion of customer accounts.

        Process innovation charges totaled  $4.2  million  in  1995.   These
costs primarily reflected write-downs related to branch closures plus severance expense for employees whose jobs were eliminated through re-engineering.

        The provision for loan losses was $30.6  million  for 1995,  compared to
a negative  $10.4  million in 1994.  The  increase   primarily resulted  from
continued growth in loans. Additionally, $10.0 million of the 1995 provision was in response to a $10.0 million charge-off related to the New Orleans land-based casino project.

        Earnings in 1995 were positively impacted by continued revenue improvements and moderate expense growth, excluding merger-related and process innovation charges. Net interest income grew 6% in 1995, primarily due to 23% growth in average loans. Increased business volumes were the principal cause of the 10% increase in other income, excluding securities transactions and the gain on divestitures. Operating expense, excluding the above-mentioned charges, grew a moderate 3% from 1994 to 1995.

        As interest rates rose in 1994 and early 1995, FCC took the opportunity to restructure a portion of its securities portfolio. Securities sold totaled $1.8 billion in 1994 and $740 million in 1995; the proceeds from these sales were primarily reinvested in higher-yielding securities. After tax losses of $28.2 million and $7.4 million for 1994 and 1995, respectively, were recognized on these sales.

        The nonperforming assets and allowance ratios ended 1995 at 1.17% and 1.48%, respectively, compared to .58% and 1.72%, respectively, one year ago. Net charge-offs were .59% of average loans for 1995, versus .11% in 1994. The deterioration in asset quality measures from 1994 reflected, among other things, 1994's extremely low ratios when compared to historical levels for FCC and the banking industry as a whole, plus weakness in the gaming industry.

        A more detailed review of FCC's financial condition and earnings for 1995 follows, with comparisons to 1994 and 1993. This review should be read in conjunction with the Consolidated Financial Statements and Notes which follow this Financial Review. A glossary is included on page 15 to aid in understanding terminology used in this Financial Review.

EARNINGS ANALYSIS

Net Interest Income

        Net interest income, fully taxable equivalent (FTE), was $349.3 million in 1995, an increase of $19.3 million, or 6%, compared to 1994. The net interest margin was 4.68% for 1995, nine basis points higher than in 1994. Improvements in net interest income and the net interest margin reflected loan growth and higher yields on both loans and securities.

        Economic activity in Louisiana continued to drive loan growth in 1995. Average loans increased 23% during 1995, resulting in a more favorable mix of earning assets. Loans increased as a percent of average earning assets to 61% in 1995 from 51% last year. Loan growth was primarily funded by a reduction in securities. Average securities fell 16% in 1995 and were 38% of average earning assets, compared to 47% in 1994. Loan growth is expected to continue into 1996.

        Higher yields on loans and securities were related to the rise in interest rates which began in 1994's second quarter and continued into early 1995. The yield on average loans rose 31 basis points in 1995, reflecting higher-yielding new loans, plus repricing of existing floating rate loans. The 109 basis point increase in the securities yield from 1994 to 1995 reflected FCC's active management of the portfolio during the period of rising interest rates.

        Average earning assets rose 4% in 1995. This growth was supported by a 5% increase in average interest-bearing deposits. The most significant growth was in time deposits of $100,000 and over, mainly due to a rise in public funds deposits.

        These positive factors were partially offset by a twelve basis point decline in the net interest spread during 1995. This drop primarily reflected higher deposit costs as customers shifted into higher-yielding deposit products. An offsetting factor to the narrower net interest spread was the value of interest-free funds in the higher rate environment. Interest-free funds were 21% of average earning assets in both 1995 and 1994.

        From 1993 to 1994, net interest income rose 2%, while the net interest margin was one basis point higher. The primary causes of these improvements were growth in average loans and average interest-free funds, partially offset by a narrower net interest spread. Average loans grew 14% in 1994, and were 51% of average earning assets, compared to 46% in 1993. During 1994, average interest-free funds rose 10% and funded 21% of average earning assets, compared to 19% in the prior year. The seven basis point decline in the net interest spread was due to the impact of changes in the interest rate environment.

        Table 1 presents the average balance sheets, net interest income (FTE) and interest rates for 1995, 1994 and 1993. Table 2 provides the components of changes in net interest income.

(6) Net Interest Income (FTE) (millions)

    The graph inserted shows net interest income (FTE) from 1991 to 1995. Net interest income (FTE) is net interest income which has been adjusted by increasing tax-exempt income to a level that would yield the same after tax income had that income been subject to taxation. The plot points are:

    Graph
    Type     Denominations      1991      1992      1993      1994      1995
    ------------------------------------------------------------------------
    Bar       Millions          254.3     305.5     322.9     330.1     349.3

TABLE 1. SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME (FTE)(F1) AND INTEREST RATES


-----------------------------------------------------------------------------------------------------------------------------------

                                                       1995                         1994                          1993
-----------------------------------------------------------------------------------------------------------------------------------
                                           Average                        Average                        Average
(dollars in thousands)                     Balance   Interest   Rate      Balance   Interest   Rate      Balance    Interest   Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  EARNING ASSETS
   Loans and leases (F2)                 $4,542,678  $412,839    9.09%   $3,678,298  $322,934   8.78%   $3,213,885  $294,240   9.16%
   Securities
     Taxable                              2,733,630   176,391    6.45     3,247,721   172,687   5.32     3,338,894   177,634   5.32
     Tax-exempt                              98,313    10,062   10.23       109,104    11,628  10.66       122,034    14,286  11.71
-----------------------------------------------------------------------------------------------------------------------------------
      Total securities                    2,831,943   186,453    6.58     3,356,825   184,315   5.49     3,460,928   191,920   5.55
-----------------------------------------------------------------------------------------------------------------------------------
   Interest-bearing deposits in
     Domestic banks                             867        46    5.30         9,468       380   4.01        90,571     3,009   3.32
     Foreign banks (F3)                           -         -       -        28,636       972   3.39       194,580     6,645   3.42
   Federal funds sold and securities
     purchased under resale agreements       74,109     4,376    5.90       113,593     5,070   4.46        82,119     2,352   2.86
   Trading account securities                14,468       753    5.20         2,502       173   6.92         2,886       147   5.09
-----------------------------------------------------------------------------------------------------------------------------------
      Total money market investments         89,444     5,175    5.79       154,199     6,595   4.28       370,156    12,153   3.28
-----------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                7,464,065  $604,467    8.10%    7,189,322  $513,844   7.15%    7,044,969  $498,313   7.07%
-----------------------------------------------------------------------------------------------------------------------------------
  NONEARNING ASSETS
   Other assets (F4)                        752,546                         716,441                        722,530

   Allowance for loan losses                (75,417)                        (78,460)                       (90,279)
-----------------------------------------------------------------------------------------------------------------------------------
      Total assets                       $8,141,194                      $7,827,303                     $7,677,220
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST-BEARING LIABILITIES
   Interest-bearing deposits
     NOW account deposits                $1,023,939  $ 19,379    1.89%   $1,017,052  $ 15,392   1.51%   $1,053,281  $ 15,923   1.51%
     Money market investment deposits       723,768    19,662    2.72       809,918    16,236   2.00       862,284    18,620   2.16
     Savings and other consumer time
      deposits                            2,802,907   131,528    4.69     2,683,289    97,146   3.62     2,686,323    96,965   3.61
     Time deposits $100,000 and over        732,788    40,373    5.51       509,696    20,069   3.94       450,396    16,359   3.63
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits     5,283,402   210,942    3.99     5,019,955   148,843   2.97     5,052,284   147,867   2.93
-----------------------------------------------------------------------------------------------------------------------------------
   Short-term borrowings                    558,136    33,015    5.92       586,483    23,633   4.03       540,615    15,384   2.85
   Long-term debt                            89,739    11,193   12.47        90,315    11,312  12.53        99,961    12,212  12.22
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities  5,931,277  $255,150    4.30%    5,696,753  $183,788   3.23%    5,692,860  $175,463   3.08%
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
   Noninterest-bearing deposits           1,419,675                       1,427,942                      1,332,639
   Other liabilities                        102,709                          79,439                         78,547
   Stockholders' equity                     687,533                         623,169                        573,174
-----------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                            $8,141,194                      $7,827,303                     $7,677,220
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income (FTE) (F1)
       and margin                                    $349,317    4.68%               $330,056   4.59%               $322,850   4.58%
      Net earning assets and spread      $1,532,788              3.80%   $1,492,569             3.92%   $1,352,109             3.99%
-----------------------------------------------------------------------------------------------------------------------------------
      Total cost of funds                                        3.42%                          2.56%                          2.49%
-----------------------------------------------------------------------------------------------------------------------------------

(F1)  Based on a 35% tax rate.

(F2) Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.

(F3) Principally foreign branches of foreign and domestic banks; other foreign assets and revenues are insignificant and have therefore not been separately disclosed in this schedule.

(F4) Includes mark-to-market adjustment on securities available for sale for years subsequent to 1993.

TABLE 2. SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)(F1)

---------------------------------------------------------------------------------------------------------------------------

                                                             1995 Compared to 1994              1994 Compared to 1993
---------------------------------------------------------------------------------------------------------------------------
                                                        Total      Due to      Due to       Total       Due to      Due to
                                                      Increase    Change in   Change in   Increase     Change in   Change in
(in thousands)                                       (Decrease)    Volume       Rate     (Decrease)     Volume       Rate
---------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Loans and leases                                    $89,905     $78,208      $11,697     $28,694     $41,159    $(12,465)
  Securities
   Taxable                                              3,704     (29,820)      33,524      (4,947)     (4,848)        (99)
   Tax-exempt                                          (1,566)     (1,117)        (449)     (2,658)     (1,440)     (1,218)
---------------------------------------------------------------------------------------------------------------------------
     Total securities                                   2,138     (30,937)      33,075      (7,605)     (6,288)     (1,317)
---------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in
   Domestic banks                                        (334)       (427)          93      (2,629)     (3,149)        520
   Foreign banks                                         (972)       (486)        (486)     (5,673)     (5,633)        (40)
  Federal funds sold and securities purchased
   under resale agreements                               (694)     (2,057)       1,363       2,718       1,106       1,612
  Trading account securities                              580         633          (53)         26         (21)         47
---------------------------------------------------------------------------------------------------------------------------
     Total money market investments                    (1,420)     (2,337)         917      (5,558)     (7,697)      2,139
---------------------------------------------------------------------------------------------------------------------------
     Total interest income                            $90,623     $44,934      $45,689     $15,531     $27,174    $(11,643)
---------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
  Interest-bearing deposits
   NOW account deposits                               $ 3,987     $   105      $ 3,882     $  (531)    $  (548)   $     17
   Money market investment deposits                     3,426      (1,868)       5,294      (2,384)     (1,094)     (1,290)
   Savings and other consumer time deposits            34,382       4,498       29,884         181        (110)        291
   Time deposits $100,000 and over                     20,304      10,618        9,686       3,710       2,264       1,446
---------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                   62,099      13,353       48,746         976         512         464
---------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                 9,382      (1,192)      10,574       8,249       1,397       6,852
  Long-term debt                                         (119)        (72)         (47)       (900)     (1,202)        302
---------------------------------------------------------------------------------------------------------------------------
     Total interest expense                           $71,362     $12,089      $ 59,273    $  8,325    $   707    $  7,618
---------------------------------------------------------------------------------------------------------------------------
     Change in net interest income (FTE)              $19,261     $32,845      $(13,584)   $  7,206    $26,467    $(19,261)
---------------------------------------------------------------------------------------------------------------------------

(F1)  Based on a 35% tax rate.


Provision for Loan Losses

        The provision for loan losses was $30.6 million in 1995, compared to negative provisions in 1994 and 1993 of $10.4 million and $2.4 million, respectively. Continued loan growth was the principal driver of the return to a positive provision. Additionally, 1995's provision included $10.0 million in
response to a $10.0 million charge-off   related  to  the  closure  of  the
temporary New Orleans land-based casino and suspension of construction on the permanent casino during 1995's fourth quarter.

        For discussion of the allowance for loan losses, net charge-offs and nonperforming assets, see the Credit Risk Management section of this Financial Review.

(7) Provision for Loan Losses (millions)

    The graph inserted shows the provision for loan losses from 1991 to 1995. The plot points are:

    Graph
    Type     Denominations      1991       1992     1993      1994      1995
    -------------------------------------------------------------------------
    Bar        Millions         51.238    29.086  (2.424)   (10.418)    30.60

Other Income

        Other income, excluding securities transactions, was $151.3 million in 1995, compared to $134.6 million in 1994. Other income in 1995 included a $3.1 million gain on the required divestiture of two Lakeside branches. Excluding this gain, other income rose 10% from 1994 to 1995. There were improvements in all categories, with credit card fee income, service charges on deposits and automated teller machine (ATM) fee income experiencing the largest growth.

        Credit card fee income rose $4.1 million, or 13%, in 1995 from $30.5 million in 1994. Service charges on deposits increased $3.7 million, or 7%, to $59.5 million in 1995. The increase in both categories was primarily the result of higher volumes of transactions and accounts. Additional ATMs in service and FCC's success in promoting this alternate delivery channel were the main causes of the $2.6 million rise in ATM fee income to $8.4 million in 1995. At year-end 1995, FCC had 359 ATMs.


TABLE 3.  OPERATING EXPENSE
-----------------------------------------------------------------------------
(in thousands)                                 1995       1994         1993
-----------------------------------------------------------------------------
Salary expense                              $135,156    $132,836     $121,351
Employee benefits                             30,052      29,104       28,254
-----------------------------------------------------------------------------
   Total personnel expense                   165,208     161,940      149,605
Net occupancy expense                         21,720      20,902       20,147
Equipment expense                             24,717      20,901       17,507
Professional fees                             16,298      16,321       14,362
FDIC insurance expense                         8,665      14,413       14,510
Other operating expense                       74,217      66,427       63,832
-----------------------------------------------------------------------------
   Total before merger-related
      and process innovation charges         310,825     300,904      279,963
Merger-related charges                        22,205       2,794        1,785
Process innovation charges                     4,174       2,613            -
-----------------------------------------------------------------------------
   Total operating expense                  $337,204    $306,311     $281,748
-----------------------------------------------------------------------------

         Other income, excluding securities transactions, increased 7% from 1993 to 1994 largely due to increases in ATM, credit card and trust fee income. ATM fee income rose $3.5 million, mainly due to a new usage charge for non-customers, plus additional ATMs in service. Credit card and trust fee income grew $2.7 million and $2.5 million, respectively, primarily reflecting higher business volumes. Broker/dealer revenue declined $1.4 million from 1993, reflecting decreased sales volumes of mutual funds in unfavorable market conditions.

        Securities transactions resulted in pretax net losses of $11.4 million in 1995, $43.5 million in 1994 and $344,000 in 1993. These transactions are more fully described in the Securities section of this Financial Review.

Operating Expense

        Operating expense was $337.2 million in 1995, compared to $306.3 million in 1994. The largest components of 1995's $22.2 million in merger-related charges were $8.1 million for excess facilities and equipment, $6.4 million for severance, $3.5 million for expenses incurred to complete the mergers, and $2.2 million for conversion of customer accounts. 1995's operating expense also included $4.2 million in process innovation charges, mainly write-downs associated with branch closures plus severance expense related to jobs eliminated through re-engineering. Merger-related and process innovation charges incurred in 1994 totaled $2.8 million and $2.6 million, respectively. Table 3 shows the components of operating expense for the past three years, after adjusting for these charges.

        Excluding the above-mentioned charges in both years, operating expense increased a moderate 3%, or $9.9 million, in 1995. The most significant increases were in equipment, personnel and other operating expenses. The acquisition of City, which was accounted for as a purchase transaction, contributed approximately $2.0 million to the increase.

        Equipment expense increased $3.8 million, or 18%, primarily due to higher depreciation related to FCC's investment in new sales and service technology. Personnel expense rose only 2%, or $3.3 million, reflecting annual merit raises, partially offset by a 3% decrease in the average number of employees. The rise in other operating expense was mainly due to increases in advertising, communications and credit card expenses of $3.0 million, $1.5 million and $1.2 million, respectively. FDIC insurance premium expense fell $5.7 million in 1995 as strengthened FDIC reserves resulted in a reduction in the FDIC insurance premium rate.

        From 1993 to 1994, operating expense, excluding one-time charges, rose 7%, primarily due to higher personnel, equipment and professional fees expenses. An 8% increase in personnel expense was mainly due to annual raises and higher staffing levels. Higher equipment and professional fees expenses of
 19% and 14%, respectively, were mainly related to costs associated with FCC's strategic and customer service initiatives.

        Effective January 1, 1996, the rate paid by the banks for deposit insurance to the Bank Insurance Fund (BIF) has been reduced to zero. Approximately 85% of FCC's deposits are insured by the BIF. Legislation is pending regarding a special one-time assessment of approximately $.87 per $100 of deposits insured by the Savings Association Insurance Fund (SAIF). FCC has approximately $1.0 billion in SAIF-insured deposits.

        FCC monitors the efficiency ratio as one measure of its success at increasing revenues, while controlling expense growth. Excluding one-time charges, the efficiency ratio was 63% in 1995, compared to 65% in 1994. The process innovation and other strategic initiatives undertaken by FCC over the last three years, post-merger efficiencies and reduced FDIC insurance costs are expected to drive continued improvements in this ratio.

Income Taxes
        Income tax expense was $39.5 million in 1995, $38.6 million in 1994 and $49.5 million in 1993. The changes in income tax expense resulted primarily from changes in pretax income and nondeductible merger-related expenses. FCC's effective tax rate was 34% for 1995, 32% for 1994 and 30% for 1993. These effective rates are lower than the 35% federal statutory tax rate, primarily because of tax-exempt interest income received from the financing of state and local governments. The lower rate in 1993 reflects one-time credit adjustments to income tax expense in that year. Louisiana does not assess an income tax on commercial banks; rather, banks pay property tax based on the value of their capital stock in lieu of income and franchise taxes.

        For additional information on FCC's effective tax rates and the composition of changes in income tax expense for all periods, see Note 19.

TABLE 4.  LOANS AND LEASES OUTSTANDING BY TYPE

---------------------------------------------------------------------------------------------------------------------------

                                                                                        December 31
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                  1995         1994          1993         1992         1991
---------------------------------------------------------------------------------------------------------------------------
Loans to individuals - residential mortgages                 $  975,331   $  753,127   $  649,571   $  486,788   $  486,705
Loans to individuals - other                                  1,435,165    1,161,246      947,024      731,092      681,632
Commercial, financial and agricultural                        1,020,477      822,833      589,856      584,873      719,926
Real estate - commercial mortgages                              769,019      656,294      659,422      568,909      493,862
Real estate - construction and other                            198,672      119,235      123,510      120,407      131,499
Credit card loans                                               617,824      509,076      465,425      464,146      481,723
Other                                                           113,308      124,900      144,395      132,004       96,494
Unearned income                                                  (7,070)     (17,472)     (27,497)     (33,491)     (38,564)
---------------------------------------------------------------------------------------------------------------------------
   Total loans and leases, net of unearned income            $5,122,726   $4,129,239   $3,551,706   $3,054,728   $3,053,277
---------------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION ANALYSIS

LOANS

        Total loans increased $993 million, or 24%, to $5.1 billion at December 31, 1995. Average loans grew 23% in 1995 following growth of 14% during 1994. As shown in Table 4, loan growth reflected continued strong demand across all sectors of the portfolio. Loan growth is expected to continue into 1996.

        The pie chart on page 23 presents data on the loan portfolio by borrower's industry, excluding consumer loans. Note 6 contains additional information on loan concentrations. Table 5 provides information on the maturities and rate sensitivities by loan type.

        CONSUMER LOANS include loans to individuals and credit card loans. Loans to individuals continue to be the largest segment of the loan portfolio at 47% of total loans. Loans to individuals were $2.4 billion at the end of 1995 and were 26% higher than at the prior year-end. Residential mortgage loans, indirect automobile loans and education loans contributed significantly to the increase in 1995. As of December 31, 1995, credit card loans were $618 million, or 12% of total loans, and were 21% higher than at 1994's year-end. This increase reflects selective promotional campaigns, plus the impact of FCC's expansion of its credit card services to the military. In 1996 FCC will continue implementing its contract with the military, which is expected to generate additional growth in credit card outstandings.

TABLE 5.  LOAN MATURITIES AND RATE SENSITIVITIES BY TYPE

---------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31, 1995
                                                                                       Maturing
------------------------------------------------------------------------------------------------------------------
                                                                   Within        One to        After
(in thousands)                                                    One Year     Five Years   Five Years      Total
------------------------------------------------------------------------------------------------------------------
Fixed
   Loans to individuals - residential mortgages                  $   58,369   $  303,339     $537,441   $  899,149
   Loans to individuals - other                                     101,196      921,404       40,837    1,063,437
   Commercial, financial and agricultural                           263,062      205,358       39,160      507,580
   Real estate - commercial mortgages                                89,015      314,571      124,860      528,446
   Real estate - construction and other                              40,795       57,435       14,495      112,725
   Credit card loans                                                389,444            -            -      389,444
   Other                                                             46,570       28,214       14,779       89,563
------------------------------------------------------------------------------------------------------------------
      Total fixed loans and leases                                  988,451    1,830,321      771,572    3,590,344
------------------------------------------------------------------------------------------------------------------
Floating
   Loans to individuals - residential mortgages                      54,760       14,570        6,852       76,182
   Loans to individuals - other                                      49,896      320,105        1,727      371,728
   Commercial, financial and agricultural                           352,201      130,747       29,949      512,897
   Real estate - commercial mortgages                                83,770       93,002       63,801      240,573
   Real estate - construction and other                              51,613       22,576       11,758       85,947
   Credit card loans                                                228,380            -            -      228,380
   Other                                                             14,962        8,686           97       23,745
------------------------------------------------------------------------------------------------------------------
      Total floating loans and leases                               835,582      589,686      114,184    1,539,452
------------------------------------------------------------------------------------------------------------------
      Total loans and leases                                     $1,824,033   $2,420,007     $885,756   $5,129,796
------------------------------------------------------------------------------------------------------------------

        COMMERCIAL LOANS were $1.0 billion, or 20% of total loans, at the end of 1995 and were up 24% from December 31, 1994. The growth in commercial loans was in virtually all industry segments and reflected increased economic activity in Louisiana. The commercial loan portfolio is diversified among a wide array of industries. The three largest industries were services with $264 million, manufacturing with $131 million and wholesale trade with $119 million. At year-end 1995, loans to the gaming industry were $69 million, or 1% of total loans. Additionally, unfunded commitments to extend credit to gaming industry borrowers totaled $41 million at December 31, 1995. The future of the gaming industry in Louisiana is unclear; the voters of Louisiana may be given the opportunity to eliminate certain or all types of gaming in the state. The probability or outcome of any such vote and its impact on FCC's gaming-related credits cannot be predicted.

        REAL ESTATE LOANS  are   comprised  of  loans  secured  by  commercial
properties, construction and land development loans and loans secured by multi-family properties and farmland. Real estate loans rose 25% during 1995 and were $968 million, or 19% of total loans, at December 31, 1995. Commercial real estate loans are the largest component of real estate loans and were $769 million at year-end 1995, or 15% of total loans. This compares to $656 million, or 16% of total loans, at year-end 1994. Approximately 34% of these properties are owner-occupied. Construction and land development loans were $147 million, or 3% of total loans, at year-end 1995, compared to $71 million at year-end 1994.

(8) Loans and Leases average, net of unearned income (billions)

    The graph inserted shows average loans and leases, net of unearned income, from 1991 to 1995. The plot points are:

    Graph
    Type    Denominations     1991      1992     1993     1994     1995
    --------------------------------------------------------------------
    Bar       Billions        3.063     2.966    3.214    3.678    4.543

(9) Loan portfolio by Industry
    (excluding consumer loans)

    The pie chart inserted presents data on the loan portfolio by borrowers' industry, excluding consumer loans as of December 31, 1995. The plot points are (in percentages):

      Borrowers Industry                              Amount
      -------------------------------------------------------
        Health                                        9.9%
        Other Services                               16.6%
        Insurance                                     0.6%
        Agriculture, Forestry & Fishing               2.2%
        Finance                                       7.7%
        Real Estate                                  12.9%
        Construction                                  6.3%
        Mining                                        7.3%
        Manufacturing                                 8.8%
        Retail                                        7.5%
        Wholesale                                     7.2%
        Transportation                                7.7%
        Other                                         1.6%
        Professional                                  3.7%


SECURITIES
        The securities portfolio totaled $2.6 billion at December 31, 1995, compared to $2.7 billion at December 31, 1994. Average securities were $2.8 billion in 1995 and $3.4 billion in 1994. Funds from the maturities of some securities were not reinvested but were used to fund the significant loan growth experienced over the last two years. It is expected that this trend will continue through 1996.

        Notes 4 and 5 contain additional information on securities held to maturity and available for sale.

Portfolio Management

        As part of its securities portfolio management strategy, all of FCC's securities have been classified as available for sale. A significant factor in this decision is the desire to maintain flexibility to actively manage the portfolio in response to market conditions and funding requirements.

         In response to rising interest rates in 1994 and early 1995, FCC restructured a portion of its securities portfolio. Securities sold totaled $1.8 billion in 1994 and $740 million in 1995; the proceeds from these sales were primarily reinvested in higher-yielding securities. The average yield on the portfolio rose 109 basis points from 1994 to 1995. After tax losses of $28.2 million and $7.4 million for 1994 and 1995, respectively, were recognized on these sales.

Securities Available for Sale

        As of December 31, 1995, 100% of FCC's securities portfolio was classified as available for sale, compared to 95% at year-end 1994. Improving bond prices and FCC's active portfolio management caused a significant change in the market values of these securities during 1995. An unrealized gain, net of tax, increased stockholders' equity $33.6 million at December 31, 1995. At December 31, 1994, stockholders' equity was reduced $73.9 million by an unrealized loss, net of tax.

        At December 31, 1995, 94% of total available for sale securities were obligations of the U.S. government or its agencies. The average expected life, which considers projected paydowns, of the portfolio was 2.9 years and the average duration was 2.3 years. Table 6 presents detailed information on the maturities and yields of securities available for sale.

        FCC's mortgage-backed securities are either direct issues or collateralized by direct issues of U.S. agencies. Approximately 44% of mortgage-backed securities are floating rate. At December 31, 1995, the weighted average contractual maturity of mortgage-backed securities was 22 years, compared to an average expected life of 4.5 years. The average duration of FCC's mortgage-backed securities was 3.4 years. Prepayment rates on mortgage-backed securities may differ from expected, due to changes in interest rates and other economic conditions.

Securities Held to Maturity

        FCC had no securities held to maturity at year-end 1995, compared to $151 million at December 31, 1994. The decline reflects maturities of securities, plus a reclassification of $58 million of securities from held to maturity to available for sale. In 1995's fourth quarter, the FASB permitted a one-time opportunity to reassess the classification of all securities and, if appropriate, move securities out of the held to maturity category.
TABLE 6.  SECURITIES AVAILABLE FOR SALE -- MATURITIES AND YIELDS(F1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                               December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                             Maturity
                                                                                                                   Total Carrying
                                          Within 1 Year        1-5 Years          5-10 Years     After 10 Years         Value
-----------------------------------------------------------------------------------------------------------------------------------
                                                    FTE                 FTE               FTE              FTE                 FTE
                                          Amount   Yield    Amount     Yield    Amount   Yield   Amount   Yield    Amount     Yield
-----------------------------------------------------------------------------------------------------------------------------------
U. S. Treasury securities               $365,635   5.81%  $1,148,377   6.80%   $     -     -%  $      -      -%  $1,514,012   6.57%
U. S. agency securities
  Mortgage-backed agencies - fixed             -      -       94,264   6.94     21,607  6.39    389,529   6.42      505,400   6.52
  Mortgage-backed agencies - floating          -      -            -      -        702  6.39    396,498   6.45      397,200   6.45
  U. S. agency notes - fixed                   -      -       35,207   8.03          -     -          -      -       35,207   8.03
Obligations of states and
  political subdivisions                   6,112   7.85       18,460   9.52     25,674  9.92     53,099  10.97      103,345  10.26
Other debt securities                      8,747   6.17        3,413   7.12          -     -         -       -       12,160   6.43
Equity securities                            996   5.00            -      -          -     -     31,447   3.35       32,443   3.40
-----------------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale  $381,490   5.85%  $1,299,721   6.88%   $47,983  8.28%  $870,573   6.60%  $2,599,767   6.67%
-----------------------------------------------------------------------------------------------------------------------------------

(F1) Fully taxable equivalent based on a 35% tax rate. Maturities are based on the contractual maturities of the securities.


TABLE 7. AVERAGE DEPOSITS

--------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                 1995                   1994                   1993
--------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits           $1,410,211    21.04%   $1,417,239   21.98%    $1,313,723  20.58%
NOW account deposits                           1,023,939    15.28     1,017,052    15.77     1,053,281   16.50
Money market investment deposits                 723,768    10.80       809,918    12.56       862,284   13.50
Savings deposits                                 770,384    11.49       851,071    13.20       859,745   13.47
Other consumer time deposits                   2,041,762    30.45     1,842,668    28.58     1,848,117   28.94
--------------------------------------------------------------------------------------------------------------
      Total core deposits                      5,970,064    89.06     5,937,948    92.09     5,937,150   92.99
   Time deposits $100,000 and over               733,013    10.94       509,949     7.91       447,773    7.01
--------------------------------------------------------------------------------------------------------------
      Total average deposits                  $6,703,077   100.00%   $6,447,897  100.00%    $6,384,923 100.00%
--------------------------------------------------------------------------------------------------------------

Money Market Investments

        Money market investments include interest-bearing deposits in other banks, federal funds sold, securities purchased under agreements to resell and trading account securities. Money market investments serve as a short-term investment alternative and are available to meet liquidity needs.

        Money market investments averaged $89 million for 1995, compared to $154 million in 1994. As a percent of average earning assets, money market assets were 1% in 1995 and 2% in the prior year.

Deposits

        Deposits were $7.0 billion as of December 31, 1995. Average deposits were $6.7 billion in 1995, a 4% increase over 1994. This increase was primarily attributable to higher public funds deposits of $100,000 and over, reflecting FCC's renewed interest in that market during 1995. As shown in Table 7, core deposits increased 1% in 1995, and were 89% of total deposits. There was a shift in the components of core deposits as customers moved into higher-yielding deposit products. Table 8 shows the maturities of time deposits of $100,000 and over.

Short-Term Borrowings

        Short-term borrowings averaged $558 million in 1995, down 5% from 1994. As a percent of average earning assets, short-term borrowings were 7% in 1995 and 8% in 1994. Note 10 contains additional information on short-term borrowings.

Asset/Liability Management

        The objective of FCC's asset/liability management is to maximize net interest income while maintaining acceptable levels of risk from changes in interest rates and, also, balancing liquidity and capital needs. FCC monitors opportunities and risks so that appropriate actions can be taken by management to meet this objective. Actions considered include purchases and sales of securities to alter maturities and yields of the portfolio, changes in the mix and level of earning assets and funding sources, and the use of off-balance sheet interest rate risk products such as swaps, swaptions, caps and floors.

Interest Rate Risk

        Interest rate risk is the potential impact on net interest income of changes in interest rates. FCC uses a number of methods to measure interest rate risk, including gap analysis, net interest income simulation and monitoring the fair values of assets and liabilities.


TABLE 8.  MATURITIES OF TIME DEPOSITS $100,000 AND OVER
-------------------------------------------------------
(in thousands)                        December 31, 1995
-------------------------------------------------------
Within three months                        $364,970
Three to six months                         137,716
Six to twelve months                        143,682
After twelve months                         101,244
-------------------------------------------------------
   Total                                   $747,612
-------------------------------------------------------

TABLE 9. INTEREST RATE SENSITIVITY

---------------------------------------------------------------------------------------------------------------------------
                                                                      By Repricing Dates at December 31, 1995
---------------------------------------------------------------------------------------------------------------------------
                                                         0-30     31-90    91-180   181-365    After   Noninterest-
(dollars in millions)                                    Days     Days      Days     Days     1 Year      Bearing     Total
---------------------------------------------------------------------------------------------------------------------------
ASSETS
   Securities                                          $  185    $ 207     $401      $164     $1,643    $     -      $2,600
   Loans and leases, net of unearned income             1,565      364      356       638      2,200          -       5,123
   Money market investments                                54        -        -         -          -          -          54
   Other assets                                             -        -        -         -          -        754         754
---------------------------------------------------------------------------------------------------------------------------
      Total assets                                     $1,804    $ 571     $757      $802     $3,843    $   754      $8,531
---------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
   Money market deposits                               $  191    $   -     $  -      $  -     $1,730    $     -      $1,921
   Consumer time deposits                                 859      442      415       497        591          -       2,804
   Time deposits $100,000 and over                        185      181      138       143        101          -         748
   Short-term borrowings                                  501       60       25        50          -          -         636
   Long-term debt                                           -        -        -         -         88          -          88
   Noninterest-bearing deposits                             -        -        -         -          -      1,482       1,482
   Other liabilities                                        -        -        -         -          -        119         119
   Stockholders' equity                                     -        -        -         -          -        733         733
---------------------------------------------------------------------------------------------------------------------------
      Total sources of funds                           $1,736    $ 683     $578      $690     $2,510    $ 2,334      $8,531
---------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS                                $    -    $(110)    $(46)     $156     $    -    $     -
INTEREST RATE SENSITIVITY GAP                          $   68    $(222)    $133      $268     $1,333    $(1,580)
CUMULATIVE INTEREST RATE SENSITIVITY GAP               $   68    $(154)    $(21)     $247     $1,580    $     -
CUMULATIVE INTEREST RATE SENSITIVITY GAP
   AS A PERCENT OF TOTAL ASSETS                           .80%    (1.81)%  (.25)%    2.90%     18.52%
---------------------------------------------------------------------------------------------------------------------------


        The simplest measure of FCC's interest rate risk is gap analysis, which details the maturity or repricing mismatches for assets and liabilities within certain time periods. Gap analysis has several limitations, including the fact that it is a point in time measurement. Also, it does not consider the impact of potential changes in interest rate levels or spreads. Table 9 demonstrates FCC's static gap position as of December 31, 1995.

        Given the limitations of gap analysis, simulation of net interest income under various interest rate scenarios is FCC's primary tool for measuring interest rate risk. Management reviews simulation results to better understand FCC's interest rate risk and to develop strategies for managing this risk. Simulation incorporates management's expectations regarding such factors as loan and deposit growth, pricing and mix, prepayment rates and spreads between
various   interest  rates.  At  year-end  1995,  FCC's  actual sensitivity was well within its established guideline limits that net interest income should decline by no more than 10% over a 12-month period in response to a gradual 250 basis point change in interest rates.

        The third measure captures interest rate risk by analyzing the effect of sudden 100 and 250 basis point movements of interest rates on the fair values of FCC's assets and liabilities. Fair values are estimated based on the calculated present value of expected future cash flows.

TABLE 10. INTEREST RATE CONTRACTS

-----------------------------------------------------------------------------------------------------------------------------------
                                                            Weighted Average Rate
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Receive   Pay            Floating
                            Notional        Maturity          Fixed  Floating Strike    Rate      Reset          Liability
(dollars in thousands)       Amount           Date            Rate     Rate    Rate    Index    Frequency         Hedged
-----------------------------------------------------------------------------------------------------------------------------------
Amortizing interest rate
 swaps                      $193,605      February 1996        4.35%   5.91%      -%   LIBOR    Quarterly   Certificates of Deposit
Interest rate caps           300,000   August - November 1996     -       -    7.55    LIBOR    Quarterly   Short-term borrowings
Interest rate caps            50,000      November 1996           -       -    7.73    LIBOR  Semi-Annually Short-term borrowings
-----------------------------------------------------------------------------------------------------------------------------------
Total at December 31, 1995  $543,605                           4.35%   5.91%   7.58%
-----------------------------------------------------------------------------------------------------------------------------------




TABLE 11. CHANGES IN INTEREST RATE CONTRACTS (NOTIONAL AMOUNTS)

--------------------------------------------------------------------------------------------------------------
                                                Option                   Amortizing
                                                 Based        Generic     Interest      Callable
(in thousands)                                Instruments      Swaps      Rate Swaps      Swaps         Total
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                     $450,000     $ 110,000     $200,000     $ 50,000     $ 810,000
   Purchases                                          -       400,000            -            -       400,000
   Amortization                                       -             -       (6,395)           -        (6,395)
   Maturities                                  (100,000)      (10,000)           -            -      (110,000)
   Terminations                                       -      (500,000)           -      (50,000)     (550,000)
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                     $350,000     $       -     $193,605     $      -     $ 543,605
--------------------------------------------------------------------------------------------------------------


Off-Balance Sheet Instruments

        In the normal course of business, FCC is a party to various financial instruments which are not carried on the balance sheet. However, income and expenses related to these instruments are reflected in the financial statements. FCC uses these instruments to meet the financing needs of its customers and to help manage its exposure to interest rate fluctuations. These off-balance sheet instruments include commitments to extend credit, letters of credit, securities lent, foreign exchange contracts and interest rate contracts. Note 15 provides additional information for off-balance sheet instruments.

        FCC uses interest rate contracts to manage interest rate risk. Table 10 summarizes FCC's interest rate contracts at December 31, 1995. Table 11 summarizes the activity, by notional amount, for all interest rate contracts during 1995, while Table 12 presents their impact on net interest income.

        FCC had amortizing interest rate swaps with a notional amount of $194 million as of December 31, 1995. These contracts were purchased to convert certificates of deposit from fixed rate into floating rate at a time when interest rates were declining. However, as rates began to rise during 1994, these swaps began to increase FCC's deposit costs. At year-end 1995, the estimated fair value of these contracts was a loss of $1.3 million. The notional amount of these contracts amortizes in relation to movements in interest rates. Declining rates caused these contracts to fully amortize in February 1996; these swaps will reduce net interest income only $293,000 in 1996.



TABLE 12. ANALYSIS OF INTEREST INCOME (EXPENSE)
FROM INTEREST RATE CONTRACTS

----------------------------------------------------------------------------------------
                                      Option               Amortizing
Year Ended December 31, 1995           Based      Generic   Interest   Callable
(in thousands)                      Instruments    Swaps   Rate Swaps    Swaps    Total
----------------------------------------------------------------------------------------
Interest income                      $   611      $256     $(3,382)     $(561)  $(3,076)
Amortization                          (1,390)        -           -          -    (1,390)
----------------------------------------------------------------------------------------
Net interest income                  $  (779)     $256     $(3,382)     $(561)  $(4,466)
----------------------------------------------------------------------------------------

        At December 31, 1995, FCC had $350 million of graduated interest rate caps which mature between August and November of 1996. A purchased cap requires the payment of a premium for the right to receive payments when a floating rate index rises above a strike rate during the life of the contract. FCC's caps were purchased to hedge against increases in the cost of short-term borrowings. However, since interest rates have fallen since the caps were purchased, it is unlikely that LIBOR, the index, will rise above the strike rate for the remainder of the caps' lives. As of December 31,1995, the unamortized premium on these caps was $1.2 million and their estimated fair value was negligible.

        During 1995, FCC terminated its generic and callable swap portfolios and is amortizing the associated deferred loss, which was $440,000 at year-end.

        The fair value of interest rate contracts at any given date represents the estimated amount FCC would receive or pay to terminate the contracts. The negative estimated fair value of FCC's interest rate contracts at year-end 1995 was mitigated by the fair values of the offsetting balance sheet liabilities matched against these contracts. The fair values of interest rate contracts fluctuate depending upon the remaining maturities of the contracts and the financial markets' expectations regarding future interest rate levels.

Liquidity

        Liquidity is provided by a stable base of funding sources, especially core deposits, and an adequate level of assets readily convertible into cash. These sources of liquidity are needed to meet cash requirements for deposit withdrawals and the funding of loans.

        FCC's core deposits, money market investments and securities available for sale provided a more than adequate level of liquidity in 1995. Other potential sources of liquidity are assets available for securitization, commercial paper issued by the Parent Company and lines of credit maintained with major banks totaling $55 million. No commercial paper was issued in 1995, and the lines of credit were unused.

TABLE 13. RISK-BASED CAPITAL AND CAPITAL RATIOS

-----------------------------------------------------------------------------------------------------------
                                                                    December 31
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)                       1995         1994          1993         1992           1991
-----------------------------------------------------------------------------------------------------------
Tier 1 capital                           $  679,003    $  651,080   $  603,563    $  490,920    $  313,028
Tier 2 capital                              149,769       138,995      132,371       133,029       143,958
-----------------------------------------------------------------------------------------------------------
   Total capital                         $  828,772    $  790,075   $  735,934    $  623,949    $  456,986
-----------------------------------------------------------------------------------------------------------
Risk-weighted assets                     $5,343,946    $4,452,537   $3,872,240    $3,457,555    $3,456,018
-----------------------------------------------------------------------------------------------------------
Ratios at end of year
   Tier 1 capital                             12.71%        14.62%       15.59%     14.20%            9.06%
   Total capital                              15.51%        17.74%       19.01%     18.05%           13.22%
   Equity ratio                                8.59%         7.45%        7.74%      6.79%            5.25%
   Tangible equity ratio                       8.37%         7.26%        7.54%      6.55%            4.95%
   Leverage ratio                              8.16%         8.20%        7.70%      6.78%            5.11%
-----------------------------------------------------------------------------------------------------------

Capital and Dividends

        At December 31, 1995, total stockholders' equity was 8.59% of total assets, compared to 7.45% one year ago. The increase was primarily related to the $33.6 million net unrealized gain on securities available for sale at year-end 1995, compared to a $73.9 million net unrealized loss at December 31, 1994. The regulatory leverage ratio, which excludes the net unrealized gain or loss on securities available for sale, was 8.16% at year-end 1995 and 8.20% at December 31, 1994. Table 13 presents FCC's risk-based and other capital ratios for the past five years. All ratios remain well above regulatory minimums.

(10) Stockholders' Equity
     as a percentage of year-end assets

     The graph inserted shows stockholders' equity as a percentage of year-end assets from 1991 to 1995. The plot points are:

     Graph
     Type   Denominations        1991     1992     1993     1994     1995
     --------------------------------------------------------------------
      Bar      %                 5.25     6.79     7.74     7.45     8.59


        Regulators have established a capital-based supervisory system for all insured financial institutions. This system categorizes a financial institution's capital position into one of five classifications ranging from well-capitalized to critically under-capitalized. For an institution to qualify as well-capitalized, Tier 1, Total and leverage capital ratios must be at least 6%, 10% and 5%, respectively. At December 31, 1995, each of FCC's banking subsidiaries was well-capitalized as defined by regulators.

(11) Leverage Ratio

     The graph inserted shows stockholders' equity plus minority interest plus qualifying long-term debt less intangible assets divided by the latest quarter's average total assets less intangible assets from 1991 to 1995. The plot points are:

     Graph
     Type    Denominations         1991     1992     1993     1994     1995
     ----------------------------------------------------------------------
     Bar          %                5.11     6.78     7.70     8.20     8.16

        FCC increased its common stock cash dividend 17% in the fourth quarter of 1995 and paid $1.25 per share for the full year. The Parent Company's sources of funds to pay cash dividends on its common and preferred stock are its net working capital and the dividends it receives from the banks. At December 31, 1995, the Parent Company had net working capital of $77 million. Also, the Parent Company could receive dividends from the banks without prior regulatory approval of $43 million after December 31, 1995, plus the banks' adjusted net profits for 1996.

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

Nonperforming Assets

        Nonperforming assets consist of nonaccrual loans, restructured loans and foreclosed assets. As shown in Table 14, nonperforming assets totaled $59.8 million at year-end 1995, compared to $24.1 million at December 31, 1994. The year-end 1995 total is comprised of $53.4 million of nonperforming loans and $6.5 million of foreclosed assets. As a percent of loans and foreclosed assets, nonperforming assets were 1.17% at year-end, compared to
 .58% one year ago. Asset quality measures remain at acceptable levels, although they did deteriorate from 1994's historically low levels. Changes in the level of total loans, the mix of the loan portfolio and economic conditions are the primary factors influencing the future levels of nonperforming assets.

        Nonperforming loans rose $37.5 million in 1995. Approximately $14 million of the increase was in gaming-industry loans placed on non-accrual status, while an additional $11 million was related to one borrower in a service industry. Nonperforming real estate loans and continued loan growth also contributed to the increase. 58% of nonperforming loans were contractually current or no more than 30 days past due at the end of 1995.

        Foreclosed assets, which include unused bank premises, fell $1.8 million from year-end 1994. Property sales were the principal cause of the decline. During 1995, $3.7 million in unused bank premises related to branch closures were added to foreclosed assets.

        Loans and leases past due 90 days or more and not on non-accrual status were $20.7 million at December 31, 1995, or .40% of total loans. Included were $10.5 million in government-guaranteed student loans plus $7.0 million of credit card loans, which are charged-off within 180 days of becoming past due.

        Effective January 1, 1995, FCC adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Adoption did not have a material impact on the consolidated financial statements. At
December 31, 1995, loans considered to be impaired totaled $49.0 million, of which $18.1 million required a total impairment allowance of $4.7 million. Impaired loans are included in nonaccrual loans.



TABLE 14. NONPERFORMING ASSETS

---------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1995      1994        1993      1992        1991
---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans by type
   Loans to individuals - residential mortgages                      $ 6,897     $ 5,164    $ 6,366    $ 9,921   $ 10,422
   Loans to individuals - other                                          335         815      1,148      1,396      2,162
   Commercial, financial and agricultural                             27,610       1,222      5,383      8,964     16,948
   Real estate - commercial mortgages                                 15,455       8,282     20,844     26,666     28,869
   Real estate - construction and other                                3,064         340        430        615      3,125
   Other                                                                   -           -          -        608      1,185
Restructured loans                                                         -           -          -         -         637
---------------------------------------------------------------------------------------------------------------------------
                                                                      53,361      15,823     34,171     48,170     63,348
---------------------------------------------------------------------------------------------------------------------------
Foreclosed assets
   Other real estate                                                   6,671      12,062     19,333     44,368     57,161
   Other foreclosed assets                                               532         151        144        184        440
   Allowance for losses on foreclosed assets                            (733)     (3,898)    (5,918)    (9,120)    (4,255)
---------------------------------------------------------------------------------------------------------------------------
                                                                       6,470       8,315     13,559     35,432     53,346
---------------------------------------------------------------------------------------------------------------------------
      Total nonperforming assets                                     $59,831     $24,138    $47,730    $83,602   $116,694
---------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more and not on nonaccrual status          $20,668     $12,215    $15,742    $15,057   $ 15,638
---------------------------------------------------------------------------------------------------------------------------
End of year ratios
   Nonperforming assets as a percent of loans and leases
      plus foreclosed assets (F1)                                       1.17%        .58%      1.34%      2.71%      3.76%
   Allowance for loan losses as a percent of nonperforming loans      142.14%     449.04%    250.52%    194.54%    134.55%
   Loans and leases past due 90 days or more and not on
      nonaccrual status as a percent of loans and leases  (F1)           .40%        .30%       .44%       .49%       .51%
---------------------------------------------------------------------------------------------------------------------------

(F1)  Net of unearned income.

Watch List

        FCC's watch list includes loans which, for management purposes, have been identified as requiring a higher level of monitoring due to risk. FCC's watch list includes both performing and nonperforming loans, as well as foreclosed assets. The majority of watch list loans are classified as performing, because they do not have characteristics resulting in uncertainty about the borrower's ability to pay principal and interest in accordance with the original terms of the loans.

        The  watch  list  consists  of  classifications,  identified  as Type 1 through Type 4. Types 1, 2 and 3 generally parallel the regulatory classifications of loss, doubtful and substandard, respectively. Type 4 generally parallels the regulatory classification of Other Assets Especially Mentioned. These loans require monitoring due to conditions which, if not corrected, could increase credit risk.

(12) Nonperforming Assets (millions)

     The graph inserted shows nonperforming assets from 1991 to 1995. The plot points are:

     Graph
     Type   Denominations        1991       1992      1993      1994     1995
     --------------------------------------------------------------------------
     Bar      Millions         116.694     83.602     47.73    24.138    59.831

        Table 15 presents watch list loans and foreclosed assets for the past five years. Information for prior years has not been restated for acquisitions due to inconsistencies in methodology. As of December 31, 1995, watch list loans and foreclosed assets were $190 million, or 3.71% of total loans and foreclosed assets, compared to 3.32% last year. The increase was mostly in the Type 3, or substandard, classification and primarily reflected the impact of acquisitions, continued loan growth and the addition of $14 million in gaming-industry loans.

TABLE 15. WATCH LIST (F1)

------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   Type 1      Type 2       Type 3       Type 4      Total
------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995                                         $  -      $ 4,521     $119,639      $66,296    $190,456
December 31, 1994                                         $  -      $   834     $ 51,269      $55,420    $107,523
December 31, 1993                                         $  -      $ 2,275     $106,009      $62,582    $170,866
December 31, 1992                                         $  -      $ 6,489     $150,093      $62,096    $218,678
December 31, 1991                                         $  -      $10,197     $212,286      $94,708    $317,191

As A Percent Of Total Loans And Foreclosed Assets        Type 1      Type 2       Type 3       Type 4      Total
------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995                                          -%         .09%         2.33%        1.29%       3.71%
December 31, 1994                                          -%         .03%         1.58%        1.71%       3.32%
December 31, 1993                                          -%         .08%         3.95%        2.33%       6.37%
December 31, 1992                                          -%         .29%         6.59%        2.73%       9.61%
December 31, 1991                                          -%         .44%         9.10%        4.06%      13.60%
------------------------------------------------------------------------------------------------------------------

(F1) Information for prior periods has not been restated for the 1995 poolings-of-interests acquisitions due to inconsistencies in methodology.


TABLE 16. SUMMARY OF LOAN AND LEASE LOSS EXPERIENCE

---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1995       1994       1993       1992      1991
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                           $71,052   $  85,604   $96,658    $85,232    $71,998
Allowance acquired in bank purchases                                     1,142           -         -          -          -
Provision charged to expense                                            30,600     (10,418)   (2,424)    29,086     51,238
Loans and leases charged to the allowance
   Loans to individuals - residential mortgages                            401         332       889      2,187      5,434
   Loans to individuals - other                                          8,055       3,635     3,537      5,163      7,338
   Commercial, financial and agricultural                               13,509         947     3,125      5,812     13,410
   Real estate - commercial mortgages                                      416         198     1,389      3,782      5,825
   Real estate - construction and other                                      9           7       131        395        944
   Credit card loans                                                    15,561      11,120    11,433     13,770     14,633
   Other                                                                     9           -        41         83        474
---------------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                                 37,960      16,239    20,545     31,192     48,058
---------------------------------------------------------------------------------------------------------------------------
Recoveries on loans and leases previously charged
 to the allowance
   Loans to individuals - residential mortgages                            731       1,218     1,127      1,204        869
   Loans to individuals - other                                          2,831       2,431     2,405      2,260      2,277
   Commercial, financial and agricultural                                2,946       3,848     3,209      3,191      4,287
   Real estate - commercial mortgages                                      656       1,005     1,719      1,459        679
   Real estate - construction and other                                    465         561       432        113        256
   Credit card loans                                                     3,326       2,987     2,619      2,181      1,653
   Other                                                                    56          55       404        178         33
---------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                  11,011      12,105    11,915     10,586     10,054
---------------------------------------------------------------------------------------------------------------------------
         Net charge-offs                                                26,949       4,134     8,630     20,606     38,004
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                 $75,845   $  71,052   $85,604    $93,712    $85,232
---------------------------------------------------------------------------------------------------------------------------
Gross charge-offs as a percent of average loans and
 leases (F1)                                                               .84%        .44%      .64%      1.05%      1.57%
Recoveries as a percent of gross charge-offs                             29.01%      74.54%    57.99%     33.94%     20.92%
Net charge-offs as a percent of average loans and
 leases (F1)                                                               .59%        .11%      .27%       .69%      1.24%
Allowance for loan losses as a percent of loans and
 leases (F1) at end of year                                               1.48%       1.72%     2.41%      3.07%      2.79%
---------------------------------------------------------------------------------------------------------------------------

(F1)  Net of unearned income.



TABLE 17. ALLOWANCE FOR LOAN LOSSES (F1)

------------------------------------------------------------------------------------------------------------------------------
                                                                    December 31
------------------------------------------------------------------------------------------------------------------------------
                                    1995                 1994               1993                1992                1991
------------------------------------------------------------------------------------------------------------------------------
                             Allowance   Loans   Allowance  Loans    Allowance  Loans    Allowance  Loans   Allowance    Loans
------------------------------------------------------------------------------------------------------------------------------
Loans to individuals           19.20%    46.99%    29.32%   46.17%    22.92%   44.62%      18.03%   39.44%    27.36%   37.79%
Commercial, financial
   and agricultural            21.42     19.89     19.32    19.84     18.50    16.48       24.71    18.94     15.34    23.28
Real estate                    20.51     18.86     13.12    18.70     24.46    21.87       25.10    22.32     25.45    20.23
Credit card                    19.84     12.05     19.10    12.28     18.57    13.00       16.27    15.03     14.35    15.58
Other                            .27      2.21       .61     3.01      2.41     4.03        5.57     4.27      4.28     3.12
Unallocated                    18.76         -     18.53        -     13.14     -          10.32        -     13.22        -
------------------------------------------------------------------------------------------------------------------------------
      Total                   100.00%   100.00%   100.00%  100.00%   100.00%  100.00%     100.00%  100.00%   100.00%  100.00%
------------------------------------------------------------------------------------------------------------------------------

(F1) Information for prior periods has not been restated for the 1995 poolings-of-interests acquisitions due to inconsistencies in methodology.


(13) Allowance for loan losses
     as a % of year-end net loans and leases

     Graph
     Type    Denominations         1991     1992     1993     1994     1995
     ----------------------------------------------------------------------
     Bar          %                2.80     3.07     2.41     1.72     1.48

Allowance for Loan Losses

        The allowance for loan losses was $75.8 million, or 126% of nonperform ing assets, as of December 31, 1995, a $4.8 million increase since December 31, 1994. As a percent of loans and leases, the allowance was 1.48% at the end of 1995, compared to 1.72% at year-end 1994. Management believes that the allowance is adequate to cover losses inherent in the loan portfolio. Table 16 presents the activity in the allowance for loan losses for the past five years. The allocation of the allowance for loan losses is included in Table 17.

        Net charge-offs were $26.9 million in 1995, compared to $4.1 million in 1994. Net charge-offs were .59% of average loans in 1995, compared to .11% in the prior year. The increase reflects the impact of continued loan growth and $11.8 million in gaming-industry loans charged-off. Additionally, the level of net charge-offs in 1994 was significantly lower than typical historical levels for FCC and the banking industry as FCC experienced significant recoveries related to prior years' charge-offs.

Fair Value of Financial
Instruments

        Note 16 provides information regarding the fair values of financial instruments as of December 31, 1995 and 1994.

        The differences between fair values and book values were primarily caused by differences between contractual and market interest rates at the respective year-ends. Fluctuations in fair values will occur as interest rates change.

Fourth Quarter Results

        FCC's net income for the fourth quarter of 1995 was $6.9 million, compared to $11.1 million for the same period in 1994. Results for both periods reflected several significant items. The fourth quarter of 1995 was impacted by merger-related and process innovation charges of $18.7 million, plus a higher provision for loan losses. 1994's fourth quarter included an $18.3 million pretax loss on securities transactions related to FCC's portfolio restructuring, plus $5.3 million in merger-related and process innovation charges.

        Net interest income (FTE) was $87.6 million for the fourth quarter of 1995, up 2% from last year. The main cause of the increase was a 26% rise in average loans. The net interest margin was 4.54%, compared to 4.67% in 1994's same period. The decline was primarily related to higher deposit costs.

        The provision for loan losses was $19.8 million in 1995's fourth quarter, compared to a negative $.8 million in the fourth quarter of 1994. Continued loan growth was the primary cause of the return to a positive provision. Additionally, 1995's fourth quarter provision included $10.0 million in response to a $10.0 million charge-off related to the New Orleans land-based casino closure.

        Other income, excluding securities transactions, was 11% higher than 1994's fourth quarter with increases in all categories. Excluding merger-relat ed and process innovation charges, operating expense was $77.3 million in 1995's fourth quarter, down 2% from the fourth quarter of 1994. Lower FDIC insurance expense and personnel costs were the main causes of the decline. The efficiency ratio, excluding one-time charges, was 62% for the fourth quarter.

        Selected Quarterly Data compares certain quarterly financial information for 1995 and 1994.


                            SELECTED FINANCIAL DATA

(dollars in thousands except per share data)                                      Years Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                              1995            1994           1993             1992          1991
------------------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet Data
   Total assets                                           $ 8,141,194     $ 7,827,303    $ 7,677,220      $ 7,092,876    $ 5,935,485
   Earning assets                                           7,464,065       7,189,322      7,044,969        6,517,378      5,405,684
   Loans and leases (F1)                                    4,542,678       3,678,298      3,213,885        2,965,851      3,062,718
   Securities                                               2,831,943       3,356,825      3,460,928        3,130,061      1,871,052
   Deposits                                                 6,703,077       6,447,897      6,384,923        6,176,537      5,074,724
   Long-term debt                                              89,739          90,315         99,961          106,893        110,605
   Stockholders' equity                                       687,533         623,169        573,174          444,886        314,072
------------------------------------------------------------------------------------------------------------------------------------
Income Statement Data
   Total interest income                                  $   598,494     $   507,293    $   491,386      $   503,731    $   507,319
   Net interest income                                        343,344         323,505        315,923          297,727        245,341
   Net interest income (FTE)                                  349,317         330,056        322,850          305,516        254,346
   Provision for loan losses                                   30,600         (10,418)        (2,424)          29,086         51,238
   Other income (exclusive of securities transactions)        151,279         134,648        126,278          118,057        102,768
   Securities transactions                                    (11,413)        (43,461)          (344)           1,309          1,231
   Operating expense                                          337,204         306,311        281,748          262,061        239,476
   Operating income                                            83,369         108,477        113,291           84,790         42,682
   Net income                                                  75,951          80,227        113,025           85,654         43,494
------------------------------------------------------------------------------------------------------------------------------------
Key Ratios
   Return on average assets                                       .93%           1.02%          1.47%            1.21%          .73%
   Return on average total equity                               11.05%          12.87%         19.72%           19.25%        13.85%
   Return on average common equity                              11.41%          13.47%         21.18%           21.19%        13.85%
   Operating return on average assets                            1.02%           1.39%          1.48%            1.20%          .72%
   Operating return on average total equity                     12.13%          17.41%         19.77%           19.06%        13.59%
   Operating return on average common equity                    12.59%          18.49%         21.23%           20.97%        13.59%
   Net interest margin                                           4.68%           4.59%          4.58%            4.69%         4.71%
   Efficiency ratio                                             67.36%          65.92%         62.73%           61.87%        67.06%
   Overhead ratio                                                2.49%           2.39%          2.21%            2.21%         2.53%
   Average loans to average deposits                            67.77%          57.05%         50.34%           48.02%        60.35%
   Allowance for loan losses to loans and leases (F1)            1.48%           1.72%          2.41%            3.07%         2.79%
   Nonperforming assets to loans and leases (F1) plus
    foreclosed assets                                            1.17%            .58%          1.34%            2.71%         3.76%
   Allowance for loan losses to nonperforming loans            142.14%         449.04%        250.52%          194.54%       134.55%
   Equity ratio                                                  8.59%           7.45%          7.74%            6.79%         5.25%
   Leverage ratio                                                8.16%           8.20%          7.70%            6.78%         5.11%
------------------------------------------------------------------------------------------------------------------------------------
Selected Per Share Data
   Earnings Per Common Share
      Net income-primary                                  $      1.89     $      2.01    $      2.89      $      2.32    $      1.31
      Operating income-primary                            $      2.09     $      2.76    $      2.90      $      2.30    $      1.28
      Net income-fully diluted                            $      1.87     $      1.98    $      2.75      $      2.27    $      1.31
      Operating income-fully diluted                      $      2.05     $      2.64    $      2.76      $      2.24    $      1.28
   Common Dividends
      Cash dividends                                      $      1.25     $      1.10    $       .85      $       .70    $       .64
      Dividend payout ratio                                     66.14%          54.73%         29.51%           30.17%        48.85%
   Book Values (end of period)
      Book value                                          $     17.86     $     14.19    $     15.00      $     12.59    $     10.49
      Tangible book value                                 $     17.32     $     13.75    $     14.54      $     12.04    $      9.84
   Common Stock Data
      High stock price                                    $     34.50     $     30.00    $     32.20      $     27.86    $     18.14
      Low stock price                                     $     22.00     $     21.75    $     23.90      $     16.94    $      7.20
      Closing stock price                                 $     32.00     $     22.00    $     25.13      $     25.60    $     17.20
      Trading volume                                       22,399,572      30,234,732     19,562,420       26,741,915     10,667,309
      Number of stockholders (end of period)                    9,951           9,359          9,360            8,470          8,726
   Average Shares Outstanding (in thousands)
      Primary                                                  37,898          37,754         37,569           35,166         33,246
      Fully diluted                                            40,715          40,548         43,562           41,005         33,246

   Number of Employees (end of period)                          4,211           4,376          4,373            3,960          3,624
-----------------------------------------------------------------------------------------------------------------------------------

(F1) Net of unearned income.
(F2) Periods prior to 1991 have not been restated for the 1995 poolings-of-interests with Peoples and Lakeside since the effect would be immaterial.



                                Years Ended December 31 (F2)                                       Growth Rates

        1990          1989         1988           1987         1986          1985            Five-Year      Ten-Year

    $5,282,064    $4,959,469    $4,581,773    $4,230,490   $4,295,191    $3,505,317            9.04 %         8.79%
     4,852,542     4,390,862     4,064,357     3,739,372    3,783,917     3,054,421            8.99 %         9.35%
     2,914,691     2,704,734     2,507,015     2,307,142    2,319,686     1,876,350            9.28 %         9.24%
     1,471,977     1,208,199     1,118,104       919,976      907,895       731,191           13.98 %        14.50%
     4,268,772     4,007,804     3,687,645     3,343,401    3,365,961     2,705,720            9.44 %         9.50%
       111,359       112,365       113,965       111,040      115,336        67,641           (4.23)%         2.87%
       287,657       277,204       266,073       260,205      266,825       245,641           19.04 %        10.84%


    $  486,453    $  466,396    $  368,945    $  351,353   $  373,356    $  338,810            4.23 %         5.85%
       199,192       184,126       173,510       160,359      156,724       140,146           11.90 %         9.37%
       208,722       194,037       184,246       175,246      179,281       162,333           10.85 %         7.96%
        53,100        33,648        33,126        28,992       48,606        19,856             N/A            N/A
        86,985        76,850        71,049        63,839       58,622        48,403           11.70 %        12.07%
            55          (875)         (941)        1,367          496         1,165             N/A            N/A
       198,874       186,557       176,677       168,536      175,462       141,091           11.14 %         9.10%
        26,725        30,917        26,434        22,868        5,919        27,850           25.55 %        11.59%
        26,761        30,339        25,813        23,688        6,187        28,479           23.20 %        10.31%


           .51%          .61%          .56%          .56%         .14%          .81%
          9.30%        10.94%         9.70%         9.10%        2.32%        11.59%
          9.22%        10.96%         9.60%         8.92%        1.34%        11.54%
           .51%          .62%          .58%          .54%         .14%          .79%
          9.29%        11.15%         9.93%         8.79%        2.22%        11.34%
          9.20%        11.19%         9.85%         8.57%        1.23%        11.27%
          4.30%         4.42%         4.53%         4.69%        4.74%         5.31%
         67.25%        68.87%        69.21%        70.49%       73.75%        66.95%
          2.31%         2.50%         2.60%         2.80%        3.09%         3.03%
         68.28%        67.49%        67.98%        69.01%       68.92%        69.35%
          2.31%         1.84%         1.98%         2.02%        2.02%         1.86%
          4.18%         3.39%         4.19%         4.26%        4.70%         3.52%
         82.73%       121.23%        66.08%        58.65%       49.20%        58.01%
          5.17%         5.26%         5.46%         5.82%        5.79%         5.92%
          4.84%         5.19%         5.27%         5.53%        5.33%         6.17%



    $      .81    $      .90    $      .76    $      .69   $      .11    $      .90           18.47 %         7.70%
    $      .81    $      .92    $      .78    $      .66   $      .10    $      .88           18.21 %         7.59%
    $      .81    $      .90    $      .76    $      .69   $      .11    $      .90           20.87 %         9.16%
    $      .81    $      .92    $      .78    $      .66   $      .10    $      .88           20.41 %         8.95%

    $      .64    $      .64    $      .64    $      .64   $      .64    $      .64           14.33 %         6.92%
         79.01%        71.11%        84.21%        92.75%      581.82%        71.11%

    $     9.34    $      9.75   $     9.28    $     8.98   $     8.90    $     9.33
    $     8.58    $      8.94   $     8.46    $     7.97   $     7.69    $     7.93

    $    12.54    $     12.74   $    10.54    $    10.80   $    13.60    $    15.60
    $     6.66    $      9.27   $     7.86    $     7.40   $     7.40    $    11.06
    $     7.46    $     12.40   $     9.74    $     8.00   $     7.86    $    11.74
     5,968,360      3,651,604    4,173,330     4,674,623    8,045,740     4,676,329
         8,972          8,491        8,505         8,732        8,438         8,667

        31,035         30,810       30,597        30,552       30,510        30,487
        31,035         30,810       30,597        30,552       30,510        30,487

         3,114          3,100        2,888         2,861        2,905         3,239




                            SELECTED QUARTERLY DATA

(dollars in thousands except per share data)                                               1995 Quarters
---------------------------------------------------------------------------------------------------------------------------

                                                                     4th           3rd           2nd           1st
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                             $   86,086    $   87,039    $   85,959   $   84,260
Provision for loan losses                                           19,808         4,659         2,971        3,162
Other income (exclusive of securities transactions)                 38,674        40,522        37,088       34,995
Securities transactions                                              1,868             5            36      (13,322)
Operating expense                                                   95,635        81,043        79,624       80,902
Income tax expense                                                   4,268        14,493        13,317        7,377
---------------------------------------------------------------------------------------------------------------------------
Net income                                                           6,917        27,371        27,171       14,492
Preferred dividend requirements                                      1,066         1,086         1,086        1,087
---------------------------------------------------------------------------------------------------------------------------
Income applicable to common shares                              $    5,851    $   26,285    $   26,085   $   13,405
---------------------------------------------------------------------------------------------------------------------------
Per common share data
   Primary                                                      $      .15    $      .69    $      .69   $      .36
   Fully diluted                                                $      .15    $      .66    $      .66   $      .36
   Dividends                                                    $      .35    $      .30    $      .30   $      .30
Common stock data(F1)
   High stock price                                             $    33.75    $    34.50    $    29.75   $    27.25
   Low stock price                                              $    30.63    $    29.25    $    24.00   $    22.00
   Closing stock price                                          $    32.00    $    31.50    $    29.50   $    25.00
   Trading volume                                                5,046,101     6,815,541     4,711,340    5,826,590
---------------------------------------------------------------------------------------------------------------------------


                                                                                          1994 Quarters
---------------------------------------------------------------------------------------------------------------------------

                                                                     4th           3rd            2nd          1st
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                             $   83,905    $   81,879    $   78,455   $    79,266
Provision for loan losses                                             (829)       (2,175)       (4,407)       (3,007)
Other income (exclusive of securities transactions)                 34,686        33,051        33,409        33,502
Securities transactions                                            (18,326)      (19,603)       (6,797)        1,265
Operating expense                                                   84,582        75,893        74,320        71,516
Income tax expense                                                   5,376         6,840        11,524        14,832
---------------------------------------------------------------------------------------------------------------------------
Net income                                                          11,136        14,769        23,630        30,692
Preferred dividend requirements                                      1,086         1,087         1,087         1,087
---------------------------------------------------------------------------------------------------------------------------
Income applicable to common shares                              $   10,050    $   13,682    $   22,543   $    29,605
---------------------------------------------------------------------------------------------------------------------------
Per common share data
   Primary                                                      $      .27    $      .36    $      .60   $       .78
   Fully diluted                                                $      .27    $      .36    $      .58   $       .74
   Dividends                                                    $      .30    $      .30    $      .25   $       .25
Common stock data(a)
   High stock price                                             $    26.76    $    28.75    $    30.00   $     28.50
   Low stock price                                              $    21.75    $    25.75    $    23.50   $     24.00
   Closing stock price                                          $    22.00    $    26.75    $    28.25   $     24.00
   Trading volume                                                5,723,897     4,857,105     7,313,633    12,340,097
---------------------------------------------------------------------------------------------------------------------------

(F1) Common and preferred stocks are traded in the over-the-counter market and are listed on the NASDAQ Stock Market. All closing prices represent closing sales prices as reported on the NASDAQ Stock Market.

                          CONSOLIDATED BALANCE SHEETS

(dollars in thousands)                                                                                   December 31
---------------------------------------------------------------------------------------------------------------------------

                                                                                                     1995           1994
---------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                                        $  497,268    $  472,142
   Interest-bearing deposits in other banks                                                              788         4,330
   Securities:
      Held to maturity (fair value $144,776)                                                               -       150,713
      Available for sale, at fair value                                                            2,599,767     2,582,348
   Trading account securities                                                                         19,630         8,970
   Federal funds sold and securities purchased under resale agreements                                33,900       156,030
   Loans and leases, net of unearned income of $7,070 and $17,472, respectively                    5,122,726     4,129,239
      Allowance for loan losses                                                                      (75,845)      (71,052)
---------------------------------------------------------------------------------------------------------------------------
         Net loans and leases                                                                      5,046,881     4,058,187
---------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                                            165,813       153,339
   Accrued interest receivable                                                                        95,787        71,219
   Other assets                                                                                       70,973       309,262
---------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                             $8,530,807    $7,966,540
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES
   Noninterest-bearing deposits                                                                   $1,481,795    $1,471,925
   Interest-bearing deposits                                                                       5,472,606     5,225,475
---------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                            6,954,401     6,697,400
---------------------------------------------------------------------------------------------------------------------------
   Short-term borrowings                                                                             635,728       500,568
   Accrued interest payable                                                                           41,952        25,684
   Accounts payable and other accrued liabilities                                                     77,331        59,184
   Long-term debt                                                                                     88,346        90,145
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                         7,797,758     7,372,981
---------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
   Preferred stock,  5,000,000 shares  authorized  Series 1992, 7.25% cumulative convertible, $25 stated value
      Issued-- 2,348,806 and 2,398,170 shares, respectively                                           58,720        59,954
   Common stock, $5 par value
      Authorized -- 100,000,000 shares
      Issued-- 38,281,519 and 37,629,195 shares, respectively                                        191,408       188,146
   Capital surplus                                                                                   125,405       112,238
   Retained earnings                                                                                 337,782       307,701
   Treasury stock-- 471,403 common shares, at cost                                                   (12,727)            -
   Unearned restricted stock compensation                                                             (1,123)         (592)
   Net unrealized gain (loss) on securities available for sale                                        33,584       (73,888)
---------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                                  733,049       593,559
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                               $8,530,807    $7,966,540
---------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

                       CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands except per share data)                                                Years Ended December 31
---------------------------------------------------------------------------------------------------------------------------

                                                                                    1995            1994            1993
---------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
   Interest and fees on loans and leases                                        $   410,039     $   320,319     $   291,751
   Interest on tax-exempt securities                                                  7,066           8,040           9,953
   Interest and dividends on taxable securities                                     176,222         172,348         177,540
   Interest on money market investments                                               5,167           6,586          12,142
----------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                         598,494         507,293         491,386
----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on deposits                                                             210,942         148,843         147,867
   Interest on short-term borrowings                                                 33,015          23,633          15,384
   Interest on long-term debt                                                        11,193          11,312          12,212
----------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                        255,150         183,788         175,463
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                 343,344         323,505         315,923
PROVISION FOR LOAN LOSSES                                                            30,600         (10,418)         (2,424)
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                 312,744         333,923         318,347
----------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
   Deposit fees and service charges                                                  59,515          55,845          55,624
   Credit card fee income                                                            34,516          30,457          27,723
   Trust fee income                                                                  17,163          15,853          13,326
   ATM fee income                                                                     8,393           5,829           2,328
   Broker/dealer revenue                                                              8,198           7,386           8,800
   Other operating revenue                                                           23,494          19,278          18,477
   Securities transactions                                                          (11,413)        (43,461)           (344)
----------------------------------------------------------------------------------------------------------------------------
      Total other income                                                            139,866          91,187         125,934
----------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE
   Salary expense                                                                   139,285         136,177         121,351
   Employee benefits                                                                 33,855          29,343          28,254
----------------------------------------------------------------------------------------------------------------------------
      Total personnel expense                                                       173,140         165,520         149,605
   Net occupancy expense                                                             22,027          20,902          20,287
   Equipment expense                                                                 26,652          20,901          17,507
   Professional fees                                                                 19,336          16,538          14,375
   FDIC insurance expense                                                             8,665          14,413          14,510
   Other operating expense                                                           87,384          68,037          65,464
----------------------------------------------------------------------------------------------------------------------------
      Total operating expense                                                       337,204         306,311         281,748
----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                                                    115,406         118,799         162,533
INCOME TAX EXPENSE                                                                   39,455          38,572          49,508
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           75,951          80,227         113,025
PREFERRED DIVIDEND REQUIREMENTS                                                       4,325           4,347           4,348
----------------------------------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO COMMON SHARES                                              $    71,626     $    75,880     $   108,677
----------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
   Primary                                                                      $      1.89     $      2.01     $      2.89
   Fully diluted                                                                $      1.87     $      1.98     $      2.75
WEIGHTED AVERAGE SHARES OUTSTANDING
   Primary                                                                       37,898,267      37,753,923      37,568,892
   Fully diluted                                                                 40,715,037      40,548,302      43,561,684
----------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                   Net
                                                                                                                Unrealized
                                                                                                    Unearned  Gain (Loss) on
                                                                                                   Restricted    Securities
                                                Preferred   Common  Capital  Retained  Treasury      Stock       Available
(dollars in thousands, except per share data)     Stock     Stock   Surplus  Earnings   Stock     Compensation    for Sale     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                     $59,991  $ 97,758  $126,358 $132,223  $      -     $   (606)   $      -   $415,724
------------------------------------------------------------------------------------------------------------------------------------
  Poolings of interests                                -    63,307   (22,033)  71,916         -            -           -    113,190
------------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1992 (Restated)         59,991   161,065   104,325  204,139         -         (606)          -    528,914
  Net income                                           -         -         -  113,025         -            -           -    113,025
  Cash dividends:
   Preferred stock ($1.8125 per share)                 -         -         -   (4,348)        -            -           -     (4,348)
   Common stock ($.85 per share)                       -         -         -  (20,985)        -            -           -    (20,985)
   Pooled acquisitions                                 -         -         -   (3,095)        -            -           -     (3,095)
  Stock split effected in the form of
   a 25% dividend                                      -    24,780         -  (24,844)        -            -           -        (64)
  Conversion of preferred stock                      (12)        2        10        -         -            -           -          -
  FANB debt conversion                                 -       329       301        -         -            -           -        630
  Exercise of stock options, net of
   shares surrendered                                  -       493       942        -         -            -           -      1,435
  Issuances to plans                                   -       727     4,312        -         -            -           -      5,039
  Restricted stock activity                            -        98       588        -         -         (211)          -        475
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                      59,979   187,494   110,478  263,892         -         (817)          -    621,026
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                           -         -         -   80,227         -            -           -     80,227
  Cash dividends:
   Preferred stock ($1.8125 per share)                 -         -         -   (4,347)        -            -           -     (4,347)
   Common stock ($1.10  per share)                     -         -         -  (28,782)        -            -           -    (28,782)
   Pooled acquisitions                                 -         -         -   (3,254)        -            -           -     (3,254)
  Conversion of preferred stock                      (25)        6        19        -         -            -           -          -
  Exercise of stock options, net of
   shares surrendered                                  -       323       558        -         -            -           -        881
  Issuances to plans                                   -       292     1,124      (35)        -            -           -      1,381
  Restricted stock activity                            -        31        59        -         -          225           -        315
  Net unrealized (loss) on
   securities available for sale                       -         -         -        -         -            -     (73,888)   (73,888)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                      59,954   188,146   112,238  307,701         -         (592)    (73,888)   593,559
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                           -         -         -   75,951         -            -           -     75,951
  Cash dividends:
   Preferred stock ($1.8125 per share)                 -         -         -   (4,325)        -            -           -     (4,325)
   Common stock ($1.25  per share)                     -         -         -  (39,611)        -            -           -    (39,611)
   Pooled acquisitions                                 -         -         -   (1,846)        -            -           -     (1,846)
  Conversion of preferred stock                   (1,234)      287       947        -         -            -           -          -
  Exercise of stock options, net of
   shares surrendered                                  -       223       583        -         -            -           -        806
  Sales to plans                                       -         -       324      (88)    1,033            -           -      1,269
  Restricted stock activity                            -       172       400        -         -         (531)          -         41
  Issuance and repurchase of 516,100
   shares in acquisition                               -     2,580    10,913        -   (13,760)           -           -       (267)
  Change in net unrealized gain (loss) on
   securities available for sale                       -         -         -        -         -            -     107,472    107,472
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                     $58,720  $191,408  $125,405 $337,782  $(12,727)     $(1,123)   $ 33,584   $733,049
------------------------------------------------------------------------------------------------------------------------------------

 The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)                                                                      Years Ended December 31
---------------------------------------------------------------------------------------------------------------------------

                                                                                       1995          1994           1993
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                        $  75,951    $    80,227  $   113,025
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                         30,600        (10,418)      (2,424)
      Depreciation and amortization                                                     23,427         18,313       15,146
      Amortization of intangibles                                                        2,870          2,296        3,140
      Deferred income tax (benefit) expense                                             (9,124)         7,580       (8,569)
      Net loss from securities transactions                                             11,413         43,461          344
      Net (gain) on loan sales                                                          (1,121)          (546)        (122)
      Gain on branch divestitures                                                       (3,054)             -            -
      (Increase) decrease in trading account securities                                (10,660)        (8,488)       1,894
      (Increase) decrease in accrued interest receivable                               (24,362)        (5,595)         520
      (Increase) decrease in other assets                                                9,612         (2,029)     (23,295)
      Increase in accrued interest payable                                              16,105          6,161          394
      Increase (decrease) in accounts payable and other accrued liabilities             18,219         (6,211)      14,898
      Other, net                                                                         1,334           (135)       1,950
---------------------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                                     141,210        124,616      116,901
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Net decrease in interest-bearing deposits in other banks                              3,542         51,092      328,264
   Proceeds from sales of securities held to maturity and held for sale                      -          3,625      506,024
   Proceeds from maturities/calls of securities held to maturity and held for sale      80,036        798,801    1,228,485
   Purchases of securities held to maturity and held for sale                          (32,879)       (19,359)  (1,948,800)
   Proceeds from sales of securities available for sale                                765,867      1,683,863            -
   Proceeds from maturities/calls of securities available for sale                     306,118        329,779            -
   Purchases of securities available for sale                                         (625,446)    (2,202,954)           -
   Net (increase) decrease in federal funds sold and
      securities purchased under resale agreements                                     126,680        (64,871)      23,070
   Proceeds from sales of loans                                                        137,888        162,891       16,230
   Net (increase) in loans                                                          (1,142,703)      (747,582)    (432,592)
   Net cash acquired (paid) in acquisitions                                              3,858         (1,194)           -
   Divestiture of branches                                                              (4,897)             -            -
   Purchases of premises and equipment                                                 (46,966)       (34,602)     (23,452)
   Proceeds from sales of foreclosed assets                                             12,161         10,080       21,405
   Other, net                                                                              485          1,839        1,578
---------------------------------------------------------------------------------------------------------------------------
         NET CASH (USED) BY INVESTING ACTIVITIES                                      (416,256)       (28,592)    (279,788)
---------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits, NOW accounts,
      money market accounts and savings accounts                                       (30,543)      (125,827)     116,283
   Net increase (decrease) in time deposits                                            250,928        282,987     (105,798)
   Net increase (decrease) in short-term borrowings                                    135,235       (200,396)     198,630
   Payments on long-term debt                                                           (1,874)        (2,462)     (13,193)
   Proceeds from sales of common stock                                                     825          1,840        5,385
   Cash dividends                                                                      (41,672)       (33,835)     (26,972)
   Treasury stock acquired, net of sales                                               (12,727)             -            -
   Other, net                                                                                -            131            -
---------------------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                              300,172        (77,562)     174,335
---------------------------------------------------------------------------------------------------------------------------
         INCREASE IN CASH AND CASH EQUIVALENTS                                          25,126         18,462       11,448
         CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                472,142        453,680      442,232
---------------------------------------------------------------------------------------------------------------------------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   497,268      $ 472,142    $ 453,680
---------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1
Business, Summary of Significant Accounting
Policies and Recent Pronouncements
Business

     First Commerce Corporation (FCC) is a multi-bank holding company headquartered in New Orleans, Louisiana. Through its six banks (collectively "the Banks") located in Louisiana, FCC offers complete banking and related financial services to commercial and consumer customers in the Gulf South, primarily Louisiana and southern Mississippi. The Banks account for substantially all of the assets and net income of FCC. FCC and the Banks are subject to the regulation and supervision of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Summary of Significant Accounting Policies

Use of Estimates

     The accounting and reporting policies of FCC and its subsidiaries conform with generally accepted accounting principles and with general practices within the financial services industry. In preparing the consolidated financial statements, FCC is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Presentation

     The consolidated financial statements include the accounts of FCC and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Prior year financial statements have been restated to include the accounts of business combinations accounted for as poolings-of-interests, unless immaterial. Business combinations accounted for as purchases are included from the respective dates of acquisition. Certain prior years' amounts have been reclassified to conform with current year financial statement presentation.

Securities

        Securities are classified as either trading, held to maturity or available for sale. Management determines the classification of securities when they are purchased and reevaluates this classification periodically.

        Trading account securities are bought and held principally for resale in the near term. They are carried at fair value with realized and unrealized gains or losses reflected in other operating revenue. Interest and dividend income on trading account securities is included in interest income on money market investments.

        Securities which FCC has the ability and positive intent to hold to maturity are classified as securities held to maturity. They are stated at amortized cost.

        Securities which may be sold in response to changes in interest rates, liquidity needs or asset/liability management strategies are classified as securities available for sale. These securities are carried at fair value, with net unrealized gains or losses excluded from earnings and shown as a separate component of stockholders' equity, net of the related tax effect.

     Realized gains and losses on securities either held to maturity or available for sale are computed based on the specific identification method and are reported as a separate component of other income. Amortization of premium and accretion of discount are computed using the interest method.

Loans

     Loans are stated at the principal amounts outstanding net of unearned income. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination fees and costs are deferred and amortized as an adjustment to the related loan yield. For commercial and consumer loans, the amortization period is the actual life of the loans; for residential mortgage loans, it is the expected average life of the loan. Loan origination costs on credit card loans are not deferred due to the immaterial effect on the financial statements. Annual credit card fees are recognized on a straight-line basis over the related twelve-month period.

Nonperforming Loans

        Nonperforming loans consist of nonaccrual loans and restructured loans. Loans past due 90 days or more are considered to be performing until placed on nonaccrual status. Loans are placed on nonaccrual status when, in the opinion of management, there is sufficient uncertainty as to timely collection of interest or principal. Any accrued interest is usually reversed when a loan is placed on nonaccrual status. Generally, any payments received on nonaccrual loans are first applied to reduce outstanding principal amounts. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured. Delinquent credit card loans are charged-off within 180 days.

     Effective  January 1, 1995,  FCC adopted the  provisions  of  Statement  of
Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These standards require the measurement of impairment on certain loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the loan's collateral, if the loan is collateral dependent. Adoption of these standards did not have a material impact on the consolidated financial statements.

Allowance for Loan Losses

     The allowance for loan losses represents management's best estimate of potential losses in the loan portfolio. This estimate is based on an ongoing evaluation of the portfolio. Factors considered include significant changes in the character of the portfolio, loan concentrations, current year charge-offs, historic charge-off ratios, trends in portfolio volumes, delinquencies, nonaccruals and economic conditions. Ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in current operations.

Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, and over the shorter of the lease terms or the estimated lives of leasehold improvements. Additions to premises and equipment and major replacements or improvements are capitalized. Gains and losses on dispositions, maintenance, repairs and minor replacements are reflected in current operations.

Foreclosed Assets

     Foreclosed assets, which include unused bank premises, are reported in other assets and are recorded at estimated fair value, less estimated selling costs. At foreclosure, the reduction of the carrying amount to fair value is charged to the allowance for loan losses. Any subsequent writedowns and revenues and expenses associated with foreclosed assets prior to sale are included in nonperforming assets expense.

Intangible Assets

     The unamortized cost of intangible assets is included in other assets. Goodwill, the excess of cost over net assets of acquired subsidiaries, is amortized on a straight-line basis over periods ranging from 5 to 20 years. Other intangible assets, such as premiums on purchased loans and deposits, are amortized using the straight-line method over the periods benefited.

Income Taxes

        FCC and its subsidiaries file a consolidated federal income tax return. FCC accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are based on the temporary differences between the financial reporting basis and tax basis of FCC's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Interest Rate Contracts

     FCC uses interest rate swaps and option based instruments such as caps, collars and floors to manage its interest rate exposure. These interest rate contracts are typically entered into as hedges against interest rate risk on specific assets and liabilities. Revenues or expenses on interest rate contracts are recognized over the lives of the agreements as adjustments to interest income or expense of the asset or liability hedged. Related fees and any premiums paid or received are deferred and amortized over the lives of the agreements. Any realized gains and losses resulting from early termination of interest rate contracts are deferred and amortized to the earlier of the maturity date of the hedged asset or liability, or the original expiration date of the contract. If the asset or liability being hedged is disposed of, any unrealized or deferred gain or loss on the related interest rate contract is included in determining the gain or loss from the disposition. Interest rate contracts not qualifying for deferral accounting are recorded at fair value. Any changes in the fair value are recognized in other income.

Earnings Per Common Share

        Primary earnings per share is computed by dividing income applicable to common shares (net income less preferred stock dividends) by the weighted average number of common shares outstanding plus any dilutive common stock equivalents. Fully diluted earnings per share is computed using average common shares outstanding and equivalents. Common stock equivalents are increased by the assumed conversion of convertible debentures and preferred stock into common stock as of the beginning of the period, unless antidilutive. Income for fully diluted earnings per share is adjusted for interest expense related to the debentures, net of the related income tax effect, and preferred stock dividends.

Statements of Cash Flows

        FCC considers only cash on hand and noninterest-bearing amounts due from banks to be cash equivalents.

Other

        Assets held by the Banks in fiduciary capacities are not assets of the Banks and are not included in the consolidated balance sheets. Generally, certain minor sources of income are recorded on a cash basis, which does not differ materially from the accrual basis.

Recent Pronouncements

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Additionally, long-lived assets and certain identifiable intangible assets to be disposed of are required to be reported at the lower of carrying amount or fair value, less selling costs. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the consolidated financial statements.

        The FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65" in May 1995. SFAS No. 122 provides guidance for recognition of mortgage servicing rights (MSRs) as an asset when mortgage loans are sold or securitized with servicing rights retained. This statement also requires that MSRs be assessed for impairment based on their fair value. SFAS No. 122 is to be applied prospectively in fiscal years beginning after December 15, 1995. Adoption of this statement will not have a material impact on the consolidated financial statements.

        In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement provides accounting and reporting standards for stock-based employee compensation plans and also applies to equity instruments issued to acquire goods and services from nonemployees. SFAS No. 123 defines a fair value based method of accounting for employee stock options or similar equity instruments. Entities may either adopt that accounting method or may elect to continue the accounting treatment outlined in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to continue following Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value based method had been adopted. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. FCC expects to continue following Opinion No. 25; adoption of this statement will not have a material impact on the consolidated financial statements.

NOTE 2
Acquisitions

     During 1995 FCC acquired five Louisiana financial institutions. FCC's acquisitions of First Bancshares, Inc. (First), Lakeside Bancshares, Inc. (Lakeside), Peoples Bancshares, Inc. (Peoples) and Central Corporation (Central) were accounted for as poolings-of-interests. The acquisition of City Bancorp, Inc. (City) was accounted for as a purchase. The following table shows the merger date and number of FCC common shares issued for each of the pooled companies:


                                        Assets
                                      Acquired
                      Date           (millions)     Shares
--------------------------------------------------------------------------------
First          February 17, 1995        $246      2,705,537
Lakeside          August 3, 1995        $130        984,021
Peoples          October 2, 1995        $172        956,184
Central         October 20, 1995        $830      6,790,939
--------------------------------------------------------------------------------




        FCC acquired City on February 17, 1995 in exchange for 516,100 shares of FCC common stock. FCC repurchased an equal number of shares of its common stock. City's assets were $79 million at December 31, 1994. The results of operations of City, which are not material, are included in the financial statements from the acquisition date.

     FCC's consolidated financial statements have been restated to give effect to the four poolings-of-interests occurring in 1995. The following components of the results of operations have been restated for 1994 and 1993 as follows (in thousands, except per share amounts):



                                     FCC As
                               Originally Reported    FCC Restated
--------------------------------------------------------------------------------
                                 1994      1993      1994      1993
--------------------------------------------------------------------------------
Net interest income           $256,261  $250,010  $323,505   $315,923
Other income                  $ 66,885  $102,421  $ 91,187   $125,934
Net income                    $ 63,684  $ 95,214  $ 80,227   $113,025
Earnings per common share
  Primary                     $   2.25  $   3.48  $   2.01   $   2.89
  Fully diluted               $   2.19  $   3.18  $   1.98   $   2.75
--------------------------------------------------------------------------------




        FCC's operating expenses for 1995 include $22.2 million in pretax merger-related expenses. The majority of these expenses related to the retirement of excess facilities and equipment, severance costs, expenses incurred to complete the mergers, and conversion of customer accounts. Additionally, other income reflects a pretax $3.1 million premium on the divestiture of two Lakeside branches.

        On October 5, 1994, FCC acquired Wolcott Mortgage Group, Inc. (Wolcott), a mortgage company which originates and sells residential mortgages. The acquisition was accounted for as a purchase.

        Effective January 1, 1994, FCC acquired First Acadiana National Bancshares, Inc. (FANB) in exchange for 1,290,145 shares of FCC common stock. The acquisition was accounted for as a pooling-of-interests. All 1993 financial information reported reflects the pooling-of-interests with FANB. Financial information prior to 1993 was not restated since the effect would be immaterial.

NOTE 3

Restrictions on Cash and Due from Banks

        The Banks are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. Average balances maintained for such purposes were $50,426,000 and $81,566,000 during 1995 and 1994, respectively.

NOTE 4

Securities Held to Maturity

        During the fourth quarter of 1995, the FASB permitted a one-time opportunity for institutions to reassess the classification of all securities and, if appropriate, move securities out of the held to maturity category without calling into question the intent to hold other debt securities to maturity in the future. As a result, FCC reclassified $58.1 million of securities with a net unrealized gain of $529,000 from held to maturity to available for sale.

        An analysis of securities held to maturity as of December 31, 1994 follows (in thousands):



                                 Amortized  Unrealized Unrealized  Fair
                                   Cost        Gains    (Losses)   Value
--------------------------------------------------------------------------------
December 31, 1994
--------------------------------------------------------------------------------
U. S. Treasury
  securities                     $ 45,834      $  -    $(2,521)   $43,313
Obligations of
  U.S. agencies
  and corporations
   Mortgage-backed
     securities                       779        25          -        804
   Notes                           66,740         -     (3,102)    63,638
Obligations of states
  and political subdivisions       11,285       115       (136)    11,264
Other debt securities              16,828         1       (319)    16,510
Equity securities                   9,247         -          -      9,247
--------------------------------------------------------------------------------
   Total securities
     held to maturity            $150,713      $141    $(6,078)  $144,776
--------------------------------------------------------------------------------



NOTE 5

Securities Available for Sale

        An analysis of securities available for sale follows (in thousands):

                             Amortized  Unrealized  Unrealized    Fair
                               Cost        Gains     (Losses)     Value
--------------------------------------------------------------------------------
December 31, 1995
--------------------------------------------------------------------------------
U. S. Treasury
  securities               $1,481,963    $32,153   $     (104)  $1,514,012
Obligations of U. S.
  agencies and
  corporations
   Mortgage-backed
     securities               901,934      5,442       (4,776)     902,600
   Notes                       33,720      1,487            -       35,207
Obligations of states
  and political
  subdivisions                 91,592     11,778          (25)     103,345
Other debt securities          12,069         99           (8)      12,160
Equity securities              26,822      5,621            -       32,443
-------------------------------------------------------------------------------
   Total securities
     available
     for sale              $2,548,100    $56,580   $   (4,913)  $2,599,767
-------------------------------------------------------------------------------
December 31, 1994
-------------------------------------------------------------------------------
U. S. Treasury
  securities               $1,334,282    $   167   $  (32,761)  $1,301,688
Obligations of U. S.
  agencies and
  corporations
   Mortgage-backed
     securities             1,125,907        215      (85,381)   1,040,741
   Notes                      118,063          4         (387)     117,680
Obligations of states
  and political
  subdivisions                 97,083      6,896       (1,792)     102,187
Other debt securities           6,922          -           (5)       6,917
Equity securities              13,717          -         (582)      13,135
--------------------------------------------------------------------------------
   Total securities
     available
     for sale              $2,695,974    $ 7,282   $ (120,908)  $2,582,348
--------------------------------------------------------------------------------

        The amortized cost and fair value of securities available for sale by maturity are shown below (in thousands):



                                      Amortized     Fair
                                        Cost        Value
--------------------------------------------------------------------------------
December 31, 1995
--------------------------------------------------------------------------------
Within one year                      $  380,889  $  381,490
One to five years                     1,264,788   1,299,721
Five to ten years                        45,503      47,983
After ten years                         856,920     870,573
--------------------------------------------------------------------------------
   Total securities
     available for sale              $2,548,100  $2,599,767
--------------------------------------------------------------------------------




        Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. Maturities of mortgage-backed securities are classified by contractual maturity dates.

        Gross gains of $3.1 million and $3.2 million and gross losses of $14.0 million and $46.1 million were realized on sales and calls of securities available for sale in 1995 and 1994, respectively.

     Securities with carrying values of $1.39 billion and $1.09 billion at December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits, and for other purposes.

NOTE 6

Loans and Leases

        The composition of loans and leases follows (in thousands):


                                           December 31
-----------------------------------------------------------------------
                                    1995                 1994
-----------------------------------------------------------------------
Residential mortgages   $   975,331      19.01%   $ 753,127     18.16%
Automobile                  790,318      15.41      658,684     15.89
Education                   331,825       6.47      239,319      5.77
Other loans
  to individuals            313,022       6.10      263,243      6.35
-----------------------------------------------------------------------
   Loans to
     individuals          2,410,496      46.99    1,914,373     46.17
-----------------------------------------------------------------------
Services                    263,731       5.14      229,091      5.53
Manufacturing               131,491       2.56       76,018      1.83
Wholesale trade             119,450       2.33       80,059      1.93
Mining                      106,482       2.08      104,041      2.50
Other commercial,
  financial and
  agricultural loans        399,323       7.78      333,624      8.05
---------------------------------------------------------------------
   Commercial,
     financial and
     agricultural loans   1,020,477      19.89      822,833     19.84
---------------------------------------------------------------------
Commercial
  real estate               769,019      14.99      656,294     15.82
Construction and
  land development          146,640       2.86       71,213      1.72
Other real estate loans      52,032       1.01       48,022      1.16
---------------------------------------------------------------------
   Real estate loans        967,691      18.86      775,529     18.70
---------------------------------------------------------------------
Credit card loans           617,824      12.05      509,076     12.28
Other loans and leases      113,308       2.21      124,900      3.01
Unearned income              (7,070)         -      (17,472)     -
---------------------------------------------------------------------
Loans and leases,
  net of unearned
  income                 $5,122,726     100.00%  $4,129,239    100.00%
---------------------------------------------------------------------

        In the ordinary course of business, the Banks make loans to directors and executive officers of FCC and its subsidiaries and to their associates. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risks of collectibility. An analysis of changes in such loans during 1995 follows (in thousands):


---------------------------------------------------------------------
                                                              1995
---------------------------------------------------------------------
Beginning balance                                          $ 137,972
Additions                                                    176,316
Repayments                                                  (206,547)
Increase due to change in related parties                     10,060
---------------------------------------------------------------------
Ending balance                                             $ 117,801
---------------------------------------------------------------------


NOTE 7

Allowance for Loan Losses

        A summary analysis of changes in the allowance for loan losses follows (in thousands):


                                  Years Ended December 31
---------------------------------------------------------------------
                                 1995      1994      1993
---------------------------------------------------------------------
Balance at beginning of year   $ 71,052  $ 85,604 $ 96,658
Allowance acquired
  in bank purchases               1,142         -        -
Provision charged to expense     30,600   (10,418)  (2,424)
  Loans and leases charged
   to the allowance             (37,960)  (16,239) (20,545)
  Recoveries on loans and
   leases previously charged
   to the allowance              11,011    12,105   11,915
---------------------------------------------------------------------
   Net charge-offs              (26,949)   (4,134)  (8,630)
---------------------------------------------------------------------
Balance at end of year         $ 75,845  $ 71,052  $85,604
---------------------------------------------------------------------



NOTE 8

Nonperforming Loans and Foreclosed Assets

        The following is a summary of nonperforming loans and foreclosed assets (in thousands):


                                             December 31
---------------------------------------------------------------------
                                           1995      1994
---------------------------------------------------------------------
Nonaccrual loans                         $53,361   $15,823
---------------------------------------------------------------------
Foreclosed assets
  Other real estate                     $  6,671   $12,062
  Other foreclosed assets                    532       151
  Allowance for losses on foreclosed
    assets                                  (733)   (3,898)
---------------------------------------------------------------------
Total foreclosed assets                 $  6,470   $ 8,315
---------------------------------------------------------------------


        The amount of interest income that would have been recorded on nonperforming loans if they had been classified as performing was $6,534,000 in 1995, $2,016,000 in 1994 and $5,066,000 in 1993. Interest income recognized on nonperforming  loans was  $3,125,000,  $306,000 and $248,000 for 1995,  1994 and
1993, respectively. Additionally, interest of $1,404,000 was recovered on loans previously on nonaccrual, but not on nonaccrual status in 1995.
        The activity in the allowance for losses on foreclosed assets was as follows (in thousands):



                                  Years Ended December 31
---------------------------------------------------------------------
                                1995      1994       1993
---------------------------------------------------------------------
Balance at beginning of year  $ 3,898   $  5,918    $9,120
Allowance provisions              538        678     2,958
Sales and dispositions         (3,703)    (2,698)   (6,160)
---------------------------------------------------------------------
   Net change                  (3,165)    (2,020)   (3,202)
---------------------------------------------------------------------
Balance at end of year        $   733   $  3,898   $ 5,918
---------------------------------------------------------------------


        A loan is considered to be impaired when, based on current information and events, it is probable that FCC will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are carried on nonaccrual status. As of December 31, 1995, loans considered to be impaired under SFAS No. 114 totaled $49.0 million, of which $18.1 million required a total impairment allowance of $4.7 million. The remaining $30.9 million of impaired loans do not require an allowance under the provisions of SFAS No. 114. During 1995, impaired loans averaged $28.3 million. Generally, any interest payments received on impaired loans are first applied to reduce outstanding principal amounts. Interest income recognized on impaired loans was $3,008,000 for 1995.

NOTE 9

Premises and Equipment

        An analysis of premises and equipment by asset classification follows (in thousands):

                                            December 31
---------------------------------------------------------------------
                                        1995         1994
---------------------------------------------------------------------
Land                                 $  25,734   $  27,736
Buildings                               96,261      96,872
Leasehold improvements                  25,124      23,104
Furniture, fixtures and equipment      145,998     122,020
Capitalized leased equipment             1,994       1,801
Construction in progress                13,798      10,435
---------------------------------------------------------------------
                                       308,909     281,968
Accumulated depreciation
  and amortization                    (143,096)   (128,629)
---------------------------------------------------------------------
                                     $ 165,813   $ 153,339
---------------------------------------------------------------------


        At December 31, 1995, the Banks and a service subsidiary were obligated under a number of noncancelable operating leases. Certain of the leases have escalation clauses and renewal options. Total rental expense, net of immaterial sublease rentals, was $7,524,000, $7,369,000 and $7,415,000 for 1995, 1994 and
1993, respectively.
        As of December 31, 1995, the future minimum rentals under noncancelable operating leases having an initial lease term in excess of one year were as follows (in thousands):



---------------------------------------------------------------------
1996                                                $ 8,149
1997                                                  6,665
1998                                                  6,119
1999                                                  5,736
2000                                                  5,242
Later years                                          49,699
---------------------------------------------------------------------
                                                    $81,610
---------------------------------------------------------------------


NOTE 10

Short-Term Borrowings

        An analysis of short-term borrowings follows (in thousands):


                                            December 31
---------------------------------------------------------------------
                                         1995        1994
---------------------------------------------------------------------
Federal funds purchased
  and securities sold under
  agreements to repurchase             $450,300    $490,830
Other short-term borrowings             185,428       9,738
---------------------------------------------------------------------
   Total                               $635,728    $500,568
---------------------------------------------------------------------


        Information regarding federal funds purchased and securities sold under agreements to repurchase follows (dollars in thousands):




                                          December 31
---------------------------------------------------------------------
                                      1995         1994
---------------------------------------------------------------------
Average interest rate
  on December 31                        5.15%        5.27%
---------------------------------------------------------------------
Year-to-date averages
  Interest rate                         5.92%        4.03%
  Balance                           $458,212     $580,585
---------------------------------------------------------------------
Maximum amount outstanding
  at any month-end during
  the year                          $628,754     $655,815
---------------------------------------------------------------------


        FCC maintains lines of credit with several large banks, totaling $55 million at December 31, 1995, to support the issuance of commercial paper and pays fees to maintain these lines. No lines of credit were in use at December 31, 1995, 1994 or 1993.

NOTE 11
Long-Term Debt

        Long-term debt consisted of (in thousands):


                                              December 31
---------------------------------------------------------------------
                                            1995     1994
---------------------------------------------------------------------
First Commerce Corporation
  12 3/4% convertible debentures,
   due in December 2000; unsecured (a)
     Series A                              $26,846 $26,846
     Series B                               56,012  56,492
---------------------------------------------------------------------
                                            82,858  83,338
---------------------------------------------------------------------
Subsidiaries
  9% mortgage note payable, due in
   installments, balance due
   in November 1996                          5,212   5,295
  Obligations under capitalized leases, due
   in installments through August 2003         276     999
  Other                                          -     513
---------------------------------------------------------------------
     Total long-term debt                  $88,346 $90,145
---------------------------------------------------------------------
(a) At December 31, 1995, approximately $14,102,000 was held by directors and executive officers of FCC.

   Annual principal repayment requirements for the years 1996 through 2000 are as follows (in thousands):

                             Parent  Subsidiaries    Total
---------------------------------------------------------------------
1996                        $     -     $5,236    $  5,236
1997                              -         27          27
1998                              -         30          30
1999                              -         33          33
2000                        $82,858     $   37    $ 82,895
---------------------------------------------------------------------


        FCC is required to redeem Series B Debentures at the principal amount upon the death of the original holder; Series A Debentures allow redemption upon the death of the original holder at the option of the holder's estate. At the option of the holder, each of the Series A or B Debentures may be converted into FCC common stock at the conversion price of $26.67 principal amount for one share of stock.
        Total cash payments for interest expense on long-term debt, short-term borrowings and deposits were $238,882,000, $177,803,000 and $175,070,000 in
1995, 1994 and 1993, respectively.

NOTE 12

Employee Benefit Plans

        Retirement Plan - FCC maintains a defined benefit pension plan covering substantially all employees who have attained age 21 and completed one year of employment. Benefits are based on years of service and the employee's highest five years of defined compensation during the last 10 years of service. FCC's funding policy is to contribute annually the maximum that can be deducted for federal income tax purposes.
        FCC also maintains a nonqualified restoration plan for certain officers whose defined benefits under the qualified pension plan exceed limits imposed by federal tax law.
        The following table sets forth the plans' funded status (in thousands):


                                             December 31
---------------------------------------------------------------------
                                          1995       1994
---------------------------------------------------------------------
Projected benefit obligation
  Vested benefits                     $  (75,582) $(58,340)
  Nonvested benefits                      (2,369)   (2,014)
---------------------------------------------------------------------
  Accumulated benefit obligation         (77,951)  (60,354)
  Effect of projected future
   compensation levels                   (28,996)  (19,806)
---------------------------------------------------------------------
Projected benefit obligation            (106,947)  (80,160)
Plan assets at fair value                 84,843    72,657
---------------------------------------------------------------------
Projected benefit obligation in excess
  of plan assets                         (22,104)   (7,503)
Unrecognized net loss due to
  past experience different from
  assumptions made                        16,591     4,797
Unrecognized prior service cost              457       655
Unrecognized net assets being recognized
  over 15 years                           (3,945)   (4,698)
---------------------------------------------------------------------
Unfunded accrued pension cost included
  in other accrued liabilities        $   (9,001)$  (6,749)
---------------------------------------------------------------------

        The plans' assets at December 31, 1995, consisted primarily of U.S. government securities, corporate bonds and common stocks.
        Net  periodic  pension  cost  included  the  following   components
(in thousands):



                                    Years Ended December 31
---------------------------------------------------------------------
                                   1995     1994     1993
---------------------------------------------------------------------
Service cost-benefits earned
  during the period            $   3,591  $ 3,852  $ 2,937
Interest cost on projected
  benefit obligation               5,946    5,527    4,986
Loss (return) on plan assets     (14,383)   1,255   (6,296)
Other components, net              8,056   (8,185)    (534)
---------------------------------------------------------------------
  Net periodic pension cost    $   3,210  $ 2,449  $ 1,093
---------------------------------------------------------------------


        In determining the plans' funded status, the weighted average discount rate assumed was 6.5% at December 31, 1995, 7.5% at December 31, 1994 and 7% at December 31, 1993. The rate of increase in future salary levels was 5.5% in each of the three years. The expected long-term rate of return on assets was 8% in 1995, and 8.5% in 1994 and 1993.
        Tax-Deferred Savings Plan - Substantially all of FCC's full-time employees are covered under a tax-deferred savings plan. Employees may voluntarily contribute up to a maximum of 15% of eligible compensation, with the limit depending upon salary level. FCC matches 50% of each employees contribution up to a maximum employer contribution of 2 1\2% of eligible compensation. Matching contributions are in the form of FCC common stock and are vested at 25% per year with full vesting after four years. Employer contributions were $2,357,000, $2,040,000 and $2,075,000 in 1995, 1994 and 1993,
respectively.
        Prior to acquisition by FCC, Central and Lakeside maintained employee stock ownership plans (ESOPs). Company contributions to the ESOPs have been discontinued and the plans are being terminated. Upon termination, the assets of the Central ESOP will be distributed to the participants; the Lakeside ESOP will be combined with FCC's tax-deferred savings plan. Company contributions relating to the ESOPs were $800,000, $970,000 and $875,000 in 1995, 1994 and 1993, respectively.
        Postretirement and Postemployment Benefits - FCC provides medical and life insurance coverage for specified groups of employees who retired in prior years. Postemployment benefits have also been provided to specified groups of former or inactive employees subsequent to their employment but before retirement. Given the current structure of FCC's postretirement and postemployment benefit programs, these programs do not have a material impact on the financial condition or results of operations of FCC.

NOTE 13

Stockholders' Equity

        As disclosed in Note 2, 11,436,681 and 1,290,145 shares of FCC common stock, net of shares reacquired, were issued for various acquisitions during 1995 and 1994, respectively.
        Each share of FCC's preferred stock can be converted into 1.1646 shares of common stock and provides for cumulative quarterly dividends calculated on the basis of a $25.00 stated value at 7 1\4% per annum. The preferred stock is redeemable at FCC's option, at $25.00 per share plus accrued and unpaid dividends, on or after January 1, 1997.
        FCC's stock incentive plan permits the granting of stock options, stock appreciation rights (SARs), stock awards, restricted stock and performance shares. The plan covers up to 10% of the outstanding shares of FCC common stock.
        Stock options and SARs are granted at market value at the date of grant. The Compensation Committee (Committee) determines the term of each, and the time or times during its term when it becomes exercisable. Neither may be
exercised   during  the  six-month   period immediately  following the date of
grant. SARs entitle the holder to receive, in the form of cash the increase in the fair market value of the stock from the date of grant to the date of exercise. Compensation expense is recognized in connection with SARs based on the current market value of the stock and was $3.0 million in 1995. No compensation expense was recognized in 1994 or 1993 related to SARs. There is no compensation expense recorded in connection with stock options.

        The following table summarizes the activity related to stock options and
SARs:



---------------------------------------------------------------------
                        Options                  SARs
---------------------------------------------------------------------
                  Number of      Price         Number       Price
                   Shares      Per Share     of Shares    Per Share
-----------------------------------------------------------------------
Outstanding
  Dec. 31, 1992   576,114     $ 9.13-$21.07       -         -
Granted            76,736     $28.20-$30.80       -         -
Exercised        (168,555)    $ 9.13-$21.07       -         -
Canceled           (4,245)    $10.44-$28.20       -         -
-----------------------------------------------------------------------
Outstanding
  Dec. 31, 1993   480,050     $ 9.27-$30.80       -         -
Granted            79,978     $27.50           239,935    $27.50
Exercised         (81,067)    $ 9.27-$28.20       -         -
Canceled          (19,390)    $ 9.27-$28.20     (7,569)   $27.50
-----------------------------------------------------------------------
Outstanding
  Dec. 31, 1994   459,571     $ 9.27-$30.80    232,366    $27.50
Granted           331,174     $26.25-$32.00    992,579    $26.25-$32.00
Exercised         (44,561)    $10.40-$28.20     (1,891)   $27.50
Canceled          (19,454)    $10.44-$32.00    (36,114)   $26.25-$32.00
-----------------------------------------------------------------------
Outstanding
  Dec. 31, 1995   726,730     $10.40-$32.00  1,186,940    $26.25-$32.00
-----------------------------------------------------------------------
Exercisable at
  Dec. 31, 1995   296,699                       53,625
-----------------------------------------------------------------------


        Shares of restricted stock are issued subject to risk of forfeiture during a vesting period. Restrictions related to these shares and the restriction term are determined by the Committee. Restrictions are generally related to the attainment of specified performance criteria over the restriction period. Holders of restricted stock receive dividends and have the right to vote the shares. FCC recorded ($111,000), $315,000 and $944,000 in compensation expense in 1995, 1994 and 1993, respectively, related to restricted shares. A summary of changes in restricted stock follows:


---------------------------------------------------------------------
                                           Number of Shares
---------------------------------------------------------------------
Outstanding, December 31, 1992                   98,668
Granted                                          47,814
Earned and issued unrestricted                  (82,293)
Canceled                                        (16,375)
---------------------------------------------------------------------
Outstanding, December 31, 1993                   47,814
Granted                                           9,792
Canceled                                         (3,554)
---------------------------------------------------------------------
Outstanding, December 31, 1994                   54,052
Granted                                          34,175
---------------------------------------------------------------------
Outstanding, December 31, 1995                   88,227
---------------------------------------------------------------------


        Performance shares were granted in conjunction with the 1994 and 1995 restricted stock grants, equal to 50% of restricted shares. These shares may be earned based on certain performance criteria. Recipients of performance share awards do not receive dividends or have voting rights. No compensation expense was recorded in 1995 or 1994 related to performance shares.
        At December 31, 1995, there were 1,449,023 shares reserved for issuance under the FCC Dividend and Interest Reinvestment and Stock Purchase Plan and 764,821 shares reserved for issuance under the tax-deferred savings plan.

NOTE 14

Dividend and Loan Restrictions

        The primary source of funds for the dividends paid by FCC to its stockholders is dividends from the Banks. The payment of dividends by national banks is regulated by the Comptroller of the Currency. The payment of dividends by state banks in Louisiana that are members of the Federal Reserve system is regulated by the Louisiana Commissioner of Financial Institutions and the Federal Reserve Board. The amount of retained earnings that could be paid to FCC after December 31, 1995 without prior approval was approximately $43,464,000, plus an amount equal to the Banks' net income for 1996. The parent company's net working capital is another source for the payment of dividends. Net working capital was $77,240,000, as of December 31, 1995.
        Under Section 23A of the Federal Reserve Act, the Banks are limited in the amounts they may loan to certain of their affiliates, including FCC. Loans to a single covered affiliate may not exceed 10% and loans to all covered affiliates may not exceed 20% of an individual bank's capital, as defined in applicable Federal Reserve Board regulations. Such loans must be collateralized by assets with market values of 100% to 130% of loan amounts, depending upon the nature of the collateral.

NOTE 15

Off-Balance Sheet Financial Instruments

        In the normal course of business, FCC is a party to various financial instruments which are not carried on the balance sheet. FCC utilizes these instruments to meet the financing needs of its customers and to help manage its exposure to interest rate fluctuations. These financial instruments include commitments to extend credit, letters of credit, securities lent, interest rate contracts and foreign exchange contracts.
        Commitments to extend credit and lines of credit are agreements to lend funds to a customer at a future date, generally having fixed expiration or other termination clauses and specified interest rates and purposes. For their credit card customers, the Banks have the right to change or terminate any terms or conditions of the credit card accounts at any time. Since commitments and unused lines of credit may expire without being drawn upon, the unfunded amounts do not necessarily represent future funding requirements.
        Standby letters of credit obligate the Banks to pay third parties if the Banks' customers fail to perform under agreements with those third parties. Commercial letters of credit are used to finance contracts for the shipment of goods from seller to buyer.
        The credit risk associated with commitments to extend credit and letters of credit is essentially the same as that involved in extending loans to customers and is subject to FCC's credit policies. Collateral requirements are based on the creditworthiness of the customer.
        Foreign exchange contracts are commitments to purchase or deliver foreign currency at a specified exchange rate. These contracts are used as commercial service products. Market risk associated with these contracts is generally minimized by offsetting transactions.
        Securities lending involves lending securities owned by FCC and its customers to third parties. Credit risk arises in these transactions through the possible failure of the borrower to return the securities. To minimize this risk, the creditworthiness of the borrower is monitored, and collateral with a market value at least equal to 102% of the market value of the securities lent is obtained.
        FCC enters into interest rate contracts with the objective of partially insulating net interest income from changes in interest rates. Primary among the financial instruments used are swaps, caps and cap corridors. The notional amounts on these contracts do not represent an amount at risk but are used only as the basis for determining the cash flows related to these contracts. Credit risk associated with these contracts is minimized by requiring the same credit approval process as is required for lending, by monitoring credit exposure and counterparty creditworthiness, and by dealing in the national market with highly rated counterparties.
        Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Under an index amortizing swap contract, the notional amount amortizes based upon the level of the specified index. Interest rate caps and floors are contracts in which a counterparty pays or receives a cash payment from another counterparty as an index rises above or falls below a predetermined level. A cap corridor is the simultaneous purchase and sale of a cap; the cap sold is for a higher rate than the one purchased.

        A summary of off-balance sheet financial instruments follows (in thousands):


                                                December 31
---------------------------------------------------------------------
                                               1995      1994
---------------------------------------------------------------------
Commitments to extend credit for loans
  and leases (excluding credit card plans) $1,224,478 $1,074,254 Commitments to extend credit for credit
  card plans                                $2,236,656  $1,448,546
Commercial letters of credit                $    3,966  $    3,729
Financial letters of credit                 $   77,005  $   58,561
Performance letters of credit               $   20,954  $   17,203
Mortgage loans sold with recourse           $        -  $    2,402
Foreign exchange contracts
  Commitments to purchase                   $    1,020  $      580
  Commitments to sell                       $    1,057  $      660
Securities lent                             $  105,605  $        -
Securities borrowed                         $       28  $        -
Forward commitments to sell mortgages       $    4,896  $        -
When-issued securities
  Commitments to purchase                   $      150  $       50
  Commitments to sell                       $      110  $       50
Interest rate contracts (F1)
  Generic and callable swaps                $        -  $  160,000
  Amortizing interest rate swaps            $  193,605  $  200,000
  Caps                                      $  350,000  $  350,000
  Cap corridors                             $        -  $  100,000
---------------------------------------------------------------------
(F1) Notional principal amounts.

NOTE 16

Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of fair value information about certain on and off-balance sheet financial instruments where it is practicable to estimate that value. Because many of FCC's financial instruments lack a readily available trading market, fair values for such instruments are based on significant estimations and present value calculations. The use of different assumptions and estimation methods could significantly affect fair value amounts disclosed. In addition, reasonable comparability between financial institutions may not be possible due to the wide range of permitted valuation techniques and numerous estimates involved.
        Fair value estimates do not consider the value of future business or the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the unrealized gains and losses have not been considered in the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of FCC.
        The following methods and assumptions were used to estimate the fair value of each class of financial instrument.
        Cash and short-term investments - For cash and due from banks and money market investments, the carrying amount is a reasonable estimate of fair value.
        Securities - Fair values of securities held to maturity and available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted prices of comparable securities.
        Loans - The fair value of loans, except for credit card loans, was calculated by discounting scheduled principal and interest payments to maturity using estimates of December 31, 1995 and 1994 rates. For credit card loans, cash flows and maturities were estimated based on historical experience using an average yield adjusted for servicing costs and credit losses.
        Deposits - SFAS No. 107 requires that deposits without stated maturities, such as noninterest-bearing demand deposits, money market accounts and savings accounts, have a fair value equal to the amount payable on demand (carrying amount). Deposits with stated maturities were valued using a present value of contractual cash flows with a discount rate approximating current market rates for deposits of similar remaining maturities.
        Short-term borrowings - The fair value of short-term borrowings is their carrying amount.
        Long-term debt - The fair value of long-term debt was estimated from dealer quotes.
        Off-balance sheet financial instruments - The fair values of interest rate contracts were obtained from dealer quotes. These values represent the estimated amount that FCC would receive or pay to terminate the contracts, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. The fair values of other off-balance sheet financial instruments are not material.
        The estimated fair values of FCC's financial instruments follows (in thousands):



                     December 31, 1995      December 31, 1994
--------------------------------------------------------------------------------
                     Carrying     Fair      Carrying    Fair
                      Amount      Value      Amount     Value
--------------------------------------------------------------------------------
On-balance sheet financial assets

Cash and
  short-term
  investments       $  551,586  $  551,586  $  641,472  $  641,472
Securities
  available for
  sale              $2,599,767  $2,599,767  $2,582,348  $2,582,348
Securities held
  to maturity       $        -  $        -  $  150,713  $  144,776
Loans, net of
  unearned
  income and
  the allowance
  for loan losses   $5,046,881  $5,033,231  $4,058,187  $4,009,847

On-balance sheet financial liabilities

Noninterest-bearing
  deposits          $1,481,795  $1,481,795  $1,471,925  $1,471,925
Interest-bearing
  deposits          $5,472,606  $5,508,463  $5,225,475  $5,197,204
Short-term
  borrowings        $  635,728  $  635,728  $  500,568  $  500,568
Long-term debt      $   88,346  $  128,739  $   90,145  $  108,452

Off-balance sheet financial instruments

Generic and
  callable swaps    $        -  $        -  $        -  $   (5,509)
Amortizing interest
  rate swaps        $        -  $   (1,270) $        -  $  (12,914)
Caps                $    1,196  $        -  $    2,586  $    4,958
Cap corridors       $        -  $        -  $        -  $      488
---------------------------------------------------------------------

NOTE 17

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

NOTE 18

Other Operating Expense

        The composition of other operating expense follows (in thousands):


                                   Years Ended December 31
---------------------------------------------------------------------
                                   1995      1994     1993
---------------------------------------------------------------------
Advertising and marketing        $15,108  $11,122   $10,079
Computer-related services         12,745    9,207     8,306
Stationery and supplies           10,540    9,037     8,636
Taxes, licenses and other fees     8,339    8,285     6,457
Miscellaneous losses               7,504    2,161     1,844
Postage                            7,389    6,392     6,534
Communications                     6,471    5,007     4,741
Credit card expense                5,036    3,875     3,804
Travel and entertainment           3,901    3,266     2,982
Armored car, courier and freight   3,569    2,938     2,544
Nonperforming assets expense       1,053    1,083     2,554
Other                              5,729    5,664     6,983
---------------------------------------------------------------------
  Total                          $87,384  $68,037   $65,464
---------------------------------------------------------------------


NOTE 19

Income Taxes

        The components of income tax expense in the consolidated statements of income for the years ended December 31, 1995, 1994 and 1993 were as follows:

--------------------------------------------------------------------------------
                                  1995     1994      1993
--------------------------------------------------------------------------------
Current                         $48,579   $30,992  $58,077
Deferred                         (9,124)    7,580   (8,569)
--------------------------------------------------------------------------------
  Total                         $39,455   $38,572  $49,508
--------------------------------------------------------------------------------


        Income tax expense related to state and foreign income taxes are included above and were insignificant in all years presented. Income tax benefits related to securities transactions were $3,995,000 in 1995, $15,211,000 in 1994 and $78,000 in 1993.
         Total income tax expense for 1995, 1994 and 1993 was different from the amount computed by applying the statutory federal income tax rates to pretax income as follows (in percentages):



                                      Years Ended December 31
---------------------------------------------------------------------
                                       1995      1994   1993
---------------------------------------------------------------------
Federal income tax expense            35.00%   35.00%  35.00%
Increase (decrease) resulting from:
  Benefits attributable to
   tax-exempt interest                (3.26)   (3.32)  (2.69)
  Deferred taxes no longer needed      -        -      (2.39)
  Effect of change in tax rate
   on beginning deferred items         -        -       (.28)
  Effect of adopting SFAS 109          -        -        .44
  Nondeductible expenses               2.40      .84     .47
  Other items, net                      .05     (.05)   (.10)
---------------------------------------------------------------------
Actual income tax expense             34.19%   32.47%  30.45%
---------------------------------------------------------------------

        Cash payments for federal income tax liabilities were $37.08 million, $41.38 million and $47.31 million for 1995, 1994 and 1993, respectively. FCC had a current income tax payable of $6.88 million on December 31, 1995 and a current income tax receivable of $2.88 million on December 31, 1994.

        Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There was a net deferred asset of $9.89 million and $58.10 million on December 31, 1995 and 1994, respectively. The major temporary differences which created deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows (in thousands):



                                        December 31, 1995
---------------------------------------------------------------------
                                      Deferred     Deferred
                                         Tax          Tax
                                       Assets     Liabilities
---------------------------------------------------------------------
Allowance for loan losses              $25,267     $     -
Employee benefits                        3,051           -
Amortization of intangibles              2,605           -
Nonaccrual loan interest                 1,462           -
Allowance for losses on foreclosed assets  340           -
Unrealized gain on securities
  available for sale                         -      18,084
Accrued liabilities                          -       4,132
Accumulated depreciation                     -       3,999
Bond accretion                               -       2,890
Other                                    8,999       2,730
---------------------------------------------------------------------
  Total deferred taxes                 $41,724     $31,835
---------------------------------------------------------------------

                                        December 31, 1994
---------------------------------------------------------------------
                                      Deferred     Deferred
                                         Tax          Tax
                                       Assets     Liabilities
---------------------------------------------------------------------
Allowance for loan losses              $23,768     $     -
Employee benefits                        2,017           -
Amortization of intangibles              3,039           -
Nonaccrual loan interest                 1,350           -
Allowance for losses on
 foreclosed assets                       1,387           -
Unrealized loss on securities
  available for sale                    39,736           -
Accrued liabilities                          -       5,149
Accumulated depreciation                     -       5,010
Bond accretion                               -       3,347
Other                                    2,409       2,097
---------------------------------------------------------------------
  Total deferred taxes                 $73,706     $15,603
---------------------------------------------------------------------


NOTE 20

Condensed Parent Company Only - Financial Information

Condensed Balance Sheets (in thousands)
                                                  December 31
---------------------------------------------------------------------
                                                1995      1994
---------------------------------------------------------------------
ASSETS
  Interest-bearing deposits in
   subsidiary banks (F1)
     Cash and due from banks                   $ 80,370  $ 98,392
     Time deposits                                  138     2,148
  Loan receivable, net of unearned income             -       975
  Investments in subsidiaries at equity (F1)
     Banks                                      721,575   561,802
     Nonbanks                                     7,109     7,181
---------------------------------------------------------------------
                                                728,684   568,983
  Other assets                                   28,351    23,726
---------------------------------------------------------------------
   Total assets                                $837,543  $694,224
---------------------------------------------------------------------
LIABILITIES
  Payables to subsidiaries (F1)                $  1,764  $  3,751
  Long-term debt                                 82,858    83,338
  Other Liabilities                              19,872    13,576
---------------------------------------------------------------------
   Total liabilities                            104,494   100,665
STOCKHOLDERS' EQUITY                            733,049   593,559
---------------------------------------------------------------------
   Total liabilities and stockholders' equity  $837,543  $694,224
---------------------------------------------------------------------
(F1) Eliminated in consolidation, except for goodwill and other intangibles.

Condensed Statements of Income (in thousands)

                                     Years Ended December 31
---------------------------------------------------------------------
                                     1995      1994      1993
---------------------------------------------------------------------
INCOME
  Interest and dividends
   on securities                    $   354  $   860   $    322
  Interest on receivables from
   subsidiaries (a)                   5,513    1,734      1,798
  Dividends from subsidiaries (a)    46,861   95,775     29,818
  Other income                           23       25        288
---------------------------------------------------------------------
                                     52,751   98,394     32,226
---------------------------------------------------------------------
EXPENSES
  Interest on debt to nonbank
   subsidiaries                          79      165        183
  Interest on debt to nonaffiliates  10,625   10,748     11,635
  Other                               7,621    2,298      1,561
---------------------------------------------------------------------
                                     18,325   13,211     13,379
---------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                    34,426   85,183     18,847
Income tax benefit                   (3,954)  (3,574)   (13,529)
---------------------------------------------------------------------
                                     38,380   88,757     32,376
Equity in undistributed earnings
  of subsidiaries (a)                37,571   (8,530)    80,649
---------------------------------------------------------------------
NET INCOME                           75,951   80,227    113,025
PREFERRED DIVIDEND
  REQUIREMENTS                        4,325    4,347      4,348
---------------------------------------------------------------------
INCOME APPLICABLE TO
  COMMON SHARES                     $71,626  $75,880   $108,677
---------------------------------------------------------------------
(a) Eliminated in consolidation.


Statements of Cash Flows (in thousands)


                                        Years Ended December 31
---------------------------------------------------------------------
                                         1995      1994     1993
---------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                            $  75,951  $80,227  $113,025
Adjustments to reconcile net
  income to net cash provided
  by operating activities
   Equity in undistributed earnings
     of subsidiaries (a)                (37,571)   8,530   (80,649)
   Deferred income tax
     (benefit)                           (1,332)    (183)  (13,394)
   Decrease in interest payable              (4)     (37)      (87)
   Decrease in other assets               1,443    1,133     1,344
   Increase (decrease) in
     other liabilities                    3,351    1,035      (403)
   Other                                     41     (313)    1,309
---------------------------------------------------------------------
     NET CASH PROVIDED BY
      OPERATING ACTIVITIES               41,879   90,392    21,145
---------------------------------------------------------------------

INVESTING ACTIVITIES
  Investment in subsidiaries (F1)        (5,100)  (5,000)    3,000
  Proceeds from maturity of
   interest-bearing time deposits (F1)    2,010      237       313
  Decrease (increase) in loans              975     (975)        -
  Purchase of securities                 (1,611) (12,817)  (85,000)
  Proceeds from sales of securities         375   20,000    85,796
  Principal collected on advances (F1)  134,536   77,409    86,708
  Advances originated or acquired (F1) (136,524) (80,755)  (81,289)
---------------------------------------------------------------------
     NET CASH (USED) PROVIDED
      BY INVESTING ACTIVITIES            (5,339)  (1,901)    9,528
---------------------------------------------------------------------
FINANCING ACTIVITIES
  Net (decrease) in commercial paper         -        -       (500)
  Payments on long-term debt               (968)  (2,117)  (12,870)
  (Decrease) in other
   short-term borrowings                    (20)     (20)       -
  Proceeds from sales of
   common stock                             825    1,840     5,385
  Cash Dividends                        (41,672) (33,835)  (26,972)
  Treasury stock acquired,
   net of issuances                     (12,727)      -        -
  Other                                      -        -        102
---------------------------------------------------------------------
     NET CASH (USED) BY
      FINANCING ACTIVITIES              (54,562) (34,132)  (34,855)
---------------------------------------------------------------------
  (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS                 (18,022)  54,359    (4,182)
  CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                  98,392   44,033    48,215
---------------------------------------------------------------------
  CASH AND CASH EQUIVALENTS
   AT END OF YEAR                     $  80,370  $98,392  $ 44,033
---------------------------------------------------------------------
(F1) Eliminated in consolidation.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

        The management of First Commerce Corporation is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with generally accepted accounting principles and include some amounts that are necessarily based on management's informed estimates and judgements, with consideration given to materiality. All financial information contained in this annual report is consistent with that in the financial statements.
        Management fulfills its responsibility for the integrity, objectivity, consistency and fair presentation of the financial statements and financial information through an accounting system and related internal accounting controls that are designed to provide reasonable assurance that assets are safeguarded and that transactions are authorized and recorded in accordance with established policies and procedures. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls should not exceed the related benefits. As an integral part of the system of internal accounting controls, First Commerce Corporation has a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the system of internal accounting controls and coordinate audit coverage with the independent public accountants.
        The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with management, the internal auditors and the independent public accountants to review matters relating to financial reporting, internal accounting control and the nature, extent and results of the audit effort. The independent public accountants and internal auditors have direct access to the Audit Committee with or without management present.
        The financial statements have been examined by Arthur Andersen LLP, independent public accountants, who render an independent professional opinion on the financial statements prepared by management. Their appointment was recommended by the Audit Committee and approved by the Board of Directors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
and Board of Directors of
First Commerce Corporation:

        We have audited the consolidated balance sheets of FIRST COMMERCE CORPORATION (a Louisiana corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commerce Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                           ARTHUR ANDERSEN LLP
New Orleans, Louisiana,

January 15, 1996