Form 10-K, Exhibit 13
period 1996-12-31
FIRST COMMERCE CORP /LA/
filed 1997-03-26
CIK 36204

First Commerce
                                  Corporation
                                       96

                                     Annual
                                     Report



About the company

First Commerce Corporation is a $9.2 billion-asset regional multi-bank holding company. Through its six banks located in Louisiana, First Commerce offers complete banking and related financial services to commercial and consumer customers in the Gulf South, primarily Louisiana and southern Mississippi.

   First Commerce Corporation's common stock (FCOM) is traded over-the-counter on The NASDAQ Stock Market. It is listed in The Wall Street Journal as FstCmmrc and in The Times-Picayune as FComC. The transfer agent is First Chicago Trust Company of New York.

CONTENTS

President's Letter . . . . . . . . . . . . . . . . . . . . . . .    3
Management Focus . . . . . . . . . . . . . . . . . . . . . . . .    6
Financial Review . . . . . . . . . . . . . . . . . . . . . . . .   15
Selected Financial Data . . . . . . . . . . . . . . . . . . . . .  34
Selected Quarterly Data . . . . . . . . . . . . . . . . . . . . .  36
Consolidated  Financial Statements . . . . . . . . . . . . . . .   37
Notes to Consolidated Financial Statements . . . . . . . . . . .   41

Financial Highlights



---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands except per share data)                       1996            1995          % Change
---------------------------------------------------------------------------------------------------------------------------
Income Data
  Net income                                                   $   118,438    $     75,951         56 %
  Operating income                                                 118,334          83,369         42 %
  Net interest income (FTE)                                        375,500         349,317          7 %
---------------------------------------------------------------------------------------------------------------------------
Per Common Share Data
  Net income - primary                                         $      3.02    $       1.89         60 %
  Net income - fully diluted                                          2.89            1.87         55 %
  Operating income - primary                                          3.02            2.09         44 %
  Operating income - fully diluted                                    2.88            2.05         40 %
  Book value (end of period)                                         18.66           17.86          4 %
  Tangible book value (end of period)                                18.20           17.32          5 %
  Cash dividends                                                      1.45            1.25         16 %
---------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet Data
  Loans                                                         $5,512,428    $  4,542,678         21 %
  Securities                                                     2,253,065       2,831,943        (20)%
  Earning assets                                                 7,831,517       7,464,065          5 %
  Total assets                                                   8,525,109       8,141,194          5 %
  Deposits                                                       6,887,675       6,703,077          3 %
  Stockholders' equity                                             724,674         687,533          5 %
---------------------------------------------------------------------------------------------------------------------------
Key Ratios
  Return on average assets
   Net income                                                         1.39%            .93%
   Operating income                                                   1.39%           1.02%
  Return on average total equity
   Net income                                                        16.34%          11.05%
   Operating income                                                  16.33%          12.13%
  Return on average common equity
   Net income                                                        16.95%          11.41%
   Operating income                                                  16.93%          12.59%
  Net interest margin                                                 4.79%           4.68%
  Efficiency ratio                                                   59.66%          67.36%
  Overhead ratio                                                      1.97%           2.49%
  Average loans to deposits                                          80.03%          67.77%
  Allowance for loan losses to loans                                  1.31%           1.48%
  Equity ratio                                                        7.87%           8.59%
  Leverage ratio                                                      7.76%           8.16%
---------------------------------------------------------------------------------------------------------------------------

The graph inserted shows Earnings per share -- fully diluted from 1992 to 1996. The plot points are:


 Graph
 Type    Denominations       1992    1993    1994    1995    1996
 -----   -------------       ----    ----    ----    ----    ----
  Bar      Dollars          $2.27   $2.75   $1.98   $1.87   $2.89

The graph inserted shows dividends per share from 1992 to 1996. The plot points are:

 Graph
 Type    Denominations       1992    1993    1994    1995    1996
 -----   -------------       ----    ----    ----    ----    ----
  Bar      Dollars           $.70    $.85   $1.10   $1.25   $1.45

The graph inserted shows FCC closing stock price from 1992 to 1996. The plot points are:

 Graph
 Type    Denominations        1992    1993    1994    1995    1996
 -----   -------------        ----    ----    ----    ----    ----
  Bar      Dollars           $25.60  $25.13  $22.00  $32.00  $38.88

STATEMENT
OF DIRECTION

A COMMITMENT TO QUALITY Quality must underlie all of our actions and plans - quality in service to customers, quality in financial performance, quality in assets, and quality in selection and development of personnel who demonstrate high standards of integrity and ethical values.

A MARKET-DRIVEN, CUSTOMER-ORIENTED PHILOSOPHY Our success is most dependent upon our ability to satisfy fully our customers. Our products must be designed and delivered with careful attention to real customer needs, and in a manner which adds value that will insure continued profitability.


A HIGH-PERFORMANCE STRATEGY High performance means an efficient, aggressive organization that performs consistently well over a long period of time. To achieve that, we have set the following objectives:

INVESTOR ORIENTATION - Our goal is to provide our shareholders with performance comparable to other superior financial institutions.

SUPERIOR REGIONAL FRANCHISE - We will continue to emerge as a first choice supplier of customers' financial needs in the Gulf South Region.

BALANCED APPROACH - We believe that maintaining a balanced base of individual, business, and governmental customers best assures consistent performance over time.

VALUE-SENSITIVE COST CONTROL - To support our performance objectives, we must carefully assess the value received for each dollar spent.

A POSITIVE CORPORATE CITIZEN We want to be a significant contributor to the communities in which we do business. This can be accomplished by providing leadership and support in fulfilling our role as involved citizens.


Note: This Statement of Direction was adopted in 1985 and has appeared in each annual report since then.

President's Letter

To Our Shareholders,

        Last year, we stated that 1996 would be the year when shareholders could start to anticipate strong revenue growth and improved operating efficiencies. Throughout the year, your company has been successful in delivering across-the-board gains in revenues while enhancing expense control as a result of our recent initiatives.

        In those initiatives, First Commerce has sharpened its focus on matching the needs of our diverse clients with products that best serve their needs. Loans, our credit card business and fee income all have shown dramatic growth, and a variety of efforts have contributed to the company's ability to manage and contain the costs of doing business.

        The Louisiana economy, which through the years has been the single most important factor affecting the fortunes of First Commerce, continued its upward course. This economic expansion of jobs, personal income and regional vitality is demonstrating growing momentum and should create a promising environment for First Commerce's future financial performance.

FINANCIAL REVIEW
First Commerce Corporation reported net income of $118.4 million in 1996, versus $76.0 million in 1995. Growth of 56% from 1995 to 1996 was caused primarily by the 9% growth of revenues, and the absence of one-time merger expenses of $19.1 million and $11.4 million of securities losses incurred in 1995. Fully diluted earnings per share were $2.89 in 1996 and $1.87 in 1995, a 55% improvement. Return on equity was 16.34% and return on assets was 1.39%.

        Net interest income (FTE) was $375.5 million in 1996, a 7% increase over 1995. Loan growth was the most significant factor in this improvement. The net interest margin increased eleven basis points over 1995 to 4.79%.

Activity resulting from Louisiana's improved ecomony contributed to First Commerce's third year of double digit loan growth.

        Other income increased 14% over 1995, excluding securities transactions, as a result of growth in most fee income categories. Credit cards were the largest contributor with 38% growth, a result of increased volumes and First Commerce's business with the clubs on U.S. Air Force bases worldwide. Also creating the improvement in fee income was growth in broker/dealer revenue, trust fee income, and ATM fee income. Only deposit fees remained flat, the result of First Commerce's proactive strategies of putting our best clients in the best product to meet their needs. This often means suggesting a client move to a lower fee or higher yielding account; however, improved client retention is expected to lead to higher overall profitability.

        The provision for loan losses was $38.0 million in 1996, up from $30.6 million in 1995, which included $10 million related to the closure of Harrah's New Orleans temporary casino. The increase in 1996's provision resulted from higher net charge-offs of loans in our credit card business and in the consumer finance operation.

        Operating expense was $326.8 million during 1996. Excluding nonrecurring items, operating expense increased only 3%. Most operating expenses decreased with the only significant increase in personnel expense. Virtually all of the personnel expense increase was caused by incentive pay tied to the improvement in the company's financial returns and in the price of its common stock.

        Activity resulting from Louisiana's improved economy contributed to First Commerce's third year of double-digit loan growth. Driven by pent-up demand created during the state's decade-long recession, loans increased 21% in 1996 following a 24% rise in 1995. Total loans rose to $6.2 billion as of December 31, 1996. All categories of loans, including commercial, consumer, residential mortgage, commercial real estate and credit card, experienced strong growth in 1996.

        Nonperforming assets were $31.9 million at December 31, 1996, or .51% of loans, improved from $59.8 million at the end of 1995. Net charge-offs were .58% of loans for 1996, compared to .59% in 1995, which included the $10 million charge-off for the casino closure discussed earlier. Commercial loans had a net recovery in 1996. Credit card net charge-offs were $22.0 million, or 3.24% of loans, in 1996, up from $12.2 million in 1995 primarily due to bankruptcies. While this increase in credit

First Commerce continues to maintain its focus on the creation if superior shareholder returns.


card net charge-offs tracks a national trend, it remains at a level better than the national average. Consumer net charge-offs increased to $13.3 million in 1996 from $5.2 million in 1995.

        Total deposits were $7.3 billion at year end, 5% higher than one year earlier. Interest-bearing deposits increased 7% to $5.9 billion in 1996. Noninterest-bearing deposits were flat at $1.4 billion due to the strategy of migrating our best clients into higher-yielding products more suitable for their needs.

DIRECTOR RETIRES
J.B. Storey retired from First Commerce's board of directors at the end of 1996. He joined the board when we merged with the Bank of New Orleans in 1983, and he served on BNO's board from 1954 to 1983. We thank J.B. for his many years of service, and we shall miss his counsel.

        To help you understand First Commerce and its competitive position today, we will review the five major areas of management focus which are driving the allocation of our critical resources. These five are Strategy, Investment, Capital Management, Priorities and Fundamentals. Each activity is examined in the section following.

        First Commerce continues to maintain its focus on the creation of superior shareholder returns. We receive particular pleasure participating in the growing fortunes of our statewide economy, for it is only through Louisiana's success that First Commerce's shareholders and employees succeed.

        On behalf of all of us here at First Commerce, I would like to express our gratitude for the support, confidence and trust you have placed in us. We pledge to continue in our efforts to live up to your highest expectations, both as clients and shareholders.

/s/ Ian Arnof
----------------------------------------
    Ian Arnof
    President and Chief Executive Officer
    [caption]
                                                                        5

{Strategy}
          First Commerce Corporation has developed three key strategies to enhance client relationships and to improve shareholder value.

A primary goal of First Commerce Corporation is to enhance shareholder value in a manner that is sustainable and predictable. Three key strategies were developed to achieve this goal: RETAIN the most profitable clients, MIGRATE high potential clients to products and services that best meet their needs, and REDUCE DELIVERY COSTS to serve clients who are more price-sensitive.

        These strategies have evolved from our developing information on products, clients and delivery channels. First Commerce associates are better prepared to add value for our clients with financial services they want and need. For example, in our personal banking business, our Smart segment includes the 20% of those customers that provide 80% of our retail profits in any given year. Today, First Commerce has a 96% RETENTION RATE WITHIN THIS CLIENT SEGMENT. And through these client-focused strategies, the company is effectively MIGRATING ADDITIONAL CLIENTS INTO THIS MOST PROFITABLE CLIENT SEGMENT, adding more than 8,000 during 1996.

        The third strategy of reducing delivery costs while serving the needs of clients who desire low-cost options has shown promising results. Throughout our entire client base, the TRANSACTION MIX SHIFTED TOWARD LOWER COST DELIVERY CHANNELS, such as Call First service, ATMs and telebanking. From 1995 to 1996, teller transactions, our most expensive delivery channel, declined in client usage from 52% to 47%, while lower cost delivery options increased in usage from 48% to 53%.

        Through predictive modeling, First Commerce has made progress in retail client retention and cost reduction by OFFERING THE RIGHT PRODUCT TO THE RIGHT CLIENT AT THE RIGHT TIME. During a loan direct mail campaign, for example, our predictive modeling efforts resulted in an increase in the success rate of loans booked from 1% to 10% of letters mailed and a decrease in the cost per loan booked from $102 to $13.

        First Commerce has increased its focus on the most profitable corporate clients too, resulting in strong retention and increased profitability. We refer to these customers as our Marquis clients. The number of Marquis clients achieving above the minimum-required profit level increased over the year from 322 to 376. The return on equity of our Marquis client base rose from 25% to 27% during 1996.

        HOW DO WE RETAIN MARQUIS CLIENTS IN A MORE COMPETITIVE BANKING ENVIRONMENT? More than 80% are privately-owned companies, 78% have sales of less than $50 million, 65% are first generation companies, and 65% have been in business for less than 25 years. Consequently, they are difficult for large national competitors to target and thus remain highly profitable and loyal to First Commerce affiliates.

        In addition, the company's acquisition strategy has proven both unique and effective, reflecting our attempt to lower delivery costs to difficult-to-serve sectors of the market. We have DIRECT REPRESENTATION IN SIX OF LOUISIANA'S MAJOR REGIONAL TRADE CENTERS, and target smaller communities through a network of 157 correspondent banks. Our Louisiana correspondent banks comprise 95% of the state's independent banks. While other regional banks have pulled back from this business, we cover these markets by providing credit cards and purchasing loan participations. This strategy provides us with low-cost access to clients in towns where leveraging a branch system is difficult.

        First Commerce has 16% of the state's total deposits, and 22% of the deposits in the Louisiana markets we serve. Our six markets contain 73% of the state's total deposits, of which First Commerce has a 36% market share in both Monroe and Alexandria, a 26% share in New Orleans, a 25% share in Lake Charles, and a 13% share in both Baton Rouge and Lafayette. THIS DEPOSIT MARKET SHARE IS NUMBER ONE IN FOUR OF THESE SIX MARKETS, and number two and three in the other two markets. In these two markets our total deposits are within 15% of the leader.

The map inserted shows the State of Louisiana and presents Deposit Market Share in each of the following markets. It also presents FCC's ranking with other financial institutions in these markets.

             Market              Deposit Market Share        Ranking
             ------              ---------------------       -------
             Monroe                       36%                 First
             Alexandria                   36%                 First
             Baton Rouge                  13%                 Third
             Lafayette                    13%                 First
             New Orleans                  26%                 First
             Lake Charles                 25%                 Second

INVE$TMENT

       Through the company's investments in sales and service technology,
              First Commerce is better prepared to offer the right
                 product to the right client at the right time.

        First Commerce has made a number of strategic investments designed to enhance operational efficiency and profitability. These investments began to translate into increased revenues in 1996.

        Our implementation of the first phase of branch platform and teller automation provides our people with the sales and service technology to improve client needs identification. With much of the paperwork eliminated and easy access to client information, FIRST COMMERCE ASSOCIATES IN ALL OF OUR FINANCIAL CENTERS NOW HAVE THE TIME AND SUPPORT TO DISCUSS NEEDS, REVIEW PRODUCT INFORMATION, AND OPEN NEW ACCOUNTS IN A SALES-FOCUSED PROCESS.

        It is noteworthy that only deposit products were included in this initial phase of platform automation. Loan products will be added during 1997.

        One of our client segments includes financially strong customers who already consider First Commerce affiliates to be their primary bank. By INVESTING IN INFORMATION, we learned that within this group we have only 40% of their noninterest-bearing deposits, 50% of interest-bearing deposits, 40% of loans, 2% of mortgages, 10% of IRAs and 5% of investments. This is an IMPORTANT SOURCE OF FUTURE GROWTH. The use of platform automation and predictive modeling is contributing to effective cross-selling of additional products and services to this important client segment, referred to as our Smart segment. CROSS-SELLING TO OUR SMART CLIENT SEGMENT IMPROVED 5% during 1996.

        To streamline the cost of service and add convenience, First Commerce has also made major investments in telebanking and ATMs. The company now has more than 400 ATMs, WHICH IS MORE THAN THE TOTAL OF OUR TWO NEAREST COMPETITORS COMBINED. The ANYWHERE, ANYTIME CONVENIENCE that telebanking and ATMs provide for First Commerce clients also TRANSLATES INTO REDUCED SERVICE COSTS for the company and the clients who use these convenient options.

        As the implementation of technology has provided us with the tools to contain costs and enhance productivity, technology will play an important role in our future. During 1996, First Commerce was recognized in Dean Witter's Second Annual Technology Survey as ONE OF THE TOP FIVE BANKS IN THE NATION TO MAKE EFFECTIVE USE OF TECHNOLOGY. The company received particular mention for our ability to utilize customer database information gathered at the point of sale, with our system being described as one of the most competitive. With these capabilities, we will continue to pinpoint advancements in alternative modes of delivery, branch automation, predictive modeling and profitability systems.


        In addition, the company has expanded its product offerings in the investment arena. The proprietary family of Marquis mutual funds, established during 1993, experienced a year of strong growth in 1996. Through the Marquis funds, clients are offered the opportunity to choose mutual fund investments managed by First Commerce's Trust division. Investments in money market funds have increased 333% from $288 million at inception in 1993 to $1.2 billion in 1996. Equity and bond funds also experienced a 113% increase between inception in 1993 and 1996, from $198 million to $423 million. In the past year alone, the money market funds have grown 39% while the equity and bond funds rose 32%.

                                    Capital
                                   Management
     Profitable growth allowed for a 14% cash dividend increase, indicating long-term financial strength and capital flexibility.

  o ROE in 15-18% target range
  o Cash dividend yield currently 3.6%, payout 40%-50%
  o Repurchased 1.8 million shares in 1996 for preferred conversions
  o $80 million of 12 3\4% convertible debentures mature in 2000, providing flexibility

        Recently, many companies have chosen to buy back a significant percentage of their stock to achieve adequate short-term return on equity performance. This pressure has not been felt by First Commerce as strong revenue growth generated a COMPETITIVE RETURN ON EQUITY of 16.34% in 1996.

        The company has repurchased common stock on occasion rather than issue new shares onto the market. During 1996, First Commerce repurchased 1.8 million shares of common stock to use for preferred stock conversions rather than issue new shares. In addition, the CASH DIVIDEND WAS INCREASED 14% in November to $1.60 annually, providing a yield of 3.6%, about twice the S&P 500 yield. The higher yield that First Commerce provides allows us to return capital to our shareholders, while giving downside support for the price of our stock.

        It is important to note that directors of First Commerce and its subsidiaries, management and their families own 24% of the company's stock. Beyond the confidence in the company that this displays, it also assures that associates THINK AND ACT IN THE SHAREHOLDERS' BEST INTEREST.

        A significant factor giving FINANCIAL FLEXIBILITY to First Commerce is the $80 million of 12 3/4% convertible debentures that mature in 2000. These debentures are expected to convert into three million shares of common stock-the conversion price is $26.67 versus a year-end price of $38.875 - at which time we will have the ability either to issue new stock if we need additional capital or to buy back more of our outstanding common stock to effect the conversions.

        By MAINTAINING FINANCIAL STRENGTH, First Commerce is PREPARED FOR INEVITABLE BUSINESS CYCLES AND FINANCIAL MARKET VOLATILITY. This philosophy is in the best interest of the company's shareholders, and it places First Commerce in a position to weather adversities and act on opportunities as they occur.


                                   Priorities

     First Commerce will work towards achieving financial performance equal to the best in our industry by maintaining asset quality and growing revenues faster than expenses.

One of the company's priorities is to STAY AHEAD OF ANY DETERIORATION in asset quality. Changes made in the provision to recognize asset quality concerns may cause fluctuations in reported earnings. These fluctuations are a result of the company's conservative accounting methods and sometimes mask the faster growth rate of revenues than expenses. If, in staying ahead of asset quality deterioration, the company provides more than is eventually lost, then the shareholder will benefit in the future when those reserves are returned to earnings.

        CREDIT CARD QUALITY, ALTHOUGH DETERIORATING, REMAINS SIGNIFICANTLY BETTER THAN NATIONAL AVERAGES which also worsened in 1996. Net charge-offs have been only 3% on the total card portfolio. First Commerce has been able to perform at this level by focusing solicitations on clients of First Commerce banks and of our correspondent banks. This gives the company the ability to reach smaller towns throughout the state and region, and contribute to overall asset quality, since these clients appear to be more willing to pay a credit card issued in their local bank's name than debt owed on other nationally branded and affinity cards.


        First Commerce will continue to focus on ways to GROW REVENUES FASTER THAN EXPENSES. We have been successful with this effort during the last five years by developing the strategies which we are implementing and refining. The 1997 priorities for implementation of strategic initiatives will continue with particular emphasis on evolution of convenience offerings, an area where retention levels have been below our targets. The company will also complete the implementation of its small business strategy during the year ahead.


The graph inserted presents a double bar graph presenting total Revenue and Expenses.

            REVENUES GROWING 46% FASTER THAN EXPENSES--$ IN MILLIONS

5 Year CAGR
Total Revenue - 8.9%
Expenses - 6.1%

The plot points are:

Denominations                        1992    1993    1994    1995    1996
-------------                        ----    ----    ----    ----    ----
  Millions          Total Revenue    $424    $449    $464    $498    $547
                    Expenses         $260    $280    $301    $311    $322

Fundamentals

First Commerce's PERFORMANCE HAS BEEN BOLSTERED BY THE STATE'S ECONOMIC RESURGENCE. For ten years prior to the start of this expansion, the state's total bank loans were up less than 1%, and total deposits grew only 3%. Over the past 3.5 years, however, total bank loans increased 55.2% and total bank deposits grew 9.3%. Employment in Louisiana reached a level during 1994 not seen since 1981. Employment growth continued into 1996, which benefits First Commerce as 68% of the state's jobs are in the markets we serve.

        The energy sector of the state's economy has experienced a three-year upward trend, with the highest active rig count in six years. Over the last year, the average price per barrel of crude oil was up 45%, and there is currently an environment of increasing natural gas demand and activity, particularly deepwater development in the Gulf of Mexico.

        The New Orleans market, which encompasses 56% of the First Commerce deposit base, is also enjoying an upsurge in economic vitality. Convention bookings were up 35% during 1996, with an 18% increase in hotel business during the slower summer months. Hotel occupancy within the city's French Quarter was 77%, and the average daily rate of $121 was among the nation's highest. In addition, construction on Phase III of the Convention Center has begun, with projected completion in January 1999.

        From 1992 through 1996, First Commerce has grown revenues at a rate 46% faster than expenses. With the state's resurgence of economic strength, this pattern should continue.

        A prime indicator of First Commerce's FUNDAMENTAL STRENGTH is the company's ratio of expenses to revenues. At the end of 1995, First Commerce had a 62% efficiency ratio, the cost required to generate a dollar of revenue. Our stated goal for 1996 was to bring the ratio down into the mid-50% range. First Commerce progressed towards this goal, and the company will continue to improve during 1997.

        The company's improved earning assets mix reflects our stronger economy with increases in loans. Loan growth has been building momentum, with compound annual growth of 15% over the last 5 years, 21% over the past 3 years and more than 21% over the last year alone.

        We do not consider this growth to be a foreshadowing of credit problems but rather the funding of deferred investments that follows a very long recession. The surge in LOAN GROWTH IS DRIVEN BY THE UPTURN IN ECONOMIC ACTIVITY throughout Louisiana, with our growth mirrored by our competitors. Since there was little expansion in the state economy for the better part of a decade, many projects that would have required funding during those years were placed on hold. Now that the economy has rebounded, these projects are moving forward.

The line graph inserted shows the Efficiency Ratio -- adjusted for nonrecurring items from 1991 to 1996. The plot points are:

Graph Type   Denominations    1991    1992   1993   1994   1995   1996
----------   -------------   -----   -----  -----  -----  -----  -----
Line Graph     Percent       67.1%   61.4%  62.3%  64.7%  62.7%  58.8%

        Certainly, First Commerce's CREDIT CARD BUSINESS IS A MAJOR CONTRIBUTOR to both our loan growth and fee income. The growth in outstandings, which currently total $830 million, is driven by a competitive bid First Commerce won for U.S. Air Force Base clubs worldwide. We have completed the implementation of the credit card program at all domestic bases, as well as in Europe, the Pacific Rim and other points around the world. This program has been expanded to other services and has now been implemented at 111 bases worldwide. Again, conservative accounting has masked the full profitability of this growth, but the earnings contribution should become more visible in 1997 and beyond.

        While loan growth has been driving growth of net interest revenues, our deposit strategy has been working against the company's improved performance. To retain our most valuable clients, we have been proactive in moving these clients into more value-added accounts. These incentives, which often include a higher interest rate or lower service charge, increased our cost of funds. PROTECTING THESE VALUABLE CLIENTS from brokerage and other non-bank competitors should prove more profitable than the short-term cost. Additionally, we have been successful in moving these clients into higher-yielding investment products. While the three-year compound growth rate for deposits has been 6%, the growth of other customer balances held by us but not on our balance sheet has been 31%. This growth rate includes trust assets, Marquis funds, and assets held in brokerage accounts.

        In spite of the short-term impact of our retention strategy, net interest income has grown quite rapidly from approximately $330 million in 1994 to approximately $376 million last year. The NET INTEREST MARGIN HAS BEEN REMARKABLY STABLE, ranging within 20 basis points of the average for the past 3 years.

        The compounded growth rate of fee income has been 11% over the last decade, with marked increases during 1996 in particular. Credit card fee growth was approximately 38% during 1996, and trust fees were up 20%. ATM fees grew 15% last year, partially the result of adding the new ATM machines discussed earlier. Brokerage fees were up 31% during the year as we were CAPTURING A GREATER AMOUNT OF TOTAL CLIENT LIQUID ASSETS by assisting our clients with a wide range of investments.

        In total, 1996 has been a year of financial success for both First Commerce and Louisiana. Through a range of initiatives designed to increase revenues and improve overall operational efficiency, we have BEGUN TO REALIZE THE STRONG GAINS IN PERFORMANCE that we projected at the end of last year. Through the continued REFINEMENT OF OUR KEY STRATEGIES, we have improved shareholder value. Our INVESTMENTS IN SALES AND SERVICE TECHNOLOGY began to have a significant effect upon our ability to SERVE THE NEEDS OF OUR CLIENTS while REDUCING OUR COST of doing business. In turn, this profitable growth has allowed us to increase our dividend payout, while contributing to the COMPANY'S STRENGTH AND FLEXIBILITY in meeting the demands of the future. By continuing to FOCUS ON THE NEEDS OF OUR CLIENTS and MATCHING THOSE NEEDS WITH THE RIGHT PRODUCTS AT THE RIGHT TIME, we anticipate even greater gains over the year to come.

                                FINANCIAL REVIEW
Glossary
TERMS

Basis Point-The equivalent of one one-hundredth of one percent (.01%). This unit is generally used to measure movements in interest yields and rates.

Core Deposits-All domestic deposits, excluding time deposits of $100,000 and over. The most important and traditionally stable source of funds for the company.

Earning Assets-Assets that generate interest and related fee income, such as loans and investments.

Earnings Per Share-Primary-Net income, less preferred dividends, divided by the weighted average number of common shares and equivalent shares outstanding.

Fully Diluted-Earnings per share reflecting the dilutive effect of all contingently issuable shares.

Interest-Free Funds-Noninterest-bearing liabilities plus stockholders' equity, net of nonearning assets. This represents the portion of earning assets being funded by noninterest-bearing funds.

Interest Rate Sensitivity-The sensitivity of net interest income to changes in the level of market interest rates. The sensitivity results from differences between the times at which assets and liabilities can be repriced when market rates change.

Liquidity-The ability of an entity to meet its cash flow requirements, including withdrawals of deposits and funding of loan commitments. It is measured by the ability to quickly convert assets into cash with minimal exposure to interest rate risk, by the size and stability of the core deposit base and by additional borrowing capacity within the money markets.

Net Charge-Offs-The amount of loans written off as uncollectible, net of any recoveries on loans previously written off.

Net Interest Income-The excess of interest income and fees on earning assets over interest expense on interest-bearing liabilities.

Net Interest Income (FTE)-Net interest income which has been adjusted by increasing tax-exempt income to a level that would yield the same after tax income had that income been subject to taxation.

Risk-Weighted Assets-The total of assets and off-balance sheet items which have been weighted to reflect the credit risk of the asset.

Tier 1 Capital-The sum of stockholders' equity and minority interest, less goodwill and other intangibles, excluding net unrealized gains or losses on available for sale securities.

Total Capital-Tier 1 capital plus the allowance for loan losses and subordinated debt, subject to limitations.

RATIOS

Cost of Funds-Interest expense as a percent of average interest-bearing liabilities plus interest-free funds.

Dividend Payout Ratio-Cash dividends per common share paid as a percent of net income per share.

Efficiency Ratio-Operating expense as a percent of net interest income (FTE) plus other income, exclusive of securities transactions.

Equity Ratio-Stockholders' equity as a percent of total assets.

Leverage Ratio-Tier 1 capital as a percent of average adjusted assets.

Net Interest Margin-Net interest income (FTE) as a percent of average earning assets.

Net Interest Spread-The yield on earning assets less the cost of interest-bearing liabilities.

Overhead Ratio-Operating expense less other income, exclusive of securities transactions, as a percent of average earning assets.

Return on Assets-Net income as a percent of average total assets.

Return on Equity-Net income as a percent of average total equity.

Risk-Based Capital Ratios-Equity measurements used by regulatory agencies to gauge capital adequacy. The ratios are tier 1 capital as a percent of risk-weighted assets (minimum 4.0%) and total capital as a percent of risk-weighted assets (minimum 8.0%).

Yield On Earning Assets- Interest income (FTE) as a percent of average earning assets.

1996 IN REVIEW
   First Commerce Corporation's (FCC's) net income for 1996 was $118.4 million, compared to $76.0 million in 1995. Fully diluted earnings per share were $2.89 in 1996 and $1.87 in 1995. Return on average equity was 16.34%, and return on average assets was 1.39% for 1996.
   Contributing to the improvement of earnings during 1996 were higher net interest income, growth in noninterest revenues and improved operating efficiencies. Additionally, 1995's results included $23.3 million of net merger-related and reengineering charges and $11.4 million of securities losses. An increase in the provision for loan losses in 1996 and a $5.3 million one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) partially offset these improvements.
   Net interest income grew 7% in 1996, primarily due to 21% growth in average loans. The 14% rise in other income, excluding securities transactions, was mainly due to increased business volumes. Operating expense, excluding nonrecurring charges, grew only 3% in 1996, while the provision for loan losses rose $7.4 million. Higher net charge-offs and loan growth were the main causes of the increase in provision.
   Nonperforming assets declined to $32 million at December 31, 1996, compared to $60 million at year-end 1995. The nonperforming assets and allowance ratios ended 1996 at .51% and 1.31%, respectively, compared to 1.17% and 1.48%, respectively, one year ago.
   A more detailed review of FCC's financial condition and earnings for 1996 follows, with comparisons to 1995 and 1994. This review should be read in conjunction with the Consolidated Financial Statements and Notes which follow this Financial Review. A glossary is included on page 14 to aid in understanding terminology used in this Financial Review.

EARNINGS ANALYSIS
Net Interest Income
   Net interest income, fully taxable equivalent (FTE), was $375.5 million in 1996, 7% higher than 1995's $349.3 million. The net interest margin was 4.79% for 1996, 11 basis points higher than in 1995. 1996's improved net interest income and net interest margin were primarily the result of loan growth.
   In 1996, average earning assets grew 5% while average loans rose 21%, resulting in a more favorable mix of earning assets. As a percent of earning assets, average loans increased to 70% in 1996 from 61% last year. Growth was experienced in all categories of loans and was mainly driven by activity resulting from Louisiana's improved economy. Loan growth was mainly funded by a reduction in securities, plus higher interest-bearing liabilities. Average

The graph inserted shows net income from 1992 to 1996. The plot points are:

Graph Type: Bar
Denominations: Millions

                                1992     1993     1994    1995     1996
                               ------   ------   ------  ------   ------
Reported                        $85.7   $113.0   $80.2    $76.0   $118.4
Excluding nonrecurring items    $87.0   $110.9   $112.4   $99.5   $121.0


The graph inserted shows total revenue (PTE) (excluding nonrecurring items) from 1992 to 1996. The plot points are:


Graph Type     Denominations          1992    1993    1994    1995    1996
----------     -------------         ------  ------  ------  ------  ------
   Bar           Millions             $424    $449    $464    $498    $547

The graph inserted shows the Efficiency Ratio (excluding nonrecurring items) from 1992 to 1996. The plot points are:

Graph Type     Denominations           1992    1993    1994    1995    1996
----------     -------------          ------  ------  ------  ------  ------
   Bar           Percent               61.4%   62.3%   64.7%   62.7%   58.8%

                                FINANCIAL REVIEW
                                  (continued)

securities fell 20% in 1996 and were 29% of average earning assets, compared to 38% in 1995. Loan growth is expected to continue into 1997.
   The growth in average earning assets in 1996 was supported by increased interest-bearing liabilities. Interest-bearing deposits rose 5% with increases in almost all categories. The most significant growth was in money market investment and other consumer time deposits. Average short-term borrowings grew 25%, mainly to fund loan growth.
   The net interest spread widened 17 basis points to 3.97% in 1996 from 3.80% in 1995. This increase reflected a 16 basis point rise in the earning asset yield, while the cost of interest-bearing liabilities fell one basis point. The higher earning asset yield reflected the shift in the mix to a higher proportion of loans. A lower level of interest-free funding partially offset these improvements. Interest-free funds fell 2% during 1996, and were 19% of average earning assets, compared to 21% in 1995.
   From 1994 to 1995, net interest income rose 6%, while the net interest margin increased nine basis points. These improvements reflected loan growth and higher yields on both loans and securities. Average loans grew 23% during 1995, and were 61% of average earning assets, compared to 51% in 1994. All major categories of loans experienced growth in excess of 20%. Higher yields on loans and securities were related to the rise in interest rates which began in 1994's second quarter and continued into early 1995. The yield on average loans rose 31 basis points, reflecting higher-yielding new loans, plus repricing of existing floating rate loans. The 109 basis point increase in the securities yield reflected FCC's active management of the portfolio during the period of rising interest rates.
   Table 1 presents the average balance sheets, net interest income (FTE) and interest rates for 1996, 1995 and 1994. Table 2 presents detail loan information for 1996 and 1995. Table 3 provides the components of changes in net interest income (FTE).

Provision for Loan Losses
   The provision for loan losses was $38.0 million in 1996, compared to $30.6 million in 1995, which included $10.0 million related to the New Orleans land-based casino project, and a $10.4 million negative provision in 1994. The increase from 1995 to 1996 resulted from higher net charge-offs of credit card loans and loans to individuals. The increase from 1994 to 1995 reflected growth in loans, plus the $10.0 million included in 1995's provision related to the land-based casino project. Dependent primarily upon economic conditions, national trends and changes in the level and mix of the loan portfolio, FCC's net charge-offs, particularly for credit cards, may continue to grow in future periods; this growth could result in a rising provision for loan losses. For discussion of the allowance for loan losses, net charge-offs and nonperforming assets, see the Credit Risk Management section of this Financial Review.

Other Income
   Other income, excluding securities transactions, was $172.4 million in 1996, compared to $151.3 million in

The graph inserted shows Net Interest Income (FTE) from 1992 to 1996. The plot points are:


Graph Type     Denominations         1992     1993     1994     1995     1996
----------     -------------        ------   -------  ------   ------   -------
   Bar           Millions           $305.52  $322.85  $330.06  $349.32  $375.50

The graph inserted shows Provision for Loan Losses from 1992 to 1996. The plot points are:

Graph Type     Denominations         1992    1993     1994     1995     1996
----------     -------------        ------  ------  -------   ------   ------
   Bar           Millions           $29.09  $(2.42) $(10.42)  $30.60   $37.98

TABLE 1. SUMMARY OF AVERAGE BALANCE SHEETS, NET INTEREST INCOME (FTE)(a) AND INTEREST RATES


---------------------------------------------------------------------------------------------------------------------------------

                                                        1996                         1995                          1994
---------------------------------------------------------------------------------------------------------------------------------
                                           Average                      Average                        Average
(dollars in thousands)                     Balance   Interest   Rate    Balance    Interest   Rate     Balance   Interest   Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
  EARNING ASSETS
   Loans (b)                             $5,512,428  $492,248   8.93%  $4,542,678  $412,839   9.09%  $3,678,298  $322,934   8.78%
   Securities
     Taxable                              2,165,167   142,532   6.58    2,733,630   176,391   6.45    3,247,721   172,687   5.32
     Tax-exempt                              87,898     8,894  10.12       98,313    10,062  10.23      109,104    11,628  10.66
---------------------------------------------------------------------------------------------------------------------------------
      Total securities                    2,253,065   151,426   6.72    2,831,943   186,453   6.58    3,356,825   184,315   5.49
---------------------------------------------------------------------------------------------------------------------------------
   Interest-bearing deposits in banks           335        16   4.78          867        46   5.30       38,104     1,352   3.55
   Federal funds sold and securities
     purchased under resale agreements       34,249     1,855   5.42       74,109     4,376   5.90      113,593     5,070   4.46
   Trading account securities                31,440     1,438   4.57       14,468       753   5.20        2,502       173   6.92
---------------------------------------------------------------------------------------------------------------------------------
      Total money market investments         66,024     3,309   5.01       89,444     5,175   5.79      154,199     6,595   4.28
---------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                7,831,517  $646,983   8.26%   7,464,065  $604,467   8.10%   7,189,322  $513,844   7.15%
---------------------------------------------------------------------------------------------------------------------------------
  NONEARNING ASSETS
   Other assets (c)                         771,367                       752,546                       716,441
   Allowance for loan losses                (77,775)                      (75,417)                      (78,460)
---------------------------------------------------------------------------------------------------------------------------------
      Total assets                       $8,525,109                    $8,141,194                    $7,827,303
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST-BEARING LIABILITIES
   Interest-bearing deposits
     NOW account deposits                $1,095,729  $ 21,541   1.97%  $1,023,939  $ 19,379   1.89%  $1,017,052  $ 15,392   1.51%
     Money market investment deposits       856,366    25,682   3.00      723,768    19,662   2.72      809,918    16,236   2.00
     Savings and other consumer time
       deposits                           2,788,282   132,612   4.76    2,802,907   131,528   4.69    2,683,289    97,146   3.62
     Time deposits $100,000 and over        800,539    43,306   5.41      732,788    40,373   5.51      509,696    20,069   3.94
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits     5,540,916   223,141   4.03    5,283,402   210,942   3.99    5,019,955   148,843   2.97
---------------------------------------------------------------------------------------------------------------------------------
   Short-term borrowings                    697,536    37,718   5.41      558,136    33,015   5.92      586,483    23,633   4.03
   Long-term debt                            85,338    10,624  12.45       89,739    11,193  12.47       90,315    11,312  12.53
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities  6,323,790  $271,483   4.29%   5,931,277  $255,150   4.30%   5,696,753  $183,788   3.23%
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS' EQUITY
   Noninterest-bearing deposits           1,346,759                     1,419,675                     1,427,942
   Other liabilities                        129,886                       102,709                        79,439
   Stockholders' equity                     724,674                       687,533                       623,169
---------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity             $8,525,109                    $8,141,194                    $7,827,303
---------------------------------------------------------------------------------------------------------------------------------
      Net interest income (FTE) (a)
        and margin                                   $375,500   4.79%              $349,317   4.68%              $330,056   4.59%
---------------------------------------------------------------------------------------------------------------------------------
      Net earning assets and spread      $1,507,727             3.97%  $1,532,788             3.80%  $1,492,569             3.92%
---------------------------------------------------------------------------------------------------------------------------------

      Total cost of funds                                       3.47%                         3.42%                         2.56%
---------------------------------------------------------------------------------------------------------------------------------

(a)      Based on a 35% tax rate.

(b) Net of unearned income, prior to deduction of allowance for loan losses and including nonaccrual loans.

(c)      Includes mark-to-market adjustment on securities available for sale.

                                FINANCIAL REVIEW
                                  (continued)

TABLE 2.  AVERAGE LOANS BY TYPE, INTEREST INCOME (FTE)(a) AND YIELDS

---------------------------------------------------------------------------------------------------------------------------
                                                                         1996                              1995
---------------------------------------------------------------------------------------------------------------------------
                                                      Average                                  Average
(dollars in thousands)                                Balance       Interest        Yield      Balance    Interest   Yield
---------------------------------------------------------------------------------------------------------------------------
Loans to individuals - residential mortgages        $1,020,531     $  83,125         8.15%   $  835,801   $ 67,939    8.13%
Loans to individuals - other                         1,595,075       133,839         8.39     1,289,112    108,222    8.40
Commercial, financial and other                      1,137,289        89,684         7.89     1,023,546     86,340    8.44
Real estate - commercial, construction and other     1,078,821        97,613         9.05       876,699     81,054    9.25
Credit card loans                                      680,712        87,987        12.93       517,520     69,284   13.39
---------------------------------------------------------------------------------------------------------------------------
  Total                                             $5,512,428      $492,248         8.93%   $4,542,678   $412,839    9.09%
---------------------------------------------------------------------------------------------------------------------------

(a) Based on a 35% tax rate.

TABLE 3.  SUMMARY OF CHANGES IN NET INTEREST INCOME (FTE)(a)

---------------------------------------------------------------------------------------------------------------------------
                                                             1996 Compared to 1995              1995 Compared to 1994
---------------------------------------------------------------------------------------------------------------------------
                                                        Total      Due to      Due to       Total       Due to      Due to
                                                      Increase    Change in   Change in   Increase     Change in   Change in
(in thousands)                                       (Decrease)   Volume(b)    Rate(b)   (Decrease)    Volume(b)    Rate(b)
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME (FTE)
  Loans                                             $  79,409   $  89,367     $(9,958)    $89,905     $ 78,208     $11,697
  Securities
   Taxable                                            (33,859)    (36,983)      3,124       3,704      (29,820)     33,524
   Tax-exempt                                          (1,168)     (1,055)       (113)     (1,566)      (1,117)       (449)
---------------------------------------------------------------------------------------------------------------------------
     Total securities                                 (35,027)    (38,038)      3,011       2,138      (30,937)     33,075
---------------------------------------------------------------------------------------------------------------------------
  Interest-bearing deposits in banks                      (30)        (26)         (4)     (1,306)        (913)       (393)
  Federal funds sold and securities purchased
   under resale agreements                             (2,521)     (2,185)       (336)       (694)      (2,057)      1,363
  Trading account securities                              685         786        (101)        580          633         (53)
---------------------------------------------------------------------------------------------------------------------------
     Total money market investments                    (1,866)     (1,425)       (441)     (1,420)      (2,337)        917
---------------------------------------------------------------------------------------------------------------------------
     Total interest income (FTE)                     $ 42,516    $ 49,904     $(7,388)    $90,623     $ 44,934     $45,689
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest-bearing deposits
   NOW account deposits                             $   2,162   $   1,393    $    769    $  3,987   $      105   $   3,882
   Money market investment deposits                     6,020       3,841       2,179       3,426       (1,868)      5,294
   Savings and other consumer time deposits             1,084        (689)      1,773      34,382        4,498      29,884
   Time deposits $100,000 and over                      2,933       3,676        (743)     20,304       10,618       9,686
---------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits                   12,199       8,221       3,978      62,099       13,353      48,746
---------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                 4,703       7,719      (3,016)      9,382       (1,192)     10,574
  Long-term debt                                         (569)       (548)        (21)       (119)         (72)        (47)
---------------------------------------------------------------------------------------------------------------------------
     Total interest expense                          $ 16,333    $ 15,392    $    941     $71,362     $ 12,089    $ 59,273
---------------------------------------------------------------------------------------------------------------------------
     Change in net interest income (FTE)             $ 26,183    $ 34,512     $(8,329)    $19,261     $ 32,845    $(13,584)
---------------------------------------------------------------------------------------------------------------------------

(a) Based on a 35% tax rate.
(b) Changes not solely due to either volume or rate are allocated on a proportional basis.

1995, an increase of 14%. Virtually all categories experienced growth, with the most significant growth in credit card fee income.

   Credit card fee income rose $13.3 million, or 38%, to $47.8 million in 1996. This growth mainly reflected increases in sales volumes and late charge fee income. Higher late charge fee income was driven by increases in both volume and pricing. Trust fee income of $20.7 million was $3.5 million, or 20%, higher than in 1995 due to new trust business. Increased sales of mutual funds caused the $2.6 million, or 31%, rise in broker/dealer income to $10.8 million in 1996. Additional ATMs in service and higher usage charges for non-customers resulted in the $1.3 million, or 15%, rise in ATM fee income to $9.7 million. At year-end 1996, FCC had 424 ATMs in service, up 18% from December 31, 1995. Service charges on deposits decreased slightly from 1995, reflecting FCC's strategies of client migration and retention, which may result in moving a client to a lower fee account to improve retention and long-term profitability.

The graph inserted shows Other Income (excluding nonrecurring items) from 1992 to 1996. The plot points are:

Graph Type     Denominations        1992    1993    1994    1995    1996
----------     -------------       ------  ------  ------  ------  ------
   Bar           Millions           $118    $126    $135    $148    $171


TABLE 4.  OPERATING EXPENSE
---------------------------------------------------------------------------
(in thousands)                             1996       1995         1994
---------------------------------------------------------------------------
Salary expense                          $151,781    $135,156     $132,836
Employee benefits                         29,298      30,052       29,104
---------------------------------------------------------------------------
   Total personnel expense               181,079     165,208      161,940
Equipment expense                         26,337      24,717       20,901
Net occupancy expense                     20,980      21,720       20,902
Communications and delivery expense       19,154      17,307       14,337
Professional fees                         14,180      16,298       16,321
FDIC insurance expense                     1,784       8,665       14,413
Other operating expense                   58,061      56,910       52,090
---------------------------------------------------------------------------
   Total recurring expense               321,575     310,825      300,904
SAIF special assessment                    5,273           -            -
Merger-related charges                         -      22,205        2,794
Reengineering charges                          -       4,174        2,613
---------------------------------------------------------------------------
   Total operating expense              $326,848    $337,204     $306,311
---------------------------------------------------------------------------

   Other income, excluding securities transactions, increased 12% from 1994 to 1995. Improvements were experienced in all categories and mainly reflected higher volumes of transactions and accounts. The strongest growth was in credit card ($4.1 million), deposit ($3.7 million) and ATM ($2.6 million) fee income. Additionally, 1995's other income included a $3.1 million gain on the divestiture of two branches.
   Securities transactions resulted in pretax net gains of $160,000 in 1996, compared to pretax net losses of $11.4 million in 1995 and $43.5 million in 1994. The losses recorded in 1995 and 1994 were related to FCC's securities portfolio restructuring. In response to rising interest rates in 1994 and early 1995, FCC restructured a portion of its securities portfolio. Securities sold totaled $1.8 billion in 1994 and $740 million in 1995; the proceeds from these sales were primarily reinvested in higher-yielding securities.

Operating Expense
   Operating expense was $326.8 million in 1996, compared to $337.2 million in 1995 and $306.3 million in 1994. 1996's operating expense included a one-time $5.3 million expense related to the assessment by the FDIC for the recapitalization of the SAIF. Operating expense in 1995 and 1994 included nonrecurring merger-related and reengineering charges of $26.4 million and $5.4 million, respectively. Table 4 shows the components of operating expense for the past three years, after adjusting for these charges.
   Excluding the above-mentioned charges in both years, operating expense rose only $10.8 million, or 3%, in 1996. Higher personnel costs caused the increase. Personnel expense rose $15.9 million, or 10%,

                                FINANCIAL REVIEW
                                  (continued)

from 1995. This increase was due to incentive pay tied to the improvement in FCC's financial returns and the 21% appreciation of its common stock during 1996. The effect of annual merit raises was offset by a 4% decline in the average number of employees. Communications and delivery expense grew $1.8 million, or 11%, reflecting higher telephone and armored car expenses. Increased depreciation related to FCC's investments in new sales and service technology caused equipment expense to increase $1.6 million, or 7%. FDIC insurance expense, excluding the SAIF recapitalization expense, fell $6.9 million in 1996 due to lower premium rates.
   From 1994 to 1995, operating expense, excluding one-time charges, rose 3%, or $9.9 million. The most significant increases were in equipment, personnel and other operating expenses. Additionally, the acquisition in 1995 of City Bancorp, Inc., a purchase transaction, contributed approximately $2.0 million to the increase. Equipment expense rose 18%, mainly due to depreciation related to FCC's investments in new technology. Higher personnel expense of 2% reflected annual merit raises, partially offset by a 3% decrease in average staffing. The rise in other operating expense was mainly due to increases in advertising and credit card expenses of $3.0 million and $1.2 million, respectively. FDIC insurance premium expense fell $5.7 million in 1995, reflecting lower premium rates due to strengthened FDIC reserves.

The following graph presents Operating Expense (excluding nonrecurring items) from 1992 to 1996. The plot points are:

Graph Type     Denominations        1992    1993    1994    1995    1996
----------     -------------       ------  ------  ------  ------  ------
   Bar           Millions            260     280     301     311     322

   FCC monitors the efficiency ratio as one measure of its success at increasing revenues while controlling expense growth. Excluding one-time charges, the efficiency ratio was 59% in 1996, compared to 63% in 1995 and 65% in 1994.

Income Taxes
   Income tax expense was $59.0 million in 1996, $39.5 million in 1995 and $38.6 million in 1994. The changes in income tax expense resulted primarily from changes in pretax income and nondeductible merger-related expenses. FCC's effective tax rate was 33% for 1996, 34% for 1995 and 32% for 1994. These effective rates are lower than the 35% federal statutory tax rate, primarily because of tax-exempt interest income received from the financing of state and local governments. Louisiana does not assess an income tax on commercial banks; rather, banks pay property tax based on the value of their capital stock in lieu of income and franchise taxes.
   For additional information on FCC's effective tax rates and the composition of changes in income tax expense for all periods, see Note 20.


FINANCIAL CONDITION ANALYSIS
Loans
   Average loans grew 21% in 1996 following growth of 23% during 1995. Total loans were $6.2 billion at December 31, 1996, a 21% increase from year-end 1995. As shown in Table 5, loan growth was across all sectors of the portfolio. Economic expansion in Louisiana was the primary driver of loan growth in 1996. Loan growth is expected to continue into 1997. Table 6 and Note 5 provide additional information on loans.
   Consumer loans include loans to individuals and credit card loans. Consumer loans continue to be the largest segment of the loan portfolio at 59% of total loans. Loans to individuals were $2.8 billion at the end of 1996, up 18% from the prior year-end. There were increases in most categories of loans to individuals with the most significant

TABLE 5.  LOANS OUTSTANDING BY TYPE

---------------------------------------------------------------------------------------------------------------------------

                                                                                        December 31
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                  1996         1995          1994         1993         1992
---------------------------------------------------------------------------------------------------------------------------
Loans to individuals - residential mortgages                 $1,086,370  $   975,331  $   753,127  $   649,571  $   486,788
Loans to individuals - other                                  1,762,257    1,435,165    1,161,246      947,024      731,092
Commercial, financial and agricultural                        1,179,285    1,020,477      822,833      589,856      584,873
Real estate - commercial mortgages                              953,144      769,019      656,294      659,422      568,909
Real estate - construction and other                            273,498      198,672      119,235      123,510      120,407
Credit card loans                                               829,612      617,824      509,076      465,425      464,146
Other                                                           135,906      113,308      124,900      144,395      132,004
Unearned income                                                  (2,589)      (7,070)     (17,472)     (27,497)     (33,491)
---------------------------------------------------------------------------------------------------------------------------
   Total loans, net of unearned income                       $6,217,483   $5,122,726   $4,129,239   $3,551,706   $3,054,728
---------------------------------------------------------------------------------------------------------------------------


increases in indirect automobile loans and residential mortgage loans. At December 31, 1996, credit card loans were $830 million, or 13% of total loans. During 1996, FCC's credit card loans grew 34%, primarily reflecting the continued implementation of FCC's role as credit provider for the clubs on U. S. Air Force bases worldwide.
   Real estate loans consist of loans secured by commercial properties, construction and land development loans, and loans secured by multi-family properties and farmland. Real estate loans rose 27% during 1996 and were $1.2 billion, or 20% of total loans, at year-end 1996.

TABLE 6.  LOAN MATURITIES AND RATE SENSITIVITIES BY TYPE

---------------------------------------------------------------------------------------------------------------------------

                                                                                            December 31, 1996
                                                                                                Maturing
---------------------------------------------------------------------------------------------------------------------------
                                                                            Within        One to        After
(in thousands)                                                             One Year     Five Years   Five Years      Total
---------------------------------------------------------------------------------------------------------------------------
Fixed
   Loans to individuals - residential mortgages                          $    55,257  $   223,391  $   737,623   $1,016,271
   Loans to individuals - other                                              108,397    1,112,920      104,320    1,325,637
   Commercial, financial and agricultural                                    341,690      240,057       43,310      625,057
   Real estate - commercial mortgages                                         95,958      351,386      203,823      651,167
   Real estate - construction and other                                       74,529       73,188       24,017      171,734
   Credit card loans                                                         376,893            -            -      376,893
   Other                                                                      26,733       39,330       53,779      119,842
---------------------------------------------------------------------------------------------------------------------------
      Total fixed loans                                                    1,079,457    2,040,272    1,166,872    4,286,601
---------------------------------------------------------------------------------------------------------------------------
Floating
   Loans to individuals - residential mortgages                               54,631       11,269        4,199       70,099
   Loans to individuals - other                                               62,838      371,568        2,214      436,620
   Commercial, financial and agricultural                                    354,391      151,224       48,613      554,228
   Real estate - commercial mortgages                                        115,170      117,182       69,625      301,977
   Real estate - construction and other                                       68,461       30,103        3,200      101,764
   Credit card loans                                                         452,719            -            -      452,719
   Other                                                                      15,653          320           91       16,064
---------------------------------------------------------------------------------------------------------------------------
      Total floating loans                                                 1,123,863      681,666      127,942    1,933,471
---------------------------------------------------------------------------------------------------------------------------
      Total loans                                                         $2,203,320   $2,721,938   $1,294,814   $6,220,072
---------------------------------------------------------------------------------------------------------------------------

                                                                        21

                                FINANCIAL REVIEW
                                  (continued)

The graph inserted presents Loans As A Percent of Deposits (average) from 1992 to 1996. The plot points are:

Graph Type     Denominations       1992    1993    1994    1995    1996
----------     -------------      ------  ------  ------  ------  ------
   Bar           Percent          48.02%  50.34%  57.05%  67.77%  80.03%


Commercial mortgages, the largest component of real estate loans, were $953 million, or 15% of total loans, at the end of 1996. This compares to $769 million, or 15% of total loans, at year-end 1995. Approximately 25% of these properties are owner-occupied. Construction and land development loans were $204 million, or 3% of total loans, at December 31, 1996, compared to $147 million at the end of 1995.
   Commercial loans were $1.2 billion, or 19% of total loans, at December 31, 1996, and were 16% higher than at the prior year-end. Growth was distributed among virtually all industry segments and reflected increased economic activity in Louisiana. The commercial loan portfolio is diversified among a wide array of industries. The three largest industries were services with $335 million, retail/wholesale trade with $215 million and manufacturing with $153 million. At year-end 1996, loans related to the gaming industry were $63 million, or 1% of total loans. Additionally, unfunded commitments to extend credit to gaming industry borrowers totaled $45 million at December 31, 1996.

Securities
   As part of its securities portfolio management strategy, all of FCC's securities have been classified as available for sale. A significant factor in this decision is the desire to maintain flexibility to actively manage the portfolio in response to market conditions and funding requirements.
   The securities portfolio totaled $2.2 billion at December 31, 1996, compared to $2.6 billion at year-end 1995. Average securities were $2.3 billion in 1996 and $2.8 billion in 1995. The majority of security paydowns over the past two years have funded loan growth. It is likely that security paydowns will be reinvested during 1997. Unrealized

TABLE 7.  SECURITIES AVAILABLE FOR SALE -- MATURITIES AND YIELDS(a)

-----------------------------------------------------------------------------------------------------------------------------

                                                                        December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      Maturity
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                            Total Carrying
                                       Within 1 Year      1-5 Years        5-10 Years     After 10 Years         Value
-----------------------------------------------------------------------------------------------------------------------------
                                                FTE                FTE             FTE              FTE                FTE
                                      Amount   Yield    Amount    Yield   Amount   Yield   Amount   Yield   Amount     Yield
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities             $660,568   6.63%  $572,608   6.79%  $100,548  6.96%  $    -       -%  $1,333,724   6.72%
U.S. agency mortgage-backed securities
   Fixed                                    -     -      69,736   7.22     15,952  6.28    292,997  6.26      378,685   6.44
   Floating                                 -     -         -       -         678  6.06    328,494  6.52      329,172   6.52
States and political subdivisions       6,300   8.32     23,390  10.26     27,375  9.87     38,601 10.98       95,666  10.31
Other debt securities                   2,866   6.97        510   7.71        -     -         -       -         3,376   7.08
Equity securities                       2,765   4.98        -       -         -     -       34,141  3.70       36,906   3.80
-----------------------------------------------------------------------------------------------------------------------------
      Total securities available
        for sale                     $672,499   6.64%  $666,244   6.96%  $144,553  7.43%  $694,233  6.52%  $2,177,529   6.75%
-----------------------------------------------------------------------------------------------------------------------------

(a) Fully taxable equivalent based on a 35% tax rate. Maturities are based on the contractual maturities of the securities.

TABLE 8.  AVERAGE DEPOSITS

-----------------------------------------------------------------------------------------------------------------

(dollars in thousands)                                  1996                  1995                  1994
-----------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits          $1,336,815     19.41%    $1,410,211    21.04%   $1,417,239     21.98%
NOW account deposits                          1,095,729     15.91      1,023,939    15.28     1,017,052     15.77
Money market investment deposits                856,366     12.43        723,768    10.80       809,918     12.56
Savings deposits                                632,088      9.18        770,384    11.49       851,071     13.20
Other consumer time deposits                  2,156,327     31.30      2,041,762    30.45     1,842,668     28.58
-----------------------------------------------------------------------------------------------------------------
      Total core deposits                     6,077,325     88.23      5,970,064    89.06     5,937,948     92.09
   Time deposits $100,000 and over              810,350     11.77        733,013    10.94       509,949      7.91
-----------------------------------------------------------------------------------------------------------------
      Total average deposits                 $6,887,675    100.00%    $6,703,077   100.00%   $6,447,897    100.00%
-----------------------------------------------------------------------------------------------------------------


gains, net of tax, increased stockholders' equity $22.9 million at December 31, 1996, compared to $33.6 million at year-end 1995. The fluctuation in market values was mainly driven by changes in market interest rates.
   At December 31, 1996, 95% of total securities were obligations of the U.S. government or its agencies. The average expected life, which considers projected paydowns, was 3.4 years and the average duration was 2.2 years. Table 7 presents detailed information on the maturities and yields of securities.
   FCC's mortgage-backed securities are either direct issues or collateralized by direct issues of U.S. agencies. Approximately 47% of FCC's mortgage-backed securities are floating rate. At December 31, 1996, the average expected life of FCC's mortgage-backed securities was 4.9 years and the average duration was 2.5 years. Prepayment rates on mortgage-backed securities may differ from expected, due to changes in interest rates and other economic conditions.
   Note 4 contains additional information on securities.

Money Market Investments
   Money market investments include interest-bearing deposits in other banks, federal funds sold, securities purchased under agreements to resell and trading account securities. Money market investments serve as short-term investment alternatives and are available to meet liquidity needs.


TABLE 9.  MATURITIES OF TIME DEPOSITS $100,000 AND OVER
-----------------------------------------------------------------------------

(in thousands)
-----------------------------------------------------------------------------
Within three months                                                 $414,095
Three to six months                                                  155,506
Six to twelve months                                                 133,443
After twelve months                                                  289,851
-----------------------------------------------------------------------------
   Total at December 31, 1996                                       $992,895
-----------------------------------------------------------------------------


   Money market investments totaled $73 million at the end of 1996. Average money market investments were $66 million for 1996, compared to $89 million in 1995. As a percent of average earning assets, money market assets were 1% for both years.

Deposits
   Deposits were $7.3 billion as of December 31, 1996. Average deposits were $6.9 billion in 1996, a 3% increase over 1995. The most significant growth was in money market investment deposits and other consumer time deposits. This growth was partially offset by lower savings and noninterest-bearing deposits, which reflected FCC's

                                FINANCIAL REVIEW
                                  (continued)

client migration and retention strategies. As shown in Table 8, core deposits rose 2% in 1996, and were 88% of total deposits.

Short-Term Borrowings
   As of year-end 1996, short-term borrowings were $945 million, and averaged $698 million for 1996. This was an increase from the $636 million at December 31, 1995 and the $558 million average for 1995. As a percent of average earning assets, short-term borrowings were 9% in 1996 and 7% in 1995. The increase in short-term borrowings was mainly to fund loan growth. The level of short-term borrowings is expected to decline in 1997 as FCC expands its use of several longer-term funding sources as discussed under the Liquidity section of this Financial Review. Note 9 contains additional information on short-term borrowings.

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

Interest Rate Risk
   Interest rate risk is the potential impact on net interest income of changes in interest rates. FCC uses a number of methods to measure interest rate risk, including gap analysis, net interest income simulation and monitoring the economic value of equity.
   The simplest measure of FCC's interest rate risk is gap analysis, which details the maturity or repricing mismatches for assets and liabilities within certain time periods. Gap analysis has several limitations, including the fact that it is a point in time measurement. Also, it does not consider the impact of potential changes in interest rate levels or spreads. Table 10 demonstrates FCC's static gap position as of December 31, 1996.
   Given the limitations of gap analysis, simulation of net interest income under various interest rate scenarios is FCC's primary tool for measuring interest rate risk. Management regularly reviews simulation results to better understand FCC's interest rate risk and to develop strategies for managing this risk. FCC's simulation incorporates management's expectations regarding such factors as loan and deposit growth, pricing and mix, prepayment rates, and spreads between various interest rates. At year-end 1996, FCC's actual sensitivity was well within its established guideline limits that net interest income should decline by no more than 10% over a 12-month period in response to a gradual 250 basis point change in interest rates.
   A third measure captures longer term interest rate risk by analyzing the economic value of equity. At year-end 1996, FCC's sensitivity was well within its established limits that the economic value of equity may not decline by more than 7.5% in response to an immediate 100 basis point rate shift, or by more than 15% in response to an immediate 250 basis point rate shift.

Off-Balance Sheet Instruments
   In the normal course of business, FCC is a party to various financial instruments which are not carried on the balance sheet. However, income and expenses related to these instruments are reflected in the financial statements. FCC uses these instruments to meet the financing needs of its customers and to

TABLE 10.  INTEREST RATE SENSITIVITY

---------------------------------------------------------------------------------------------------------------------------

                                                                      By Repricing Dates at December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                         0-30    31-90    91-180   181-365     After   Noninterest-
(dollars in millions)                                    Days     Days     Days     Days      1 Year      Bearing     Total
---------------------------------------------------------------------------------------------------------------------------
ASSETS
   Loans                                             $  1,996   $  464    $ 414    $  708    $ 2,635   $      -    $  6,217
   Securities                                             101      243      385       366      1,083          -       2,178
   Money market investments                                73        -        -         -          -          -          73
   Other assets                                             -        -        -         -          -        722         722
---------------------------------------------------------------------------------------------------------------------------
      Total assets                                   $  2,170   $  707    $ 799    $1,074    $ 3,718   $    722    $  9,190
---------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS
   Money market deposits                             $    212   $    -    $   -    $    -    $ 1,912   $      -    $  2,124
   Consumer time deposits                                 743      299      403       405        910          -       2,760
   Time deposits $100,000 and over                        220      163      156       163        282          -         984
   Short-term borrowings                                  840      105        -         -          -          -         945
   Long-term debt                                           -        -        -         -         81          -          81
   Noninterest-bearing deposits                             -        -        -         -          -      1,436       1,436
   Other liabilities                                        -        -        -         -          -        136         136
   Stockholders' equity                                     -        -        -         -          -        724         724
---------------------------------------------------------------------------------------------------------------------------
      Total sources of funds                         $  2,015   $  567    $ 559    $  568    $ 3,185   $  2,296    $  9,190
---------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS                              $      -   $  (30)  $ (100)   $    -    $   130   $      -
INTEREST RATE SENSITIVITY GAP                        $    155   $  110   $  140    $  506    $   663   $ (1,574)
CUMULATIVE INTEREST RATE SENSITIVITY GAP             $    155   $  265   $  405    $  911    $ 1,574   $      -
CUMULATIVE INTEREST RATE SENSITIVITY GAP
   AS A PERCENT OF TOTAL ASSETS                          1.69%    2.88%    4.41%     9.91%     17.13%
---------------------------------------------------------------------------------------------------------------------------


help manage its exposure to interest rate fluctuations. These off-balance sheet instruments include commitments to extend credit, letters of credit, securities lent, foreign exchange contracts and interest rate contracts. Note 16 provides additional information for off-balance sheet instruments.
   FCC uses interest rate contracts to manage interest rate risk. Table 11 summarizes FCC's interest rate contracts at December 31, 1996. Table 12 summarizes the activity, by notional amount, for all interest rate contracts during 1996, while Table 13 presents their impact on net interest income.
   At December 31, 1996, FCC had $130 million of interest rate swaps. $30 million of these swaps convert certificates of deposit from fixed to floating rate and mature in December 2001. The remaining $100 million of interest rate swaps, with a March 1997 start date and a five year maturity, hedge reinvestment risk associated with U.S. Treasury securities. FCC's $500 million of interest rate floors were purchased for a premium of $1.1 million to hedge transaction deposits.
   Declining interest rates caused FCC's amortizing interest rate swaps to fully amortize in February 1996. During August and November of 1996, $350 million of graduated interest rate caps matured.
   At year-end 1996, the estimated fair value of FCC's total interest rate contracts was $3.0 million. The fair value of interest rate contracts at any given date represents the estimated amount FCC would receive or pay to terminate the contracts. Changes in the fair value of FCC's interest rate contracts are

                                FINANCIAL REVIEW
                                  (continued)

TABLE 11. INTEREST RATE CONTRACTS

--------------------------------------------------------------------------------------------------------------------------------

                                                          Weighted Average Rate
                                                       ___________________________

                                                      Receive     Pay              Floating
                           Notional      Maturity      Fixed   Floating   Strike     Rate       Reset        Underlying
(dollars in thousands)      Amount         Date        Rate      Rate      Rate      Index    Frequency    Asset/Liability
--------------------------------------------------------------------------------------------------------------------------------
Interest rate floors        $500,000    December 1998      -%        -%     4.65%     LIBOR   Quarterly   Transaction deposits
Interest rate swap            30,000    December 2001   6.31      5.54         -      LIBOR   Quarterly  Certificates of deposit
Interest rate swap (a)       100,000      March 2002    7.18         -         -      LIBOR   Quarterly     U. S. Treasuries
--------------------------------------------------------------------------------------------------------------------------------
Total at December 31, 1996  $630,000                    6.98%     5.54%     4.65%
--------------------------------------------------------------------------------------------------------------------------------

(a) This contract will become effective in March 1997.


TABLE 12. CHANGES IN INTEREST RATE CONTRACTS (NOTIONAL AMOUNTS)

-------------------------------------------------------------------------------------------------

                                            Option                      Amortizing
                                             Based          Generic      Interest
(in thousands)                            Instruments        Swaps      Rate Swaps         Total
-------------------------------------------------------------------------------------------------
Balance, December 31, 1995                $ 350,000     $        -      $ 193,605      $ 543,605
   Purchases                                500,000        130,000              -        630,000
   Amortization                                   -              -       (193,605)      (193,605)
   Maturities                              (350,000)             -              -       (350,000)
-------------------------------------------------------------------------------------------------
Balance, December 31, 1996                $ 500,000     $  130,000      $       -      $ 630,000
-------------------------------------------------------------------------------------------------

largely offset by changes in the fair values of the balance sheet assets and liabilities matched against these contracts. The fair values of interest rate contracts fluctuate depending upon the remaining maturities of the contracts and the financial markets' expectations regarding future interest rate levels.

Liquidity
   The objective of liquidity management is to ensure that funds are available to meet the cash flow requirements of depositors and borrowers while at the same time meeting the cash flow needs of the corporation. Liquidity is provided by a stable base of funding sources, especially core deposits, and an adequate level of assets readily convertible into cash.
   In order to enhance liquidity, FCC has begun to diversify its access to external funding sources. A retail brokered CD program was established in the fourth quarter of 1996. At December 31, 1996, $140 million of these CDs were outstanding. In January 1997, First National Bank of Commerce established a bank note program and entered the market through an initial $250 million issue. Notes issued under the program may mature between seven days and 30 years and bear fixed or floating interest rates. FCC expects to continue issuing brokered CDs and bank notes during 1997. In addition, FCC is considering establishing an



TABLE 13. ANALYSIS OF INTEREST INCOME (EXPENSE)
          FROM INTEREST RATE CONTRACTS

---------------------------------------------------------------------------------------
                                    Option               Amortizing
Year Ended December 31, 1996        Based     Generic    Interest   Callable
(in thousands)                    Instruments   Swaps    Rate Swaps    Swaps     Total
---------------------------------------------------------------------------------------

Interest income (expense)          $     -      $111       $(293)     $(489)  $  (671)
Amortization                        (1,220)        -           -          -    (1,220)
---------------------------------------------------------------------------------------
Net interest income                $(1,220)     $111       $(293)     $(489)  $(1,891)
---------------------------------------------------------------------------------------

asset securitization program during 1997. Other funding alternatives available include commercial paper issued by the Parent Company and lines of credit maintained with major banks totaling $55 million. No commercial paper was issued in 1996, and the lines of credit were unused.

CAPITAL AND DIVIDENDS
   At December 31, 1996, total stockholders' equity was 7.87% of total assets, compared to 8.59% one year ago. The decline mainly reflects FCC's redemption of its preferred stock. On October 21, 1996, FCC called its preferred stock for redemption on January 2, 1997. As expected, substantially all of the preferred stock was converted into common stock during the fourth quarter of 1996, and only a nominal amount was redeemed. The 1.8 million shares of common stock delivered to satisfy the conversions had been repurchased by FCC in anticipation of such conversions. The regulatory leverage ratio, which excludes the net unrealized gain on securities available for sale, was 7.76% at year-end 1996 and 8.16% at December 31, 1995. Table 14 presents FCC's risk-based and other capital ratios for the past five years. All ratios remain well above regulatory minimums.
   FCC increased its common stock cash dividend 14% during the fourth quarter of 1996 and paid $1.45 per share for the full year. The Parent Company's sources of funds to pay cash dividends on its common stock are its net working capital and the dividends it receives from the banks. At December 31, 1996, the Parent Company had net working capital of $67 million. Also, the Parent Company could receive dividends from the banks without prior regulatory approval of $41 million after December 31, 1996, plus the banks' adjusted net profits for 1997.

CREDIT RISK MANAGEMENT
   FCC manages its credit risk by diversifying its loan portfolio, maintaining credit underwriting standards which emphasize cash flows and repayment ability, providing an adequate allowance for loan losses and continually reviewing loans through an internal independent loan review process. Portfolio diversification reduces credit risk


TABLE 14. RISK-BASED CAPITAL AND CAPITAL RATIOS

---------------------------------------------------------------------------------------------------------------------------

                                                                                    December 31
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1996         1995          1994         1993           1992
---------------------------------------------------------------------------------------------------------------------------
Tier 1 capital                                          $   683,190   $   679,003  $   651,080   $   603,563   $   490,920
Tier 2 capital                                              126,993       149,769      138,995       132,371       133,029
---------------------------------------------------------------------------------------------------------------------------
   Total capital                                        $   810,183   $   828,772  $   790,075   $   735,934   $   623,949
---------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                                    $ 6,294,032   $ 5,343,946  $ 4,452,537   $ 3,872,240   $ 3,457,555
---------------------------------------------------------------------------------------------------------------------------
Ratios
   Leverage ratio                                              7.76%         8.16%        8.20%         7.70%         6.78%
   Tier 1 capital                                             10.85%        12.71%       14.62%        15.59%        14.20%
   Total capital                                              12.87%        15.51%       17.74%        19.01%        18.05%
   Equity ratio                                                7.87%         8.59%        7.45%         7.74%         6.79%
   Tangible equity ratio                                       7.69%         8.37%        7.26%         7.54%         6.55%
---------------------------------------------------------------------------------------------------------------------------

                                FINANCIAL REVIEW
                                  (continued)

by minimizing the impact on the portfolio if weaknesses develop in certain segments of the economy. Credit underwriting standards ensure that loans are properly structured and collateralized. An adequate allowance for loan losses provides for losses inherent in the loan portfolio. The loan review process identifies and monitors potentially weak or deteriorating credits.

Nonperforming Assets
   Nonperforming assets consist of nonaccrual loans, restructured loans and foreclosed assets. As shown in Table 15, nonperforming assets totaled $32 million at December 31, 1996, compared to $60 million at year-end 1995. The year-end 1996 total consists of $27 million of nonperforming loans and $5 million of foreclosed assets. As a percent of loans and foreclosed assets, nonperforming assets were .51% at the end of 1996, compared to 1.17% one year ago. Changes in the level of total loans, the mix of the loan portfolio and economic conditions will primarily determine the future levels of nonperforming assets.
   Nonperforming loans fell $26 million in 1996. Approximately $16 million of the decline was the result of the sale of a riverboat casino securing a nonaccrual loan, while an additional $7 million reflected payoffs on two large nonaccrual loans. 42% of nonperforming loans were contractually current or no more than 30 days past due at the end of 1996, compared to 58% at December 31, 1995.
   Foreclosed assets, which include unused bank premises, fell $2 million from year-end 1995. Property sales were the principal cause of the decline.
   Loans past due 90 days or more and not on nonaccrual status were $29 million, or .47% of total loans, at year-end 1996, compared to $21 million, or .40% of total loans, at December 31, 1995. The increase was mainly related to credit card loans, which are charged-off within 180 days of becoming past due. At the end of 1996, accruing loans past due 90 days or more included $11 million in government-guaranteed student loans and $13 million of credit card loans.
    At December 31, 1996, loans considered to be impaired totaled $24 million, of which $10 million required a total impairment allowance of $3 million. Impaired loans are included in nonaccrual loans.

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

   The watch list consists of classifications, identified as Type 1 through Type
4. Types 1, 2 and 3 generally parallel the regulatory classifications of loss, doubtful and substandard, respectively. Type 4 generally parallels the regulatory classification of Other Assets Especially Mentioned. These loans require monitoring due to conditions which, if not corrected, could increase credit risk.
   Table 16 presents watch list loans and foreclosed assets for the past five years. Total watch list loans declined $34 million during the year to $157 million, or 2.52% of total loans and foreclosed assets. The decrease reflected the decline in nonperforming assets discussed above.

The graph inserted shows the Allowance for Loan Losses from 1992 to 1996. The plot points are:



Graph Type     Denominations          1992    1993    1994    1995    1996
----------     -------------         ------  ------  ------  ------  ------
   Bar           Millions            $93.71  $85.60  $71.05  $75.85  $81.61

Allowance for Loan Losses
   At December 31, 1996, the allowance for loan losses was $82 million, or 253% of nonperforming assets, compared to $76 million, or 126% of nonperforming assets, at year-end 1995. The allowance was 1.31% of loans at the end of 1996, compared to 1.48% at year-end 1995. Management believes that the allowance is adequate to cover losses inherent in the loan portfolio. Table 17 presents the activity in the allowance for loan losses for the past five years. The allocation of the allowance for loan losses is included in Table 18.
   Net charge-offs were $32 million, or .58% of average loans, in 1996, compared to $27 million, or .59% of average loans, in 1995. Increasing net charge-offs of credit card loans and loans to individuals were the main cause of FCC's higher level of net charge-offs. Net charge-offs on credit card loans were $22 million,


TABLE 15. NONPERFORMING ASSETS

---------------------------------------------------------------------------------------------------------------------------

                                                                                          December 31
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1996      1995        1994      1993        1992
---------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans by type
   Loans to individuals - residential mortgages                     $  7,908    $  6,897   $  5,164   $  6,366   $  9,921
   Loans to individuals - other                                        1,007         335        815      1,148      1,396
   Commercial, financial and agricultural                             11,023      27,610      1,222      5,383      8,964
   Real estate - commercial mortgages                                  6,687      15,455      8,282     20,844     26,666
   Real estate - construction and other                                  616       3,064        340        430        615
   Other                                                                  14           -          -          -        608
---------------------------------------------------------------------------------------------------------------------------
                                                                      27,255      53,361     15,823     34,171     48,170
---------------------------------------------------------------------------------------------------------------------------
Foreclosed assets                                                      4,600       6,470      8,315     13,559     35,432
---------------------------------------------------------------------------------------------------------------------------
      Total nonperforming assets                                    $ 31,855    $ 59,831   $ 24,138   $ 47,730   $ 83,602
---------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more and not on nonaccrual status         $ 29,451    $ 20,668   $ 12,215   $ 15,742   $ 15,057
---------------------------------------------------------------------------------------------------------------------------
Ratios
   Nonperforming assets as a percent of loans
      plus foreclosed assets                                             .51%       1.17%       .58%      1.34%      2.71%
   Allowance for loan losses as a percent of nonperforming loans      299.42%     142.14%    449.04%    250.52%    194.54%
   Loans past due 90 days or more and not on nonaccrual
      status as a percent of loans                                       .47%        .40%       .30%       .44%       .49%
---------------------------------------------------------------------------------------------------------------------------

                                FINANCIAL REVIEW
                                  (continued)

or 3.24% of credit card loans, in 1996, up from $12 million, or 2.36%, in 1995. The rise in credit card charge-offs at FCC throughout 1996 tracked national trends and was principally due to higher bankruptcies; however, FCC's charge-off rate remains below national averages. Net charge-offs of loans to individuals were $13 million in 1996, $8 million higher than in 1995. Approximately $4 million of this increase relates to FCC's consumer finance operation. Commercial loans had a $2 million net recovery in 1996, compared to net charge-offs of $11 million in the prior year. The change reflects 1995's $10 million charge-off related to the closure of the temporary New Orleans land-based casino. Dependent primarily upon economic conditions, national trends and changes in the level and mix of the loan portfolio, FCC's net charge-offs may continue to grow in future periods; this growth could result in a rising provision for loan losses.

FAIR VALUE OF FINANCIAL INSTRUMENTS
   Note 17 provides information regarding the fair values of financial instruments as of December 31, 1996 and 1995.
   The differences between fair values and book values were primarily caused by differences between contractual and market interest rates at the respective year-ends. Fluctuations in fair values will occur as interest rates change.

BUSINESS LINE ANALYSIS
   FCC has five major business lines - Retail Banking, Commercial Banking, Credit Card, Trust/Marquis Investments and Treasury. Retail Banking provides individual clients and small businesses with a variety of loan, investment and deposit products, generally marketed through the branch network. Commercial Banking provides lending, cash management and other financial services to large and small businesses. Credit Card provides card and merchant services to individuals and businesses which are primarily located in the southeast United


TABLE 16. WATCH LIST (a)

---------------------------------------------------------------------------------------------------------------------------

(dollars in thousands)                                            Type 1      Type 2       Type 3       Type 4       Total
---------------------------------------------------------------------------------------------------------------------------
December 31, 1996                                                  $  -       $  399     $ 99,869      $56,458    $156,726
December 31, 1995                                                  $  -       $4,521     $119,639      $66,296    $190,456
December 31, 1994                                                  $  -       $  834     $ 51,269      $55,420    $107,523
December 31, 1993                                                  $  -       $2,275     $106,009      $62,582    $170,866
December 31, 1992                                                  $  -       $6,489     $150,093      $62,096    $218,678

As A Percent Of Total Loans And Foreclosed Assets                 Type 1      Type 2       Type 3      Type 4        Total
---------------------------------------------------------------------------------------------------------------------------
December 31, 1996                                                   -%         .01%         1.60%        .91%        2.52%
December 31, 1995                                                   -%         .09%         2.33%       1.29%        3.71%
December 31, 1994                                                   -%         .03%         1.58%       1.71%        3.32%
December 31, 1993                                                   -%         .08%         3.95%       2.33%        6.37%
December 31, 1992                                                   -%         .29%         6.59%       2.73%        9.61%
---------------------------------------------------------------------------------------------------------------------------

(a) Information for prior periods has not been restated for the 1995 poolings-of-interests acquisitions due to inconsistencies in methodology.

TABLE 17. SUMMARY OF LOAN LOSS EXPERIENCE

---------------------------------------------------------------------------------------------------------------------------

(dollars in thousands)                                                   1996       1995       1994       1993      1992
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                           $75,845     $71,052  $ 85,604    $96,658    $85,232
Allowance acquired in bank purchase                                          -       1,142         -          -          -
Provision charged to expense                                            37,983      30,600   (10,418)    (2,424)    29,086
Loans charged to the allowance
   Loans to individuals - residential mortgages                            337         401       332        889      2,187
   Loans to individuals - other                                         18,155       8,055     3,635      3,537      5,163
   Commercial, financial and agricultural                                1,089      13,509       947      3,125      5,812
   Real estate - commercial mortgages                                      206         416       198      1,389      3,782
   Real estate - construction and other                                      -           9         7        131        395
   Credit card loans                                                    25,661      15,561    11,120     11,433     13,770
   Other                                                                     1           9         -         41         83
---------------------------------------------------------------------------------------------------------------------------
      Total charge-offs                                                 45,449      37,960    16,239     20,545     31,192
---------------------------------------------------------------------------------------------------------------------------
Recoveries on loans previously charged to the allowance
   Loans to individuals - residential mortgages                            575         731     1,218      1,127      1,204
   Loans to individuals - other                                          4,759       2,831     2,431      2,405      2,260
   Commercial, financial and agricultural                                3,097       2,946     3,848      3,209      3,191
   Real estate - commercial mortgages                                      822         656     1,005      1,719      1,459
   Real estate - construction and other                                    244         465       561        432        113
   Credit card loans                                                     3,632       3,326     2,987      2,619      2,181
   Other                                                                    98          56        55        404        178
---------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                  13,227      11,011    12,105     11,915     10,586
---------------------------------------------------------------------------------------------------------------------------
         Net charge-offs                                                32,222      26,949     4,134      8,630     20,606
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                 $81,606     $75,845  $ 71,052    $85,604    $93,712
---------------------------------------------------------------------------------------------------------------------------
Gross charge-offs as a percent of average loans                            .82%        .84%      .44%       .64%      1.05%
Recoveries as a percent of gross charge-offs                             29.10%      29.01%    74.54%     57.99%     33.94%
Net charge-offs as a percent of average loans                              .58%        .59%      .11%       .27%       .69%
Allowance for loan losses as a percent of loans at end of year            1.31%       1.48%     1.72%      2.41%      3.07%
---------------------------------------------------------------------------------------------------------------------------


TABLE 18. ALLOWANCE FOR LOAN LOSSES (a)

---------------------------------------------------------------------------------------------------------------------------

                                                                    December 31
-----------------------------------------------------------------------------------------------------------------------------
                                1996                 1995               1994                1993                1992
-----------------------------------------------------------------------------------------------------------------------------
                          Allowance   Loans   Allowance  Loans    Allowance  Loans    Allowance  Loans   Allowance    Loans
-----------------------------------------------------------------------------------------------------------------------------
Loans to individuals        22.12%    45.80%    19.20%   46.99%    29.32%    46.17%     22.92%   44.62%    18.03%     39.44%
Commercial, financial
   and agricultural         14.17     18.96     21.42    19.89     19.32     19.84      18.50    16.48     24.71      18.94
Real estate                 14.64     19.72     20.51    18.86     13.12     18.70      24.46    21.87     25.10      22.32
Credit card                 29.70     13.34     19.84    12.05     19.10     12.28      18.57    13.00     16.27      15.03
Other                         .64      2.18       .27     2.21       .61      3.01       2.41     4.03      5.57       4.27
Unallocated                 18.73         -     18.76        -     18.53         -      13.14        -     10.32        -
-----------------------------------------------------------------------------------------------------------------------------
      Total                100.00%   100.00%   100.00%  100.00%   100.00%   100.00%    100.00%  100.00%   100.00%    100.00%
-----------------------------------------------------------------------------------------------------------------------------

(a) Information for prior periods has not been restated for the 1995 poolings-of-interests acquisitions due to inconsistencies in methodology.

                                FINANCIAL REVIEW
                                  (continued)

States. Additionally, this business line provides a full range of services to a growing niche of U. S. military clients throughout the United States and overseas. Trust/Marquis Investments provides a complete range of trust and investment products and services, including investment advisory services, to individuals and businesses. Treasury reflects the results of FCC's securities portfolio and interest rate risk management, plus parent company debt service.
   Table 19 details the 1996 results of these business lines. This information was derived from FCC's internal profitability reporting system. This system incorporates match-funded transfer pricing to determine net interest income, with credits to business lines for funds provided and charges for funds used. The loan loss provision reflects actual net charge-offs. Operating expense includes costs that directly support business line operations but does not include corporate overhead expenses, such as Human Resources and Finance. Support expenses are generally charged to the business lines based on unit costs and actual volume measurements. Income taxes are calculated using FCC's effective tax rate. Equity has been assigned to each business line based on management's assessment of its inherent risk; a portion of equity remains unallocated.
   Retail Banking contributed $62.3 million in 1996 and had a 19.3% return on equity. This line of business generated 51% of average loans and 76% of average deposits. Commercial Banking's 1996 contribution and return on equity of $55.2 million and 25.8%, respectively, were impacted by the negative loan loss provision recorded in this area, which reflected commercial net recoveries. Negative provisions in this business line cannot be expected to continue over the long-term. Generally, Credit Card is FCC's most consistently profitable business line. For 1996, this line contributed $23.6 million with a 28.3% return on equity. Trust/Marquis Investments recorded a $6.6 million contribution during 1996. This area's 75.7% return on equity reflects the relatively small level of capital required for this fee-for-service business line. At December 31, 1996, Trust/Marquis serviced


TABLE 19. BUSINESS LINE RESULTS

------------------------------------------------------------------------------------------------------------------------

                                                                      Year ended December 31, 1996
------------------------------------------------------------------------------------------------------------------------
                                                               Commercial                    Trust/Marquis
(dollars in thousands)                     Retail Banking        Banking       Credit Card    Investments      Treasury
------------------------------------------------------------------------------------------------------------------------
Total revenue                               $  293,182        $  121,648      $  101,242        $31,647      $ (13,437)
Loan loss provision                             13,158            (2,965)         22,029              -              -
Operating expense                              186,752            41,906          43,794         21,824          1,601
------------------------------------------------------------------------------------------------------------------------
   Pretax contribution                          93,272            82,707          35,419          9,823        (15,038)
Income taxes                                    31,013            27,500          11,777          3,266         (5,000)
------------------------------------------------------------------------------------------------------------------------
Contribution                                $   62,259        $   55,207      $   23,642        $ 6,557      $ (10,038)
------------------------------------------------------------------------------------------------------------------------
Average balances (millions)
   Loans                                    $    2,795        $    1,997      $      681        $     -      $       -
   Deposits                                 $    5,266        $    1,488      $        1        $    35      $       -

Return on average equity                          19.3%             25.8%           28.3%          75.7%             -%
Return on average assets                           1.3%              3.2%            3.9%           8.2%             -%
------------------------------------------------------------------------------------------------------------------------

assets of approximately $17 billion. Treasury's $10.0 million negative contribution reflected the parent company's interest expense on debentures and the effects of interest rate risk management. All other activities of FCC had a $19.2 million negative contribution in 1996. This amount is primarily comprised of corporate overhead expenses and the one-time SAIF assessment, plus the amount by which the provision for loan losses exceeded net charge-offs for 1996.

FOURTH QUARTER RESULTS
   FCC's net income for the fourth quarter of 1996 was $28.7 million, compared to $6.9 million in 1995's fourth quarter. The improvement from 1995 to 1996 was primarily caused by the 13% growth of revenues, and the absence in 1996 of $18.7 million of one-time merger and reengineering charges incurred in 1995.
   Net interest income (FTE) was $97.8 million for the fourth quarter of 1996, 12% higher than the fourth quarter of 1995. FCC's net interest margin was 4.76%, a 22 basis point increase from last year. These improvements reflected a 21% increase in average loans.
   The provision for loan losses was $14.2 million in the fourth quarter of 1996, $5.6 million lower than 1995's fourth quarter. The decline reflected the inclusion in 1995 of $10.0 million related to the closure of the land-based casino in New Orleans, partially offset by higher net charge-offs of credit card loans and loans to individuals in 1996. As a percent of loans, net charge-offs were .79% in 1996's fourth quarter, including credit card net charge-offs of 3.85%.
   Other income, excluding securities transactions, was $45.5 million for the fourth quarter, 18% higher than last year. Most categories increased, with the most significant growth in credit card fees, which rose 50%. Operating expense was $85.3 million in 1996's fourth quarter, 10% higher than 1995's recurring operating expense. Higher personnel costs associated with performance-based and stock-based incentive compensation plans were the main causes of the increase. The efficiency ratio was 59.5% for the fourth quarter of 1996.
   Selected Quarterly Data compares certain quarterly financial information for 1996 and 1995.

                         SELECTED FINANCIAL DATA

(dollars in thousands except per share data)                                     Years Ended December 31
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                               1996          1995          1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet Data
   Total assets                                        $ 8,525,109       $ 8,141,194   $ 7,827,303    $7,677,220   $ 7,092,876
   Earning assets                                        7,831,517         7,464,065     7,189,322     7,044,969     6,517,378
   Loans                                                 5,512,428         4,542,678     3,678,298     3,213,885     2,965,851
   Securities                                            2,253,065         2,831,943     3,356,825     3,460,928     3,130,061
   Deposits                                              6,887,675         6,703,077     6,447,897     6,384,923     6,176,537
   Long-term debt                                           85,338            89,739        90,315        99,961       106,893
   Stockholders' equity                                    724,674           687,533       623,169       573,174       444,886
------------------------------------------------------------------------------------------------------------------------------
Income Statement Data
   Total interest income                               $   641,225       $   598,494   $   507,293   $   491,386  $    503,731
   Net interest income                                     369,742           343,344       323,505       315,923       297,727
   Net interest income (FTE)                               375,500           349,317       330,056       322,850       305,516
   Provision for loan losses                                37,983            30,600       (10,418)       (2,424)       29,086
   Other income (exclusive of securities transactions)     172,377           151,279       134,648       126,278       118,057
   Securities transactions                                     160           (11,413)      (43,461)         (344)        1,309
   Operating expense                                       326,848           337,204       306,311       281,748       262,061
   Operating income                                        118,334            83,369       108,477       113,291        84,790
   Net income                                              118,438            75,951        80,227       113,025        85,654
------------------------------------------------------------------------------------------------------------------------------
Key Ratios
   Return on average assets                                   1.39%              .93%         1.02%         1.47%         1.21%
   Return on average total equity                            16.34%            11.05%        12.87%        19.72%        19.25%
   Return on average common equity                           16.95%            11.41%        13.47%        21.18%        21.19%
   Operating return on average assets                         1.39%             1.02%         1.39%         1.48%         1.20%
   Operating return on average total equity                  16.33%            12.13%        17.41%        19.77%        19.06%
   Operating return on average common equity                 16.93%            12.59%        18.49%        21.23%        20.97%
   Net interest margin                                        4.79%             4.68%         4.59%         4.58%         4.69%
   Efficiency ratio                                          59.66%            67.36%        65.92%        62.73%        61.87%
   Overhead ratio                                             1.97%             2.49%         2.39%         2.21%         2.21%
   Average loans to average deposits                         80.03%            67.77%        57.05%        50.34%        48.02%
   Allowance for loan losses to loans                         1.31%             1.48%         1.72%         2.41%         3.07%
   Nonperforming assets to loans plus foreclosed assets        .51%             1.17%          .58%         1.34%         2.71%
   Allowance for loan losses to nonperforming loans         299.42%           142.14%       449.04%       250.52%       194.54%
   Equity ratio                                               7.87%             8.59%         7.45%         7.74%         6.79%
   Leverage ratio                                             7.76%             8.16%         8.20%         7.70%         6.78%
------------------------------------------------------------------------------------------------------------------------------
Selected Per Share Data
   Earnings Per Common Share
      Net income-primary                               $      3.02       $      1.89   $      2.01  $      2.89    $      2.32
      Net income-fully diluted                         $      2.89       $      1.87   $      1.98  $      2.75    $      2.27
      Operating income-primary                         $      3.02       $      2.09   $      2.76  $      2.90    $      2.30
      Operating income-fully diluted                   $      2.88       $      2.05   $      2.64  $      2.76    $      2.24
   Common Dividends
      Cash dividends                                   $      1.45       $      1.25   $      1.10  $       .85    $       .70
      Dividend payout ratio                                  48.01%            66.14%        54.73%        29.51%        30.17%
   Book Value (end of period)
      Book value                                       $     18.66       $     17.86   $     14.19   $     15.00   $     12.59
      Tangible book value                              $     18.20       $     17.32   $     13.75   $     14.54   $     12.04
   Common Stock Data
      High stock price                                 $     39.88       $     34.50   $     30.00   $     32.20   $     27.86
      Low stock price                                  $     30.25       $     22.00   $     21.75   $     23.90   $     16.94
      Closing stock price                              $     38.88       $     32.00   $     22.00   $     25.13   $     25.60
      Trading volume                                    26,762,143        22,399,572    30,234,732    19,562,420    26,741,915
      Number of stockholders (end of period)                 9,319             9,951         9,359         9,360         8,470
   Average Shares Outstanding (in thousands)
      Primary                                               38,462            37,898        37,754        37,569        35,166
      Fully diluted                                         43,337            40,715        40,548        43,562        41,005

Number of Employees (end of period)                          4,036             4,211         4,376         4,373         3,960
------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Compound
                                                                     Years Ended December 31(a)                      Growth Rates
                                        ----------------------------------------------------------------------    ------------------
                                            1991        1990        1989         1988       1987        1986      Five-Year Ten-Year
------------------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet Data
   Total assets                         $ 5,935,485  $5,282,064  $4,959,469  $4,581,773  $4,230,490  $4,295,191     7.51%     7.10%
   Earning assets                         5,405,684   4,852,542   4,390,862   4,064,357   3,739,372   3,783,917     7.70%     7.55%
   Loans                                  3,062,718   2,914,691   2,704,734   2,507,015   2,307,142   2,319,686    12.47%     9.04%
   Securities                             1,871,052   1,471,977   1,208,199   1,118,104     919,976     907,895     3.79%     9.52%
   Deposits                               5,074,724   4,268,772   4,007,804   3,687,645   3,343,401   3,365,961     6.30%     7.42%
   Long-term debt                           110,605     111,359     112,365     113,965     111,040     115,336    (5.05)%   (2.97)%
   Stockholders' equity                     314,072     287,657     277,204     266,073     260,205     266,825    18.20%    10.51%
------------------------------------------------------------------------------------------------------------------------------------
Income Statement Data
   Total interest income                $   507,319  $  486,453  $  466,396  $  368,945  $  351,353  $  373,356     4.80%     5.56%
   Net interest income                      245,341     199,192     184,126     173,510     160,359     156,724     8.55%     8.96%
   Net interest income (FTE)                254,346     208,722     194,037     184,246     175,246     179,281     8.10%     7.67%
   Provision for loan losses                 51,238      53,100      33,648      33,126      28,992      48,606      N/A       N/A
   Other income (exclusive of
     securities transactions)               102,768      86,985      76,850      71,049      63,839      58,622    10.90%    11.39%
   Securities transactions                    1,231          55        (875)       (941)      1,367         496      N/A       N/A
   Operating expense                        239,476     198,874     186,557     176,677     168,536     175,462     6.42%     6.42%
   Operating income                          42,682      26,725      30,917      26,434      22,868       5,919    22.62%    34.92%
   Net income                                43,494      26,761      30,339      25,813      23,688       6,187    22.18%    34.34%
------------------------------------------------------------------------------------------------------------------------------------
Key Ratios
   Return on average assets                     .73%        .51%        .61%        .56%        .56%        .14%
   Return on average total equity             13.85%       9.30%      10.94%       9.70%       9.10%       2.32%
   Return on average common equity            13.85%       9.22%      10.96%       9.60%       8.92%       1.34%
   Operating return on average assets           .72%        .51%        .62%        .58%        .54%        .14%
   Operating return on average
     total equity                             13.59%       9.29%      11.15%       9.93%       8.79%       2.22%
   Operating return on average
     common equity                            13.59%       9.20%      11.19%       9.85%       8.57%       1.23%
   Net interest margin                         4.71%       4.30%       4.42%       4.53%       4.69%       4.74%
   Efficiency ratio                           67.06%      67.25%      68.87%      69.21%      70.49%      73.75%
   Overhead ratio                              2.53%       2.31%       2.50%       2.60%       2.80%       3.09%
   Average loans to average deposits          60.35%      68.28%      67.49%      67.98%      69.01%      68.92%
   Allowance for loan losses to loans          2.79%       2.31%       1.84%       1.98%       2.02%       2.02%
   Nonperforming assets to loans plus
     foreclosed assets                         3.76%       4.18%       3.39%       4.19%       4.26%       4.70%
   Allowance for loan losses to
     nonperforming loans                     134.55%      82.73%     121.23%      66.08%      58.65%      49.20%
   Equity ratio                                5.25%       5.17%       5.26%       5.46%       5.82%       5.79%
   Leverage ratio                              5.11%       4.84%       5.19%       5.27%       5.53%       5.33%
------------------------------------------------------------------------------------------------------------------------------------
Selected Per Share Data
   Earnings Per Common Share
      Net income-primary                $      1.31  $      .81  $      .90  $      .76  $      .69  $      .11    18.18%    39.27%
      Net income-fully diluted          $      1.31  $      .81  $      .90  $      .76  $      .69  $      .11    17.15%    38.66%
      Operating income-primary          $      1.28  $      .81  $      .92  $      .78  $      .66  $      .10    18.73%    40.60%
      Operating income-fully diluted    $      1.28  $      .81  $      .92  $      .78  $      .66  $      .10    17.61%    39.94%
   Common Dividends
      Cash dividends                    $       .64  $      .64  $      .64  $      .64  $      .64  $      .64    17.77%     8.52%
      Dividend payout ratio                   48.85%      79.01%      71.11%      84.21%      92.75%     581.82%
   Book Value (end of period)
      Book value                        $     10.49  $     9.34  $     9.75  $     9.28  $     8.98  $     8.90
      Tangible book value               $      9.84  $     8.58  $     8.94  $     8.46  $     7.97  $     7.69
   Common Stock Data
      High stock price                  $     18.14  $    12.54  $    12.74  $    10.54  $    10.80  $    13.60
      Low stock price                   $      7.20  $     6.66  $     9.27  $     7.86  $     7.40  $     7.40
      Closing stock price               $     17.20  $     7.46  $    12.40  $     9.74  $     8.00  $     7.86
      Trading volume                     10,667,309   5,968,360   3,651,604   4,173,330   4,674,623   8,045,740
      Number of stockholders
        (end of period)                       8,726       8,972       8,491       8,505       8,732       8,438
   Average Shares Outstanding
     (in thousands)
      Primary                                33,246      31,035      30,810      30,597      30,552      30,510
      Fully diluted                          33,246      31,035      30,810      30,597      30,552      30,510

Number of Employees (end of period)           3,624       3,114       3,100       2,888       2,861       2,905
------------------------------------------------------------------------------------------------------------------------------------

(a) Periods prior to 1991 have not been restated for the 1995 poolings-of-interests with Peoples and Lakeside, since the effect would be immaterial.

                          SELECTED QUARTERLY DATA




(dollars in thousands except per share data)                                              1996 Quarters
---------------------------------------------------------------------------------------------------------------------------
                                                                           4th           3rd           2nd           1st
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                   $   96,232     $   93,617    $   90,968   $   88,925
Provision for loan losses                                                 14,168         12,525         7,465        3,825
Other income (exclusive of securities transactions)                       45,498         43,578        42,501       40,800
Securities transactions                                                      407         (1,370)          (84)       1,207
Operating expense                                                         85,304         83,614        78,144       79,786
Income tax expense                                                        13,958         13,155        16,109       15,788
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                28,707         26,531        31,667       31,533
Preferred dividend requirements                                                -            698           705          713
---------------------------------------------------------------------------------------------------------------------------
Income applicable to common shares                                    $   28,707     $   25,833    $   30,962   $   30,820
---------------------------------------------------------------------------------------------------------------------------
Per common share data
   Primary                                                            $      .76     $      .68    $      .79   $      .79
   Fully diluted                                                      $      .72     $      .66    $      .76   $      .75
   Dividends                                                          $      .40     $      .35    $      .35   $      .35
Common stock data(a)
   High stock price                                                   $    39.88     $    36.63    $    36.00   $    34.25
   Low stock price                                                    $    34.88     $    33.25    $    32.25   $    30.25
   Closing stock price                                                $    38.88     $    34.88    $    35.38   $    33.00
   Trading volume                                                      7,094,796      9,117,644     5,498,461    5,051,242
---------------------------------------------------------------------------------------------------------------------------

                                                                                          1995 Quarters
---------------------------------------------------------------------------------------------------------------------------

                                                                           4th           3rd            2nd          1st
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                   $   86,086     $   87,039    $   85,959   $   84,260
Provision for loan losses                                                 19,808          4,659         2,971        3,162
Other income (exclusive of securities transactions)                       38,674         40,522        37,088       34,995
Securities transactions                                                    1,868              5            36      (13,322)
Operating expense                                                         95,635         81,043        79,624       80,902
Income tax expense                                                         4,268         14,493        13,317        7,377
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                 6,917         27,371        27,171       14,492
Preferred dividend requirements                                            1,066          1,086         1,086        1,087
---------------------------------------------------------------------------------------------------------------------------
Income applicable to common shares                                    $    5,851     $   26,285    $   26,085   $   13,405
---------------------------------------------------------------------------------------------------------------------------
Per common share data
   Primary                                                            $      .15     $      .69    $      .69   $      .36
   Fully diluted                                                      $      .15     $      .66    $      .66   $      .36
   Dividends                                                          $      .35     $      .30    $      .30   $      .30
Common stock data(a)
   High stock price                                                   $    33.75     $    34.50    $    29.75   $    27.25
   Low stock price                                                    $    30.63     $    29.25    $    24.00   $    22.00
   Closing stock price                                                $    32.00     $    31.50    $    29.50   $    25.00
   Trading volume                                                      5,046,101      6,815,541     4,711,340    5,826,590
---------------------------------------------------------------------------------------------------------------------------

(a) Common stock is traded in the over-the-counter market and is listed on the NASDAQ Stock Market. All closing prices represent closing sales prices as reported on the NASDAQ Stock Market.

                          CONSOLIDATED BALANCE SHEETS

(dollars in thousands)                                                                                   December 31
---------------------------------------------------------------------------------------------------------------------------

                                                                                                     1996           1995
---------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                                       $   440,347   $   497,268
   Interest-bearing deposits in other banks                                                              134           788
   Securities available for sale, at fair value                                                    2,177,529     2,599,767
   Trading account securities                                                                         13,122        19,630
   Federal funds sold and securities purchased under resale agreements                                59,250        33,900
   Loans, net of unearned income of $2,589 and $7,070, respectively                                6,217,483     5,122,726
      Allowance for loan losses                                                                      (81,606)      (75,845)
---------------------------------------------------------------------------------------------------------------------------
         Net loans                                                                                 6,135,877     5,046,881
---------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                                            170,431       165,813
   Accrued interest receivable                                                                       105,888        95,787
   Other assets                                                                                       87,532        70,973
---------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                             $9,190,110    $8,530,807
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES
   Noninterest-bearing deposits                                                                   $1,436,038    $1,481,795
   Interest-bearing deposits                                                                       5,868,808     5,472,606
---------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                            7,304,846     6,954,401
---------------------------------------------------------------------------------------------------------------------------
   Short-term borrowings                                                                             944,823       635,728
   Accrued interest payable                                                                           44,160        41,952
   Accounts payable and other accrued liabilities                                                     91,883        77,331
   Long-term debt                                                                                     80,723        88,346
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                         8,466,435     7,797,758
---------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
   Preferred stock, 5,000,000 shares authorized
   Series 1992, 7.25% cumulative
      convertible, $25 stated value
      Issued -- 2,348,806 shares                                                                           -        58,720
   Common stock, $5 par value
      Authorized -- 100,000,000 shares
      Issued-- 39,402,926 and 38,281,519 shares, respectively                                        197,015       191,408
   Capital surplus                                                                                   146,390       125,405
   Retained earnings                                                                                 373,521       337,782
   Treasury stock-- 482,998 and 471,403 common shares, respectively, at cost                         (13,150)      (12,727)
   Unearned restricted stock compensation                                                             (2,956)       (1,123)
   Net unrealized gain on securities available for sale                                               22,855        33,584
---------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                                  723,675       733,049
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                               $9,190,110    $8,530,807
---------------------------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

                       CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands except per share data)                         Years Ended December 31
-----------------------------------------------------------------------------------------------------

                                                              1996            1995            1994
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
   Interest and fees on loans                             $   489,326     $   410,039    $   320,319
   Interest and dividends on taxable securities               142,324         176,222        172,348
   Interest on tax-exempt securities                            6,274           7,066          8,040
   Interest on money market investments                         3,301           5,167          6,586
-----------------------------------------------------------------------------------------------------
      Total interest income                                   641,225         598,494        507,293
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest on deposits                                       223,141         210,942        148,843
   Interest on short-term borrowings                           37,718          33,015         23,633
   Interest on long-term debt                                  10,624          11,193         11,312
-----------------------------------------------------------------------------------------------------
      Total interest expense                                  271,483         255,150        183,788
-----------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                           369,742         343,344        323,505
PROVISION FOR LOAN LOSSES                                      37,983          30,600        (10,418)
-----------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           331,759         312,744        333,923
-----------------------------------------------------------------------------------------------------
OTHER INCOME
   Deposit fees and service charges                            58,871          59,515         55,845
   Credit card fee income                                      47,786          34,516         30,457
   Trust fee income                                            20,655          17,163         15,853
   Broker/dealer revenue                                       10,765           8,198          7,386
   ATM fee income                                               9,693           8,393          5,829
   Other operating revenue                                     24,607          23,494         19,278
   Securities transactions                                        160         (11,413)       (43,461)
-----------------------------------------------------------------------------------------------------
      Total other income                                      172,537         139,866         91,187
-----------------------------------------------------------------------------------------------------
OPERATING EXPENSE
   Salary expense                                             151,781         139,285        136,177
   Employee benefits                                           29,298          33,855         29,343
-----------------------------------------------------------------------------------------------------
      Total personnel expense                                 181,079         173,140        165,520
   Equipment expense                                           26,337          26,652         20,901
   Net occupancy expense                                       20,980          22,027         20,902
   Communications and delivery expense                         19,154          17,429         14,337
   Professional fees                                           14,180          19,336         16,538
   FDIC insurance expense                                       7,057           8,665         14,413
   Other operating expense                                     58,061          69,955         53,700
-----------------------------------------------------------------------------------------------------
      Total operating expense                                 326,848         337,204        306,311
-----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                              177,448         115,406        118,799
INCOME TAX EXPENSE                                             59,010          39,455         38,572
-----------------------------------------------------------------------------------------------------
NET INCOME                                                    118,438          75,951         80,227
PREFERRED DIVIDEND REQUIREMENTS                                 2,116           4,325          4,347
-----------------------------------------------------------------------------------------------------
INCOME APPLICABLE TO COMMON SHARES                        $   116,322     $    71,626    $    75,880
-----------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
   Primary                                                $      3.02     $      1.89    $      2.01
   Fully diluted                                          $      2.89     $      1.87    $      1.98
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
   Primary                                                 38,461,580      37,898,267     37,753,923
   Fully diluted                                           43,337,184      40,715,037     40,548,302
-----------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                 Net
                                                                                                              Unrealized
                                                                                                  Unearned  Gain (Loss) on
                                                                                                 Restricted   Securities
                                             Preferred  Common   Capital  Retained    Treasury      Stock       Available
(dollars in thousands except per share data)   Stock     Stock   Surplus  Earnings      Stock    Compensation   for Sale     Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                 $ 59,979  $187,494 $110,478  $263,892   $      -     $  (817)     $      -    $621,026
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                        -         -        -    80,227          -           -             -      80,227
  Cash dividends
   Preferred stock ($1.8125 per share)              -         -        -    (4,347)         -           -             -      (4,347)
   Common stock ($1.10 per share)                   -         -        -   (28,782)         -           -             -     (28,782)
   Pooled acquisitions                              -         -        -    (3,254)         -           -             -      (3,254)
  Preferred stock conversions                     (25)        6       19         -          -           -             -           -
  Exercise of stock options                         -       323      558         -          -           -             -         881
  Issuances to plans                                -       292    1,124       (35)         -           -             -       1,381
  Restricted stock activity                         -        31       59         -          -         225             -         315
  Net unrealized (loss) on
   securities available for sale                    -         -        -         -          -           -       (73,888)    (73,888)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   59,954   188,146  112,238   307,701          -        (592)      (73,888)    593,559
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                        -         -        -    75,951          -           -             -      75,951
  Cash dividends
   Preferred stock ($1.8125 per share)              -         -        -    (4,325)         -           -             -      (4,325)
   Common stock ($1.25 per share)                   -         -        -   (39,611)         -           -             -     (39,611)
   Pooled acquisitions                              -         -        -    (1,846)         -           -             -      (1,846)
  Preferred stock conversions                  (1,234)      287      947         -          -           -             -           -
  Exercise of stock options                         -       223      583         -          -           -             -         806
  Sales to plans                                    -         -      324       (88)     1,033           -             -       1,269
  Restricted stock activity                         -       172      400         -          -        (531)            -          41
  Issuance and purchase of 516,100
   shares in acquisition                            -     2,580   10,913         -    (13,760)          -             -        (267)
  Change in net unrealized gain (loss) on
   securities available for sale                    -         -        -         -          -           -       107,472     107,472
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                   58,720   191,408  125,405   337,782    (12,727)     (1,123)       33,584     733,049
------------------------------------------------------------------------------------------------------------------------------------

  Net income                                        -         -        -   118,438          -           -             -     118,438
  Cash dividends
   Preferred stock ($1.3594 per share)              -         -        -    (2,116)         -           -             -      (2,116)
   Common stock ($1.45 per share)                   -         -        -   (55,932)         -           -             -     (55,932)
  Preferred stock redemptions
   and conversions                            (58,720)    4,615   14,862   (24,463)    63,456           -             -        (250)
  Purchase of 1,814,000 shares of
   common stock for preferred conversions           -         -        -         -    (63,926)          -             -     (63,926)
  Conversion of 12 3/4%
   convertible debentures                           -       434    1,881         -          -           -             -       2,315
  Exercise of stock options                         -       235      819         -          -           -             -       1,054
  Sales to plans                                    -         -       11      (188)        47           -             -        (130)
  Restricted stock activity                         -       323    3,412         -          -      (1,833)            -       1,902
  Change in net unrealized gain (loss) on
   securities available for sale                    -         -        -         -          -           -       (10,729)    (10,729)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 $      -  $197,015 $146,390  $373,521   $(13,150)    $(2,956)     $ 22,855    $723,675
------------------------------------------------------------------------------------------------------------------------------------

 The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)                                                      Years Ended December 31
-----------------------------------------------------------------------------------------------------------
                                                                       1996          1995           1994
-----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                      $   118,438      $  75,951  $    80,227
   Adjustments to reconcile net income to
      net cash provided by operating activities:
      Provision for loan losses                                         37,983         30,600      (10,418)
      Depreciation and amortization                                     22,689         23,427       18,313
      Amortization of intangibles                                        2,856          2,870        2,296
      Deferred income tax (benefit) expense                             (4,485)        (9,124)       7,580
      Deferred loan fees                                                (7,113)        (7,247)      (6,513)
      Net (gain) loss from securities transactions                        (160)        11,413       43,461
      Net (gain) on loan sales                                          (2,244)        (1,121)        (546)
      (Gain) on branch divestitures                                     (1,137)        (3,054)           -
      (Increase) decrease in trading account securities                  6,508        (10,660)      (8,488)
      (Increase) decrease in loans held for sale                         9,409         (8,408)      54,188
      (Increase) in accrued interest receivable                        (10,105)       (24,362)      (5,595)
      (Increase) decrease in other assets                              (13,045)         9,612       (2,029)
      Increase in accrued interest payable                               2,304         16,105        6,161
      Increase (decrease) in accounts payable and
        other accrued liabilities                                       15,731         18,219       (6,211)
      Other, net                                                           550          1,334         (135)
-----------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                     178,179        125,555      172,291
-----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Net decrease in interest-bearing deposits in other banks                654          3,542       51,092
   Proceeds from sales of securities held to maturity                        -              -        3,625
   Proceeds from maturities/calls of securities held to maturity             -         80,036      798,801
   Purchases of securities held to maturity                                  -        (32,879)     (19,359)
   Proceeds from sales of securities available for sale                110,385        765,867    1,683,863
   Proceeds from maturities/calls of securities available for sale     605,735        306,118      329,779
   Purchases of securities available for sale                         (308,966)      (625,446)  (2,202,954)
   Net (increase) decrease in federal funds sold and
      securities purchased under resale agreements                     (25,350)       126,680      (64,871)
   Net (increase) in loans                                          (1,141,442)      (989,160)    (632,366)
   Net cash acquired (paid) in acquisitions                                  -          3,858       (1,194)
   Divestiture of branches                                             (14,410)        (4,897)           -
   Purchases of premises and equipment                                 (29,643)       (46,966)     (34,602)
   Proceeds from sales of foreclosed assets                             13,742         12,161       10,080
   Other, net                                                            1,758            485        1,839
-----------------------------------------------------------------------------------------------------------
         NET CASH (USED) BY INVESTING ACTIVITIES                      (787,537)      (400,601)     (76,267)
-----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net increase (decrease) in demand deposits, NOW accounts,
      money market accounts and savings accounts                        24,826        (30,543)    (125,827)
   Net increase in time deposits                                       344,213        250,928      282,987
   Net increase (decrease) in short-term borrowings                    309,095        135,235     (200,396)
   Payments on long-term debt                                           (5,308)        (1,874)      (2,462)
   Cash dividends                                                      (56,754)       (41,672)     (33,835)
   Proceeds from issuance of common and treasury stock                     541          3,206        1,840
   Purchase of treasury stock                                          (63,926)       (15,108)           -
   Other, net                                                             (250)             -          131
-----------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES              552,437        300,172      (77,562)
-----------------------------------------------------------------------------------------------------------
         (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS              (56,921)        25,126       18,462
         CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                497,268        472,142      453,680
-----------------------------------------------------------------------------------------------------------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                  $   440,347      $ 497,268  $   472,142
-----------------------------------------------------------------------------------------------------------
   Cash paid during the year for:
      Interest expense                                             $   269,275      $ 238,882  $   177,803
      Income taxes                                                 $    60,040      $  37,080  $    41,380
-----------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
==============================================================================
NOTE 1
Business, Summary of Significant Accounting
Policies and Recent Pronouncements

Business
   First Commerce Corporation (FCC) is a multi-bank holding company headquartered in New Orleans, Louisiana. Through its six banks (collectively "the Banks") located in Louisiana, FCC offers complete banking and related financial services to commercial and consumer customers in the Gulf South, primarily Louisiana and southern Mississippi. The Banks account for substantially all of the assets and net income of FCC. FCC and the Banks are subject to the regulation and supervision of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. The Banks include First National Bank of Commerce (FNBC), City National Bank of Baton Rouge (CNB), The First National Bank of Lafayette (FNBL), Central Bank (CB), The First National Bank of Lake Charles (FNBLC) and Rapides Bank & Trust Company in Alexandria (RBT).

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

Nonperforming Loans
   Nonperforming loans consist of nonaccrual loans and restructured loans. Loans past due 90 days or more are considered to be performing until placed on nonaccrual status. Loans are placed on nonaccrual status when, in the opinion of management, there is sufficient uncertainty as to timely collection of interest or principal. Any accrued interest is usually reversed when a loan is placed on nonaccrual status. Generally, any payments received on nonaccrual loans are first applied to reduce outstanding principal amounts. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured. Delinquent credit card loans are charged-off within 180 days of becoming past due.
   A loan is considered to be impaired when, based on current information and events, it is probable that FCC will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are carried on nonaccrual status.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

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

Intangible Assets
   The unamortized cost of intangible assets is included in other assets. Goodwill, the excess of cost over net assets of acquired subsidiaries, is amortized on a straight-line basis over periods ranging from 5 to 20 years. Other intangible assets, such as premiums on purchased loans and deposits, are amortized using the straight-line method over the periods benefited.
   FCC periodically reviews its intangible assets for possible impairment in value or life.

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

Recent Pronouncements
   In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This statement is to be applied prospectively to transactions occurring after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for various types of transactions including securitizations, securities lending, repurchase agreements, collateralized borrowing arrangements, ongoing servicing of financial assets and extinguishment of liabilities. In December 1996, the FASB issued SFAS No. 127, which deferred for one year the effective date of certain provisions of SFAS No. 125. Adoption of these statements will not have a material impact on FCC's consolidated financial statements.


================================================================================
NOTE 2
Acquisitions

   During 1995 FCC acquired five Louisiana financial institutions. FCC's acquisitions of First Bancshares, Inc. (First), Lakeside Bancshares, Inc. (Lakeside), Peoples Bancshares, Inc. (Peoples) and Central Corporation (Central) were accounted for as poolings-of-interests. FCC's financial statements for all periods presented reflect these pooled companies. The acquisition of City Bancorp, Inc. (City) was accounted for as a purchase transaction. The following table shows the merger date, assets acquired and number of FCC common shares issued for each of the pooled companies:

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
--------------------------------------------------------------------------------


   FCC acquired City on February 17, 1995 in exchange for 516,100 shares of FCC common stock. FCC repurchased an equal number of shares of its common stock. City's assets were $79 million at December 31, 1994. The results of operations of City are included in the financial statements from the acquisition date.
   Effective January 1, 1994, FCC acquired First Acadiana National Bancshares, Inc. (FANB) in exchange for 1,290,145 shares of FCC common stock. The acquisition was accounted for as a pooling-of-interests.
   On October 5, 1994, FCC acquired Wolcott Mortgage Group, Inc. (Wolcott), a mortgage company which originates and sells residential mortgages. The acquisition was accounted for as a purchase. The results of operations of Wolcott are included in the financial statements from the acquisition date.


================================================================================
NOTE 3
Restrictions on Cash and Due from Banks

   The Banks are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. Average balances maintained for such purposes were $42 million and $50 million during 1996 and 1995, respectively.


================================================================================
NOTE 4
Securities Available for Sale

   An analysis of securities available for sale follows (in thousands):

                          Amortized     Unrealized   Unrealized      Fair
                            Cost           Gains      (Losses)       Value
--------------------------------------------------------------------------------
December 31, 1996
--------------------------------------------------------------------------------
U. S. Treasury
  securities             $1,314,665      $19,672    $   (613)    $1,333,724
U. S. agency
  mortgage-backed
   securities               711,633        3,438      (7,214)       707,857
States and political
  subdivisions               85,469       10,214         (17)        95,666
Other debt securities         3,359           17           -          3,376
Equity securities            27,241        9,671          (6)        36,906
--------------------------------------------------------------------------------
   Total securities
     available
     for sale            $2,142,367      $43,012     $(7,850)    $2,177,529
--------------------------------------------------------------------------------
December 31, 1995
--------------------------------------------------------------------------------
U. S. Treasury
  securities             $1,481,963      $32,153    $   (104)    $1,514,012
U. S. agency
  Mortgage-backed
   securities               901,934        5,442      (4,776)       902,600
  Notes                      33,720        1,487           -         35,207
States and political
  subdivisions               91,592       11,778         (25)       103,345
Other debt securities        12,069           99          (8)        12,160
Equity securities            26,822        5,621           -         32,443
--------------------------------------------------------------------------------
   Total securities
     available
     for sale            $2,548,100      $56,580     $(4,913)    $2,599,767
--------------------------------------------------------------------------------

   The amortized cost and fair value of securities available for sale by maturity are shown below (in thousands):

                                              Amortized           Fair
                                                Cost              Value
--------------------------------------------------------------------------------
December 31, 1996
--------------------------------------------------------------------------------
Within one year                             $   669,167       $   672,499
One to five years                               652,958           666,244
Five to ten years                               137,649           144,553
After ten years                                 682,593           694,233
--------------------------------------------------------------------------------
   Total securities
     available for sale                      $2,142,367        $2,177,529
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

   Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.
   Gross gains of $1.7 million and $3.1 million and gross losses of $1.5 million and $14.0 million were realized on sales and calls of securities available for sale in 1996 and 1995, respectively.
   Securities with carrying values of $1.6 billion and $1.4 billion at December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits, and for other purposes.
   During the fourth quarter of 1995, FCC reclassified $58.1 million of securities with a net unrealized gain of $529,000 from held to maturity to available for sale.

================================================================================
NOTE 5
Loans

   The composition of loans follows (in thousands):

                                            December 31
--------------------------------------------------------------------------------
                                   1996                       1995
--------------------------------------------------------------------------------
Residential mortgages    $1,086,370      17.47%     $  975,331     19.01%
Automobile                1,000,218      16.08         790,318     15.41
Education                   384,591       6.18         331,825      6.47
Other loans
  to individuals            377,448       6.07         313,022      6.10
--------------------------------------------------------------------------------
   Loans to
     individuals          2,848,627      45.80       2,410,496     46.99
--------------------------------------------------------------------------------
Services                    334,708       5.38         263,731      5.14
Retail/wholesale trade      215,137       3.46         176,319      3.44
Manufacturing               153,430       2.47         131,491      2.56
Other commercial,
  financial and
  agricultural loans        476,010       7.65         448,936      8.75
--------------------------------------------------------------------------------
   Commercial,
     financial and
     agricultural         1,179,285      18.96       1,020,477     19.89
--------------------------------------------------------------------------------
Commercial mortgages        953,144      15.32         769,019     14.99
Construction and
  land development          203,667       3.28         146,640      2.86
Other real estate loans      69,831       1.12          52,032      1.01
--------------------------------------------------------------------------------
   Real estate loans      1,226,642      19.72         967,691     18.86
--------------------------------------------------------------------------------
Credit card loans           829,612      13.34         617,824     12.05
Other                       135,906       2.18         113,308      2.21
Unearned income              (2,589)      -             (7,070)     -
--------------------------------------------------------------------------------
Loans, net of
  unearned income        $6,217,483     100.00%     $5,122,726    100.00%
--------------------------------------------------------------------------------

   In the ordinary course of business, the Banks make loans to directors and executive officers of FCC and its subsidiaries and to their associates. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risks of collectibility. An analysis of changes in such loans during 1996 follows (in thousands):

--------------------------------------------------------------------------------
                                                            1996
--------------------------------------------------------------------------------
Beginning balance                                       $ 117,801
Additions                                                 198,368
Repayments                                               (164,495)
Net increase due to change in related parties              12,495
--------------------------------------------------------------------------------
Ending balance                                          $ 164,169
--------------------------------------------------------------------------------


================================================================================
NOTE 6
Allowance for Loan Losses

   A summary analysis of changes in the allowance for loan losses follows (in thousands):

                                           Years Ended December 31
--------------------------------------------------------------------------------
                                      1996          1995          1994
--------------------------------------------------------------------------------
Balance at beginning of year        $ 75,845      $ 71,052     $ 85,604
Allowance acquired
  in bank purchase                         -         1,142            -
Provision for loan losses             37,983        30,600      (10,418)
  Loans charged
   to the allowance                  (45,449)      (37,960)     (16,239)
  Recoveries on loans
   previously charged
   to the allowance                   13,227        11,011       12,105
--------------------------------------------------------------------------------
   Net charge-offs                   (32,222)      (26,949)      (4,134)
--------------------------------------------------------------------------------
Balance at end of year              $ 81,606      $ 75,845     $ 71,052
--------------------------------------------------------------------------------


================================================================================
NOTE 7
Nonperforming Loans and Foreclosed Assets

   The following is a summary of nonperforming loans and foreclosed assets (in thousands):

                                                     December 31
--------------------------------------------------------------------------------
                                                 1996            1995
--------------------------------------------------------------------------------
Nonaccrual loans                               $27,255         $53,361
--------------------------------------------------------------------------------
Foreclosed assets
  Other real estate                            $ 4,494         $ 6,671
  Other foreclosed assets                          868             532
  Allowance for losses on foreclosed assets       (762)           (733)
--------------------------------------------------------------------------------
Total foreclosed assets                        $ 4,600         $ 6,470
--------------------------------------------------------------------------------

   The amount of interest income that would have been recorded on nonperforming loans if they had been classified as performing was $3.2 million in 1996, $6.5 million in 1995 and $2.0 million in 1994. Interest income recognized on nonperforming loans was $883,000, $3.1 million and $306,000 for 1996, 1995 and 1994, respectively. Additionally, interest of $2.0 million was recovered on loans previously on nonaccrual, but not on nonaccrual status in 1996.
   The activity in the allowance for losses on foreclosed assets was as follows (in thousands):

                                               Years Ended December 31
--------------------------------------------------------------------------------
                                       1996            1995            1994
--------------------------------------------------------------------------------
Balance at beginning of year           $733          $ 3,898        $  5,918
Allowance provisions                    425              538             678
Sales and dispositions                 (396)          (3,703)         (2,698)
--------------------------------------------------------------------------------
   Net change                            29           (3,165)         (2,020)
--------------------------------------------------------------------------------
Balance at end of year                 $762         $    733        $  3,898
--------------------------------------------------------------------------------

   Loans considered to be impaired totaled $23.5 million and $49.0 million as of December 31, 1996 and 1995, respectively. Of these totals, $9.7 million and $18.1 million required a total impairment allowance of $2.8 million and $4.7 million, respectively. Impaired loans averaged $31.4 million during 1996 and $28.3 million during 1995. Interest income recognized on impaired loans was $722,000 for 1996 and $3.0 million for 1995.


================================================================================
NOTE 8
Premises and Equipment

   An analysis of premises and equipment by asset classification follows (in thousands):

                                                    December 31
--------------------------------------------------------------------------------
                                              1996               1995
--------------------------------------------------------------------------------
Land                                      $   27,191        $   25,734
Buildings                                    105,423            96,261
Leasehold improvements                        32,117            25,124
Furniture, fixtures and equipment            175,246           145,998
Capitalized leased equipment                     404             1,994
Construction in progress                       6,622            13,798
--------------------------------------------------------------------------------
                                             347,003           308,909
--------------------------------------------------------------------------------
Accumulated depreciation
  and amortization                          (176,572)         (143,096)
--------------------------------------------------------------------------------
                                           $ 170,431         $ 165,813
--------------------------------------------------------------------------------

   At December 31, 1996, the Banks and a service subsidiary were obligated under a number of noncancelable operating leases. Certain of the leases have escalation clauses and renewal options. Total rental expense, net of immaterial sublease rentals, was $6.1 million, $7.5 million and $7.4 million for 1996, 1995 and 1994, respectively.
   As of December 31, 1996, the future minimum rentals under noncancelable operating leases having an initial lease term in excess of one year were as follows (in thousands):


--------------------------------------------------------------------------------
1997                                               $  8,529
1998                                                  8,015
1999                                                  7,597
2000                                                  7,096
2001                                                  6,991
Later years                                          45,142
--------------------------------------------------------------------------------
                                                    $83,370
--------------------------------------------------------------------------------


================================================================================
NOTE 9
Short-Term Borrowings

   Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase (repos). Federal funds purchased arise from transactions with other banks and have overnight maturities. Repos are secured by U. S. government and agency securities, and had maturities of up to 30 days at December 31, 1996. FCC has the ability to exercise legal authority over the securities which serve as collateral for the repos. Other short-term borrowings primarily include term federal funds purchased which, at December 31, 1996, had maturities of up to 59 days.
   An analysis of short-term borrowings follows (in thousands):

                                                    December 31
--------------------------------------------------------------------------------
                                               1996              1995
--------------------------------------------------------------------------------
Federal funds purchased                      $168,821          $139,500
Securities sold under
  agreements to repurchase                    429,411           310,800
Other short-term borrowings                   346,591           185,428
--------------------------------------------------------------------------------
   Total                                     $944,823          $635,728
--------------------------------------------------------------------------------

   Information regarding federal funds purchased follows (dollars in thousands):


--------------------------------------------------------------------------------
                                            1996               1995
--------------------------------------------------------------------------------
Average interest rate on December 31          6.25%              5.33%
--------------------------------------------------------------------------------
Average for the year
  Interest rate                               5.84%              6.56%
  Balance                                 $247,597           $201,614
--------------------------------------------------------------------------------
Maximum month-end outstanding             $402,917           $347,851
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

   Information regarding repos follows (dollars in thousands):


--------------------------------------------------------------------------------
                                                  1996               1995
--------------------------------------------------------------------------------
Average interest rate on December 31                5.51%              5.07%
--------------------------------------------------------------------------------
Average for the year
  Interest rate                                     4.95%              5.41%
  Balance                                       $296,969           $256,598
--------------------------------------------------------------------------------
Maximum month-end outstanding                   $429,411           $379,941
--------------------------------------------------------------------------------

   FCC maintains lines of credit with several large banks, totaling $55.0 million at December 31, 1996, to support the issuance of commercial paper and pays fees to maintain these lines. No lines of credit were in use at December 31, 1996, 1995 or 1994.


===============================================================================
NOTE 10
Long-Term Debt

   Long-term debt consisted of (in thousands):

                                                      December 31
--------------------------------------------------------------------------------
                                                  1996            1995
--------------------------------------------------------------------------------
First Commerce Corporation
  12 3/4% convertible debentures,
   due in December 2000; unsecured (a)
     Series A                                    $26,824        $26,846
     Series B                                     53,647         56,012
--------------------------------------------------------------------------------
                                                  80,471         82,858
--------------------------------------------------------------------------------
Subsidiaries
  9% mortgage note payable,
   balance paid in November 1996                       -          5,212
  Obligations under capitalized leases, due
   in installments through August 2003               252            276
--------------------------------------------------------------------------------
     Total long-term debt                        $80,723        $88,346
--------------------------------------------------------------------------------
(a) At December 31, 1996, approximately $14,102,000 was held by directors and executive officers of FCC.

   Annual principal repayment requirements for the years 1997 through 2001 are as follows (in thousands):

                             Parent       Subsidiaries       Total
--------------------------------------------------------------------------------
1997                       $     -            $27          $    27
--------------------------------------------------------------------------------
1998                             -             30               30
--------------------------------------------------------------------------------
1999                             -             33               33
--------------------------------------------------------------------------------
2000                        80,471             37           80,508
--------------------------------------------------------------------------------
2001                             -             42               42
--------------------------------------------------------------------------------

   FCC is required to redeem Series B Debentures at the principal amount upon the death of the original holder; Series A Debentures allow redemption upon the death of the original holder at the option of the holder's estate. At the option of the holder, each of the Series A or B Debentures may be converted into FCC common stock at the conversion price of $26.67 principal amount for one share of stock.
   During 1996, $2.3 million of convertible debentures were converted into 86,842 shares of common stock.


================================================================================
NOTE 11
Employee Benefit Plans

   Retirement Plan - FCC maintains a defined benefit pension plan covering substantially all employees who have attained age 21 and completed one year of employment. Benefits are based on years of service and an average of the employee's highest consecutive ten years of defined compensation. FCC's funding policy is to contribute annually the maximum that can be deducted for federal income tax purposes.
   FCC also maintains a nonqualified restoration plan for certain officers whose defined benefits under the qualified pension plan exceed limits imposed by federal tax law.
   The following table sets forth the plans' funded status (in thousands):

                                                     December 31
--------------------------------------------------------------------------------
                                                1996             1995
--------------------------------------------------------------------------------
Projected benefit obligation
  Vested benefits                           $  (74,198)      $ (75,582)
  Nonvested benefits                            (1,340)         (2,369)
--------------------------------------------------------------------------------
  Accumulated benefit obligation               (75,538)        (77,951)
  Effect of projected future
   compensation levels                         (25,661)        (28,996)
--------------------------------------------------------------------------------
Projected benefit obligation                  (101,199)       (106,947)
Plan assets at fair value                       88,612          84,843
--------------------------------------------------------------------------------
Projected benefit obligation in excess
  of plan assets                               (12,587)        (22,104)
Unrecognized net loss due to
  past experience different from
  assumptions made                               2,304          16,591
Unrecognized prior service cost                    425             457
Unrecognized net assets being recognized
  over 15 years                                 (3,192)         (3,945)
--------------------------------------------------------------------------------
Unfunded accrued pension cost included
  in other accrued liabilities              $  (13,050)      $  (9,001)
--------------------------------------------------------------------------------

   The plans' assets at December 31, 1996, consisted primarily of U. S. government securities, corporate bonds and common stocks.

   Net periodic pension cost included the following components (in thousands):

                                           Years Ended December 31
--------------------------------------------------------------------------------
                                       1996          1995          1994
--------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                 $  4,453     $   3,591       $ 3,852
Interest cost on projected
  benefit obligation                   6,626         5,946         5,527
Loss (return) on plan assets          (7,444)      (14,383)        1,255
Other components, net                    309         8,056        (8,185)
--------------------------------------------------------------------------------
  Net periodic pension cost         $  3,944     $   3,210       $ 2,449
--------------------------------------------------------------------------------

   In determining the plans' funded status, the weighted average discount rate assumed was 7% at December 31, 1996, 6.5% at December 31, 1995 and 7.5% at December 31, 1994. The rate of increase in future salary levels was 5% in 1996, and 5.5% for 1995 and 1994. The expected long-term rate of return on assets was 8% in 1996 and 1995, and 8.5% in 1994.
   Tax-Deferred Savings Plan - Substantially all of FCC's full-time employees are covered under a tax-deferred savings plan. Employees may voluntarily contribute up to a maximum of 15% of eligible compensation, with the limit depending upon salary level. FCC matches 50% of each employee's contribution up to a maximum employer contribution of 2 1/2% of eligible compensation. Matching contributions are in the form of FCC common stock and are vested at 25% per year with full vesting after four years. Employer contributions were $2.2 million, $2.4 million and $2.0 million in 1996, 1995 and 1994, respectively.
   Prior to acquisition, Central and Lakeside maintained employee stock ownership plans (ESOPs). The assets of the Central ESOP were distributed to the participants in 1996. The Lakeside ESOP was combined with FCC's tax-deferred savings plan in 1996. Company contributions relating to the ESOPs were $8,000, $800,000 and $970,000 in 1996, 1995 and 1994, respectively.
   Postretirement and Postemployment Benefits - FCC provides medical and life insurance coverage for specified groups of employees who retired in prior years. Postemployment benefits have also been provided to specified groups of former or inactive employees subsequent to their employment but before retirement. Given the current structure of FCC's postretirement and postemployment benefit programs, these programs do not have a material impact on the financial condition or results of operations of FCC.


================================================================================
NOTE 12
Stock-based Incentive Compensation Plans

   FCC has stock incentive plans which are accounted for under Accounting Practice Bulletin 25 and related Interpretations. FCC's stock incentive plans permit the granting of stock options, stock appreciation rights (SARs), stock awards, restricted stock and performance shares. The plans cover up to 10% of the outstanding shares of FCC common stock.
   Stock options and SARs are granted at fair value at the date of grant. The Compensation Committee (Committee) determines the term of each grant and when it becomes exercisable. Options and SARs may not be exercised during the six-month period immediately following the date of grant.
   No compensation expense has been recorded in connection with stock options. The options expire eight years from the date of grant. Options have a four-year vesting schedule with 25% of the options becoming exercisable each year.
   SARs entitle the holder to receive, in the form of cash, the increase in the fair value of the stock from the date of grant to the date of exercise. Compensation expense is recognized in connection with SARs based on the fair value of the stock and was $7.3 million and $3.0 million in 1996 and 1995, respectively. No compensation expense was recognized in 1994 related to SARs.
   The following table summarizes the activity related to stock options and
SARs:

--------------------------------------------------------------------------------
                                       Weighted                  Weighted
                                        Average                   Average
                          Number       Exercise      Number      Grant-Date
                        of Options       Price       of SARs     Fair Value
--------------------------------------------------------------------------------
Outstanding at
  December 31, 1993       480,050       $16.03             -            -
Granted                    79,978       $27.50       239,935       $27.50
Exercised                 (81,067)      $11.01             -            -
Forfeited                 (19,390)      $22.59        (7,569)      $27.50
--------------------------------------------------------------------------------
Outstanding at
  December 31, 1994       459,571       $18.67       232,366       $27.50
Granted                   331,174       $28.03       992,579       $26.84
Exercised                 (44,561)      $13.21        (1,891)      $27.50
Forfeited                 (19,454)      $26.32       (36,114)      $26.80
--------------------------------------------------------------------------------
Outstanding at
  December 31, 1995       726,730       $22.97     1,186,940       $26.96
Granted                   248,989       $33.27             -            -
Exercised                 (47,922)      $16.39       (53,341)      $26.63
Forfeited                 (25,449)      $29.97       (47,737)      $26.75
--------------------------------------------------------------------------------
Outstanding at
  December 31, 1996       902,348       $25.97     1,085,862       $26.99
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

   The options exercisable at December 31, 1996, 1995 and 1994, respectively, were 387,568, 296,699 and 245,602 with weighted-average exercise prices of $20.00, $16.28 and $14.28, respectively.
   SARs exercisable at December 31, 1996 and 1995 were 294,535 and 53,625, respectively. The weighted-average strike prices of SARs exercisable at December 31, 1996 and 1995 were $27.11 and $27.50, respectively.
   The following table summarizes information about the options outstanding and exercisable at December 31, 1996:

--------------------------------------------------------------------------------
                            Options Outstanding         Options Exercisable
--------------------------------------------------------------------------------
                                Weighted
                                 Average    Weighted                Weighted
   Range of                     Remaining    Average                Average
   Exercise         Number     Contractual  Exercise    Number      Exercise
    Prices       Outstanding  Life (years)   Price    Exercisable    Price
--------------------------------------------------------------------------------
$10.00 - $19.99    146,502        1.48       $11.03     146,502     $11.03
$20.00 - $24.99     92,285        3.14       $21.07      92,285     $21.07
$25.00 - $29.99    322,716        5.59       $26.85     120,053     $27.25
$30.00 - $34.99    340,845        7.02       $32.87      28,728     $31.80
--------------------------------------------------------------------------------

   Shares of restricted stock are issued subject to risk of forfeiture during a vesting period. Restrictions related to these shares and the restriction term are determined by the Committee. Restrictions are generally related to the attainment of specified performance criteria over the restriction period. Holders of restricted stock receive dividends and have the right to vote the shares. FCC recorded $1.9 million, ($111,000) and $315,000 in compensation expense related to restricted shares in 1996, 1995 and 1994, respectively. The weighted-average grant-date fair value of restricted stock granted during 1996 and 1995 was $33.78 and $26.28, respectively. A summary of changes in restricted stock follows:

--------------------------------------------------------------------------------
                                                  Number of Shares
--------------------------------------------------------------------------------
Outstanding at December 31, 1993                            47,814
Granted                                                      9,792
Forfeited                                                   (3,554)
--------------------------------------------------------------------------------
Outstanding at December 31, 1994                            54,052
Granted                                                     34,175
--------------------------------------------------------------------------------
Outstanding at December 31, 1995                            88,227
Granted                                                    104,019
Forfeited                                                  (33,766)
Earned and issued unrestricted                             (17,807)
--------------------------------------------------------------------------------
Outstanding at December 31, 1996                           140,673
--------------------------------------------------------------------------------

   Performance shares were granted in conjunction with the 1996, 1995 and 1994 restricted stock grants, equal to 50% of restricted shares. These shares may be earned based on certain criteria. Recipients of performance share awards do not receive dividends or have voting rights on these performance shares. No compensation expense was recorded in 1996, 1995 or 1994 related to performance shares.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after December 31, 1994 based on the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income and earnings per share (eps) amounts as follows:

--------------------------------------------------------------------------------
                                                    1996           1995
--------------------------------------------------------------------------------
Net income (thousands)        As reported         $118,438        $75,951
                              Pro forma           $118,035        $75,613
--------------------------------------------------------------------------------
Primary eps                   As reported            $3.02          $1.89
                              Pro forma              $3.01          $1.88
--------------------------------------------------------------------------------
Fully diluted eps             As reported            $2.89          $1.87
                              Pro forma              $2.88          $1.86
--------------------------------------------------------------------------------

   The fair value of each option grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yields of 4.36% and 5.09%; expected volatility of 24.28% and 27.42%; risk-free interest rates of 6.32% and 6.68%; and expected lives of 8 years for all options. Based on the above assumptions, the weighted-average grant-date fair value of options granted during 1996 and 1995, respectively, were $7.87 and $6.46.
   Because the SFAS No. 123 method of accounting has been applied only to grants awarded after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.


================================================================================
NOTE 13
Stockholders' Equity

   On February 26, 1996, FCC's Board of Directors (the Board) adopted a shareholder rights plan and declared a dividend of one preferred share purchase right (Right) for each outstanding share of FCC common stock. Each Right entitles the holder to purchase from FCC one one-hundredth of a share of Series A Preferred Stock at a price of $105, subject to adjustment. The Rights become exercisable only if a person or group acquires 10% or more of FCC's outstanding common stock or commences a tender offer that would result in such person or group owning 10% or more of the shares.
   If any person or group acquires 10% or more of FCC's common stock, a Rights holder (other than the acquiring person or group) will be entitled to buy a number of shares of FCC's common stock with a market value equal to twice the exercise price. Additionally, if FCC is involved in a merger after a person or group has acquired 10% or more of its common stock, each Right entitles its holder to buy, for the exercise price, a number of shares of common stock of the acquiring company with a market value equal to twice the exercise price. Following the acquisition by any person or group of 10% or more of FCC's common stock, but prior to the acquisition of 50%, the Board may exchange some or all of the Rights (other than Rights held by such person or group) for one share of common stock or one one-hundredth of a share of the new preferred stock for each Right.
   Prior to the time the Rights become exercisable, they are redeemable for one cent per Right at the option of the Board. The Rights expire on March 11, 2006.
   On October 21, 1996, FCC called its 7.25% Cumulative Convertible Preferred Stock, Series 1992 for redemption on January 2, 1997. The preferred stock was redeemable for $25 per share, plus accrued dividends, and was convertible into
1.1646 shares of common stock. Holders of the preferred stock were allowed to convert their preferred shares through December 23, 1996. During 1996, FCC repurchased 1.8 million shares of its common stock in anticipation of such conversions. As of December 31, 1996, all preferred shares had been converted, except for a nominal amount of redemptions.
   As disclosed in Note 2, 11,436,681 and 1,290,145 shares of FCC common stock, net of shares reacquired, were issued for various acquisitions during 1995 and 1994, respectively.


================================================================================
NOTE 14
Regulatory Capital

   FCC and the Banks are subject to regulations which establish minimum leverage and risk-based capital levels. For FCC and the Banks, the minimum leverage, tier 1 and total capital ratios are 3%, 4% and 8%, respectively. Regulatory authorities may, however, set higher capital requirements for an individual institution when particular circumstances warrant. As a general matter, banks are expected to maintain capital ratios well above the regulatory minimums. Failure to meet applicable guidelines could subject a financial institution to a variety of enforcement remedies which could have a direct material effect on their financial statements. Under the regulatory framework for prompt corrective action, the capital levels of financial institutions are categorized into one of five classifications ranging from well-capitalized to critically under-capitalized. For an institution to qualify as well-capitalized, its leverage, tier 1 and total capital ratios must be at least 5%, 6% and 10%, respectively. Maintaining capital ratios at the well-capitalized levels avoids certain restrictions which, for example, could impact the FDIC insurance premium rate. As of December 31, 1996 and 1995, each of FCC's banks was categorized as well-capitalized and there have been no events since year-end 1996 that management believes would cause this status to change for any of the Banks.
         The actual capital amounts and ratios and the minimum and well-capitalized required capital amounts for FCC and each of the Banks are presented in the following tables (dollars in millions):

--------------------------------------------------------------------------------
                         Actual                             Well-
December 31, 1996    Amount    Ratio     Minimum(a)     Capitalized(b)
--------------------------------------------------------------------------------
Total Capital (to Risk
  Weighted Assets):
   FCC                $810     12.87%       $504            $629
   FNBC                408     10.23%        319             399
   CNB                  86     12.04%         57              72
   FNBL                 78     16.01%         39              49
   CB                   76     12.79%         48              60
   FNBLC                54     17.98%         24              30
   RBT                  45     15.32%         24              29
--------------------------------------------------------------------------------
Tier 1 Capital (to Risk
  Weighted Assets):
   FCC                $683     10.85%       $252            $378
   FNBC                358      8.97%        160             239
   CNB                  80     11.18%         29              43
   FNBL                 73     15.05%         19              29
   CB                   70     11.74%         24              36
   FNBLC                51     17.05%         12              18
   RBT                  42     14.46%         12              18
--------------------------------------------------------------------------------
Leverage (to Average
  Assets):
   FCC                $683      7.76%       $264            $440
   FNBC                358      6.44%        167             278
   CNB                  80      7.52%         32              53
   FNBL                 73      9.57%         23              38
   CB                   70      9.18%         23              38
   FNBLC                51      9.50%         16              27
   RBT                  42      8.41%         15              25
--------------------------------------------------------------------------------
(a) Minimum capital required for capital adequacy purposes.
(b) Capital required for well-capitalized status.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

--------------------------------------------------------------------------------
                         Actual                             Well-
December 31, 1995    Amount    Ratio     Minimum(a)     Capitalized(b)
--------------------------------------------------------------------------------
Total Capital (to Risk
  Weighted Assets):
   FCC                $829     15.51%       $428            $534
   FNBC                406     12.68%        256             320
   CNB                  82     13.22%         50              62
   FNBL                 69     15.33%         36              45
   CB                   86     13.58%         51              64
   FNBLC                56     21.88%         20              26
   RBT                  45     17.53%         21              26
--------------------------------------------------------------------------------
Tier 1 Capital (to Risk
  Weighted Assets):
   FCC                $679     12.71%       $214            $321
   FNBC                365     11.43%        128             192
   CNB                  76     12.18%         25              37
   FNBL                 64     14.08%         18              27
   CB                   80     12.57%         25              38
   FNBLC                53     20.62%         10              15
   RBT                  42     16.28%         10              15
--------------------------------------------------------------------------------
Leverage (to Average
  Assets):
   FCC                $679      8.16%       $250            $416
   FNBC                365      7.32%        150             250
   CNB                  76      7.65%         30              50
   FNBL                 64      8.75%         22              36
   CB                   80      9.90%         24              40
   FNBLC                53     10.51%         15              25
   RBT                  42      8.54%         15              24
--------------------------------------------------------------------------------
(a) Minimum capital required for capital adequacy purposes.
(b) Capital required for well-capitalized status.


================================================================================
NOTE 15
Dividend and Loan Restrictions

   The primary source of funds for the dividends paid by FCC to its stockholders is dividends from the Banks. The payment of dividends by national banks is regulated by the Comptroller of the Currency. The payment of dividends by state banks in Louisiana that are members of the Federal Reserve system is regulated by the Louisiana Commissioner of Financial Institutions and the Federal Reserve Board. The amount of retained earnings that could be paid to FCC after December 31, 1996 without prior regulatory approval was $41.0 million, plus an amount equal to the Banks' net income for 1997.
   Under Section 23A of the Federal Reserve Act, the Banks are limited in the amounts they may loan to or invest in certain of their affiliates, including FCC. Loans to or investments in a single covered affiliate may not exceed 10% and loans to or investments in all covered affiliates may not exceed 20% of an individual bank's capital, as defined in applicable Federal Reserve Board regulations. Generally, such loans must be collateralized by assets with market values of 100% to 130% of loan amounts, depending upon the nature of the collateral.


================================================================================
NOTE 16
Off-Balance Sheet Financial Instruments

   In the normal course of business, FCC is a party to various financial instruments which are not carried on the balance sheet. FCC utilizes these instruments to meet the financing needs of its customers and to help manage its exposure to interest rate fluctuations. These financial instruments include commitments to extend credit, letters of credit, securities lent, interest rate contracts and foreign exchange contracts.
   Commitments to extend credit and lines of credit are agreements to lend funds to a customer at a future date, generally having fixed expiration or other termination clauses and specified interest rates and purposes. For its credit card customers, FNBC had the right to change or terminate any terms or conditions of the credit card accounts at any time. Since commitments and unused lines of credit may expire without being drawn upon, the unfunded amounts do not necessarily represent future funding requirements.
   Standby letters of credit obligate the Banks to pay third parties if the Banks' customers fail to perform under agreements with those third parties. Commercial letters of credit are used to finance contracts for the shipment of goods from seller to buyer.
   The credit risk associated with commitments to extend credit and letters of credit is essentially the same as that involved in extending loans to customers and is subject to FCC's credit policies. Collateral requirements are based on the creditworthiness of the customer.
   Foreign exchange contracts are commitments to purchase or deliver foreign currency at a specified exchange rate. These contracts are used as commercial service products. Market risk associated with these contracts is generally minimized by offsetting transactions.
   Securities lending involves lending securities owned by FCC and its customers to third parties. Credit risk arises in these transactions through the possible failure of the borrower to return the securities. To minimize this risk, the creditworthiness of the borrower is monitored, and collateral with a market value at least equal to 102% of the market value of the securities lent is obtained.
   FCC enters into interest rate contracts with the objective of partially insulating net interest income from changes in interest rates. Primary among the financial instruments used are swaps, caps and floors. The notional amounts on these contracts do not represent an amount at risk but are used only as the basis for determining the cash flows related to these contracts. Credit risk associated with these contracts is minimized by requiring the same credit approval process as is required for lending, by monitoring credit exposure and counterparty creditworthiness, and by dealing in the national market with highly rated counterparties.
   Interest rate swaps are agreements to exchange interest payments computed on notional amounts. Under an amortizing interest rate swap contract, the notional amount amortizes based upon the level of the specified index. Interest rate caps and floors are contracts in which a counterparty pays or receives a cash payment from another counterparty as an index rises above or falls below a predetermined level.
   A summary of off-balance sheet financial instruments follows (in thousands):

                                                         December 31
--------------------------------------------------------------------------------
                                                      1996        1995
--------------------------------------------------------------------------------
Commitments to extend credit for loans
  (excluding credit card plans)                    $1,636,245  $1,224,478
Commitments to extend credit for credit
  card plans                                       $3,098,103  $2,236,656
Commercial letters of credit                       $    1,127  $    3,966
Financial letters of credit                        $   99,192  $   77,005
Performance letters of credit                      $   15,513  $   20,954
Foreign exchange contracts
  Commitments to purchase                          $    5,734  $    1,020
  Commitments to sell                              $    5,743  $    1,057
Securities lent                                    $        -  $  105,605
Securities borrowed                                $        -  $       28
Forward commitments to sell mortgages              $    1,098  $    4,896
When-issued securities
  Commitments to purchase                          $      200  $      150
  Commitments to sell                              $      200  $      110
Interest rate contracts (a)
  Interest rate floors                             $  500,000  $        -
  Generic swaps                                    $  130,000  $        -
  Amortizing interest rate swaps                   $        -  $  193,605
  Caps                                             $        -  $  350,000
--------------------------------------------------------------------------------
(a) Notional principal amounts.


================================================================================
NOTE 17
Fair Value of Financial Instruments

   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of fair value information about certain on and off-balance sheet financial instruments where it is practicable to estimate that value. Because many of FCC's financial instruments lack a readily available trading market, fair values for such instruments are based on significant estimations and present value calculations. The use of different assumptions and estimation methods could significantly affect fair value amounts disclosed. In addition, reasonable comparability between financial institutions may not be possible due to the wide range of permitted valuation techniques and numerous estimates involved.
   Fair value estimates do not consider the value of future business or the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the unrealized gains and losses have not been considered in the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of FCC.
   The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
   Cash and short-term investments - For cash and due from banks and money market investments, the carrying amount is a reasonable estimate of fair value.
   Securities - Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted prices of comparable securities.
   Loans - The fair value of loans, except for credit card loans, was calculated by discounting scheduled principal and interest payments to maturity using estimates of December 31, 1996 and 1995 rates. For credit card loans, cash flows and maturities were estimated based on historical experience using an average yield adjusted for servicing costs and credit losses.
   Deposits - SFAS No. 107 requires that deposits without stated maturities, such as noninterest-bearing demand deposits, money market accounts and savings accounts, have a fair value equal to the amount payable on demand (carrying amount). Deposits with stated maturities were valued using a present value of contractual cash flows with a discount rate approximating current market rates for deposits of similar remaining maturities.
   Short-term borrowings - The fair value of short-term borrowings is their carrying amount.
   Long-term debt - The fair value of long-term debt was estimated from dealer quotes.
   Off-balance sheet financial instruments - The fair values of interest rate contracts were obtained from dealer quotes. These values represent the estimated amount that FCC would receive or pay to terminate the contracts, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. The fair values of other off-balance sheet financial instruments are not material.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

   The estimated fair values of FCC's financial instruments follows (in thousands):

                        December 31, 1996           December 31, 1995
--------------------------------------------------------------------------------
                      Carrying        Fair        Carrying        Fair
                       Amount         Value        Amount         Value
--------------------------------------------------------------------------------
On-balance sheet financial assets
Cash and
  short-term
  investments        $  512,853    $  512,853    $  551,586    $  551,586
Securities
  available for
  sale               $2,177,529    $2,177,529    $2,599,767    $2,599,767
Loans, net of
  unearned
  income and
  the allowance
  for loan losses    $6,135,877    $6,173,769    $5,046,881    $5,033,231

On-balance sheet financial liabilities
Noninterest-bearing
  deposits           $1,436,038    $1,436,038    $1,481,795    $1,481,795
Interest-bearing
  deposits           $5,868,808    $5,865,692    $5,472,606    $5,508,463
Short-term
  borrowings         $  944,823    $  944,823    $  635,728    $  635,728
Long-term debt       $   80,723    $  131,420    $   88,346    $  128,739

Off-balance sheet financial instruments
Interest rate floors $    1,113    $      408    $        -    $        -
Generic swaps        $        -    $    2,548    $        -    $        -
Amortizing interest
  rate swaps         $        -    $        -    $        -    $   (1,270)
Caps                 $        -    $        -    $    1,196    $        -
--------------------------------------------------------------------------------


================================================================================
NOTE 18
Contingencies

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


================================================================================
NOTE 19
Other Operating Expense

   The composition of other operating expense follows (in thousands):

                                   Years Ended December 31
--------------------------------------------------------------------------------
                                   1996      1995     1994
--------------------------------------------------------------------------------
Advertising and marketing        $13,551  $15,108   $11,122
Stationery and supplies           10,487   10,540     9,037
Data processing services           9,689   12,745     9,207
Taxes, licenses and other fees     8,717    8,339     8,285
Credit card expense                7,036    5,036     3,875
Travel and entertainment           3,881    3,901     3,266
Miscellaneous losses               1,675    7,504     2,161
Nonperforming assets expense       1,652    1,053     1,083
Other                              1,373    5,729     5,664
--------------------------------------------------------------------------------
  Total                          $58,061  $69,955   $53,700
--------------------------------------------------------------------------------


================================================================================
NOTE 20
Income Taxes

   The components of income tax expense in the consolidated statements of income for the years ended December 31, 1996, 1995 and 1994 were as follows (in thousands):

--------------------------------------------------------------------------------
                                  1996      1995        1994
--------------------------------------------------------------------------------
Current                         $63,495    $48,579    $30,992
Deferred                         (4,485)    (9,124)     7,580
--------------------------------------------------------------------------------
  Total                         $59,010    $39,455    $38,572
--------------------------------------------------------------------------------

   Income tax expense related to state and foreign income taxes are included above and were insignificant in all years presented. Income tax expense (benefit) related to securities transactions was $56,000 in 1996, $(3,995,000) in 1995 and $(15,211,000) in 1994.
   Total income tax expense was different from the amounts computed by applying the statutory federal income tax rates to pretax income as follows (in percentages):

                                      Years Ended December 31
--------------------------------------------------------------------------------
                                       1996      1995     1994
--------------------------------------------------------------------------------
Federal income tax expense            35.00%    35.00%   35.00%
Increase (decrease) resulting from
  Benefits attributable to
   tax-exempt interest                (2.03)    (3.26)   (3.32)
  Nondeductible expenses                .77      2.40      .84
  Other items, net                     (.49)      .05     (.05)
--------------------------------------------------------------------------------
Actual income tax expense             33.25%    34.19%   32.47%
--------------------------------------------------------------------------------

   FCC had a current income tax payable of $5.89 million and $6.88 million on December 31, 1996 and 1995, respectively.
   Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There were net deferred assets of $16.42 million and $9.89 million on December 31, 1996 and 1995, respectively. The major temporary differences which created deferred tax assets and liabilities are as follows (in thousands):


                                             December 31, 1996
--------------------------------------------------------------------------------
                                           Deferred       Deferred
                                             Tax            Tax
                                            Assets       Liabilities
--------------------------------------------------------------------------------
Allowance for loan losses                   $28,336       $     -
Employee benefits                             4,410             -
Allowance for losses on foreclosed assets     2,469             -
Amortization of intangibles                   2,068             -
Nonaccrual loan interest                      1,609             -
Unrealized gain on securities
  available for sale                              -        12,307
Accumulated depreciation                          -         6,053
Accrued liabilities                               -         5,733
Bond accretion                                    -         3,559
Other                                         7,887         2,706
--------------------------------------------------------------------------------
  Total deferred taxes                      $46,779       $30,358
--------------------------------------------------------------------------------

                                              December 31, 1995
--------------------------------------------------------------------------------
                                           Deferred       Deferred
                                             Tax            Tax
                                            Assets       Liabilities
--------------------------------------------------------------------------------
Allowance for loan losses                   $25,267       $     -
Employee benefits                             3,051             -
Allowance for losses on foreclosed assets       340             -
Amortization of intangibles                   2,605             -
Nonaccrual loan interest                      1,462             -
Unrealized gain on securities
  available for sale                              -        18,084
Accumulated depreciation                          -         3,999
Accrued liabilities                               -         4,132
Bond accretion                                    -         2,890
Other                                         8,999         2,730
--------------------------------------------------------------------------------
  Total deferred taxes                      $41,724       $31,835
--------------------------------------------------------------------------------


================================================================================
NOTE 21
Condensed Parent Company Only -- Financial Information

Condensed Balance Sheets (in thousands)
                                                     December 31
--------------------------------------------------------------------------------
                                                 1996          1995
--------------------------------------------------------------------------------
ASSETS
  Interest-bearing deposits in
   subsidiary banks (a)
     Cash and due from banks                   $ 95,749      $ 80,370
     Time deposits                                    2           138
  Investments in subsidiaries at equity (a)
     Banks                                      702,640       721,575
     Nonbanks                                     9,223         7,109
--------------------------------------------------------------------------------
                                                711,863       728,684
  Other assets                                   26,926        28,351
--------------------------------------------------------------------------------
   Total assets                                $834,540      $837,543
--------------------------------------------------------------------------------
LIABILITIES
  Payables to subsidiaries (a)                 $      -      $  1,764
  Long-term debt                                 80,471        82,858
  Other liabilities                              30,394        19,872
--------------------------------------------------------------------------------
   Total liabilities                            110,865       104,494
STOCKHOLDERS' EQUITY                            723,675       733,049
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity  $834,540      $837,543
--------------------------------------------------------------------------------
(a) Eliminated in consolidation, except for goodwill and other intangibles.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (continued)

Condensed Statements of Income (in thousands)

                                              Years Ended December 31
--------------------------------------------------------------------------------
                                             1996       1995      1994
--------------------------------------------------------------------------------
INCOME
  Interest and dividends
   on securities                           $    393   $    354  $    860
  Interest on receivables from
   subsidiaries (a)                           3,527      5,513     1,734
  Other income                                   29         23        25
  Dividends from subsidiaries (a)
   Banks                                    136,639     46,861    95,775
   Nonbanks                                   2,000          -         -
--------------------------------------------------------------------------------
                                            142,588     52,751    98,394
--------------------------------------------------------------------------------
EXPENSES
  Interest on debt to nonbank
   subsidiaries                                  31         79       165
  Interest on debt to nonaffiliates          10,207     10,625    10,748
  Other                                      11,992      7,621     2,298
--------------------------------------------------------------------------------
                                             22,230     18,325    13,211
--------------------------------------------------------------------------------
Income before income taxes and
  equity in undistributed earnings
  of subsidiaries                           120,358     34,426    85,183
Income tax benefit                           (6,465)    (3,954)   (3,574)
--------------------------------------------------------------------------------
                                            126,823     38,380    88,757
Equity in undistributed earnings
  of subsidiaries (a)
   Banks                                     (5,728)    43,130    (6,475)
   Nonbanks                                  (2,657)    (5,559)   (2,055)
--------------------------------------------------------------------------------
NET INCOME                                  118,438     75,951    80,227
PREFERRED DIVIDEND
  REQUIREMENTS                                2,116      4,325     4,347
--------------------------------------------------------------------------------
INCOME APPLICABLE TO
  COMMON SHARES                            $116,322    $71,626   $75,880
--------------------------------------------------------------------------------
(a) Eliminated in consolidation.

Statements of Cash Flows (in thousands)

                                               Years Ended December 31
--------------------------------------------------------------------------------
                                             1996       1995        1994
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                $ 118,438   $  75,951   $ 80,227
Adjustments to reconcile net
  income to net cash provided
  by operating activities
   Equity in undistributed earnings
     of subsidiaries (a)                      8,385     (37,571)     8,530
   Deferred income tax
     (benefit)                               (3,099)     (1,332)      (183)
   (Decrease) in interest payable               (56)         (4)       (37)
   Decrease in other assets                     847       1,443      1,133
   Increase in other liabilities             14,373       3,351      1,035
   Other, net                                 2,110          41       (313)
--------------------------------------------------------------------------------
     NET CASH PROVIDED BY
      OPERATING ACTIVITIES                  140,998      41,879     90,392
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Investment in subsidiaries (a)               (500)     (5,100)    (5,000)
  Proceeds from maturity of
   interest-bearing time deposits (a)           136       2,010        237
  (Increase) decrease in loans               (2,000)        975       (975)
  Purchase of securities                     (1,141)     (1,611)   (12,817)
  Proceeds from sales of securities           1,000         375     20,000
  Principal collected on advances (a)       165,691     134,536     77,409
  Advances originated or acquired (a)      (168,344)   (136,524)   (80,755)
--------------------------------------------------------------------------------
     NET CASH (USED) BY
      INVESTING ACTIVITIES                   (5,158)     (5,339)    (1,901)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Payments on long-term debt                    (72)       (968)    (2,117)
  (Decrease) in other
   short-term borrowings                          -         (20)       (20)
  Proceeds from issuance of
   common and treasury stock                    541       3,206      1,840
  Cash dividends                            (56,754)    (41,672)   (33,835)
  Purchase of treasury stock                (63,926)    (15,108)         -
  Other                                        (250)          -          -
--------------------------------------------------------------------------------
     NET CASH (USED) BY
      FINANCING ACTIVITIES                 (120,461)    (54,562)   (34,132)
--------------------------------------------------------------------------------
  INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                      15,379     (18,022)    54,359
  CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                      80,370      98,392     44,033
--------------------------------------------------------------------------------
  CASH AND CASH EQUIVALENTS
   AT END OF YEAR                         $  95,749    $ 80,370   $ 98,392
--------------------------------------------------------------------------------
(a) Eliminated in consolidation.

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

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
and Board of Directors of
First Commerce Corporation:

We have audited the consolidated balance sheets of FIRST COMMERCE CORPORATION
(a Louisiana corporation) and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commerce Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

New Orleans, Louisiana,
January 10, 1997

                           FIRST COMMERCE CORPORATION
                              EXECUTIVE MANAGEMENT
--------------------------------------------------------------------------------

                     IAN ARNOF
                     President and Chief Executive Officer
                     First Commerce Corporation

                     R. JEFFREY BROOKS
                     Executive Vice President
                     Card Services
                     First Commerce Corporation

                     MICHAEL A. FLICK
                     Executive Vice President
                     Chief Administrative Officer
                     Secretary
                     First Commerce Corporation

                     HOWARD C. GAINES
                     Chairman
                     First National Bank of Commerce
                     Executive Vice President
                     First Commerce Corporation

                     KIMBERLY Y. LEE
                     Executive Vice President
                     Chief Internal Auditor
                     First Commerce Corporation

                     ASHTON J. RYAN, JR.
                     President and Chief Executive Officer
                     First National Bank of Commerce
                     Senior Executive Vice President
                     First Commerce Corporation

                     E. GRAHAM THOMPSON
                     Executive Vice President
                     Chief Credit Policy Officer
                     First Commerce Corporation

                     JOSEPH V. WILSON III
                     Senior Executive Vice President
                     First Commerce Corporation

                           FIRST COMMERCE CORPORATION
                               BOARD OF DIRECTORS
--------------------------------------------------------------------------------

IAN ARNOF
President and
   Chief Executive Officer
First Commerce Corporation
New Orleans, Louisiana

JAMES J. BAILEY III
Managing Partner
Bailey Family Investments
Baton Rouge, Louisiana

JOHN W. BARTON
Private Investments
Baton Rouge, Louisiana

SYDNEY J. BESTHOFF III
Chairman
K&B, Incorporated
New Orleans, Louisiana

ROBERT H. BOLTON
Senior Chairman
Rapides Bank & Trust Company
   in Alexandria
Alexandria, Louisiana

ROBERT C. CUDD III
Private Investments
Monroe, Louisiana

FRANCES B. DAVIS
Private Investments
Alexandria, Louisiana

LAURANCE EUSTIS, JR.
Chairman
Eustis Insurance, Inc.
New Orleans, Louisiana

WILLIAM P. FULLER
President
Fuller Farms, Inc.
Kinder, Louisiana


ARTHUR HOLLINS III
Chairman
The First National Bank
   of Lake Charles
Lake Charles, Louisiana

F. BEN JAMES, JR.
President
James Investments, Inc.
Ruston, Louisiana

ERIK F. JOHNSEN
President
International Shipholding
   Corporation and
   Central Gulf Lines, Inc.
New Orleans, Louisiana

J. MERRICK JONES, JR.
Chairman
Canal Barge Company, Inc.
New Orleans, Louisiana

EDWIN LUPBERGER
Chairman, Chief Executive Officer
   and President
Entergy Corporation
New Orleans, Louisiana

MARY CHAVANNE MARTIN
Private Investments
Houston, Texas

HUGH G. MCDONALD, JR.
Registered Professional Engineer
Monroe, Louisiana

SAUL A. MINTZ
Chairman
Strauss Interests
Monroe, Louisiana



HERMANN MOYSE, JR.
Chairman
First Commerce Corporation
Baton Rouge, Louisiana

O. MILES POLLARD, JR.
Private Investments
Baton Rouge, Louisiana

G. FRANK PURVIS, JR.
Chairman
Pan-American Life Insurance
   Company
New Orleans, Louisiana

TOM H. SCOTT
Chairman
Scott Truck and Tractor Co., Inc.
Monroe, Louisiana

EDWARD M. SIMMONS
Chairman and
   Chief Executive Officer
The McIlhenny Company
Avery Island, Louisiana

H. LEIGHTON STEWARD
Chairman, Chief Executive Officer
   and President
The Louisiana Land and
   Exploration Company
New Orleans, Louisiana

ROBERT A. WEIGLE
President
David C. Bintliff & Co., Inc.
Houston, Texas

                              FIRST NATIONAL BANK
                                  OF COMMERCE
--------------------------------------------------------------------------------
210 Baronne Street
New Orleans, Louisiana 70112
(504) 623-1371

Total Assets:  $5,889,463,000
Total Deposits:  $4,114,191,000
Stockholder's Equity:  $373,800,000


------------
EXECUTIVE OFFICERS                   BOARD OF DIRECTORS
Howard C. Gaines                     Margaret Moss Allums
Chairman                             Ian Arnof
                                     William G. Barry
Ashton J. Ryan, Jr.                  Sydney J. Besthoff III
President and                        John D. Charbonnet
Chief Executive Officer              Laurance Eustis, Jr.
                                     Norman C. Francis
J. Michael Brown                     Howard C. Gaines (a)
Executive Vice President             John J. Gelpi, Jr.
                                     Erik F. Johnsen
Glenn W. Hayes                       J. Merrick Jones, Jr.
Executive Vice President             Edwin Lupberger
                                     Robert W. Merrick
Suzanne T. Mestayer                  G. Frank Purvis, Jr.
Executive Vice President             Ashton J. Ryan, Jr.
                                     Edward M. Simmons
Clifton J. Saik                      H. Leighton Steward
Executive Vice President             Charles C. Teamer
                                     ---------------
David T. Spell, Jr.                  (a) Chairman
Executive Vice President

                               CITY NATIONAL BANK
                                 OF BATON ROUGE
--------------------------------------------------------------------------------

445 North Boulevard
Baton Rouge, Louisiana 70802
(504) 387-2151

Total Assets:  $1,121,356,000
Total Deposits:  $982,541,000
Stockholder's Equity:  $80,791,000


------------
EXECUTIVE OFFICERS                        BOARD OF DIRECTORS
Hermann Moyse III                         Lawrence D. Adcock
Chairman                                  James J. Bailey III
                                          John W. Barton
W. Shiles McCord                          James M. Bernhard, Jr.
President and Chief Executive Officer     Howard C. Gaines
                                          John C. Hamilton
John C. Hamilton                          Paul M. Haygood
Executive Vice President                  D. Benjamin Kleinpeter
                                          W. Shiles McCord
Richard T. Hill                           Hermann Moyse, Jr.(b)
Executive Vice President                  Hermann Moyse III  (a)
                                          G. Allen Penniman, Jr.
Mark P. Bensabat                          O. Miles Pollard, Jr.
Senior Vice President                     H. Norman Saurage III
                                          Betty M. Simmons
Kevin F. Knobloch                         M. J. Simoneaux
Senior Vice President                     Mary Ann Sternberg
                                          John R. Tharp
                                          Samuel Williams
                                          Jasper F. Worthy
                                          William H. Wright, Jr.
                                          ----------------
                                          (a) Chairman
                                          (b) Chairman Emeritus

                            THE FIRST NATIONAL BANK
                                  OF LAFAYETTE
--------------------------------------------------------------------------------

600 Jefferson Street
Lafayette, Louisiana 70501
(318) 265-3200

Total Assets: $802,654,000
Total Deposits: $688,836,000
Stockholder's Equity: $88,447,000

------------
EXECUTIVE OFFICERS                        BOARD OF DIRECTORS
Barry F. Berthelot                        Edward E. Abdalla IV
President and Chief Executive Officer     Reed G. Andrus
                                          Charles T. Beaullieu
Stephen E. Durrett                        Barry F. Berthelot
Executive Vice President                  Joseph S. Brown III
                                          Richard D. Chappuis, Jr.
Debbie F. Howton                          Richard E. D'Aquin
Executive Vice President                  Richard Delhomme
                                          Carolyn T. Doerle
Duayne F. Richard                         Roland F. Dugas, Jr.
Executive Vice President                  Coty R. Dupre
                                          Howard C. Gaines
                                          Arthur Hollins III
                                          Charles D. Lein
                                          James H. Prince
                                          William W. Rucks III (a)
                                          William W. Rucks IV
                                          -----------
                                          (a) Chairman

                                  CENTRAL BANK
--------------------------------------------------------------------------------

300 DeSiard Street
Monroe, Louisiana 71211
(318) 362-8500

Total Assets:  $792,877,000
Total Deposits:  $662,512,000
Stockholder's Equity:  $71,212,000


------------
EXECUTIVE OFFICERS                         BOARD OF DIRECTORS
James A. Altick                            Nelson D. Abell III
Chairman                                   James A. Altick (a)
                                           Joan Blondin, M.D.
Thomas J. Nicholson                        Robert C. Cudd III
President and Chief Executive Officer      Howard C. Gaines
                                           J. Grayson Guthrie (b)
Willis T. McGhinnis                        William L. Husted, Jr. (b)
Executive Vice President                   Carrick R. Inabnett
                                           Hugh G. McDonald, Jr.
Michael A. Naquin                          Saul A. Mintz
Executive Vice President                   James W. Moore, Jr.
                                           W. B. Nelson, Jr.
                                           Thomas J. Nicholson
                                           Garland D. Puckett
                                           Paul S. Ransom (b)
                                           Thad J. Ryan, Jr. (b)
                                           Tom H. Scott
                                           Edward J. Seymour, Jr.
                                           --------------
                                           (a) Chairman
                                           (b) Advisory Director

                            THE FIRST NATIONAL BANK
                                OF LAKE CHARLES
--------------------------------------------------------------------------------

One Lakeside Plaza
Lake Charles, Louisiana 70601
(318) 433-2265

Total Assets:  $588,079,000
Total Deposits:  $493,911,000
Stockholder's Equity:  $51,746,000


------------
EXECUTIVE OFFICERS                          BOARD OF DIRECTORS
Arthur Hollins III                          William D. Blake
Chairman                                    Robert J. Boudreau
                                            Arthur R. Cooling
Robert G. Ryder                             Thomas A. Flanagan, Jr. (b)
President and Chief Executive Officer       Howard C. Gaines
                                            William L. Henning, Jr.
Wayne B. Gabbert                            Arthur Hollins III (a)
Executive Vice President                    Joseph Lowenthal
                                            Mary Chavanne Martin
                                            George A. McElveen, Jr.
                                            Joseph T. Miller, Sr.
                                            Hollis C. O'Neal
                                            Carl G. Patton
                                            Robert G. Ryder
                                            Thomas W. Sanders
                                            Thomas B. Shearman
                                            Harold T. Shelton
                                            Sydalise F. Villaume
                                            George H. Vincent
                                            --------------
                                            (a) Chairman
                                            (b) Advisory Director

                              RAPIDES BANK & TRUST
                             COMPANY IN ALEXANDRIA
--------------------------------------------------------------------------------

400 Murray Street
Alexandria, Louisiana 71301
(318) 487-2431

Total Assets:  $516,965,000
Total Deposits:  $455,867,000
Stockholder's Equity:  $43,705,000


------------
EXECUTIVE OFFICERS                          BOARD OF DIRECTORS
Patrick J. Trahan                           Charles W. Barber(a)
President and Chief Executive Officer       Robert H. Bolton(b)
                                            Andy D. Carey
Michael A. Naquin                           Charles J. Cooper
Executive Vice President                    Frances B. Davis
                                            Elizabeth E. Foote
Sylvia H. Burns                             Howard C. Gaines
Senior Vice President                       Roane E. Hathorn
                                            Joy N. Hodges
Wylie D. Cavin III                          Harold Katz
Senior Vice President                       Robert L. Lynn
                                            Roy O. Martin III
R. Blake Chatelain                          James L. Meyer
Senior Vice President                       Franklin H. Mikell
                                            Gregory L. Nesbitt
James D. Redman                             Mark Short, Jr.
Senior Vice President                       Patrick J. Trahan
                                            ----------------------
                                            (a) Chairman
                                            (b) Senior Chairman

                             CORPORATE INFORMATION

ANNUAL MEETING
        The annual meeting of stockholders will be held on Monday, April 21, 1997 at 9:00 a.m., at the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana.

CORPORATE OFFICES
        201 Saint Charles Avenue
        P. O. Box 60279
        New Orleans, Louisiana 70160-0279
        (504) 623-1371

AFFILIATE BANKS
        First National Bank of Commerce, New Orleans
        City National Bank of Baton Rouge
        The First National Bank of Lafayette
        Central Bank, Monroe
        The First National Bank of Lake Charles
        Rapides Bank & Trust Company in Alexandria

COMMON STOCK
        The common stock is traded on The NASDAQ Stock Market under the symbol FCOM. The current NASDAQ market makers are:

        J. C. Bradford & Co.
        Dean, Witter, Reynolds, Inc.
        Donaldson, Lufkin & Jenrette Securities Corporation
        The First Boston Corporation
        Fox-Pitt, Kelton, Inc.
        Herzog, Heine, Geduld, Inc.
        Jeffries & Company, Inc.
        Keefe, Bruyette & Woods, Inc.
        Lehman Brothers, Inc.
        Mayer & Schweitzer, Inc.
        Merrill Lynch, Pierce, Fenner & Smith, Inc.
        Morgan Keegan & Company, Inc.
        The Robinson-Humphrey Company, Inc.
        Sherwood Securities Corporation
        Smith Barney Inc.
        Troster Singer Corporation

STOCKHOLDER INFORMATION
        Stockholders seeking any information concerning their shares or dividends should contact the transfer agent, First Chicago Trust Company of New York, as follows:

        P. O. Box 2500
        Jersey City, NJ 07303-2500
        (800) 446-2617

        Any correspondence should include a reference to First Commerce Corporation.

DIVIDEND AND INTEREST REINVESTMENT
AND STOCK PURCHASE PLAN
        The plan allows First Commerce stockholders and debentureholders to reinvest their dividends or interest in First Commerce Corporation common stock. No brokerage commissions or service charges are paid by the stockholder or debentureholder. The plan also permits those participating in the plan to buy additional shares with optional cash payments. Full details about the plan are available by calling the administrator, First Chicago Trust Company of New York. Plan participants should also contact First Chicago with any questions concerning their reinvestment account. First Chicago may be contacted by writing to P.O. Box 2500, Jersey City, NJ 07303-2500, or by calling (800) 446-2617.

CASH DIVIDEND AND
INTEREST DIRECT DEPOSIT
        Stockholders and debentureholders may elect to have their First Commerce dividends or interest directly deposited to a checking, savings or money market account. This service provides a convenient and safe method of receiving dividends or interest and is offered at no cost to stockholders and debentureholders. To obtain additional information and an enrollment form, call (504) 623-2900 or write First Commerce Corporation, Investor Relations,
P. O. Box 60279, New Orleans, Louisiana 70160-0279.

FINANCIAL INFORMATION
        Copies of First Commerce Corporation's financial reports, including the Annual Report to the Securities and Exchange Commission on Form 10-K, are available without charge upon request to:

        First Commerce Corporation
        Investor Relations
        P. O. Box 60279
        New Orleans, Louisiana 70160-0279

        Analysts, investors and others seeking financial information are requested to contact:

        Michael A. Flick
        Chief Administrative Officer
        (504) 623-1492

        or

        Holly E. Hobson
        Investor Relations
        (504) 623-2917



               [Recycled Logo] This Annual Report was printed on recycled paper.


FIRST COMMERCE
CORPORATION

P.O. Box 60279
New Orleans,
Louisiana 70160-0279